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                         OFFICE OF THRIFT SUPERVISION
                            WASHINGTON, D.C. 20552

                                   FORM 10-K

(MARK ONE)
[X]          ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
                    FOR THE FISCAL YEAR ENDED JUNE 30, 1997

                                      OR

[ ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
                 FOR THE TRANSITION PERIOD FROM:______ TO ______

                                DOCKET NO. 3088

                               ----------------

                            GLENDALE FEDERAL BANK,
                             FEDERAL SAVINGS BANK
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       UNITED STATES OF AMERICA                      95-0775407
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

       414 NORTH CENTRAL AVENUE,                         91203
         GLENDALE, CALIFORNIA                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (818) 500-2000

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                  NAME OF EACH EXCHANGE
                TITLE OF CLASS                     ON WHICH REGISTERED
                --------------                    ---------------------
          Common Stock, $1 par value             New York Stock Exchange
                                                 Pacific Stock Exchange
        Noncumulative Preferred Stock,           New York Stock Exchange
            Series E, $1 par value

                               ----------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                       Warrants to Purchase Common Stock

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                                   ---    ---
  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  Aggregate market value of the voting stock held by nonaffiliates of the registrant as of July 24, 1997: $1,445,029,424.

  Number of shares of Common Stock outstanding as of July 24, 1997: 50,363,923 shares

                               ----------------

        DOCUMENTS INCORPORATED BY REFERENCE: Portions of the definitive
Proxy Statement for the Annual Meeting of Shareholders of Golden State Bancorp Inc., the Registrant's newly formed holding company, to be held on October 28,
           1997 are incorporated by reference into Part III hereof.


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

                             GLENDALE FEDERAL BANK

                          1997 FORM 10-K ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                            PAGE
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
                                       PART I
 Item 1.  Business.......................................................     1
          General........................................................     1
          Operating Strategies...........................................     2
          Loans Receivable...............................................     9
          Real Estate Acquired in Settlement of Loans....................    21
          Mortgage-Backed Securities.....................................    21
          Liquidity and Investments......................................    24
          Mortgage Loan Servicing Activities.............................    26
          Deposits.......................................................    29
          Borrowings.....................................................    31
          Asset and Liability Management and Market Risk.................    32
          Interest Rate Margin...........................................    36
          Subsidiaries...................................................    37
          Competition....................................................    37
          Employees......................................................    37
          Regulation.....................................................    38
          Taxation.......................................................    44
 Item 2.  Properties.....................................................    44
 Item 3.  Legal Proceedings..............................................    45
 Item 4.  Submission of Matters to a Vote of Security Holders............    47
 Item 4a. Executive Officers.............................................    48

                                      PART II

 Item 5.  Market for Registrant's Common Equity and Related Stockholder
          Matters........................................................    51
 Item 6.  Selected Financial Data........................................    52
 Item 7.  Management's Discussion and Analysis of Financial Condition and
           Results of Operations.........................................    54
          Overview.......................................................    54
          Balance Sheet Analysis.........................................    56
          Liquidity and Asset and Liability Management...................    64
          Results of Operations..........................................    67
 Item 8.  Financial Statements and Supplementary Data....................    76
 Item 9.  Changes in and Disagreements with Accountants on Accounting and
           Financial Disclosure..........................................    76

                                      PART III

 Item 10. Directors and Executive Officers of the Registrant.............    76
 Item 11. Executive Compensation.........................................    76
 Item 12. Security Ownership of Certain Beneficial Owners and Management.    76
 Item 13. Certain Relationships and Related Transactions.................    76

                                      PART IV

 Item 14. Exhibits, Financial Statement Schedules and Reports on
          Form 8-K.......................................................    77
          Index to Financial Statements..................................    80

                                    PART I

ITEM 1. BUSINESS

                                    GENERAL

  Glendale Federal Bank, Federal Savings Bank ("Glendale Federal" or the "Bank") is one of the largest savings institutions in the United States, with total consolidated assets at June 30, 1997 of $16.2 billion. The Bank's business consists primarily of attracting checking and savings deposits from the public, originating real estate, business and consumer loans, and purchasing loans secured by mortgages on residential real estate. The Bank, through subsidiaries, also provides general insurance and securities brokerage services. Glendale Federal is headquartered in Glendale, California and operates 171 banking offices and 25 loan offices statewide.

  Glendale Federal Bank's goal is to be a full-service relationship-based community bank meeting the growing business and consumer funding needs of the local California communities served by the Bank without sacrificing its philosophy that places a premium on customer service. To achieve this goal, Glendale Federal began offering business banking lending and deposit products in fiscal 1996 and has since continued to expand its business banking customer base and the variety of business banking products it offers. In addition to internal growth, Glendale Federal acquired TransWorld Bancorp ("TransWorld") and OneCentral Bank ("OneCentral"), both of which were California licensed commercial banks, during fiscal 1997, thereby adding business banking accounts and relationships and adding nine banking offices to Glendale Federal's retail network. See Note 4 of the Notes to Consolidated Financial Statements for additional discussion of these acquisitions. The Bank has been successful in attracting retail checking account customers, and in increasing its consumer lending balances, as well as actively developing relationships with small- to medium-sized business customers. Glendale Federal has also made considerable progress in expanding its franchise through the extension of its retail delivery network into non-traditional outlets.

  Ultimately, the Bank intends to become a broad-based provider of financial services better able to compete in the financial services environment with lines of business equally divided among residential real estate lending, business banking and consumer banking. Management believes that this will provide shareholders with a better return on their investment than the traditional savings and loan model. See "Operating Strategies", "Real Estate Lending" and "Deposits" below for additional discussion.

  The Bank derives its income primarily from the interest it receives on real estate, business and consumer loans and, to a lesser extent, from interest on investment securities, fees received in connection with loans, loan servicing, and deposit services, as well as other services. Its major expenses are the interest it pays on deposits and on borrowings and general operating expenses. The Bank's operations, like those of other depository institutions, are significantly influenced by general economic conditions, by the strength of the real estate market, by the monetary, fiscal and regulatory policies of the federal government and by the policies of financial institution regulatory authorities. See Note 1 of the Notes to Consolidated Financial Statements for a discussion of risks and uncertainties.

  On July 23, 1997, shareholders of the Bank approved the formation of a new holding company for the Bank. The formation of the holding company, named Golden State Bancorp Inc. ("Golden State"), became effective on July 24, 1997 and Glendale Federal became a wholly-owned subsidiary of Golden State on that date. In the transaction, shares of Bank common stock were exchanged on a one-for-one basis for shares of Golden State common stock, and Bank shareholders became the shareholders of Golden State. Golden State was capitalized with a dividend of $14.9 million from Glendale Federal. Such dividend will be used for general working capital purposes and for payment of dividends on Golden State's preferred stock. The holding company structure is intended to provide the Bank with the financial and operating flexibility to maximize stockholder value.

  On August 18, 1997, Golden State entered into an agreement to acquire CENFED Financial Corporation and its subsidiary, CenFed Bank ("CENFED"). CENFED is a savings bank whose strategic direction is similar to that of Glendale Federal. The agreement is subject to regulatory and other approvals and is expected to close in the first calendar quarter of 1998. The terms of the transaction provide for a tax-free exchange of 1.2 shares of Golden State common stock for each outstanding share of CENFED's common stock. The acquisition will be accounted for as a pooling-of-interests. At June 30, 1997, CENFED operated 18 branches and had $2.3 billion in assets, including $1.5 billion in gross loans receivable, and $1.5 billion in deposits, over 79% of which were in certificate of deposit accounts. The acquisition will provide Glendale Federal entry into several markets in which it does not currently operate. With CENFED's servicing portfolio of Small Business Administration ("SBA") loans, Glendale Federal, upon completion of the acquisition, will become the fourth largest servicer of SBA loans in the State of California.

                             OPERATING STRATEGIES

  The Bank's principal business strategy is to transform itself from a traditional savings and loan institution into a broad-based community bank offering deposit, cash management and credit products and services to individuals and small- to medium-sized businesses. This intended transformation reflects management's assessment of the competitive financial services environment and the significant narrowing of the spread between the yield on single-family residential mortgages and the cost of term deposits that have been the primary asset and liability products offered by savings institutions. Competition from the federally-sponsored secondary mortgage market agencies, mortgage bankers and commercial banks has driven the returns available from the housing finance business to levels that require lower cost funding sources than the certificate of deposit accounts that have traditionally been the principal source of funds for savings institutions.

  The Bank's mix of products and services includes three principal lines of business: business banking, consumer banking and real estate lending. Business banking was initiated in fiscal 1996 with a focus on attracting banking relationships with small businesses having annual sales of $5 million or less. In fiscal 1997, the Bank expanded its business banking program by targeting middle-market commercial customers with between $10 million and $75 million in annual sales and with credit needs of up to $15 million. The Bank also acquired a portfolio of agricultural loans, established an agribusiness lending program in central California, and began a statewide SBA guaranteed lending program.

  The Bank's focus in consumer banking has been principally on its new "Infinity" account, a combined checking and savings account introduced in fiscal 1996 which allows customers greater flexibility in managing their finances. The Bank also offers unsecured lines of credit and home equity lines of credit that are accessible through the customer's Infinity account. Real estate lending is principally focused on traditional single-family residential loans. Each of the Bank's lines of business is discussed separately below.

  The community bank concept is expected to reduce the Bank's reliance on mortgage lending and provide the Bank with a broader, more interest rate-sensitive asset base and a lower costing, transaction account-focused deposit base. This broader mix of assets and liabilities is intended to increase the Bank's net interest margin and to build a fee income stream that will enhance the Bank's future earnings. Implementation of the Bank's principal business strategy has also resulted in an increase in general and administrative expenses due to the increased cost of servicing transaction accounts, the growth of the Bank's customer base, business lines and retail network, and the increased cost of marketing necessary to build Glendale Federal's name recognition among consumers. These expenses may increase in future periods as the Bank further expands its business lines and franchise network, and continues to maintain a high level of marketing activity. The targeted benefits of this transformation, namely increased net interest margin and higher fee income, may lag the increase in expenditures depending upon the timing of the investment in new business lines, network expansion and marketing, and the increase in revenues that is intended to result from this investment.

  In fiscal 1997, the Bank began to expand its franchise through acquisitions, the opening of new bank offices and the extension of its retail offices into non-traditional outlets. In November 1996, Glendale Federal and Kinko's Inc. entered into an agreement allowing the Bank to open banking offices inside 20 selected Kinko's stores in California. These in-store offices will provide a full array of business and consumer products and services, including automated teller machines ("ATMs"), as well as securities brokerage and insurance services in some locations. Since Kinko's is a principal provider of 24-hour printing and copying services to individuals and small and home-based business owners, this affiliation not only provides the Bank access to these potential new customers but also offers greater convenience to the Bank's existing customers. The Bank has also entered into an arrangement with a supermarket chain in Southern California to open two in-store branches.

  This network expansion added 17 new locations for Glendale Federal in fiscal 1997. The TransWorld acquisition in May 1997 added nine branches to Glendale Federal's branch network; the Kinko's and supermarket chain relationships added five new locations; and the Bank opened three new stand-alone bank offices in fiscal 1997.

  Glendale Federal plans to open 36 new locations during fiscal 1998, including both traditional banking offices and facilities located in Kinko's and supermarket stores. Glendale Federal also intends to greatly expand its ATM network in fiscal 1998, and has entered into an agreement with a major theater chain to install 50 to 75 ATMs across the state. The Bank will continue to pursue non-traditional outlets to provide convenient ATMs, account opening services and expanded banking hours, and also to function as miniature versions of its full-service bank offices.

  In fiscal 1997, the Bank continued the growth of its mortgage servicing business. During the fourth quarter of fiscal 1997, the Bank purchased servicing rights relating to $11.5 billion of predominantly fixed-rate mortgage loans. This transaction is Glendale Federal's largest purchase of servicing to date. The Bank's servicing portfolio, consisting of loans owned by the Bank and others, increased during fiscal 1997 by 70% from $22.0 billion to $37.4 billion.

  The Bank's focus on its new business lines during fiscal 1997 resulted in significant growth of its business and consumer loan portfolios as well as its transaction-based accounts. At June 30, 1997, the Bank's commercial and consumer loan portfolios increased to $160.1 million and $120.7 million, respectively, from $10.4 million and $73.2 million, respectively, at June 30, 1996. Excluding the TransWorld, OneCentral and agricultural loan acquisitions, the loans in the commercial and consumer loan portfolios increased $35.6 million and $30.9 million, respectively. Checking accounts increased by $419 million, or 54%, to $1.2 billion during fiscal 1997. Excluding the TransWorld and OneCentral acquisitions, checking account balances increased $245.6 million, or 32%. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on loan and deposit activities in these portfolios.

  In fiscal 1998, Glendale Federal intends to continue to diversify its loan origination mix from real estate to business and consumer lending. While the primary goals for the Bank's business banking operations continue to be expanding current relationships by cross-selling other financial products, and aggressively seeking out new customers, the Bank also intends to enhance current product offerings through the introduction of an uninsured investment product offered through a third-party alliance. In fiscal 1998, the Bank will further enhance the Infinity account through the introduction of a two-way sweep capability between a customer's checking account and an uninsured money market fund account, and through the introduction of new mutual fund products that the customer can access through the Infinity account.

BUSINESS BANKING

  In fiscal 1996, the Bank introduced a line of community business banking products and services. This program focuses on small businesses, primarily professionals, wholesalers, distributors and light manufacturers, with annual sales of up to $5 million, located in the markets served by the Bank's retail banking offices. The Bank's community business banking product line includes business checking account programs, account analysis, payroll services, electronic banking and merchant draft servicing. To meet the credit needs of its business customers, the Bank offers revolving lines of credit and term loans (primarily secured) with maturities of up to five years and with prime-based adjustable interest rates. The maximum loan offered by the community business banking group is $1 million. Since its introduction two years ago, Glendale Federal's community business banking division has made significant progress in expanding its product lines and customer base, attracting greater loan commitments and increasing fee income. At June 30, 1997, line of credit commitments and deposit relationships under the community business banking product line totaled $80.7 million and $386.5 million, respectively.

  In fiscal 1997, the Bank, through its commercial markets group, introduced a line of middle-market banking products and services to build larger deposit relationships. This middle-market business banking program focuses primarily on businesses with annual sales between $10 million to $75 million, but also accommodates businesses with annual sales of up to $150 million. With the acquisitions of TransWorld and OneCentral during the second half of fiscal 1997, the Bank's commercial markets group has taken on management for those banks' approximately 180 largest relationships, representing $80 million in loans outstanding and $93 million in deposits. The Bank offers its commercial markets group clients business checking accounts, various cash management services, standby and commercial letters of credit, revolving lines of credit and term loans with a maximum limit of $15 million. Specific loan terms are determined based upon the financial strength of the borrower, the amount of credit granted, and the type and quality of collateral available. At June 30, 1997, line of credit commitments and deposit relationships under the commercial markets group totaled $56.7 million and $122.9 million, respectively.

  In contrast to the asset-based commercial lending previously engaged in by the Bank's subsidiaries, Glendale Federal intends that the commercial loans originated through its new business banking programs will be cash flow and credit based, with collateral being taken for the purpose of providing additional security for repayment. In this respect, this activity more closely resembles traditional community business banking rather than the commercial finance company activities formerly conducted by the Bank's subsidiaries.

  In December 1996, the Bank launched an agribusiness lending program serving central California and specializing in crop production loans for crops such as cotton, grapes, nuts and stone fruits, and dairy operations, together with loans for other agricultural businesses, such as processors and packers. California is home to eight of the ten largest agricultural counties in the nation. The Bank hired experienced personnel to staff the new agricultural lending facilities and to underwrite its products, and purchased $35.6 million of agricultural loans and $50.0 million of agricultural loan commitments in order to assist in the growth and development of this lending program. At June 30, 1997, line of credit commitments and deposit relationships under the agribusiness lending program totaled $70.9 million and $12.3 million, respectively.

  In the fourth quarter of fiscal 1997, the Bank added SBA lending to its business banking segment to complement the SBA program acquired in the TransWorld transaction. The SBA is a federal government agency created to assist small businesses by providing guarantees of loans made to eligible small businesses. Glendale Federal will focus on the long-term needs of small businesses and will provide long-term, variable and fixed-rate financing to expanding small businesses.

  In August 1997, Glendale Federal was granted statewide preferred lender status by the SBA. This designation allows the Bank to approve SBA-guaranteed loan applications without prior review from the SBA, thereby speeding up the decision-making process for small business loan applications. The preferred lender, the highest lender status awarded by the SBA, enjoys priority funding and service from the SBA. Loans approved through the preferred lender program carry a maximum SBA guarantee of 75 percent. The rapid turnaround time on approvals and the longer repayment terms on SBA loans are expected to attract more small business clients for the Bank.

  The Bank's business banking loan products primarily have adjustable interest rates that are indexed to the Prime Rate, as published in the Wall Street Journal.

CONSUMER BANKING

  Glendale Federal's principal consumer banking goal is to increase the number and balance of low-cost demand deposit accounts as well as the number and balance of higher-yielding consumer lending products. A principal focus of Glendale Federal's consumer banking program is to increase the Bank's checking account relationships, especially the Infinity account, which is the Bank's multi-relationship deposit account, rather than the higher-rate time deposits that have been the traditional source of deposit funding for thrift institutions. The Infinity account allows customers to manage their finances, including checking, money market, savings, and certificate of deposit accounts, borrowings and investments, through the use of a series of linked asset and loan accounts with both automatic "sweep" and discretionary transfer features, all of which are reflected on a single statement. The customer has the ability to transfer funds to and from checking or money market accounts or to transfer funds to and from a GLENFED Brokerage account for investment in stocks, bonds or mutual funds.

  The Infinity account is expected to continue to increase the Bank's demand deposit and money market accounts, which carry a lower interest cost to the Bank than the certificate of deposit account. In early fiscal 1998, the Bank introduced a new component of the Infinity account--the Uninsured Money Market Fund Accounts (the "UMMFA"). The UMMFA is a liquid and convenient account that provides the Infinity customer easy access to money market mutual funds managed by an unrelated third party. When a customer's Infinity checking account balance exceeds the "ceiling", which has a minimum setting of $2,000, the surplus will automatically sweep over on the same day to the UMMFA. When the Infinity checking balance drops below the "floor", which has a minimum setting of $1,000, funds automatically sweep over on the same day from the UMMFA to return the checking account balance to the "floor". This two-way sweep feature not only provides the customer overdraft protection but also promotes regular savings and a steady investing schedule.

  On the lending side, the Infinity account is expected to encourage the use of secured and unsecured lines of credit that carry higher yields than single-family loans. These line of credit products include a home equity line of credit, a line of credit secured by a savings deposit, and an unsecured line of credit and are primarily adjustable-rate products indexed to the Prime Rate, as published in the Wall Street Journal.

REAL ESTATE LENDING

  The Bank's real estate lending activity is focused on the purchase or origination of loans secured by single-family residential real estate. Income property lending (loans secured by multi-family residential and non-residential properties) and construction lending activities were discontinued in 1991, with income property lending currently being restricted to refinance existing loans or to finance the disposition of real estate acquired in settlement of loans ("REO") and with construction lending being restricted to fulfill commitments under outstanding loans.

  The largest portion of the Bank's real estate loans are made to homeowners on the security of single-family residences for the purpose of enabling them to purchase or refinance such property. Most of the Bank's single-family residential permanent loan contracts provide for amortization of principal over 30 years. These loans, however, have remained outstanding for much shorter periods because the original loans have been refinanced or the borrowers have repaid the loans in full upon sale of the properties securing the loans, or the underlying collateral has been acquired in settlement of the loan.

  The Bank originates and purchases for its own portfolio, depending upon certain yield and other guidelines, adjustable-rate mortgage loans ("ARMs") (loans bearing interest rates that change periodically based on changes in a reference index), loans with rates that are fixed for up to five years and then convert to adjustable rates for the remainder of the loan term, and fixed-rate loans.

  The ARM programs offered by the Bank provide for interest rates that adjust either monthly, semi-annually or annually, beginning three, six or twelve months from the inception of the loan, based primarily on changes in the average weekly yield on specified maturities of U.S. Treasury securities or on changes in the monthly weighted average cost of funds for savings institutions in the Eleventh District of the Federal Home Loan Bank System ("COFI"). Adjustments to the required monthly payment of principal and interest on such loans occur either monthly, semi-annually or annually, depending on the loan program selected by the borrower. The Bank has placed greater emphasis on the origination of loans whose rates are tied to U.S. Treasury securities since this index is more sensitive to changes in market rates.

  The Bank also offers several programs that provide for interest rates that are fixed for up to five years and then convert to adjustable rates tied to the same Treasury indices as certain of the Bank's other ARM products. In August 1996, the Bank introduced a new ARM product whose terms allow for negative amortization and provide for an index tied to one-month London Interbank Offered Rates ("LIBOR"), which adjusts monthly, and monthly payments which adjust annually. This product was introduced because of its favorable repricing characteristics and because it represents a product which management believes will be competitive with other lenders' offerings. See "Loans Receivable" below for a summary of the Bank's loan originations by note type.

  While ARMs have the advantage of reducing an institution's sensitivity to interest rate fluctuations, they present certain risks not associated with traditional fixed-rate mortgages. These include: (i) the risk that the borrower, having qualified for the loan based upon interest rates prevailing at the time of origination, may be unable to make the higher payments required under the ARM when increases in the applicable index rates increase the rate payable on the loan; and (ii) the risk that "negative amortization" of principal (that is, accretion of a portion of monthly interest accruals to the principal amount of the loan) may occur in those ARMs which provide for limits in the monthly payment increase and do not correspondingly limit the rate increase. The Bank attempts to mitigate these risks by the use of underwriting standards that include analyzing the financial impact to the borrower resulting from payment adjustments, and which require borrowers to qualify at the greater of the initial interest rate plus the first annual adjustment or at a predetermined interest rate based on loan-to-value ("LTV").

  Loans with an LTV in excess of 80% require private mortgage insurance, except that loans meeting certain criteria may be made, at the option of the loan applicant, without mortgage insurance, but at higher fees, interest rates and margins to reflect the increased credit risk assumed by the Bank. This option is available only on loans with a maximum loan amount of $300,000 and an LTV ratio of no more than 90%, where the purpose of the loan is to purchase, or to refinance an existing Glendale Federal loan secured by a one-unit, single-family residence. This alternative is only available on loans that do not have negative amortization features.

  The Bank discontinued significant originations of loans with negative amortization features in fiscal 1991 and does not separately monitor the historical loss experience on such loans. Negative amortization is not considered by the Bank to be a sufficiently significant credit risk characteristic to require specific identification for historical loss monitoring purposes. Most of the loans with negative amortization features remaining in the Bank's portfolio are income property loans that are individually monitored to assess loss potential. Because negatively amortizing income property loans of this type are no longer being originated by the Bank, the balances on such loans are declining on both an absolute and relative basis.

  As of June 30, 1997 and 1996, the balances of loans owned by the Bank that were subject to negative amortization totaled approximately $3.2 billion and $3.5 billion, respectively, including cumulative negative amortization at such dates of approximately $0.9 million and $1.4 million, respectively. Approximately 76% of such loans are secured by multi-family or non-residential real estate.

  The Bank offers a loan program called California Partners to low- and moderate-income and minority borrowers. This program provides more favorable pricing and flexible underwriting standards, including reduced down payment and reduced income documentation requirements. These criteria are designed to enable eligible borrowers who might not be able to satisfy conventional underwriting standards to qualify for a home loan. Approximately $92.3 million of such loans were approved in fiscal 1997.

 Loan Purchase Activity

  The Bank purchases single-family residential real estate loans in the secondary mortgage market to supplement its retail single-family loan originations. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Loans Receivable" for a three-year summary of secondary market loan purchases by note type. The servicing rights for these loans are typically retained by the seller. The servicer collects the mortgage payments, passes through the interest and principal due the Bank under the Bank's loan purchase agreement, and retains a servicing fee typically ranging between 0.25% and 0.50% on the unpaid principal balances of the loans. The Bank determines the timing and amount of its whole loan purchases based on available liquidity, current asset yields and the Bank's interest rate risk management policy. The Bank's investment and underwriting policies governing purchased loans are the same as its policies for originating single-family residential loans. Loans are purchased by the Bank only after the Bank's loan underwriting and appraisal staff perform a review of a representative sample of loans in the pool to be purchased.

  To reduce the Bank's loss exposure, Glendale Federal has implemented procedures designed to monitor and analyze the Bank's portfolio of mortgage loans serviced by other institutions (the "LSBO Portfolio") and to ensure the servicer's compliance with its servicing agreement with the Bank. A majority of the loans in this portfolio were originated during the last four years. At June 30, 1997, 98.4% of the LSBO Portfolio was secured by single-family residential real estate.

  The following tables set forth the composition of the Bank's LSBO Portfolio by note type and by state as of the dates indicated (dollars in thousands):

                                                   JUNE 30
                                  --------------------------------------------
                                     1997        1996        1995       1994
                                  ----------  ----------  ----------  --------
Adjustable-rate.................. $2,245,683  $2,075,212  $  392,078  $151,555
Fixed-rate.......................  2,082,616   1,068,635   1,358,107   486,685
                                  ----------  ----------  ----------  --------
                                  $4,328,299  $3,143,847  $1,750,185  $638,240
                                  ==========  ==========  ==========  ========
  Weighted average rate on port-
   folio at end of period........       7.61%       7.37%       7.74%     7.07%
                                  ==========  ==========  ==========  ========
                                                   JUNE 30
                                  --------------------------------------------
                                     1997        1996        1995       1994
                                  ----------  ----------  ----------  --------
California....................... $1,932,794  $1,442,451  $  581,305  $243,417
New York.........................    244,111     233,659     116,303    35,138
Virginia.........................    201,829      97,393      81,814    24,222
Florida..........................    190,412     123,122     112,798    83,062
New Jersey.......................    169,456     137,311      98,215    34,493
Other(1).........................  1,589,697   1,109,911     759,750   217,908
                                  ----------  ----------  ----------  --------
                                  $4,328,299  $3,143,847  $1,750,185  $638,240
                                  ==========  ==========  ==========  ========

--------
(1) The state with the largest balance in the "Other" category was Maryland with $156,964 at June 30, 1997; Illinois with $101,094 at June 30, 1996;
    Maryland with $76,294 at June 30, 1995; and Massachusetts with $29,510 at June 30, 1994.

                               LOANS RECEIVABLE

LOAN PORTFOLIO COMPOSITION

  The following table summarizes the composition of Glendale Federal's loan portfolio, including loans held for sale, by property type as of the dates indicated (dollars in thousands):

                                                    JUNE 30
                          ---------------------------------------------------------------
                             1997         1996         1995         1994         1993
                          -----------  -----------  -----------  -----------  -----------
Real estate loans:
 Existing structures:
  1-4 units.............  $ 8,785,539  $ 7,535,048  $ 6,292,589  $ 5,481,781  $ 5,931,276
  5-36 units............    1,472,654    1,559,097    1,666,032    1,895,203    2,131,565
  37 or more units......      345,052      400,415      478,803      556,440      678,308
  Non-residential.......    1,196,703    1,338,975    1,593,839    1,749,988    1,977,828
 Construction:
  1-4 units.............        7,726       16,794        2,113       35,602       23,834
  5-36 units............        4,895        5,445        7,624       25,574       55,771
  37 or more units......          --           --           --         7,748       24,891
  Non-residential.......          531          --           500        8,870       12,512
 Land...................        9,779       18,250       36,251       40,888       90,553
 Home equity and
  improvement...........       28,563       28,470       30,468       74,966      100,015
                          -----------  -----------  -----------  -----------  -----------
    Total real estate
     loans..............   11,851,442   10,902,494   10,108,219    9,877,060   11,026,553
                          -----------  -----------  -----------  -----------  -----------
Non-real estate loans:
 Equity.................       45,709       10,079       12,750       17,858       26,957
 Unsecured..............       39,712       21,788       17,600       27,360       40,804
 Deposit account........       15,702       17,113       17,571       20,383       27,071
 Auto and recreational
  vehicle...............       13,838       17,588       24,739       37,855       64,424
 Mobile home............        5,724        6,590        7,943        3,593        5,103
                          -----------  -----------  -----------  -----------  -----------
    Subtotal consumer
     loans..............      120,685       73,158       80,603      107,049      164,359
 Commercial loans.......      160,061       10,391       22,844       47,212       84,910
                          -----------  -----------  -----------  -----------  -----------
    Total non-real
     estate loans.......      280,746       83,549      103,447      154,261      249,269
                          -----------  -----------  -----------  -----------  -----------
Total gross loans
 receivable.............   12,132,188   10,986,043   10,211,666   10,031,321   11,275,822
Unearned discounts (net
 of premiums)...........      (38,824)     (34,772)     (70,038)     (50,407)     (12,175)
Undisbursed loan funds..       (1,807)     (12,160)      (4,653)     (22,215)     (27,724)
Deferred loan fees......      (22,705)     (24,446)     (28,536)     (42,205)     (51,102)
Allowance for loan loss-
 es.....................     (163,759)    (186,756)    (209,142)    (320,714)    (334,782)
                          -----------  -----------  -----------  -----------  -----------
Loans receivable, net...  $11,905,093  $10,727,909  $ 9,899,297  $ 9,595,780  $10,850,039
                          ===========  ===========  ===========  ===========  ===========
Weighted average yield
 on loan portfolio at end
 of year................         7.73%        7.74%        7.91%        6.87%        7.08%
                          ===========  ===========  ===========  ===========  ===========

  The following table sets forth the activity in the Bank's loan portfolio for the periods indicated (dollars in thousands):

                                             YEARS ENDED JUNE 30
                          --------------------------------------------------------------
                             1997         1996         1995        1994         1993
                          -----------  -----------  ----------  -----------  -----------
Loans, beginning bal-
 ance...................  $10,727,909  $ 9,899,297  $9,595,780  $10,850,039  $12,741,028
Loans originated(1).....      731,307      713,857     805,897    1,747,519    1,565,584
Loans purchased.........    2,430,461    2,107,509   1,549,955      521,357      111,423
TransWorld loans
 acquired(2)............      135,766          --          --           --           --
OneCentral loans
 acquired(2)............       37,992          --          --           --           --
Union Federal loans
 acquired(2)............          --           --      398,635          --           --
(Increase) decrease in
 allowance for loan
 losses.................       22,997       22,386     111,572       14,068     (53,353)
Accretion of net un-
 earned discount(3).....        (575)       12,618       8,394        6,464        4,007
Principal repayments....   (1,894,953)  (1,430,312)   (892,977)  (1,252,503)  (1,781,121)
Loans sold..............      (78,809)    (275,428)   (156,494)    (348,838)    (388,568)
University Savings loans
 sold...................          --           --     (815,406)         --           --
Principal reductions due
 to foreclosures........     (156,820)    (186,157)   (294,822)    (328,022)    (387,808)
Loans exchanged for
 mortgage-backed
 securities.............      (42,222)    (145,826)   (268,436)  (1,470,844)    (882,908)
(Increase) decrease in
 loans in process.......       10,353      (7,507)      11,073        5,509       21,065
Other changes...........      (18,313)      17,472    (153,874)    (148,969)     (99,310)
                          -----------  -----------  ----------  -----------  -----------
Net increase (decrease)
 in loans...............    1,177,184      828,612     303,517   (1,254,259)  (1,890,989)
                          -----------  -----------  ----------  -----------  -----------
Loans, ending balance...  $11,905,093  $10,727,909  $9,899,297  $ 9,595,780  $10,850,039
                          ===========  ===========  ==========  ===========  ===========
Weighted average yield
 on loans originated
 during the year........         7.94%        7.90%       8.08%        6.17%        6.93%
                          ===========  ===========  ==========  ===========  ===========
Weighted average yield
 on loans purchased dur-
 ing the year...........         7.83%        6.78%       8.68%        8.69%        8.41%
                          ===========  ===========  ==========  ===========  ===========

--------
(1) Net of refinanced portion of the Bank's loans, which amounted to, in the years ended June 30: 1997--$86,566; 1996--$153,449; 1995--$61,553; 1994--
    $390,370; and 1993--$329,263.

(2) For information regarding the TransWorld, OneCentral and Union Federal transactions, see Note 4 of the Notes to Consolidated Financial Statements. The weighted average yields of these loans were 10.26%, 9.60% and 7.94%, respectively.

(3) Includes accretion of discount and amortization of premium on acquired loans.

  The following table summarizes Glendale Federal's term loan originations, including the refinanced portion of the Bank's loans, for the periods indicated (in thousands):

                                              YEARS ENDED JUNE 30
                                ------------------------------------------------
                                  1997     1996     1995      1994       1993
                                -------- -------- -------- ---------- ----------
Fixed.......................... $323,824 $371,611 $152,921 $  655,341 $  749,680
Convertible/fixed..............  188,324  243,436  270,693    690,759        --
ARM............................  224,978  164,817  296,380    636,912  1,008,730
Call-date......................   27,763   43,595  109,322     69,778     40,243
Construction/tract.............    6,780   21,957   19,337     66,279     70,074
                                -------- -------- -------- ---------- ----------
  Total real estate............  771,669  845,416  848,653  2,119,069  1,868,727
Consumer.......................   16,100   20,504   18,797     18,820     24,420
Commercial.....................   30,104    1,386      --         --       1,700
                                -------- -------- -------- ---------- ----------
                                $817,873 $867,306 $867,450 $2,137,889 $1,894,847
                                ======== ======== ======== ========== ==========

  As of June 30, 1997, approximately $3.1 billion of fixed-rate loans and $8.8 billion of adjustable-rate loans were contractually due after one year. The following table summarizes the remaining contractual maturities of the Bank's gross loan portfolio as of June 30, 1997 (in thousands):

                                     REAL ESTATE CONSUMER COMMERCIAL
                                        LOANS     LOANS     LOANS       TOTAL
                                     ----------- -------- ---------- -----------
Due in year 1....................... $   132,979 $ 49,210  $ 92,203  $   274,392
Due in year 2.......................     130,515    5,077     7,959      143,551
Due in year 3.......................     133,115    4,119     8,195      145,429
Due after year 3 through year 5.....     218,585   44,627    27,186      290,398
Due after year 5 through year 10....     665,024   15,318    20,857      701,199
Due after year 10 through year 15...     243,375    1,983       824      246,182
Due after year 15...................  10,327,849      351     2,837   10,331,037
                                     ----------- --------  --------  -----------
                                     $11,851,442 $120,685  $160,061  $12,132,188
                                     =========== ========  ========  ===========

  Actual repayments may differ from contractual maturities as borrowers generally have the right to prepay loans.

  As of June 30, 1997, the Bank's construction loans totaled $13.2 million and all were contractually due within one year.

DELINQUENCIES

  When a borrower fails to make a required payment on a loan and does not promptly cure the delinquency, the loan is classified as delinquent. In this event, the normal procedure followed by the Bank is to contact the borrower at regular intervals in an effort to bring the loan to a current status. If a delinquency is not cured, foreclosure proceedings are typically instituted by the Bank by the ninetieth day of delinquency.

  During fiscal 1997, the Bank's delinquencies, expressed both in dollars and as a percent of gross loans receivable, declined in all categories of loans, except for consumer, non-residential real estate and commercial lending. The overall improvement in payment performance of the Bank's portfolio reflects continuing economic recovery in California which is the Bank's primary lending area. The dollar increase in consumer delinquencies reflects growth in the Bank's consumer lending activities. However, delinquencies as a percent of consumer loans receivable declined by 58 basis points. Increases in the Bank's non-residential and other commercial loan delinquencies reflect the Bank's acquisitions of OneCentral and TransWorld, which had seasoned loan portfolios concentrated in these lines. Management believes these increases are not reflective of adverse portfolio quality trends. However, if economic growth slows in the Bank's primary lending markets, the declining delinquency trends experienced over the past five years may be adversely impacted.

  The following table presents the principal amount and percentage of the Bank's loan delinquencies, in each case by property type, as of the dates indicated (dollars in thousands):

                                                                        % OF TYPE OF
                            % OF TYPE OF          % OF TYPE OF          GROSS LOANS           % OF TYPE OF          % OF TYPE OF
                   JUNE 30, GROSS LOANS  JUNE 30, GROSS LOANS  JUNE 30,  RECEIVABLE  JUNE 30, GROSS LOANS  JUNE 30, GROSS LOANS
                     1997    RECEIVABLE    1996    RECEIVABLE    1995                  1994    RECEIVABLE    1993    RECEIVABLE
                   -------- ------------ -------- ------------ -------- ------------ -------- ------------ -------- ------------
Single-family 1-4
units:
 31-60 Days......  $ 46,172     0.52%    $ 57,047     0.75%    $ 57,979     0.92%    $ 44,181     0.79%    $ 66,279     1.09%
 61-90 Days......    17,030     0.19       18,416     0.24       26,460     0.42       21,919     0.39       28,054     0.47
 Over 90 Days....    82,989     0.95      119,978     1.59      110,761     1.75      127,556     2.28      169,776     2.80
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                    146,191     1.66      195,441     2.58      195,200     3.09      193,656     3.46      264,109     4.36
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
Multi-family 5-36
units:
 31-60 Days......     8,944     0.61        9,528     0.61       19,249     1.15       59,663     3.11       50,198     2.29
 61-90 Days......     3,021     0.20        7,601     0.49       11,433     0.68       26,841     1.40       15,377     0.71
 Over 90 Days....    17,713     1.20       25,595     1.63       32,804     1.96       96,920     5.04       91,928     4.20
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                     29,678     2.01       42,724     2.73       63,486     3.79      183,424     9.55      157,503     7.20
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
Multi-family 37
or more units:
 31-60 Days......     1,312     0.38        2,126     0.53        4,079     0.85       14,434     2.56       29,166     4.15
 61-90 Days......       --       --           --       --         3,202     0.67        8,682     1.54       29,822     4.24
 Over 90 Days....       --       --        14,461     3.61       13,371     2.79       66,254    11.74       62,175     8.84
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                      1,312     0.38       16,587     4.14       20,652     4.31       89,370    15.84      121,163    17.23
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
Non-residential:
 31-60 Days......    11,240     0.93        3,169     0.23       19,789     1.21       31,637     1.76       59,580     2.86
 61-90 Days......     3,079     0.26        2,762     0.20        6,409     0.39       25,767     1.43       10,393     0.50
 Over 90 Days....    14,149     1.17       17,907     1.33       39,588     2.43      152,415     8.47      192,645     9.26
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                     28,468     2.36       23,838     1.76       65,786     4.03      209,819    11.66      262,618    12.62
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
Commercial:
 31-60 Days......     3,235     2.02           38     0.37          --       --           952     2.02        1,324     1.56
 61-90 Days......     1,935     1.21          --       --            90     0.39          --       --           --        --
 Over 90 Days....       726     0.45          --       --           --       --         5,025    10.64        5,857     6.90
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                      5,896     3.68           38     0.37           90     0.39        5,977    12.66        7,181     8.46
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
Consumer:
 31-60 Days......     1,560     1.29        1,081     1.48        2,206     2.74        3,504     3.27        5,172     3.15
 61-90 Days......       624     0.52          612     0.84          941     1.17        1,040     0.97        2,245     1.37
 Over 90 Days....     1,562     1.29        1,001     1.36          906     1.12        1,711     1.60        4,477     2.72
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                      3,746     3.10        2,694     3.68        4,053     5.03        6,255     5.84       11,894     7.24
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
Total:
 31-60 Days......    72,463     0.60       72,989     0.66      103,302     1.01      154,371     1.54      211,719     1.88
 61-90 Days......    25,689     0.21       29,391     0.27       48,535     0.48       84,249     0.84       85,891     0.76
 Over 90 Days....   117,139     0.96      178,942     1.63      197,430     1.93      449,881     4.48      526,858     4.67
                   --------     ----     --------     ----     --------     ----     --------    -----     --------    -----
                   $215,291     1.77%    $281,322     2.56%    $349,267     3.42%    $688,501     6.86%    $824,468     7.31%
                   ========     ====     ========     ====     ========     ====     ========    =====     ========    =====

NON-ACCRUAL LOANS

  All loans delinquent for more than 90 days are placed on non-accrual status. Loans delinquent 90 days or less are placed on non-accrual status if the borrower is deemed by management to be unable to continue performance. As of June 30, 1997 and 1996, loans 90 days or less delinquent totaling $23.2 million and $13.5 million, respectively, had been placed on non-accrual status. Placement of loans on non-accrual status does not necessarily mean that the outstanding loan principal will not be collected but rather that timely collection of principal and interest is in question. When a loan is placed on non-accrual status, interest accrued but not received is reversed.

  A non-accrual loan may be restored to accrual status when principal and interest payments are brought current or when brought to 90 days or less delinquent and continuing payment of principal and interest is expected. The amount of interest income which would have been recorded in fiscal 1997, 1996 and 1995 had the Bank's non-accrual loans been current in accordance with their original terms was $12.4 million, $16.3 million and $19.1 million, respectively. The amount of interest income on these loans that was included in net earnings in fiscal 1997, 1996 and 1995 was $5.3 million, $5.8 million and $5.5 million, respectively. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Non-Performing Assets and Restructured Loans" for further discussion of non-accrual loans. See Note 8 of the Notes to Consolidated Financial Statements for information on the geographical location of non-accrual loans at June 30, 1997 and 1996.

  The following table shows the Bank's non-accrual loans by property type as of the dates indicated (in thousands):

                                                      JUNE 30
                                    --------------------------------------------
                                      1997     1996     1995     1994     1993
                                    -------- -------- -------- -------- --------
Single-family 1-4 units............ $ 82,989 $119,978 $111,881 $130,554 $177,294
Multi-family:
  5-36 units.......................   21,087   33,123   50,487  112,400  126,501
  37 or more units.................    3,121   14,461   21,255   84,937   95,618
Non-residential....................   30,672   23,860   59,430  172,897  227,874
                                    -------- -------- -------- -------- --------
  Total real estate................  137,869  191,422  243,053  500,788  627,287
Commercial.........................      859       22      283    6,044   18,028
Consumer...........................    1,567    1,001      906    1,711    4,477
                                    -------- -------- -------- -------- --------
                                    $140,295 $192,445 $244,242 $508,543 $649,792
                                    ======== ======== ======== ======== ========

RESTRUCTURED LOANS

  The Bank has agreed to modifications in the form of interest rate and other concessions on certain existing single-family, multi-family residential and non-residential loans under terms not generally available in order to maximize the recovery of its loans that are not performing under their original terms. As of June 30, 1997, the Bank's largest restructured loan was secured by a 368 unit apartment complex located in Southern California and had a balance outstanding of $16.1 million, which represented 52% of all restructured loans. Interest income with respect to these restructured loans would have been $2.9 million, $0.9 million and $3.3 million in fiscal 1997, 1996 and 1995, respectively, under their original terms. Actual interest income recognized by the Bank with respect to these restructured loans was $2.4 million, $0.7 million and $2.6 million in fiscal 1997, 1996 and 1995, respectively. Restructured loans are placed on non-accrual status if they become more than 90 days delinquent or the borrower otherwise fails, or is not expected, to perform in accordance with the restructure agreement. See Note 1 of the Notes to Consolidated Financial Statements for additional discussion of the Bank's accounting policy with respect to restructured loans.

  The following table shows the Bank's restructured loans by property type as of the dates indicated (in thousands):

                                                         JUNE 30
                                         ---------------------------------------
                                           1997    1996   1995    1994    1993
                                         -------- ------ ------- ------- -------
Single-family 1-4 units................. $  2,168 $3,222 $ 4,601 $   --  $   --
Multi-family:
  5-36 units............................    3,676  2,197  10,717   5,338  12,451
  37 or more units......................   18,331  2,251   7,462  14,456  25,053
Non-residential.........................    6,889  1,524  15,762  14,424  45,873
                                         -------- ------ ------- ------- -------
                                         $ 31,064 $9,194 $38,542 $34,218 $83,377
                                         ======== ====== ======= ======= =======

POTENTIAL PROBLEM ASSETS

 Impaired Loans

  Impaired secured loans are carried on the Bank's accounting records at the fair value of the collateral securing the loan less estimated selling costs. Impaired unsecured loans are recorded at the present value of the expected future cash flows from the loans, discounted at the loan's effective interest rate, or at the loan's observable market price. Impaired loans exclude large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. For the Bank, loans collectively reviewed for impairment include single-family loans with unpaid balances of less than $500,000, substantially all consumer loans, business banking loans with principal balances less than $100,000, and performing multi-family and non-residential real estate loans ("income property loans") having principal balances of less than $1 million, excluding loans which have entered the workout process.

  The Bank considers a loan to be impaired when, based upon current information and events, the Bank believes it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The Bank's impaired loans include non-accrual income property loans, non-accrual single-family loans or borrowing relationships with unpaid balances greater than $500,000, troubled debt restructurings, and certain performing loans that evidence weaknesses. While a loan is on non-accrual status, interest is recognized only as cash is received and only if no portion of the loan's balance is classified "Doubtful." Impaired loans may be left on accrual status during the period the Bank is pursuing repayment of the loan. Such loans are placed on non-accrual status at the point either: (1) they become 90 days delinquent; or (2) the Bank determines the borrower is incapable of, or has ceased efforts toward, making required payments on the loan. The Bank carries these impaired loans on its books at the fair value of the collateral properties securing the loans less selling costs.

  Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of impaired loans' collateral properties are also included in the provision for loan losses. When an impaired loan is either sold, transferred to REO or written down, any related valuation allowance is charged-off against the allowance for loan losses.

  At June 30, 1997 and 1996, the recorded investment in loans identified by the Bank as impaired totaled $142.8 million and $158.8 million, respectively, and the total specific allowance for loan losses related to such loans was $14.0 million and $26.5 million, respectively. See Note 8 of the Notes to Consolidated Financial Statements for additional information regarding impaired loans.

 Classification of Assets

  Savings institutions are required under applicable law and regulations to review their assets on a regular basis and to classify them as "satisfactory", "special mention", "substandard", "doubtful" or "loss". An asset which possesses no apparent weakness or deficiency is designated "satisfactory". An asset which possesses weaknesses or deficiencies deserving close attention is designated as "special mention". An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Thus, these assets are characterized by the possibility that the institution will sustain some loss if the deficiencies are not corrected. An asset, or portion thereof, is classified as "doubtful" if a probable loss of principal and/or interest exists but the amount of the loss, if any, is subject to the outcome of future events which are undeterminable at the time of classification. If an asset, or portion thereof, is classified as "loss", the Bank either establishes a specific valuation allowance equal to the amount classified as loss or charges off such amount. The Regional Director of the Office of Thrift Supervision ("OTS") has the authority to approve, disapprove or modify any asset classification or any amount established as an allowance pursuant to such classification. The Bank monitors the level of assets within each of the asset classification categories and utilizes this information along with its review of the underlying collateral and other factors in determining the appropriate level of loss allowances it maintains from period to period. See "Credit Loss Experience" below for further information.

SIGNIFICANT LOAN RELATIONSHIPS

  Most of the Bank's gross loan portfolio consists of loans with individual balances of less than $1 million. At June 30, 1997 the Bank's largest borrower had two loans outstanding totaling $30.6 million, both of which are performing and are secured by an office building in Northern California. Both loans were paid off in July 1997. The second largest borrower at that date had three loans outstanding totaling $20.9 million, all of which are performing and are secured by multi-family residential properties. The third largest borrower at that date had eight performing loans secured by multi-family residential and non-residential properties with outstanding balances totaling $16.5 million. The fourth largest borrower at that date was an investor in multi-family housing projects in Southern California with 16 loans outstanding totaling $16.5 million, of which four restructured loans totaling $3.4 million were non-performing. The fifth largest borrower at that date had one non-performing loan secured by a shopping center in Southern California with a balance outstanding of $16.2 million. The Bank had borrowing relationships exceeding $10 million with each of five other borrowers at June 30, 1997, all of which loans are performing.

  The Bank's single-family residential and consumer loans are relatively homogeneous and typically no single loan is individually significant in terms of size or risk of loss. The Bank reviews most of its single-family residential and consumer portfolios by analyzing the performance and the composition of these portfolios as a whole. The Bank's monitoring process for non-homogeneous multi-family residential and non-residential loans encompasses a periodic review of the individual loans. The Bank reviews--annually if rated "satisfactory" or quarterly if rated "special mention", "substandard", "doubtful", or "loss"--any loan with an unpaid principal balance of more than $1 million, and any relationship with a single borrower whose aggregate loan balances exceed $3 million. The reviews are based on information available and generally include analysis of operating statements, occupancy levels, debt coverage, the condition and the appraised value of the collateral, the borrower's financial strength and other factors. The Bank periodically reviews all individual commercial loans with a balance of $100,000 or more. Loans that are rated "satisfactory" are reviewed at least annually, and those that are rated "special mention", "substandard", "doubtful" or "loss" are reviewed quarterly. The Bank maintains special departments with responsibility for resolving problem loans and liquidating collateral or selling foreclosed real estate.

CREDIT LOSS EXPERIENCE

  Credit losses are inherent in the business of lending. The allowance for loan losses is established to provide for such losses and is based on management's assessment of trends in the homogeneous portfolio as well as the results of management's periodic review of the individual loans in the non-homogeneous portfolio. Specific valuation allowances are established for impaired loans at the difference between the loan amount and the fair value of the collateral less estimated selling costs. The general allowance for loan losses is based upon a number of factors, including asset classification, historical loss experience, loan portfolio composition, industry experience, prevailing and forecasted economic and market conditions and management's judgment. Since the factors on which the general allowance is based are subject to change from time to time as a result of changes in relevant conditions and management's knowledge thereof, no assurance can be given that additional provisions for loss will not be required in future periods as a result of changes in economic and market conditions, management's assessments thereof or other factors. The OTS, as part of its examination process, reviews the Bank's allowances for estimated losses and may require the Bank to make additions to such allowances based on their judgments of the information available to them at the time of their examination.

  A summary of activity in the allowance for loan losses during the periods indicated is set forth below (dollars in thousands):

                                         YEARS ENDED JUNE 30
                           ---------------------------------------------------
                             1997      1996      1995       1994       1993
                           --------  --------  ---------  ---------  ---------
Balance at beginning of
 period..................  $186,756  $209,142  $ 320,714  $ 334,782  $ 281,429
Provision for loan
 losses..................    25,204    40,350     66,150    139,726    251,261
                           --------  --------  ---------  ---------  ---------
                            211,960   249,492    386,864    474,508    532,690
                           --------  --------  ---------  ---------  ---------
Charge-offs:
  Single-family 1-4
   units.................   (25,773)  (33,617)   (37,194)   (43,248)   (44,467)
  Multi-family:
    5-36 units...........   (10,756)  (13,175)   (54,314)   (39,743)   (24,555)
    37 or more units.....    (5,860)   (7,923)   (33,932)   (28,149)   (22,047)
  Non-residential........   (12,996)  (14,490)   (73,602)   (43,675)   (86,761)
                           --------  --------  ---------  ---------  ---------
      Total real estate..   (55,385)  (69,205)  (199,042)  (154,815)  (177,830)
  Commercial.............       (68)     (974)    (2,340)    (6,353)   (25,415)
  Consumer...............    (3,043)   (2,842)    (4,595)    (6,904)   (21,062)
                           --------  --------  ---------  ---------  ---------
      Total charge-offs..   (58,496)  (73,021)  (205,977)  (168,072)  (224,307)
                           --------  --------  ---------  ---------  ---------
Recoveries:
  Single-family 1-4
   units.................       167       149        334      1,013      2,744
  Multi-family:
    5-36 units...........         8       288        --         440         93
    37 or more units.....       248       231        800        878      1,785
  Non-residential........     1,159     2,929      9,572      2,339      3,251
                           --------  --------  ---------  ---------  ---------
      Total real estate..     1,582     3,597     10,706      4,670      7,873
  Commercial.............     3,575     5,590      4,748      6,873     14,034
  Consumer...............     1,062     1,098      1,840      2,735      4,492
                           --------  --------  ---------  ---------  ---------
      Total recoveries...     6,219    10,285     17,294     14,278     26,399
                           --------  --------  ---------  ---------  ---------
      Net charge-offs....   (52,277)  (62,736)  (188,683)  (153,794)  (197,908)
                           --------  --------  ---------  ---------  ---------
Additions due to acquisi-
 tions(1):
  Single-family 1-4
   units.................       --        --       2,535        --         --
  Non-residential........       219       --      14,815        --         --
  Commercial.............     3,857       --         --         --         --
                           --------  --------  ---------  ---------  ---------
      Total additions....     4,076       --      17,350        --         --
                           --------  --------  ---------  ---------  ---------
Deletions due to sale of
 subsidiary(2):
  Single-family 1-4
   units.................       --        --      (2,389)       --         --
  Multi-family:
    5-36 units...........       --        --      (1,282)       --         --
    37 or more units.....       --        --        (401)       --         --
  Non-residential........       --        --      (2,127)       --         --
  Consumer...............       --        --        (190)       --         --
                           --------  --------  ---------  ---------  ---------
      Total deletions....       --        --      (6,389)       --         --
                           --------  --------  ---------  ---------  ---------
Balance at end of period.  $163,759  $186,756  $ 209,142  $ 320,714  $ 334,782
                           ========  ========  =========  =========  =========

--------

(1) Represents the allowance for loan losses recorded in connection with the acquisitions of TransWorld and OneCentral in fiscal 1997, and with the acceptance of loans receivable as part of the consideration for assuming the deposit liabilities of Union Federal in fiscal 1995. For additional information, see Note 4 of the Notes to Consolidated Financial Statements.

(2) Represents the reduction of the allowance for loan losses due to the sale of University Savings.

  The following table indicates the ratio of the Bank's charge-offs (net of recoveries) to average gross loans by category for the periods indicated (dollars in thousands):

                                              YEARS ENDED JUNE 30
                          ----------------------------------------------------------------------
                             1997             1996          1995          1994          1993
                          -----------      -----------   -----------   -----------   -----------
Single-family 1-4 units:
  Average gross loans...  $ 8,201,070      $ 6,952,741   $ 5,958,760   $ 5,823,737   $ 6,592,896
  Net charge-offs.......       25,606           33,468        36,860        42,235        41,723
  Net charge-offs/
   average gross loans..         0.31%            0.48%         0.62%         0.73%         0.63%
Multi-family 5-36 units:
  Average gross loans...    1,521,046        1,619,099     1,797,216     2,054,056     2,260,268
  Net charge-offs.......       10,748           12,887        54,314        39,303        24,462
  Net charge-offs/
   average gross loans..         0.71%            0.80%         3.02%         1.91%         1.08%
Multi-family 37 or more
 units:
  Average gross loans...      372,734          439,609       521,496       633,694       761,827
  Net charge-offs.......        5,612            7,692        33,132        27,271        20,262
  Net charge-offs/
   average gross loans..         1.51%            1.75%         6.35%         4.30%         2.66%
Non-residential:
  Average gross loans...    1,282,119        1,493,908     1,715,168     1,940,320     2,178,844
  Net charge-offs.......       11,837           11,561        64,030        41,336        83,510
  Net charge-offs/
   average gross loans..         0.92%            0.77%         3.73%         2.13%         3.83%
Commercial:
  Average gross loans...       85,226           16,618        35,028        66,061       151,138
  Net charge-offs
   (recoveries).........       (3,507)          (4,616)       (2,408)         (520)       11,381
  Net charge-offs
   (recoveries)/
   average gross loans..        (4.11)%(1)      (27.78)%       (6.87)%       (0.79)%        7.53%
Consumer:
  Average gross loans...       96,922           76,880        93,826       135,704       268,641
  Net charge-offs.......        1,981            1,744         2,755         4,169        16,570
  Net charge-offs/
   average gross loans..         2.04%            2.27%         2.94%         3.07%         6.17%
Total:
  Average gross loans...  $11,559,117      $10,598,855   $10,121,494   $10,653,572   $12,213,614
  Net charge-offs.......       52,277           62,736       188,683       153,794       197,908
  Net charge-offs/
   average gross loans..         0.45%            0.59%         1.86%         1.44%         1.62%

--------
(1) Excluding the business banking loans from the average gross loan balances, this ratio would have been (68.4%).

  See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Allowance for Loan Losses" for a discussion regarding charge-offs and the impact on such charge-offs resulting from certain sales of non-performing and underperforming loans during fiscal 1996.

  The following tables set forth the allocation of Glendale Federal's allowance for loan losses by property type as of the dates indicated (dollars in thousands):

                                       JUNE 30, 1997                              JUNE 30, 1996
                         ------------------------------------------ ------------------------------------------
                                                           PERCENT                                    PERCENT
                         PERCENT OF    GROSS                 OF     PERCENT OF    GROSS                 OF
                          LOANS TO     LOAN               ALLOWANCE  LOANS TO     LOAN               ALLOWANCE
                           TOTAL     PORTFOLIO             TO LOAN    TOTAL     PORTFOLIO             TO LOAN
                           LOANS      BALANCE   ALLOWANCE  BALANCE    LOANS      BALANCE   ALLOWANCE  BALANCE
                         ---------- ----------- --------- --------- ---------- ----------- --------- ---------
Single-family
 1-4 units..............    72.71%  $ 8,821,828 $ 52,579     0.60%     69.00%  $ 7,580,312 $ 56,833     0.75%
Multi-family:
 5-36 units.............    12.18     1,477,549   43,852     2.97      14.24     1,564,542   48,628     3.11
 37 or more units.......     2.84       345,052   16,496     4.78       3.65       400,415   26,062     6.51
Non-residential.........     9.95     1,207,013   35,280     2.92      12.35     1,357,225   47,260     3.48
Commercial..............     1.32       160,061    7,552     4.72       0.09        10,391    4,699    45.22
Consumer................     1.00       120,685    8,000     6.63       0.67        73,158    3,274     4.48
                           ------   ----------- --------              ------   ----------- --------
                           100.00%  $12,132,188 $163,759     1.35%    100.00%  $10,986,043 $186,756     1.70%
                           ======   =========== ========              ======   =========== ========
                                       JUNE 30, 1995                              JUNE 30, 1994
                         ------------------------------------------ ------------------------------------------
                                                           PERCENT                                    PERCENT
                         PERCENT OF    GROSS                 OF     PERCENT OF    GROSS                 OF
                          LOANS TO     LOAN               ALLOWANCE  LOANS TO     LOAN               ALLOWANCE
                           TOTAL     PORTFOLIO             TO LOAN    TOTAL     PORTFOLIO             TO LOAN
                           LOANS      BALANCE   ALLOWANCE  BALANCE    LOANS      BALANCE   ALLOWANCE  BALANCE
                         ---------- ----------- --------- --------- ---------- ----------- --------- ---------
Single-family
 1-4 units..............    61.94%  $ 6,325,170 $ 44,483     0.70%     55.75%  $ 5,592,349 $ 44,667     0.80%
Multi-family:
 5-36 units.............    16.39     1,673,656   41,736     2.49      19.15     1,920,777   65,878     3.43
 37 or more units.......     4.69       478,803   31,569     6.59       5.62       564,188   61,867    10.97
Non-residential.........    15.97     1,630,590   83,086     5.10      17.94     1,799,746  137,775     7.66
Commercial..............     0.22        22,844    4,176    18.28       0.47        47,212    6,052    12.82
Consumer................     0.79        80,603    4,092     5.08       1.07       107,049    4,475     4.18
                           ------   ----------- --------              ------   ----------- --------
                           100.00%  $10,211,666 $209,142     2.05%    100.00%  $10,031,321 $320,714     3.20%
                           ======   =========== ========              ======   =========== ========

                                                    JUNE 30, 1993
                                      ------------------------------------------
                                                                        PERCENT
                                      PERCENT OF    GROSS                 OF
                                       LOANS TO     LOAN               ALLOWANCE
                                        TOTAL     PORTFOLIO             TO LOAN
                                        LOANS      BALANCE   ALLOWANCE  BALANCE
                                      ---------- ----------- --------- ---------
Single-family 1-4 units..............    53.70%  $ 6,055,125 $ 51,653     0.85%
Multi-family:
 5-36 units..........................    19.40     2,187,336   54,107     2.47
 37 or more units....................     6.24       703,199   36,320     5.16
Non-residential......................    18.45     2,080,893  173,913     8.36
Commercial...........................     0.75        84,910   12,884    15.17
Consumer.............................     1.46       164,359    5,905     3.59
                                        ------   ----------- --------
                                        100.00%  $11,275,822 $334,782     2.97%
                                        ======   =========== ========

  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

  The Bank's allowance for loan losses, expressed both in dollars and as a percent of loans receivable, decreased during fiscal 1997, reflecting continuing improvements in portfolio performance and classified asset levels as well as a 10% increase in the size of the gross loan portfolio from $11.0 billion at June 30, 1996 to $12.1 billion at June 30, 1997. The increases in allowance allocations to consumer and commercial lending reflect growth in the respective loan portfolios and the Bank's limited experience to date in managing the credit performance of these new lines of business.

  The following tables compare the Bank's gross loan portfolio balances, allowance for loan losses, non-accrual loans and non-performing assets ("NPAs") by property type as of the dates indicated (dollars in thousands):

                                                                               PERCENT OF
                             GROSS                        PERCENT OF            NPAS TO    PERCENT
                             LOAN                 NON-   ALLOWANCE TO          GROSS LOAN    OF
                           PORTFOLIO            ACCRUAL  NON-ACCRUAL           PORTFOLIO  ALLOWANCE
JUNE 30, 1997               BALANCE   ALLOWANCE  LOANS      LOANS      NPAS(1)  BALANCE    TO NPAS
-------------             ----------- --------- -------- ------------ -------- ---------- ---------
Single-family 1-4 units.  $ 8,821,828 $ 52,579  $ 82,989     63.36%   $117,105    1.33%     44.90%
Multi-family:
 5-36 units.............    1,477,549   43,852    21,087    207.96      29,501    2.00     148.65
 37 or more units.......      345,052   16,496     3,121    528.55       5,054    1.46     326.39
Non-residential.........    1,207,013   35,280    30,672    115.02      50,841    4.21      69.39
Commercial..............      160,061    7,552       859    879.16         859    0.54     879.16
Consumer................      120,685    8,000     1,567    510.53       1,598    1.32     500.63
                          ----------- --------  --------              --------
                          $12,132,188 $163,759  $140,295    116.72%   $204,958    1.69%     79.90%
                          =========== ========  ========              ========
                                                                               PERCENT OF
                             GROSS                        PERCENT OF            NPAS TO    PERCENT
                             LOAN                 NON-   ALLOWANCE TO          GROSS LOAN    OF
                           PORTFOLIO            ACCRUAL  NON-ACCRUAL           PORTFOLIO  ALLOWANCE
JUNE 30, 1996               BALANCE   ALLOWANCE  LOANS      LOANS      NPAS(1)  BALANCE    TO NPAS
-------------             ----------- --------- -------- ------------ -------- ---------- ---------
Single-family 1-4 units.  $ 7,580,312 $ 56,833  $119,978     47.37%   $159,671    2.11%     35.59%
Multi-family:
 5-36 units.............    1,564,542   48,628    33,123    146.81      44,791    2.86     108.57
 37 or more units.......      400,415   26,062    14,461    180.22      19,288    4.82     135.12
Non-residential.........    1,357,225   47,260    23,860    198.07      49,753    3.67      94.99
Commercial..............       10,391    4,699        22       N/A          22    0.21        N/A
Consumer................       73,158    3,274     1,001    327.07       1,124    1.54     291.28
                          ----------- --------  --------              --------
                          $10,986,043 $186,756  $192,445     97.04%   $274,649    2.50%     68.00%
                          =========== ========  ========              ========

--------
(1) Comprised of non-accrual loans and REO and other repossessed assets.

  See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Allowance for Loan Losses" for discussion of the allowance for loan losses at June 30, 1997.

                  REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

  The procedures for foreclosure of the Bank's loans are governed by the laws of the states in which the loan collateral is located. In California, the Bank normally utilizes the non-judicial foreclosure sale procedures available under applicable state law. In Florida, where the Bank formerly had offices and where properties secured $896 million of its mortgage loans at June 30, 1997, judicial foreclosure is normally required. The borrowers' rights of redemption under the laws of the respective states are also different. In California, the right to cure the default and reinstate the loan terminates five days before the scheduled trustee sale under a deed of trust. In Florida, the borrower generally may cure the default under a mortgage at any time during foreclosure proceedings and until the certificate of title is issued, usually 10 days after the sale, by making all delinquent payments and paying all charges, including legal fees. Florida law permits a mortgage lender to seek a deficiency judgment against a defaulted borrower when the proceeds of the foreclosure sale are not sufficient to satisfy the loan balance. Such judgments are ordinarily not permitted or are impractical in California. In most foreclosure sales, the Bank acquires title to the property. REO is recorded and carried at the lower of the recorded investment in the loan or fair value of the asset received less selling costs. The fair value of the asset received is based on the current appraised value less estimated selling costs. See Note 9 of the Notes to Consolidated Financial Statements for information on the geographical location of REO as of June 30, 1997 and 1996.

  The following table shows the Bank's REO and other repossessed assets, net of specific valuation allowances, and gross of the general valuation allowance, by property type as of the dates indicated (in thousands):

                                                       JUNE 30
                                      ------------------------------------------
                                       1997    1996     1995     1994     1993
                                      ------- ------- -------- -------- --------
Single-family 1-4 units.............. $34,116 $39,693 $ 37,316 $ 43,231 $ 53,853
Multi-family:
  5-36 units.........................   8,414  11,668   18,131   27,180   23,803
  37 or more units...................   1,933   4,827    5,716    2,792   18,423
Non-residential......................  20,169  25,893   50,024   79,089  108,565
                                      ------- ------- -------- -------- --------
    Total real estate................  64,632  82,081  111,187  152,292  204,644
Other repossessed assets.............      31     123       93      127      414
                                      ------- ------- -------- -------- --------
                                      $64,663 $82,204 $111,280 $152,419 $205,058
                                      ======= ======= ======== ======== ========

  See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Non-Performing Assets and Restructured Loans" and Note 9 of the Notes to Consolidated Financial Statements for additional discussion regarding REO activity for fiscal 1997.

                          MORTGAGE-BACKED SECURITIES

  The Bank purchases mortgage-backed securities from time to time to meet balance sheet size objectives, to use such securities for collateral purposes and, when necessary, to augment loan originations and whole loan purchases and to replace loan portfolio and mortgage-backed securities run-off. The Bank's primary choice for such purposes had been mortgage pass-through securities issued by private parties and backed by pools of adjustable-rate, single-family mortgage loans. During fiscal 1997, however, the Bank only purchased mortgage-backed securities issued by federal agencies for its available for sale portfolio totalling $504.0 million, of which $444.6 million were Government National Mortgage Association ("GNMA") securities. The Bank's portfolio of gross mortgage-backed securities at June 30, 1997 and 1996 included $744.7 million and $386.9 million of GNMA securities, respectively.

  The Bank acquires mortgage pass-through securities that are issued or guaranteed by certain agencies including the GNMA, the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). These securities are backed by pools of single-family mortgage loans and are obtained either through cash purchase or through securitization of the Bank's single-family mortgage loans. The Bank has used these securities to collateralize borrowings, to secure public agency deposits, to reduce the Bank's credit risk exposure through the agency guarantees of the securities and to reduce its regulatory capital requirements. The gross amount of these agency related securities totaled $1.5 billion and $1.2 billion at June 30, 1997 and 1996, respectively.

  The following tables summarize the composition of Glendale Federal's held to maturity and available for sale mortgage-backed securities portfolios by security type as of the dates indicated (dollars in thousands):

                                                JUNE 30
                         ----------------------------------------------------------
                            1997        1996        1995        1994        1993
                         ----------  ----------  ----------  ----------  ----------
Held to maturity:
  FHLMC................. $  266,272  $  298,090  $  329,081  $  100,879  $  432,646
  GNMA..................    230,410     273,690     325,025     356,898     187,294
  FNMA..................    422,701     489,919     579,486     665,634     259,093
                         ----------  ----------  ----------  ----------  ----------
    Subtotal............    919,383   1,061,699   1,233,592   1,123,411     879,033
  Pass-through
   securities...........    212,595     256,781   1,499,337   1,867,312   1,143,934
  CMOs..................        --          --    1,878,117   2,037,867   1,885,899
  Subordinated
   securities...........     21,926      25,855      31,909      36,720      49,265
  CMO residuals.........        --          277       4,760       7,043      16,050
                         ----------  ----------  ----------  ----------  ----------
    Total gross.........  1,153,904   1,344,612   4,647,715   5,072,353   3,974,181
  Unamortized premiums..     11,557      14,664      77,369      98,154      71,168
  Deferred loan origina-
   tion fees............     (2,636)     (3,041)     (3,677)     (3,321)     (3,321)
                         ----------  ----------  ----------  ----------  ----------
    Total, at amortized
     cost...............  1,162,825   1,356,235   4,721,407   5,167,186   4,042,028
                         ----------  ----------  ----------  ----------  ----------
Available for sale:
  FHLMC.................     44,859         142         161     109,135         275
  GNMA..................    514,321     113,181       1,840      60,115       2,439
  FNMA..................     14,133          28          32          36          53
                         ----------  ----------  ----------  ----------  ----------
    Subtotal............    573,313     113,351       2,033     169,286       2,767
  Pass-through
   securities...........    496,784     704,586         --       33,301         --
  CMOs..................     24,831      58,357         --          --          --
  CMO residuals.........        100         --          --          --          --
                         ----------  ----------  ----------  ----------  ----------
    Total gross.........  1,095,028     876,294       2,033     202,587       2,767
  Unrealized gain
   (loss)...............     (2,320)    (16,076)         53      (4,765)        --
  Unamortized premiums
   (discounts)..........     24,001      24,337         (36)     (1,176)        (51)
  Deferred loan origina-
   tion fees............        --          --          --          (53)        --
                         ----------  ----------  ----------  ----------  ----------
    Total, at fair
     value..............  1,116,709     884,555       2,050     196,593       2,716
                         ----------  ----------  ----------  ----------  ----------
Total mortgage-backed
 securities, net........ $2,279,534  $2,240,790  $4,723,457  $5,363,779  $4,044,744
                         ==========  ==========  ==========  ==========  ==========
Weighted average yield
 on mortgage-backed se-
 curities portfolio at
 end of period..........       6.78%       6.26%       6.30%       5.28%       5.88%
                         ==========  ==========  ==========  ==========  ==========

  See Note 7 of the Notes to Consolidated Financial Statements for information on individual issuers with outstanding amounts exceeding ten percent of stockholders' equity at June 30, 1997.

  The following table sets forth the activity in the Bank's mortgage-backed securities portfolio for the periods indicated (in thousands):

                                             YEARS ENDED JUNE 30
                          -------------------------------------------------------------
                             1997        1996         1995        1994         1993
                          ----------  -----------  ----------  -----------  -----------
Mortgage-backed securi-
 ties, beginning balance  $2,240,790  $ 4,723,457  $5,363,779  $ 4,044,744  $ 2,604,700
Mortgage-backed
 securities purchased...     498,066      115,595         958    3,524,460    3,002,959
Loans exchanged for
 mortgage-backed
 securities.............      42,222      145,826     268,436    1,470,844      882,908
Mortgage-backed
 securities acquired(1).       5,909          --       23,963          --           --
Mortgage-backed securi-
 ties sold(2)...........     (42,222)  (1,838,289)    (12,099)  (1,223,167)  (1,762,649)
Principal repayments....    (475,949)    (851,974)   (711,881)  (2,474,146)    (750,032)
Amortization of unearned
 premium................     (10,486)     (20,810)    (19,786)     (58,316)     (25,658)
Other changes...........      21,204      (33,015)     (3,214)      79,360       92,516
University Savings mort-
 gage-backed securities
 sold(1)................         --           --     (186,699)         --           --
                          ----------  -----------  ----------  -----------  -----------
Net increase (decrease)
 in mortgage-backed
 securities.............      38,744   (2,482,667)   (640,322)   1,319,035    1,440,044
                          ----------  -----------  ----------  -----------  -----------
Mortgage-backed securi-
 ties, ending balance...  $2,279,534  $ 2,240,790  $4,723,457  $ 5,363,779  $ 4,044,744
                          ==========  ===========  ==========  ===========  ===========

--------
(1) Represents mortgage-backed securities acquired from TransWorld and OneCentral in fiscal 1997, and from Union Federal in fiscal 1995. For information regarding the TransWorld, OneCentral, Union Federal and University Savings transactions, see Note 4 of the Notes to Consolidated Financial Statements.

(2) Includes loans originated by the Bank and converted to mortgage-backed securities.

  The following table summarizes the contractual maturities of the Bank's gross mortgage-backed securities portfolio as of June 30, 1997 (dollars in thousands):

                                       DUE AFTER YEAR 1 DUE AFTER YEAR 5
                         DUE IN YEAR 1  THROUGH YEAR 5  THROUGH YEAR 10  DUE AFTER YEAR 10   TOTAL
                         ------------- ---------------- ---------------- ----------------- ----------
Held to maturity:
  FHLMC.................     $ --          $   --            $  --          $  266,272     $  266,272
  GNMA..................       --              --               --             230,410        230,410
  FNMA..................       --            7,234              --             415,467        422,701
                             -----         -------           ------         ----------     ----------
    Subtotal............       --            7,234              --             912,149        919,383
  Pass-through securi-
   ties.................       --              --               --             212,595        212,595
  Subordinated securi-
   ties.................       --              --               --              21,926         21,926
                             -----         -------           ------         ----------     ----------
    Total...............     $ --          $ 7,234           $  --          $1,146,670     $1,153,904
                             =====         =======           ======         ==========     ==========
  Weighted average cou-
   pon rate.............       --             6.50%             --                7.14%          7.13%
                             =====         =======           ======         ==========     ==========
Available for sale:
  FHLMC.................     $ 936         $ 2,681           $   11         $   41,231     $   44,859
  GNMA..................       --              --               146            514,175        514,321
  FNMA..................       --            1,286              --              12,847         14,133
                             -----         -------           ------         ----------     ----------
    Subtotal............       936           3,967              157            568,253        573,313
  Pass-through securi-
   ties.................       --              --               --             496,784        496,784
  CMOs..................       --              --             8,644             16,187         24,831
  CMO residuals.........       --              --               --                 100            100
                             -----         -------           ------         ----------     ----------
    Total...............     $ 936         $ 3,967           $8,801         $1,081,324     $1,095,028
                             =====         =======           ======         ==========     ==========
  Weighted average cou-
   pon rate.............      6.48%           7.10%            7.02%              7.53%          7.52%
                             =====         =======           ======         ==========     ==========
Total gross mortgage-
 backed securities......     $ 936         $11,201           $8,801         $2,227,994     $2,248,932
                             =====         =======           ======         ==========     ==========
Weighted average coupon
 rate on total gross
 mortgage-backed securi-
 ties portfolio at end
 of period..............      6.48%           6.71%            7.02%              7.32%          7.32%
                             =====         =======           ======         ==========     ==========

                           LIQUIDITY AND INVESTMENTS

  The Bank is required by federal regulations to maintain a specified minimum amount of liquid assets which may be invested in specified types of securities and is also permitted to make certain other securities investments. The balance of securities investments maintained by the Bank in excess of regulatory requirements reflects management's objective of maintaining liquidity at a level necessary to meet operating requirements, taking into account anticipated cash flows and available sources of credit, to afford future flexibility to meet withdrawal requests and loan commitments or to make other investments. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations", for discussion of the Bank's current investing strategies.

  The OTS currently requires savings institutions to maintain eligible liquid assets as defined by federal regulations in an amount equal to or greater than 5% of average deposits and borrowings. This liquidity requirement may be changed from time to time by the OTS Director to any amount within the range of 4% to 10% and the OTS Director has the authority to prescribe different liquidity requirements for different classes of savings institutions, which classes may be determined in accordance with criteria selected by the OTS Director. See "Regulation" below. The Bank's qualified regulatory liquidity percentage of 5.75% and 5.41% for the months of June 1997 and 1996, respectively, exceeded the regulatory requirement applicable during each of those months.

  The following table summarizes Glendale Federal's cash and short-term, highly liquid securities by type at the dates indicated (in thousands):

                                                     JUNE 30
                                  ----------------------------------------------
                                    1997     1996     1995     1994      1993
                                  -------- -------- -------- -------- ----------
Federal funds sold..............  $    --  $ 33,000 $ 16,000 $ 45,961 $  267,767
Securities purchased under
 resale agreements..............   482,000  375,000  280,000  270,000    575,000
Whole loans purchased under re-
 sale agreements................   150,000   25,000      --       --         --
                                  -------- -------- -------- -------- ----------
                                   632,000  433,000  296,000  315,961    842,767
Cash and amounts due from banks.   221,557  153,608  139,697  164,576    217,689
                                  -------- -------- -------- -------- ----------
                                  $853,557 $586,608 $435,697 $480,537 $1,060,456
                                  ======== ======== ======== ======== ==========

  The following table summarizes the carrying amount of Glendale Federal's other investments (excluding Federal Home Loan Bank ("FHLB") stock) at the dates indicated (in thousands):

                                                     JUNE 30
                                  ----------------------------------------------
                                    1997     1996     1995     1994      1993
                                  -------- -------- -------- -------- ----------
Certificates of deposit.........  $  4,005 $ 10,786 $ 10,059 $ 13,716 $   24,779
U.S. Government and Federal
 agency obligations.............    25,690    8,086   17,354  148,056    402,440
Equity securities...............     2,104        5        5       52        --
Commercial paper................       --       --    14,908    1,564      1,741
FHLB Deposits...................       --       --       --     1,668     92,486
Mortgage-backed collateralized
 notes                                 --       --       --       605      1,308
Other...........................       --       --       --       379        971
                                  -------- -------- -------- -------- ----------
                                  $ 31,799 $ 18,877 $ 42,326 $166,040 $  523,725
                                  ======== ======== ======== ======== ==========

  Shown below are the carrying amounts and weighted average rates of other investments (excluding FHLB stock) at June 30, 1997, with related remaining terms to maturity (dollars in thousands):

                                                                        WEIGHTED
                                                               CARRYING AVERAGE
                                                                AMOUNT    RATE
                                                               -------- --------
Certificates of deposit maturing within 1 year................ $ 4,005    5.37%
U.S. Government and Federal agency obligations:
  Maturing within 1 year......................................  14,813    5.58
  Maturing in 1-5 years.......................................   4,974    5.50
  Maturing in 5-10 years......................................   5,903    6.08
Equity securities.............................................   2,104     --
                                                               -------    ----
                                                               $31,799    5.33%
                                                               =======    ====

                      MORTGAGE LOAN SERVICING ACTIVITIES

  The Bank services mortgage loans for other loan investors in exchange for servicing fees. Mortgage loan servicing activities include: collecting payments from borrowers; forwarding the payments to the loans' investors along with an accounting of the allocation of the payments, the loans' payment status, and custodial funds held by the Bank; holding impounded borrower funds for the payment of taxes and insurance; collecting, and if necessary, foreclosing on delinquent borrowers; and advancing corporate funds when impounded funds on hand are inadequate to pay property taxes and insurance, or as otherwise needed to protect the investors' interest in the loans.

  The Bank enters into agreements to service loans for others primarily through the purchase of servicing rights from other servicers, and to a lesser extent, through the sale of loans it has originated while retaining the right to service the loans. Prior to fiscal 1995, the primary source of servicing rights for the Bank was from the sale of loans with servicing rights retained. Of the Bank's $29.6 billion of mortgage loan servicing, approximately $24.7 billion were obtained through the purchase of servicing agreements and $4.9 billion were obtained through the sale of loans with servicing rights retained.

  The Bank receives fees from loan investors, generally expressed as a percent of the unpaid balance of the loans serviced, along with any late charges or other fees collected from the borrowers. Servicing fees are collected from the borrowers' payments, or in the event of default by the borrower, from the investor's proceeds from foreclosure of the real estate. During the period the borrower is not making payments, the Bank receives no fees and may be required to advance corporate funds to meet contractual principal and interest pass-through requirements for certain investors, maintain current property taxes and insurance, to move the loan through the foreclosure process, and to secure, prepare and market foreclosed real estate. The Bank generally recovers advanced funds from borrowers of reinstated and performing loans, and from investors of foreclosed loans. At June 30, 1997 and 1996, 3.50% and 2.83% of the Bank's loans serviced for others were delinquent 30 days or more.

  The following table summarizes activity in the Bank's portfolio of loans serviced for others for the periods indicated (in millions):

                                                       YEARS ENDED JUNE 30
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
   Beginning portfolio of loans serviced for
    others.........................................  $14,168  $11,678  $10,085
   Add: Servicing purchased........................   17,184    3,696    2,803
      Servicing retained on loans sold.............       92      --       --
   Less: Amortization, prepayments and foreclosures   (1,846)  (1,206)  (1,210)
                                                     -------  -------  -------
   Ending portfolio of loans serviced for others...  $29,598  $14,168  $11,678
                                                     =======  =======  =======

  The Bank's consolidated statement of financial condition includes "Mortgage servicing assets" ("MSA"), which reflect the amortized cost of servicing rights acquired by the Bank, either through purchase or retention of the servicing rights relating to loans sold. As more fully discussed in Note 1 of the Notes to Consolidated Financial Statements, the Bank adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 requires the recognition of a servicing asset or liability for loans sold where the Bank retains the servicing rights. The amount recognized is an allocation of the carrying value of the loan sold based on the relative fair value of the loan to the servicing rights retained. SFAS 125 also requires recognition of a valuation allowance for impairment in the fair value of the MSA.

  The following table summarizes activity in the Bank's MSA and related valuation allowance for the periods indicated (in thousands):

                                                      YEARS ENDED JUNE 30
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
   MORTGAGE SERVICING ASSETS ACTIVITY:
   Beginning balance.............................. $127,399  $ 99,122  $ 68,719
   Purchases......................................  187,343    50,836    51,537
   Originated servicing rights....................    1,119       --        --
   Amortization...................................  (27,342)  (22,559)  (19,131)
   Decrease due to sale of University Savings.....      --        --     (2,003)
                                                   --------  --------  --------
   Ending balance................................. $288,519  $127,399  $ 99,122
                                                   ========  ========  ========
   VALUATION ALLOWANCE ACTIVITY:
   Beginning balance.............................. $    --
   Additions charged to loan servicing income.....   (4,047)
                                                   --------
   Ending balance................................. $ (4,047)
                                                   ========

  The fair value of the Bank's servicing portfolio is determined by applying market assumptions for the serviced loans to estimate servicing-related income and expenses over the underlying loans' estimated lives, and discounting the estimated future net servicing income at the current market discount rate. Fair value is significantly influenced by market prepayment expectations. Prepayment expectations are influenced by the difference between the loans' interest rates and current market interest rates. During periods of decreasing interest rates, the market anticipates that homeowners will be more likely to refinance their existing mortgages; during periods of increasing interest rates, the market anticipates that homeowners will be less inclined to refinance their existing mortgages. The slower prepayments anticipated by rising interest rates results in a longer estimated period of net servicing income for the existing servicing portfolio, and therefore increases its value. Conversely, the faster prepayments anticipated by declining interest rates results in a shorter estimated period of net servicing income and therefore decreases the value of the Bank's servicing portfolio.

  The following table summarizes the Bank's mortgage loan servicing portfolio by interest rate at June 30, 1997:

                                PRINCIPAL    WEIGHTED AVERAGE  WEIGHTED AVERAGE
     INTEREST       NUMBER OF    BALANCE        SERVICE FEE     REMAINING TERM
       RATE           LOANS   (IN THOUSANDS) (IN BASIS POINTS)     (MONTHS)
     --------       --------- -------------- ----------------- ----------------
Less than 6.5%.....    4,956   $   595,334         33.0              298
6.50-6.99..........   19,114     2,741,059         25.6              256
7.00-7.49..........   54,034     8,205,535         29.2              313
7.50-7.99..........   65,050    10,000,845         26.1              318
8.00-8.49..........   38,995     4,529,434         37.3              298
8.50-8.99..........   35,993     2,501,835         52.3              358
9.00-9.49..........    8,442       426,979         54.0              242
9.50-9.99..........    7,236       304,509         57.7              349
10.00 & over.......    6,809       292,101         71.4              345
                     -------   -----------
  Total............  240,629   $29,597,631         32.1              310
                     =======   ===========

  The following table sets forth the geographic distribution of the Bank's mortgage loan servicing portfolio at June 30, 1997 (dollars in thousands):

                                                                      % OF TOTAL
                                                NUMBER OF  PRINCIPAL   PRINCIPAL
   STATE                                          LOANS     BALANCE     BALANCE
   -----                                        --------- ----------- ----------
   California..................................  135,989  $19,813,201     67%
   Florida.....................................   47,729    2,690,049      9
   New York....................................    3,801      745,914      3
   Texas.......................................    3,783      653,129      2
   New Jersey..................................    7,227      647,374      2
   Maryland....................................    2,800      506,713      2
   Colorado....................................    4,068      442,572      1
   Virginia....................................    2,315      423,098      1
   Washington..................................    2,439      306,675      1
   Others(1)...................................   30,478    3,368,906     12
                                                 -------  -----------    ---
       Total...................................  240,629  $29,597,631    100%
                                                 =======  ===========    ===

--------
(1) No other state represents more than 1% of the Bank's mortgage servicing portfolio measured by unpaid principal balance.

                                   DEPOSITS

  The Bank's deposits are obtained primarily in California, where its branch offices are located. The Bank attracts checking and other daily access type accounts as well as short-term and long-term certificate accounts from the general public by providing a wide assortment of accounts and rates. The Bank's customer deposit accounts include savings, checking and money market accounts, certificates of deposit with fixed terms ranging from three months to five years, and negotiated rate $95,000 and over "jumbo" certificates with maturities ranging from 14 days to five years. Included among these savings programs are individual retirement accounts and Keogh retirement accounts. Jumbo certificates are obtained from a diverse customer base which includes state and local governments, private individuals, corporations and non-profit organizations.

  The following table sets forth information regarding the amounts of deposits in the various types of deposit programs offered by the Bank as of the dates indicated (dollars in thousands):

                                                  JUNE 30
                          ------------------------------------------------------------
                             1997        1996        1995        1994         1993
                          ----------  ----------  ----------  -----------  -----------
Daily access:
  Checking..............  $1,198,011  $  778,980  $  661,853  $   850,112  $   816,536
  Savings...............     452,225     492,777     551,905    1,236,446    1,422,005
  Money-market..........   2,119,553   1,719,319   1,272,012    1,038,944      796,666
                          ----------  ----------  ----------  -----------  -----------
    Total daily access..   3,769,789   2,991,076   2,485,770    3,125,502    3,035,207
                          ----------  ----------  ----------  -----------  -----------
Certificates with origi-
 nal maturities of:
  6 months and under....     803,849     955,203     870,733    1,426,838    1,336,028
  Over 6 months to 18
   months...............   2,951,465   2,797,297   2,758,070    3,428,317    4,362,533
  Over 18 months to 30
   months...............   1,096,788     961,912   1,345,524    1,288,984    1,183,939
  Over 30 months........     552,342     770,786     737,891    1,088,872    1,059,738
  Jumbo certificates....     182,676     247,702     536,892      561,293      638,084
                          ----------  ----------  ----------  -----------  -----------
    Total certificates..   5,587,120   5,732,900   6,249,110    7,794,304    8,580,322
                          ----------  ----------  ----------  -----------  -----------
                          $9,356,909  $8,723,976  $8,734,880  $10,919,806  $11,615,529
                          ==========  ==========  ==========  ===========  ===========
Weighted average inter-
 est rate on deposits at
 end of year............        4.37%       4.62%       5.13%        3.94%        4.34%
                          ==========  ==========  ==========  ===========  ===========

  The following table sets forth information relating to the Bank's deposit flows during the periods indicated (in thousands):

                                             YEARS ENDED JUNE 30
                          -------------------------------------------------------------
                             1997        1996        1995         1994         1993
                          ----------  ----------  -----------  -----------  -----------
Total deposits at begin-
 ning of year...........  $8,723,976  $8,734,880  $10,919,806  $11,615,529  $13,720,874
Interest credited.......     402,863     432,992      398,861      423,132      539,541
Net deposits increase
 (decrease).............    (175,087)   (443,896)     608,417   (1,118,855)  (2,644,886)
Purchase of OneCentral
 Bank deposits..........      68,809         --           --           --           --
Purchase of TransWorld
 Bank deposits..........     336,348         --           --           --           --
Sale of Florida
 franchise..............         --          --    (3,281,049)         --           --
Sale of University
 Savings................         --          --      (918,126)         --           --
Purchase of Independence
 One deposits...........                     --       194,146          --           --
Purchase of Union Fed-
 eral deposits..........         --          --       812,825          --           --
                          ----------  ----------  -----------  -----------  -----------
Total net increase (de-
 crease) in deposits....     632,933    (10,904)   (2,184,926)    (695,723)  (2,105,345)
                          ----------  ----------  -----------  -----------  -----------
Total deposits at end of
 year...................  $9,356,909  $8,723,976  $ 8,734,880  $10,919,806  $11,615,529
                          ==========  ==========  ===========  ===========  ===========

  The following table sets forth information regarding the remaining contractual maturities of deposits as of June 30, 1997 (dollars in thousands):

                          WEIGHTED
                          AVERAGE    TOTAL     3 MONTHS     4-6       7-12      13-24     25-36  OVER 36
                            RATE    BALANCE   OR LESS(1)   MONTHS    MONTHS     MONTHS   MONTHS  MONTHS
                          -------- ---------- ----------  -------- ---------- ---------- ------- -------
Checking................    0.37%  $1,198,011 $1,198,011  $    --  $      --  $      --  $   --  $   --
Savings.................    2.15      452,225    452,225       --         --         --      --      --
Money-market............    4.25    2,119,553  2,119,553       --         --         --      --      --
Certificates:
 5.00% and lower........    4.83    1,046,824    620,532   242,790    105,063     65,683   2,833   9,923
 5.01%-6.00%............    5.56    4,277,651  1,064,001   598,673  1,484,743  1,048,448  22,985  58,801
 6.01%-7.00%............    6.24      227,948     17,498     6,985     30,785    122,878  47,816   1,986
 7.01%-8.00%............    7.24       32,839        178       377      7,342      4,213  20,542     187
 8.01%-9.00%............    8.27        1,595        --        411        319        865     --      --
 9.01%-10.00%...........    9.45          263        --        --         130        133     --      --
                                   ---------- ----------  -------- ---------- ---------- ------- -------
  Total certificates....    5.46    5,587,120  1,702,209   849,236  1,628,382  1,242,220  94,176  70,897
                                   ---------- ----------  -------- ---------- ---------- ------- -------
                            4.37%  $9,356,909 $5,471,998  $849,236 $1,628,382 $1,242,220 $94,176 $70,897
                                   ========== ==========  ======== ========== ========== ======= =======

--------
(1) Includes deposits with no stated maturity.

  For additional information with respect to deposits, see "Operating Strategies" above and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis-- Deposits" and Notes 4 and 13 of the Notes to Consolidated Financial Statements.

                                  BORROWINGS

  The following table summarizes Glendale Federal's consolidated borrowings by type at the dates indicated (dollars in thousands):

                                                 JUNE 30
                          ----------------------------------------------------------
                             1997        1996        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------
Securities sold under
 agreements to repur-
 chase..................  $  768,682  $  758,050  $2,695,176  $2,306,274  $3,064,995
Borrowings from FHLB....   4,788,000   3,838,000   3,495,000   2,443,428   2,192,272
Subordinated debentures.      10,506      10,506      14,227      14,280      63,363
Notes payable...........         276          93       1,177       1,440          98
Collateralized notes....         --          --       13,479      81,170      78,510
                          ----------  ----------  ----------  ----------  ----------
                          $5,567,464  $4,606,649  $6,219,059  $4,846,592  $5,399,238
                          ==========  ==========  ==========  ==========  ==========
Weighted average inter-
 est rate on
 borrowings at end of
 period.................        5.72%       5.87%       6.18%       4.65%       4.11%
                          ==========  ==========  ==========  ==========  ==========

  The Bank sells securities under "reverse repurchase agreements" with securities dealers and the FHLB. Reverse repurchase agreements consist of sales of securities with a commitment by the Bank to repurchase such securities for a predetermined price at a future date, typically ranging from one to 120 days after the date of initial sale. The proceeds are used to provide investment funds. Reverse repurchase transactions are treated as borrowings, with the repurchase obligations being reflected as a liability under the caption "Securities sold under agreements to repurchase" in the Consolidated Statements of Financial Condition, and the related interest expense being included in "Interest expense: Short-term borrowings" in the Consolidated Statements of Operations. The securities and loans collateralizing the reverse repurchase agreements are included in the respective line items in the Consolidated Statements of Financial Condition.

  The FHLB System functions in a reserve credit capacity for savings institutions and certain other home financing institutions. As a member, the Bank is required to own capital stock in the Federal Home Loan Bank of San Francisco and is authorized to apply for advances from the FHLB on the security of such stock and certain of its home mortgage loans and other assets. Such borrowings may be made pursuant to several different credit programs offered from time to time by the FHLB. Each credit program has its own interest rate and range of maturities, and the FHLB prescribes the acceptable uses to which the advances pursuant to each program may be put as well as limitations on the size of the advances. Depending upon the credit program used, FHLB advances bear interest at fixed rates or at adjustable rates tied to various indices. When the Bank utilizes adjustable-rate programs, it generally obtains advances tied to LIBOR.

  The FHLB offers a full range of maturities up to ten years at generally competitive rates. A prepayment penalty is normally imposed for early repayment of FHLB advances. The Bank had a line of credit with the FHLB totaling $5.7 billion at June 30, 1997. The Bank had borrowings outstanding from the FHLB at June 30, 1997 and 1996 of $4.8 billion and $3.8 billion, respectively. All advances from the FHLB are collateralized with mortgage loans, mortgage-backed securities and FHLB stock. The Bank is also a member of the Federal Reserve System and may borrow from the Federal Reserve Bank of San Francisco. Savings institutions are required to exhaust their FHLB borrowing capacity before borrowing from the Federal Reserve Bank. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Asset and Liability Management" for further information on the Bank's liquidity.

  All of the subordinated debentures outstanding at June 30, 1997 were redeemed on September 16, 1997 at a redemption price equal to 100% of the principal amount together with accrued and unpaid interest from March 15, 1997 to the redemption date.

  In the past, the Bank has utilized other sources of funds to supplement retail deposits. These sources included the issuance by the Bank of subordinated debentures, collateralized notes, subordinated capital notes, commercial paper, medium-term notes and other short-term debt and the use by the Bank's subsidiaries of commercial paper, lines of credit with banks and other notes payable.

                ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

  Glendale Federal's earnings depend primarily on its net interest income, which is the difference between the amounts it receives from interest earned on its loans and securities investments (its "interest-earning assets") and the amounts it pays in interest on its deposit accounts and borrowings (its "interest-bearing liabilities"). Net interest income is affected by (i) the difference (the "interest rate spread" as applied to a specified date and the "yield-cost spread" as applied to a specified period) between rates of interest earned on its interest-earning assets and rates paid on its interest-bearing liabilities and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities. See "Interest Rate Margin" below for information concerning the interest rate spread for the past three fiscal years. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Net Interest Income" for information concerning the yield-cost spread and a discussion of net interest income for the past three fiscal years.

  Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

  The Bank's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and capital, while adjusting the Bank's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Bank relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

  The Bank actively monitors the impact of changes in interest rates on its net interest income. One measure of the Bank's exposure to differential changes in interest rates between assets and liabilities is shown in the following table, which sets forth the maturity and rate sensitivity of Glendale Federal's interest-earning assets and interest-bearing liabilities as of June 30, 1997. "GAP", as reflected in the table, represents the estimated difference between the amount of interest-earning assets and interest-bearing liabilities repricing during future periods as adjusted for interest rate swaps and based on certain assumptions, including those stated in the notes to the table. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from the assumptions used. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Asset and Liability Management--Asset and Liability Management" for further discussion.

                                                MATURITY/RATE SENSITIVITY
                                           -------------------------------------
                             TOTAL  % OF    WITHIN  OVER 6 TO 12   1-5    OVER 5
                            BALANCE TOTAL  6 MONTHS    MONTHS     YEARS   YEARS
                            ------- -----  -------- ------------ -------  ------
                                          (DOLLARS IN MILLIONS)
Interest-earning As-
 sets(1):
 Loans receivable:
   Single-family 1-4
    units(2)(3)...........  $ 8,822  56.8%  $3,831     $2,030    $ 2,400   $561
   Multi-family and non-
    residential(2)(3).....    3,027  19.5    2,693        111        138     85
   Consumer and commer-
    cial(3)...............      281   1.8      206         41         32      2
 Mortgage-backed securi-
  ties(2)(3)..............    2,249  14.5    1,488        316        351     94
 Investment securi-
  ties(4).................      664   4.3      664        --         --     --
 Other assets(5)..........      481   3.1      260        --         --     221
                            ------- -----   ------     ------    -------   ----
     Total interest-earn-
      ing assets..........   15,524 100.0%  $9,142     $2,498    $ 2,921   $963
                                    =====   ------     ------    -------   ----
Non-interest-earning as-
 sets.....................      694
                            -------
Total assets..............  $16,218
                            =======
Interest-bearing Liabili-
 ties:
 Deposits:
   Checking(6)............  $ 1,198   8.0%  $  107     $   97    $   522   $472
   Savings(6).............      452   3.0       33         30        176    213
   Money-market(6)........    2,120  14.2      372        307      1,133    308
   Certificates(4)........    5,587  37.5    2,549      1,630      1,407      1
 Borrowings:
   FHLB(4)................    4,788  32.1    3,388        --       1,400    --
   Other(4)...............      779   5.2      769        --          10    --
                            ------- -----   ------     ------    -------   ----
Total interest-bearing li-
 abilities................   14,924 100.0%  $7,218     $2,064    $ 4,648   $994
                                    =====   ------     ------    -------   ----
Non-interest-bearing lia-
 bilities.................      282
                            -------
Total liabilities.........   15,206
Stockholders' equity......    1,012
                            -------
Total liabilities and
 stockholders' equity.....  $16,218
                            =======
Maturity GAP..............                   1,924        434     (1,727)   (31)
Impact of interest rate
 swaps(7).................                     --         --         --     --
                                            ------     ------    -------   ----
Adjusted GAP..............                  $1,924     $  434    $(1,727)   (31)
Cumulative GAP............                  $1,924     $2,358    $   631   $600
As % of total assets......                    11.9%      14.5%       3.9%   3.7%
June 30, 1996 Cumulative
 GAP......................                  $3,421     $3,048    $   194   $646
As % of total assets......                    23.7%      21.1%       1.3%   4.5%

--------
(1) Asset balances are net of loans in process.
(2) ARM loans are predominantly included in the "within 6 months" and "over 6 to 12 months" categories, as they are subject to an interest adjustment every month, six months or twelve months, depending upon terms of the applicable note.
(3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Bank's historical experience. The Bank's average Constant Prepayment Rate ("CPR") is 16.7% and 18.2% on its fixed-rate and adjustable-rate portfolios, respectively. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from the Bank's historical experience.
(4) Based on the contractual maturity of the instrument.
(5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.
(6) In accordance with standard industry practice and the Bank's own historical experience, decay factors, used to estimate deposit runoff, of 41.8% (CPR) per year have been applied to these deposits.
(7) No interest rate swaps were outstanding as of June 30, 1997.

  Another measure, required to be performed by OTS-regulated institutions, is the test specified by OTS Thrift Bulletin No. 13, "Interest Rate Risk
Exposure: Guidelines on Director and Officer Responsibilities". Under this regulation, institutions are required to establish limits on the sensitivity of their net interest income and net portfolio value to changes in interest rates. Such changes in interest rates are defined as instantaneous and sustained movements in interest rates in 100 basis point increments. Following are the estimated impacts of a parallel shift in interest rates at June 30, 1997, calculated in a manner consistent with the requirements of Thrift Bulletin No. 13:

                                                         PERCENTAGE CHANGE IN
                                                      --------------------------
                 CHANGE IN INTEREST RATES             NET INTEREST NET PORTFOLIO
                     (IN BASIS POINTS)                 INCOME(1)     VALUE(2)
                 ------------------------             ------------ -------------
        +200.........................................      -3%          -22%
        +100.........................................      -1%           -9%
        -100.........................................       2%            9%
        -200.........................................       3%           17%

--------
(1) The percentage change in this column represents Net Interest Income for 12 months in a stable interest rate environment versus the Net Interest Income in the various rate scenarios.

(2) The percentage change in this column represents Net Portfolio Value of the Bank in a stable interest rate environment versus the Net Portfolio Value in the various rate scenarios. The OTS defines Net Portfolio Value as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected net cash inflows from existing off-balance sheet contracts.

  The following table shows the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at June 30, 1997. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments.

                                   EXPECTED MATURITY DATE AT JUNE 30, 1997(1)
                          -----------------------------------------------------------------
                                                                   THERE-   TOTAL    FAIR
                           1998     1999    2000    2001    2002   AFTER   BALANCE   VALUE
                          -----------------------  ------  ------  ------  -------  -------
                                            (DOLLARS IN MILLIONS)
INTEREST-SENSITIVE ASSETS:
Loans receivable:
 Single-family 1-4 units. $ 1,663  $1,598  $1,252  $  901  $  635  $2,773  $ 8,822  $ 8,821
  Average interest rate..    8.13%   8.20%   8.30%   8.40%   8.58%  10.10%    8.85%
 Multi-family and non-
  residential............     410     303     254     223     195   1,642    3,027    2,795
  Average interest rate..    8.08%   7.88%   7.79%   7.75%   7.68%   7.48%    7.66%
 Consumer and commercial.      33      31     120       4      62      31      281      266
  Average interest rate..   10.70%  10.73%  10.00%  17.84%  11.47%  12.55%   10.88%
Mortgage-backed
 securities..............     417     323     261     205     161     882    2,249    2,284
  Average interest rate..    8.16%   8.28%   8.31%   8.31%   8.30%   8.08%    8.19%
Investment securities....     664     --      --      --      --      --       664      679
  Average interest rate..    5.63%    --      --      --      --      --      5.63%
Mortgage servicing
 assets..................      44      38      33      27      23     119      284      353
                          -------  ------  ------  ------  ------  ------  -------  -------
Total interest-sensitive
 assets.................. $ 3,231  $2,293  $1,920  $1,360  $1,076  $5,447  $15,327  $15,198
                          =======  ======  ======  ======  ======  ======  =======  =======
INTEREST-SENSITIVE LIABILITIES:
Deposits:
 Checking................ $   204  $  169  $  140  $  116  $   97  $  472  $ 1,198  $ 1,198
  Average interest rate..     .37%    .37%    .37%    .37%    .37%    .37%     .37%
 Savings.................      63      54      47      40      35     213      452      452
  Average interest rate..    2.15%   2.15%   2.15%   2.15%   2.15%   2.15%    2.15%
 Money-market............     678     462     314     213     145     308    2,120    2,120
  Average interest rate..    4.26%   4.26%   4.26%   4.26%   4.26%   4.26%    4.26%
 Certificates............   4,184   1,336      66       1     --      --     5,587    5,589
  Average interest rate..    5.35%   5.81%   5.44%   5.96%    --      --      5.46%
Borrowings:
 FHLB....................   3,388     500     --      900     --      --     4,788    4,766
  Average interest rate..    5.72%   5.64%    --     5.77%    --      --      5.72%
 Other...................     779     --      --      --      --      --       779      777
  Average interest rate..    5.69%    --      --      --      --      --      5.69%
                          -------  ------  ------  ------  ------  ------  -------  -------
Total interest-sensitive
 liabilities............. $ 9,296  $2,521  $  567  $1,270  $  277  $  993  $14,924  $14,902
                          =======  ======  ======  ======  ======  ======  =======  =======

--------
(1) Expected maturities are contractual maturities adjusted for prepayments of principal. The Bank uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Bank's historical experience. The Bank's average Constant Prepayment Rate ("CPR") is 16.7% and 18.2% on its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). For deposit liabilities, in accordance with standard industry practice and the Bank's own historical experience, "decay factors", used to estimate deposit runoff, of 41.8% (CPR) per year have been applied. The actual maturities of these instruments could vary substantially if future prepayments differ from the Bank's historical experience.

  The Bank continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost-effective, and therefore, has focused its efforts on increasing the Bank's yield-cost spread by attracting lower-costing retail deposits. In the past, the Bank has used derivatives, primarily interest rate exchange agreements, as a component of its interest rate risk management strategy. The purpose of the interest rate exchange agreements was to reduce the effect of rising interest rates on short-term deposits and FHLB advances, and the effect thereof on interest expense. The Bank currently has no interest rate exchange agreements or other off-balance sheet derivatives. The Bank had $734,000 in derivatives, consisting of interest-only strips and CMO residuals, at June 30, 1997.

                             INTEREST RATE MARGIN

  The following table provides information concerning the interest rate spread at the end of each of the past three fiscal years:

                                                                 JUNE 30
                                                             -----------------
                                                             1997  1996  1995
                                                             ----  ----  -----
Weighted average rate:
  Loans receivable, net..................................... 7.73% 7.74%  7.91%
  Mortgage-backed securities, net........................... 6.78  6.26   6.30
    Total loans and mortgage-backed securities.............. 7.58  7.49   7.40
  Federal funds sold and assets purchased under resale
   agreements............................................... 6.49  5.69   6.43
  Other investments(1)...................................... 8.41  9.58   9.05
    Total investments....................................... 7.10  6.99   7.58
    Total loans, mortgage-backed securities and investments. 7.55  7.46   7.40
Weighted average rate:
  Deposits--daily access.................................... 2.76  3.02   3.06
  Deposits--certificates.................................... 5.46  5.46   5.95
    Total deposits.......................................... 4.37  4.62   5.13
  Securities sold under agreements to repurchase............ 5.66  5.50   6.15
  Borrowings from FHLB...................................... 5.72  5.94   6.18
  Other borrowings.......................................... 7.78  7.76  10.63
    Total borrowings........................................ 5.72  5.87   6.18
    Total deposits and borrowings........................... 4.87  5.05   5.57
Interest rate spread........................................ 2.68% 2.41%  1.83%
Adjusted interest rate spread(2)............................ 2.79% 2.59%  1.98%

--------
(1) Includes certificates of deposit, other debt and equity securities, and investment in capital stock of FHLB.

(2) Net interest income annualized at the rates in effect as of the reported date divided by the balance of interest-earning assets as of such date.

  See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Net Interest Income" for an analysis of changes in interest income and interest expense and their effect on the results of the Bank's operations.

                                 SUBSIDIARIES

  The Bank conducts various business activities through its subsidiaries. Applicable regulations provide that federally chartered institutions such as the Bank may invest up to 2% of their assets in capital stock and secured and unsecured loans to subsidiary service corporations and an additional 1% of assets when the additional funds are used for community development and inner-city purposes. An institution that meets its regulatory capital requirements is also generally permitted to make conforming loans to service corporations (and certain joint ventures of service corporations) in which the institution owns or holds more than 10% of the capital stock in an aggregate amount of up to 50% of its regulatory capital. At June 30, 1997 the Bank's permissible investment limit was $833.4 million and the Bank's aggregate investment for regulatory purposes related to this limitation was $213.3 million.

  Subsidiaries of the Bank whose operations are on-going include GLENFED Brokerage Service ("GBS") and GLENFED Insurance Services, Inc. ("GIS"). GBS markets investments such as mutual funds and annuity products and provides discount securities brokerage services. GBS recorded total revenues and pre-tax earnings of $10.1 million and $5.1 million, respectively, for fiscal 1997 and had total assets of $14.5 million at June 30, 1997. GIS provides general insurance agency services. GIS recorded total revenues and pre-tax earnings of $5.4 million and $2.5 million, respectively, for fiscal 1997 and had total assets of $10.6 million at June 30, 1997. While these subsidiaries conduct their activities separately from those of the Bank, their principal sources of customers are referrals from the Bank's retail branch offices. These subsidiaries have contributed to the Bank's non-interest income and, as such, continue to be a part of the Bank's core operations.

                                  COMPETITION

  Savings institutions such as the Bank face intense competition in attracting retail deposits and in making real estate and other loans. The most direct competition for deposits comes from commercial banks, other savings institutions, credit unions, thrift and loan associations, short-term money market securities, including, in particular, money-market funds, and from other corporate and government securities. The principal basis of competition for funds is the interest rate paid.

  The principal methods used by the Bank to attract retail deposits include interest rate competition, convenient office locations, advertising, automated teller machines and customer service. Competition for retail deposits in California is particularly strong from large commercial banks because they provide a broader range of consumer services and have extensive branch networks.

  Competition in making loans comes principally from mortgage banking companies, other savings institutions, commercial banks and insurance companies. These institutions compete for loans primarily through the interest rates and loan fees charged and the efficiency, convenience and quality of services they provided to borrowers, home builders and real estate brokers. Many of the nation's largest savings institutions, commercial banks and mortgage banking companies operate in the same areas in which the Bank competes and consequently the Bank has had to market and price its own products aggressively.

                                   EMPLOYEES

  As of June 30, 1997, Glendale Federal had a total of 2,769 full-time equivalent employees. None of its employees are represented by any collective bargaining group. The Bank provides its full-time employees with a comprehensive program of benefits, most of which are on a contributory basis, including medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, long-term disability coverage, a pension plan and a 401(k) plan. Management considers the Bank's employee relations to be satisfactory with a work force which maintains an overall commitment to the mission and strategic goals of the Bank.

                                  REGULATION

GENERAL

  As a federally chartered and insured savings bank (referred to generally in applicable statutes as a "savings association"), Glendale Federal is subject to examination and supervision by the OTS and, in a back-up capacity, the FDIC and to federal statutes and regulations governing such matters as capital standards, business combinations, establishment of branch offices, lending, deposit taking and borrowing authority, permitted subsidiary investments and activities and general investment authority. Glendale Federal is also subject to various regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") concerning non-interest-bearing reserves required to be maintained against customer deposits and certain consumer protection laws and other regulations.

  Golden State is subject to regulation and examination by the OTS under the savings and loan holding company provisions of federal law.

  The descriptions of the statutes and regulations that are applicable to Glendale Federal and Golden State set forth herein do not purport to be complete descriptions of such statutes and regulations and their effects. Such descriptions also do not purport to identify every statute and regulation that may apply to Glendale Federal or Golden State.

  The enforcement authority of the OTS over savings institutions includes the ability to impose penalties for and to seek correction of violations of laws or regulations or unsafe or unsound practices by assessing civil money penalties, issuing cease and desist or removal and prohibition orders against an institution, its directors, officers or employees and other persons or initiating injunctive actions. In general, such enforcement actions may be initiated in response to violations of laws, regulations and cease and desist orders or to address unsafe or unsound conditions or practices.

  The FDIC may terminate the deposit insurance of any insured depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation or order, or any condition imposed in writing by the FDIC. It may also suspend deposit insurance temporarily during the hearing process if the institution has no tangible capital.

RESTRICTIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

  OTS regulations impose limitations on "capital distributions" by savings institutions, including cash dividends, payments to repurchase or otherwise acquire an institution's shares, payments to shareholders in a "cash-out" merger and other distributions charged against capital. An institution that exceeds its minimum capital requirements is permitted to make capital distributions in specified amounts based on its regulatory capital levels without prior OTS approval. The OTS retains the authority in all cases, however, to prohibit any capital distribution that would otherwise be authorized under its regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice and in each case requires prior notification of any proposed dividend or other capital distribution.

FEDERAL HOME LOAN BANK SYSTEM

  The FHLB System provides a central credit facility for member institutions. Glendale Federal is subject to certain regulations of the Federal Housing Finance Board and is required to own capital stock in its regional FHLB, the FHLB of San Francisco, in an amount at least equal to the greater of 1% of the aggregate outstanding balance of its loans secured by home mortgages, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its FHLB advances. As of

June 30, 1997, Glendale Federal was in compliance with this requirement with an investment in FHLB stock of $259.6 million. Institutions not satisfying certain "qualified thrift lender" requirements are subject to limitations on their ability to borrow from their FHLB.

LIQUIDITY

  Current federal regulations require savings institutions to maintain an average daily balance each month of liquid assets (as defined in the applicable regulations) equal to not less than a specified percentage of the average daily balance during the previous month of net withdrawable customer accounts and borrowings payable on demand or in one year or less (the "liquidity ratio"). The required liquidity ratio may be changed by the OTS within the range of 4% to 10% of an institution's net withdrawable accounts and short-term borrowings, depending upon economic conditions and the deposit flows of member institutions. The OTS has proposed to reduce the required liquidity ratio from the current requirement of 5% to the statutory minimum of 4%. Savings institutions must also maintain an average daily balance each month of short-term liquid assets equal to at least 1% of the average daily balance for the preceding calendar month of net withdrawable customer accounts plus borrowings payable on demand or in one year or less. The liquidity and short-term liquidity ratios of Glendale Federal for the month of June 1997 were 5.75% and 5.27%, respectively.

INSURANCE OF DEPOSIT ACCOUNTS

  The FDIC administers two separate deposit insurance funds. The Savings Association Insurance Fund (the "SAIF") insures the customer deposits of institutions that were formerly insured by the Federal Savings and Loan Insurance Corporation. The Bank Insurance Fund (the "BIF") insures the customer deposits of commercial banks and certain other institutions. Glendale Federal is a member of the SAIF.

  FDIC insurance premiums are assessed pursuant to a risk-based system under which institutions are classified on the basis of capital ratios, supervisory evaluation by the institutions' primary federal regulatory agency and other information deemed relevant by the FDIC. The deposit insurance premium assessment rate for SAIF-insured institutions currently ranges from 0% to 0.27%. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or the BIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members.

  Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the FDIC implemented a risk-based federal deposit insurance premium system under which savings institutions were previously assigned a deposit insurance premium rate ranging from 0.23% to 0.31%.

  During the third calendar quarter of 1996, federal legislation was enacted which, among other things, recapitalized the SAIF through a one-time special assessment for SAIF members, such as the Bank. The special assessment was at an assessment rate of .657% on the Bank's assessment base as of March 31, 1995. The Bank recorded a one-time charge of $55.5 million for the special assessment. The federal legislation also provided that, beginning January 1, 1997, the same risk-based insurance premium assessment schedule would apply to both SAIF members and BIF members, SAIF members having previously been subject to higher rates of insurance premium assessments than those applicable to BIF member institutions. The recapitalization of the SAIF has reduced the Bank's deposit insurance premium expense.

  Additionally, the federal legislation enacted in the third quarter of 1996 provides for full pro rata sharing by all federally-insured institutions by January 1, 2000, of the obligation, previously borne entirely by SAIF-insured institutions, to pay the interest on the bonds (commonly referred to as the "FICO Bonds") that were issued by a specially created federal corporation for the purpose of funding the resolution of failed thrift institutions. Beginning on January 1, 1997 through January 1, 2000 (or January 1, 1999 if federal legislation is enacted to merge the commercial bank and savings association charters for federal law purposes), FICO premiums for the BIF- and SAIF-insured deposits are $0.013 and $0.064 per $100 of deposits, respectively. The legislation provides for the merger of the BIF and the SAIF on January 1, 1999, into a newly created Deposit Insurance Fund, provided that the commercial bank and savings association charters are combined by that date. If the charters have been merged and the Deposit Insurance Fund created, pro rata FICO premium sharing will begin on January 1, 1999. Congress has begun consideration of legislation that would merge the commercial bank and savings association charters and would, in connection therewith limit the permitted range of business activities of savings association holding companies, while expanding the lending powers of institutions that are currently categorized as savings associations by categorizing them as commercial banks.

  Under current law, and subject to certain limitations, a savings institution may convert to a commercial bank charter if the resulting bank remains a member of the SAIF. Federal laws and regulations relating to deposit insurance now permit SAIF-insured savings institutions to merge with BIF-insured commercial banks, with the resulting merged institution being subject to proportionate assessments by the BIF and the SAIF. Upon payment of so-called entrance and exit fees to the relevant FDIC insurance funds and compliance with certain other requirements, transfers of deposit insurance from the SAIF to the BIF will also be permitted on a whole institution basis at such time as the SAIF attains a reserve to insured deposits ratio of 1.25% or under certain other circumstances.

CAPITAL REQUIREMENTS

  Federal Law and the capital regulations promulgated thereunder establish a "leverage limit" (also commonly referred to as the "core capital ratio"), a "tangible capital requirement" and a "risk-based capital requirement" for savings institutions subject to OTS supervision.

  The leverage limit currently requires a savings institution to maintain "core capital" of not less than 3% of adjusted total assets. "Core capital" generally includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and any related surplus, and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets (with certain exceptions for purchased and originated mortgage servicing rights ("MSRs"), and certain other intangible assets must generally be deducted from core capital. Under current regulations, up to 50% of core capital may be comprised of MSRs, with MSRs being valued for this purpose at the lowest of 90% of fair market value, 90% of original cost, or amortized book value as determined under generally accepted accounting principles. The OTS has proposed to remove the 50% of core capital limit on inclusion of the amount of MSRs that may be taken into account in the calculation of regulatory capital.

  Under the tangible capital requirement a savings institution must maintain "tangible capital" in an amount not less than 1.5% of adjusted total assets. "Tangible capital" is defined as core capital less any intangible assets other than readily marketable mortgage servicing rights which are included in core capital, and investments in certain subsidiaries engaged in activities not permissible for national banks.

  Under the risk-based capital requirement, a savings institution must maintain "total capital" (defined below) in an amount at least equal to 8% of its risk-weighted assets. Each asset held by a savings institution is assigned to one of four risk-weighting categories, based upon the degree of credit risk associated with the type of asset involved and ranging from 0% for low-risk assets such as U.S. Treasury securities and GNMA securities to 100% for various types of loans and other assets deemed to be of higher risk. Single family mortgage loans having loan-to-value ratios not exceeding 80% and meeting certain additional criteria, as well as 5 to 36 unit multi-family residential property loans meeting certain criteria, qualify for the 50% risk-weighting. The book value of each asset is multiplied by the risk-weighting applicable to the asset category, and the sum of the products of this calculation equals total risk-weighted assets. Off-balance sheet items are also included in the calculation of total risk-weighted assets through a formula intended to reflect the relative likelihood that a credit obligation would result from the off-balance sheet item.

  For purposes of the risk-based capital requirement, "total capital" means core capital (as described above) plus "supplementary capital" (as defined below), provided that the amount of supplementary capital may not exceed the amount of core capital, less certain assets. Supplementary capital includes
(i) certain types of cumulative perpetual preferred stock and other perpetual preferred stock, mandatory convertible subordinated debt and perpetual subordinated debt, (ii) "maturing capital instruments" such as mandatory redeemable preferred stock, intermediate-term preferred stock, commitment notes and subordinated debt meeting certain criteria, and (iii) general valuation loan and lease loss allowances, up to a maximum of 1.25% of risk-weighted assets. Under the risk-based capital requirements, assets excluded from total capital include equity investments (including certain direct investments in real estate) and that portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio.

  The Federal banking laws require each federal banking agency to monitor and to revise its risk-based capital standards as appropriate to ensure that such standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, and to ensure that such standards reflect the actual performance and expected risk of loss of multi-family mortgages.

  In addition to the above regulatory capital requirements, the Federal banking laws contain so-called "prompt corrective action" ("PCA") provisions pursuant to which banks and savings institutions are to be classified into one of five categories based primarily upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized," and which require, subject to certain exceptions, the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized." These provisions expand the powers and duties of the OTS and the FDIC and expressly authorize, or in many cases direct, regulatory intervention prior to the time at which regulatory capital becomes negative.

  The OTS regulations implementing the PCA provisions define the five capital categories. An institution is "well capitalized" if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio (Tier 1 capital to total assets) of 6% or greater, has a core capital ratio of 5% or greater and is not subject to any written capital order or directive to meet a specific capital level or any capital measure. An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater and has a core capital ratio of 4% or greater (3% for certain highly rated institutions). Institutions with lower capital ratios are categorized as "undercapitalized", "significantly undercapitalized" or "critically undercapitalized", with increasingly severe mandatory regulatory consequences at the descending capital levels, including mandatory appointment of a receiver or conservator if an institution's tangible equity to total assets ratio is 2% or lower. The OTS also has authority, after an opportunity for a hearing, to downgrade an institution from "well capitalized" to "adequately capitalized", or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

  At June 30, 1997, the Bank's regulatory capital ratios were significantly above the 5% core capital, 6% Tier 1 risk-based capital and 10% risk-based capital levels required by federal regulators for "well-capitalized" institutions. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Capital" and Note 18 of the Notes to Consolidated Financial Statements for further information regarding the Bank's regulatory capital ratios.

LOANS TO ONE BORROWER

  Savings institutions are generally subject to the loans-to-one borrower limitations that are applicable to national banks. With certain limited exceptions, the maximum amount that a savings institution may lend to one borrower (including certain related entities of such borrower) is an amount equal to 15% of the savings institution's unimpaired capital and unimpaired capital surplus, plus an additional 10% for loans fully secured by readily marketable collateral. Real estate is not included within the definition of "readily marketable collateral" for this purpose. Pursuant to recent regulatory amendments, the definition of the term "unimpaired capital and unimpaired surplus" has been changed to refer now generally to an institution's regulatory capital, and also to include in the basic 15% of capital lending limit, that portion of an institution's general valuation allowance that is not includable in regulatory capital as calculated for other regulatory purposes. At June 30, 1997, the maximum amount which Glendale Federal could have loaned to any one borrower (and related entities) was $159.5 million. At that date, the largest balance of loans which Glendale Federal had outstanding to any one borrower and related entities was $30.6 million. This loan was repaid in July 1997.

QUALIFIED THRIFT LENDER TEST

  Under the qualified thrift lender ("QTL") test provisions of applicable Federal law, a savings institution must maintain at least 65% of its portfolio assets in qualified thrift investments on a specified monthly average basis. In general, qualified thrift investments include loans, securities and other investments that are related to housing, small business and credit card lending, and, to a more limited extent, consumer lending and community service purposes. Portfolio assets are defined as an institution's total assets less goodwill and other intangible assets, the institution's business property and a limited amount of the institution's liquid assets.

  A savings institution's failure to remain a QTL may result in limitations on new investments and activities, imposition of branching restrictions, loss of FHLB borrowing privileges, and limitations on the payment of dividends. If a savings institution that is a subsidiary of a savings and loan holding company fails to regain QTL status within one year of its loss of such status, the holding company must register as and will be deemed to be a bank holding company subject to, among other things, the business activity restrictions of the Bank Holding Company Act ("BHCA").

  Glendale Federal's qualified thrift investments comprised 87.2% of its portfolio assets as of June 30, 1997.

COMMUNITY REINVESTMENT ACT

  The Community Reinvestment Act ("CRA") requires each savings institution, as well as commercial banks and other lenders, to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The CRA also requires the OTS to assess, as part of its examination of a savings institution, the performance of the institution in meeting the credit needs of its community and to take such assessments into consideration in reviewing applications for mergers, acquisitions and other transactions. An unsatisfactory CRA rating may be the basis for denying such an application. In connection with the assessment of a savings institution's CRA performance, the OTS will assign a rating of "outstanding", "satisfactory", "needs to improve" or "substantial noncompliance". Based on the most recent OTS examination conducted in March 1996, Glendale Federal's CRA performance was rated "satisfactory".

REAL ESTATE LENDING STANDARDS

  FDICIA requires the federal banking agencies to adopt uniform real estate lending standards. In response to this requirement, the OTS and the other federal banking agencies have jointly adopted uniform rules on real estate lending and related Interagency Guidelines for Real Estate Lending Policies (the "Guidelines"). The uniform rules require that institutions adopt and maintain comprehensive written policies for real estate lending. The policies must reflect consideration of the Guidelines and must address relevant lending procedures, such as loan to value limitations, loan administration procedures, portfolio diversification standards and documentation, approval and reporting requirements. Although the final rule did not impose specific maximum loan to value ratios, the related Guidelines state that such ratio limits established by individual institutions' boards of directors should not exceed levels set forth in the Guidelines, which range from a maximum of 65% for loans secured by raw land to 85% for improved property. No limit is set for single family residence loans, but the Guidelines state that such loans exceeding a 90% loan to value ratio should have private mortgage insurance or some form of credit enhancement. The Guidelines further permit a limited amount of loans that do not conform to these criteria. The Bank has adopted limits in accordance with the Guidelines.

SAVINGS AND LOAN HOLDING COMPANY REGULATIONS

  As a savings and loan holding company, Golden State is subject to certain restrictions with respect to its activities and investments. Among other things, Golden State is generally prohibited, either directly or indirectly, from acquiring more than 5% of the voting shares of any savings association or savings and loan holding company which is not a subsidiary.

  Similarly, OTS approval must be obtained prior to any person acquiring control of Golden State or the Bank. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the insured institution or the holding company. Control is also presumed to exist, but subject to rebuttal, if, among other things, a person acquires more than 10% of any class of voting stock (or 25% of any class of stock) and is subject to any of certain specified "control factors," which include the percentage of the debt and equity of the institution or holding company owned by the person, agreements giving the person influence over a material aspect of the operations of the institution or holding company and the number of seats on the board of directors of the institution or holding company held by the person or designees of the person.

  Golden State is considered an "affiliate" of the Bank for regulatory purposes. Savings associations are subject to the rules relating to transactions with affiliates and loans to insiders generally applicable to commercial banks that are members of the Federal Reserve System and certain additional limitations. In addition, savings associations are generally prohibited from extending credit to an affiliate, other than the association's subsidiaries, unless the affiliate is engaged only in activities which the Federal Reserve Board has determined to be permissible for bank holding companies and which the OTS has not disapproved.

  Savings and loan holding companies which control only one savings association are exempt, if the association meets its QTL test, from restrictions on the conduct of unrelated business activities that are applicable to other savings and loan holding companies and that are similar to the restrictions on the conduct of unrelated business activities applicable to bank holding companies under the Bank Holding Company Act.

                                   TAXATION

  For taxable years beginning prior to January 1, 1996, a savings institution that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts and to claim annual tax deductions for additions to such reserves. A qualifying savings institution was permitted to make annual additions to such reserves under a method based on the institution's loss experience. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the "percentage of taxable income" method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally, loans secured by an interest in improved real estate). The percentage of taxable income method permitted the institution to deduct a specified percentage of its taxable income before such deduction, regardless of the institution's actual bad debt experience, subject to certain limitations. Since 1988, Glendale Federal has claimed bad debt deductions under the experience method because that method produced a greater deduction than did the percentage of taxable income method.

  On August 20, 1996, the President signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repealed the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995 and provided for recapture of a portion of the reserves existing at the close of the last taxable year beginning before January 1, 1996. See Note 15 of the Notes to Consolidated Financial Statements for a discussion of the effect of this legislation on the Bank. For its tax years beginning on or after January 1, 1996, the Bank is required to account for its bad debts under the specific charge-off method. Under this method, deductions may be claimed only as and to the extent that loans become wholly or partially worthless.

  In addition to the regular corporate income tax, corporations, including qualifying savings institutions, are subject to an alternative minimum tax. The 20% tax is computed on Alternative Minimum Taxable Income ("AMTI") and applies if it exceeds the regular tax liability. AMTI is the regular taxable income with certain adjustments. For taxable years beginning after 1989, AMTI includes an adjustment for 75% of the excess of "adjusted current earnings" over regular taxable income. Net operating loss carrybacks and carryforwards are permitted to offset only 90% of AMTI.

  The California franchise tax applicable to Glendale Federal and other financial corporations is higher than the rate for general corporations. Prior to 1995 the additional tax rate was computed for each year under a formula and was "in lieu" of local personal property and business license taxes paid by general corporations but not generally paid by banks and financial corporations. For calendar 1994 the rate applicable to Glendale Federal was 11.47%. After 1994 the "in lieu" portion of the tax was set at 2% and the Bank's rate for 1995 and 1996 was 11.3%. For 1997 and subsequent years the rate is 10.84%. Under California law and regulations, financial corporations are permitted to claim a bad debt deduction by using a reserve method, with the reserve level being determined by past experience or current facts and circumstances. California franchise taxes are deductible for federal income tax purposes.

  Tax returns have been audited by the Internal Revenue Service through December 31, 1988 and by the California Franchise Tax Board through December 31, 1990. Under the federal statute of limitations, tax years through 1992 have closed without being audited. Under the California statute of limitations, the tax year ended December 31, 1991 has closed without audit.

  For additional information regarding taxation, see Note 15 of the Notes to Consolidated Financial Statements.

ITEM 2. PROPERTIES

  Glendale Federal conducts its business through 171 banking offices and 25 loan offices in California. Most of the loan offices are located in a branch building, but five are located in separately leased office facilities. The executive offices of the Bank are located at 414 North Central Avenue, Glendale, California. The Bank owns its executive offices and 86 of its banking offices, as well as 6 other properties in which service centers and other facilities are located, and leases the premises for 86 of its banking offices, as well as 15 other properties in which service centers and other facilities are located. The net book value of all offices at June 30, 1997 was $102 million, which included $13 million of leasehold improvements. Expirations of leases for facilities range from July 1997 to April 2034. See Notes 4 and 11 of the Notes to Consolidated Financial Statements for further information.

  The Bank evaluates the suitability and adequacy of all its facilities on a continuing basis, including branch offices, support buildings and service centers, and has an active program of relocating, remodeling or closing such facilities as necessary to maintain efficient and attractive facilities. The Bank believes its present facilities are adequate for its operating purposes.

ITEM 3. LEGAL PROCEEDINGS

GOODWILL LITIGATION AGAINST THE GOVERNMENT

  Following the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Bank sued the United States Government (the "Government") contending that FIRREA's treatment of supervisory goodwill constituted a breach by the Government of its 1981 contract with the Bank, under which the Bank merged with a Florida thrift and the Bank was permitted to include the goodwill resulting from the merger in the Bank's regulatory capital (Glendale Federal Bank, F.S.B. v. United States, No. 90-772C, in the United States Court of Federal Claims, filed August 15, 1990). In July 1992, the United States Court of Federal Claims (the "Claims Court") found in favor of the Bank's position, ruling that the Government breached its express contractual commitment to permit the Bank to include supervisory goodwill in its regulatory capital and that the Bank is entitled to seek financial compensation.

  On May 25, 1993, a three-judge panel of the United States Court of Appeals for the Federal Circuit (the "Federal Circuit") reversed the Claims Court's July 1992 judgment in favor of the Bank, ruling that the Government was not liable for breach of contract, and remanded the case for trial of the Bank's constitutional and other claims. On August 18, 1993, the Federal Circuit granted the Bank's request for rehearing en banc and vacated the panel decision reversing the Claims Court's July 1992 judgment. On August 30, 1995 the Federal Circuit, by a 9 to 2 decision, affirmed the judgment of the Claims Court in favor of the Bank.

  The Government subsequently appealed this decision to the United States Supreme Court and on July 1, 1996, the Supreme Court, by a vote of 7 to 2, ruled that the Government had breached its contract with the Bank and remanded the case to the Claims Court for a determination of damages. The trial to determine damages commenced on February 24, 1997 and is expected to end in the March 1998 quarter, with a decision anticipated by the end of June 1998. The Bank completed presentation of its case in chief on July 21, 1997. The Bank has presented evidence on three alternative damages theories: (1) "Reliance Damages", pursuant to which the Bank presented evidence of damages in the amount of approximately $900 million; (2) "Expectation Damages", pursuant to which the Bank presented evidence of damages in the amount of approximately $1.5 billion; and (3) "Restitution", pursuant to which the Bank presented evidence of damages in excess of approximately $1.9 billion.

  At a status conference conducted on July 29, 1997 the Claims Court gave its view of the damages case presented by Glendale Federal. The Court, while careful to state that it had not yet heard any of the Government's evidence, indicated that Glendale Federal has presented a strong case on all three of its damages theories and that the Court had found the Bank's witnesses to be credible.

  Subsequent to the July 29 status conference, the Government filed motions with the Claims Court seeking leave to plead four new defenses to the Bank's claims. One of these new defenses asserts that certain testimony by Glendale Federal witnesses at the trial is inconsistent with prior documents filed by the Bank and that these inconsistencies constitute a fraud against the Government that should result in forfeiture of Glendale Federal's right to compensation for the Government's breach of contract. The Government also requested the Court to grant summary judgment on its fraud claim.

  In its response to the Government's summary judgment motion, Glendale Federal stated that the Government's motion is unfounded and without merit and urged the Court not only to deny the motion but also to levy sanctions against the Government on the grounds that the fraud claim and related summary judgment motion appear to have been filed either for their intimidating effect or for the purpose of harassment, delay or increasing litigation costs. The Claims Court has not yet decided these matters or established a schedule for doing so.

  On September 2, 1997 the Government began the presentation of its case in chief.

SHAREHOLDER CLASS ACTION LITIGATION

  A wholly-owned subsidiary of the Bank, as the successor by merger to the Bank's former parent corporation, GLENFED, Inc. ("GLENFED"), is a defendant in consolidated class actions pending in the United States District Court for the Central District of California (the "District Court"), entitled In Re GLENFED Inc. Securities Litigation, Civil No. 91-0818 WJR, originally filed on January 18, 1991. The original consolidated complaint was dismissed by the Court on July 15, 1991, with leave to amend, for failure to allege with specificity the securities law and common law fraud claims asserted in the complaint. The complaint alleged, among other things, that various misrepresentations were made concerning the financial condition and operations of GLENFED and the Bank prior to GLENFED's announcement of a $140 million loss on or about January 16, 1991.

  After dismissal of the complaint, the plaintiffs filed an amended complaint which was dismissed by the District Court, which then entered judgment in favor of GLENFED and the individual officer and director defendants. Plaintiffs appealed this dismissal and on September 15, 1993, the United States Court of Appeals for the Ninth Circuit (the "Appeals Court") affirmed the judgment dismissing the complaint. On December 9, 1994, the Appeals Court, sitting en banc, reversed the decision of the three-judge panel which had found in favor of GLENFED on only one of the alternative grounds on which the District Court had based its opinion. Since the three-judge panel had not ruled on all the grounds which formed the basis of the District Court's opinion, the en banc court remanded the case to the three-judge appellate panel for a ruling on the remaining grounds. On July 13, 1995, the three-judge panel of the Appeals Court entered an order affirming the dismissal by the District Court of the outside directors and remanded the remainder of the case to the District Court for further proceedings.

  On November 12, 1996, the court heard GLENFED's and the remaining officers' and directors' motion for summary judgment and/or summary adjudication. On January 6, 1997, the court denied the motion for summary judgment but granted the motion for summary adjudication that: 1) the marketplace was informed of conditions in the real estate and savings and loan industries during the relevant time period; and 2) defendants monitored and disclosed the status of GLENFED's loan loss and non-performing assets and did not make false or misleading statements in regard to said reserves and assets. The issue remaining in the case is whether the defendants had a reasonable belief that certain subsidiaries could be sold without a loss. On April 15, 1997 the court issued a ruling denying class certification. If the case does not proceed as a class action, it would involve only the individual claims of the plaintiffs. Counsel for the purported class has filed a motion in intervention to substitute other class representatives. The hearing on the motion was heard on June 3, 1997 and was granted. The new plaintiffs have filed a complaint seeking class status. A motion for class certification is pending. The company plans to vigorously oppose the claims of the new plaintiffs.

  Certain of the former officers and directors of GLENFED were also named defendants in a California state court derivative action (entitled Donald P. Delliquanti, et al. v. Norman M. Coulson, et al. and GLENFED, Inc., as a nominal defendant, Case No. BC021028, filed February 8, 1991 in Los Angeles County, California Superior Court) which charges those persons who were directors of GLENFED during the period covered by the plaintiff's allegations with breach of fiduciary duty and mismanagement in connection with past write-downs and loss provisions for real estate loans and investments. Since the litigation is derivative in nature, the subsidiary of the Bank which is the successor to GLENFED would be a recipient of any judgment and has no exposure to damages. On October 8, 1991, the Court sustained the defendant's demurrer to the second amended complaint in this action and entered judgment in favor of GLENFED and the individual officer defendants. The plaintiffs filed an appeal, and on September 1, 1993, the Court of Appeals reversed the decision of the lower Court. The case is set for trial on May 6, 1998.

OTHER LITIGATION

  In addition to the matters described above, Glendale Federal or its subsidiaries are involved as plaintiff or defendant in various legal actions incidental to their business, none of which is believed by management to be material to the financial condition or results of operations of Glendale Federal and its subsidiaries on a consolidated basis.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  On July 23, 1997, a special meeting of stockholders of Glendale Federal Bank (the "Bank") was held to vote on the proposal to adopt an Agreement and Plan of Reorganization pursuant to which a holding company, Golden State Bancorp Inc. ("Golden State"), would be formed for the Bank.

  Holders of the Bank's common stock approved the formation of the holding company with 32,715,297 votes cast "For", 126,997 votes cast "Against" and 120,302 shares abstaining. Holders of the Bank's Noncumulative Preferred Stock, Series E, approved the formation of the holding company with 3,379,324 votes cast "For", 3,542 votes cast "Against" and 3,675 shares abstaining.

  The formation of the holding company became effective on July 24, 1997, and the Bank became a wholly-owned subsidiary of Golden State on that date.

ITEM 4A. EXECUTIVE OFFICERS

  The following table sets forth certain information concerning executive officers of Glendale Federal. Each executive officer below serves at the discretion of the Board of Directors. The business experience of each during the last five years is set forth in the paragraphs following the table. All of the following positions are with the Bank except as expressly indicated for Messrs. Trafton, Fink, Haynes and Eller.

              NAME            AGE                   POSITION(S) HELD
              ----            ---                   ----------------
      James W. Bean, Jr.      50        Senior Vice President and Chief Auditor
      Vincent L. Beatty       37        Executive Vice President and Director,
                                        Marketing/Communications/Corporate
                                        Relations/Corporate Development
      William J. Birch        50        Executive Vice President and Manager,
      James R. Eller, Jr.     50        Corporate Counsel and Secretary;
                                        Secretary of Golden State
      Howard C. Everakes      46        Executive Vice President and General
                                        Counsel
      Richard A. Fink         57        Senior Executive Vice President and
                                        Chief Credit Officer and Director; Vice
                                        Chairman and Director of Golden State
      Michael E. Goraleski    49        Executive Vice President and President,
                                        Retail Subsidiaries
      John E. Haynes          52        Executive Vice President and Chief
                                        Financial Officer; Chief Financial
                                        Officer of Golden State
      Gregory L. Hendry       37        Senior Vice President and Chief
                                        Accounting Officer
      Terry D. Hess           50        Executive Vice President and Director,
                                        Business
      Lelah L. Jenkins        50        Executive Vice President and Chief
                                        Information Officer
      Jeffrey D. Misakian     38        Senior Vice President and Director,
                                        Corporate Relations
      Kathryn D. Snyder       40        Executive Vice President and Treasurer
      Stephen J. Trafton      51        Chairman of the Board, Chief Executive
                                        Officer and President; Chairman, Chief
                                        Executive Officer and President of
                                        Golden State
      Robert R. Trujillo      46        Executive Vice President and Director,
                                        Franchise Management/Sales
      Sharon K. Winston       45        Executive Vice President and Director,
                                        Corporate Human Resources

  The following biographical entries are solely with respect to the Bank.

  James W. Bean, Jr. has been Senior Vice President and Chief Auditor since
1991.

  Vincent L. Beatty has been Executive Vice President and Director, Marketing/Communications/ Investor Relations/Corporate Development, of Glendale Federal since February 1997. From April 1990 until May 1992, Mr. Beatty was Vice President, Strategic Risk Management. He was appointed Senior Vice President, Strategic Risk Management in May 1992; Senior Vice President and Director, Lending Operations, in December 1992; Senior Vice President and Director, Retail Bank Operations, in June 1994; Executive Vice President and Director, Retail Bank Operations, in October 1994; Executive Vice President and Director, Bank and Lending Operations, in January 1995; and Executive Vice President and Director, Loan Sales/Operations/Corporate Development in February 1996.

  William J. Birch has been Executive Vice President and Manager, Retail Banking, of Glendale Federal since 1992. From 1988 until 1992 he was Senior Vice President, Corporate Administrative Services. During 1992 Mr. Birch was Executive Vice President, Bank Operations.

  James R. Eller, Jr. has been Corporate Counsel and Secretary of Glendale Federal since 1992. From 1991 until 1992 he was Vice President, Associate Counsel and Assistant Secretary of Security Pacific National Bank.

  Howard C. Everakes has been General Counsel of Glendale Federal since April 1993 and Executive Vice President since April 1994. From 1989 until 1993 he was Senior Vice President/Counsel and California Legal Staff Manager.

  Richard A. Fink has been Senior Executive Vice President and a Director of Glendale Federal since May 1992. He served as Chief Legal Officer from May 1992 until April 1994; Director, Corporate Development, from April 1994 until February 1996; and has been the Bank's Chief Credit Officer since February 1996. From 1980 until May 1992, he was a partner in the law firm of McKenna & Fitting and was actively involved in advising the Bank with respect to legal and regulatory matters. On March 31, 1993 a state court receiver was appointed for McKenna & Fitting.

  Michael E. Goraleski has been Executive Vice President and President, Retail Subsidiaries, since January 1987.

  John E. Haynes has been Executive Vice President and Chief Financial Officer of Glendale Federal since April 1992. In September 1991 he became Senior Vice President and Chief Accounting Officer. He served as Chief Accounting Officer until March 1993. He served as Chief Information Officer from January 1995 until July 1996.

  Gregory L. Hendry has been Senior Vice President and Chief Accounting Officer since March 1993. From February 1991 until March 1993 he was Vice President and Manager, Technical Accounting.

  Terry D. Hess has been Executive Vice President and Director, Business Banking, of Glendale Federal since July 1996. Mr. Hess was Executive Vice President and Chief Credit Officer from June 1991 until July 1995 and was Executive Vice President and Director, Community Business Banking from July 1995 until July 1996.

  Lelah L. Jenkins has been Executive Vice President and Chief Information Officer of Glendale Federal since July 1996. From March 1991 to September 1995 she was Director, Company-Wide Systems, of The Walt Disney Company. Ms. Jenkins joined Glendale Federal in September 1995 as Senior Vice President and Director, Information Services. From April 1996 until July 1996 she was Senior Vice President and Director, Technology Services.

  Jeffrey D. Misakian has been Senior Vice President and Director, Corporate Relations, of Glendale Federal since August 1994. From September 1990 until March 1993 Mr. Misakian was Vice President and Manager, Financial Reporting. Mr. Misakian was Senior Vice President and Director, Investor Relations and Financial Reporting, from March 1993 until August 1994.

  Kathryn D. Snyder has been Executive Vice President and Treasurer of Glendale Federal since February 1996. She was Senior Vice President and Treasurer from January 1991 until November 1992; Executive Vice President and Treasurer from November 1992 until July 1995; and Executive Vice President, Asset and Liability Risk Management, and Treasurer from July 1995 until February 1996.

  Stephen J. Trafton has been Chairman of the Board, Chief Executive Officer and President of Glendale Federal since April 1992. Mr. Trafton joined Glendale Federal in July 1990 as Senior Executive Vice President and Chief Financial Officer and served as Chief Financial Officer until April 1992. He has served as a Director since June 1991. From June 1991 until April 1992 he was Vice Chairman of the Board.

  Robert R. Trujillo has been Executive Vice President and Director, Franchise Management/Sales since February 1997. From 1989 until July 1992 he was Senior Vice President and Manager, Branch Development/Promotion and Market Research. From July 1992 until December 1992 Mr. Trujillo was Senior Vice President and Director of Marketing; from December 1992 until June 1994 he was Senior Vice President and Manager of Marketing, Customer Service Quality; from June 1994 until October 1994 he was Senior Vice President and Director, Franchise Management; from October 1994 until February 1996 he was Executive Vice President and Director, Franchise Management; and from February 1996 until February 1997 he was Executive Vice President and Director, Franchise Management and Marketing.

  Sharon K. Winston has been Executive Vice President and Director, Corporate Human Resources since June 1997. From November 1991 until May 1992 she was Vice President and Human Resources Compliance Officer. From May 1992 until August 1994 she was Vice President and Manager, Staffing/Management Development/Employee Relations and Compliance of Glendale Federal. From August 1994 until June 1997, she was Senior Vice President and Director, Corporate Human Resources.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF THE REGISTRANT'S COMMON STOCK

  Prior to completion of the organization of Golden State as the parent holding company for the Bank on July 24, 1997, the Bank's common stock was listed on the New York Stock Exchange ("NYSE") under the symbol "GLN" and was also listed on the Pacific Stock Exchange ("PSE"). On July 25, 1997, shares of Golden State common stock, which were exchanged for Bank common stock on a share-for-share basis in connection with the holding company formation transaction, began trading on the NYSE and PSE under the new stock symbol "GSB". The following table sets forth, for the periods indicated, the range of high and low sale prices of the Bank's common stock:

                                                                  HIGH     LOW
                                                                  ----     ----
   Year Ended June 30, 1997
     First Quarter............................................... $20      $15 7/8
     Second Quarter..............................................  23 7/8   17 3/8
     Third Quarter...............................................  28 1/8   22 1/2
     Fourth Quarter..............................................  27       22 1/4

   Year Ended June 30, 1996
     First Quarter............................................... $17      $12 1/8
     Second Quarter..............................................  18       14 5/8
     Third Quarter...............................................  19 1/8   15 1/2
     Fourth Quarter..............................................  19 1/8   16

  At the close of business on July 24, 1997, the last day on which the Bank's common stock was publicly traded, its price was $28 3/4.

  The Bank has not paid any cash dividends on its common stock in the last three fiscal years. Refer to Item 1. "Business--Regulation," and Note 19 of the Notes to Consolidated Financial Statements for information with respect to current restrictions on the Bank's ability to pay dividends.

NUMBER OF HOLDERS OF COMMON STOCK

  At July 24, 1997, 50,363,923 shares of Bank common stock were outstanding and held by approximately 8,297 holders of record. All of the outstanding common stock of the Bank is now owned, directly or indirectly, by Golden State.

ITEM 6. SELECTED FINANCIAL DATA

  The following tables summarize the Bank's financial condition and its operating results for the past five fiscal years. See Notes 4 and 19 of the Notes to Consolidated Financial Statements for discussion of acquisitions and dispositions in fiscal 1997 and 1995 and the Bank's recapitalization in fiscal 1994 which affect the comparability of the information provided in the tables below.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                 CONSOLIDATED FIVE YEAR SUMMARY OF OPERATIONS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                           YEARS ENDED JUNE 30
                          ----------------------------------------------------------
                             1997        1996        1995       1994         1993
                          ----------  ----------  ----------  ---------   ----------
Interest income.........  $1,072,956  $1,080,035  $1,086,658  $ 989,945   $1,134,310
Interest expense........     693,972     746,970     768,939    678,664      774,997
                          ----------  ----------  ----------  ---------   ----------
    Net interest in-
     come...............     378,984     333,065     317,719    311,281      359,313
Provision for loan loss-
 es.....................      25,204      40,350      66,150    139,726      251,261
                          ----------  ----------  ----------  ---------   ----------
    Net interest income
     after provision for
     loan losses........     353,780     292,715     251,569    171,555      108,052
Other income:
 Fee income.............      90,696      69,977      69,311     60,513       58,051
 Gain (loss) on sale of
  loans, net............        (291)       (690)        146        665        3,147
 Gain (loss) on sale of
  mortgage-backed secu-
  rities, net...........      (1,804)    (34,222)    (11,725)     1,099       29,258
 Gain on sale of bank-
  ing operations........         --          --       73,713        --           --
 Other income (loss),
  net...................          62        (707)      3,001     (1,936)      (3,461)
                          ----------  ----------  ----------  ---------   ----------
    Total other income..      88,663      34,358     134,446     60,341       86,995
Other expenses:
 Compensation and em-
  ployee benefits.......     114,270     101,502     105,218    126,037      123,388
 Occupancy expense,
  net...................      31,777      29,698      31,433     37,691       39,535
 Regulatory insurance...      16,317      27,491      29,077     38,233       34,881
 Advertising and promo-
  tion..................      24,416      24,798      18,855     16,285       11,078
 Furniture, fixtures
  and equipment.........      12,585      11,605      14,559     24,793       29,585
 Stationery, supplies
  and postage...........      11,628      10,158       9,065     11,174       11,221
 Other general and ad-
  ministrative ex-
  penses................      52,231      41,683      35,265     37,449       30,440
                          ----------  ----------  ----------  ---------   ----------
    Total general and
     administrative ex-
     penses.............     263,224     246,935     243,472    291,662      280,128
 SAIF special assess-
  ment..................      55,519         --          --         --           --
 Legal expense--good-
  will lawsuit..........      24,058       1,929         369        304        1,525
 Operations of real es-
  tate held for sale or
  investment............         935       1,242         (31)     2,690       31,488
 Operations of real es-
  tate acquired in set-
  tlement of loans......       6,623       8,426      15,034     24,089       44,367
 Amortization of good-
  will and other intan-
  gible assets..........       5,530       5,147       1,724      9,764       16,028
 Write-off of assets
  held for Florida dis-
  position..............         --          --          --     136,209          --
                          ----------  ----------  ----------  ---------   ----------
    Total other ex-
     penses.............     355,889     263,679     260,568    464,718      373,536
Earnings (loss) before
 income tax provision
 (benefit) and
 extraordinary items....      86,554      63,394     125,447   (232,822)    (178,489)
Income tax provision
 (benefit)..............      36,131      21,342      52,146    (10,171)     (39,299)
                          ----------  ----------  ----------  ---------   ----------
Earnings (loss) before
 extraordinary items....      50,423      42,052      73,301   (222,651)    (139,190)
Extraordinary items,
 net....................         --          --        1,755     14,092       58,344
                          ----------  ----------  ----------  ---------   ----------
    Net earnings
     (loss).............  $   50,423  $   42,052  $   75,056  $(208,559)  $  (80,846)
                          ==========  ==========  ==========  =========   ==========
Earnings (loss) applica-
 ble to common share-
 holders:
 Net earnings (loss)....  $   50,423  $   42,052  $   75,056  $(208,559)  $  (80,846)
 Dividends declared on
  preferred stock.......     (10,841)    (16,156)    (17,668)   (13,759)         --
 Premium on exchange of
  preferred stock for
  common stock..........      (4,173)     (9,443)        --         --           --
                          ----------  ----------  ----------  ---------   ----------
 Earnings (loss) appli-
  cable to common
  shareholders..........  $   35,409  $   16,453  $   57,388  $(222,318)  $  (80,846)
                          ==========  ==========  ==========  =========   ==========
Earnings (loss) per
 share:
 Primary:
   Earnings (loss) be-
    fore extraordinary
    items...............  $     0.63  $     0.36  $     1.28  $   (6.48)         N/A
   Net earnings (loss)..        0.63        0.36        1.32      (6.10)         N/A
 Fully diluted:
   Earnings (loss) be-
    fore extraordinary
    items...............        0.62        0.35        1.16      (6.48)         N/A
   Net earnings (loss)..        0.62        0.35        1.19      (6.10)         N/A
Return on average as-
 sets...................        0.33%       0.28%       0.46%     (1.19)%      (0.45)%
Return on average equi-
 ty.....................        5.14        4.45        8.26     (22.18)      (12.26)
Efficiency ratio(1).....       56.04       61.27       62.91      78.53        67.48

-------
(1) Defined as total general and administrative expenses divided by the sum of net interest income before provision for loan losses plus fee income.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

             CONSOLIDATED FIVE YEAR SUMMARY OF FINANCIAL CONDITION
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    JUNE 30
                          ---------------------------------------------------------------
                             1997         1996         1995         1994         1993
                          -----------  -----------  -----------  -----------  -----------
         ASSETS
Cash and amounts due
 from banks.............  $   221,557  $   153,608  $   139,697  $   164,576  $   217,689
Federal funds sold and
 assets purchased under
 resale agreements......      632,000      433,000      296,000      315,961      842,767
Other investments.......       31,799       18,877       42,326      166,040      523,725
Loans receivable, net...   11,905,093   10,727,909    9,899,297    9,595,780   10,850,039
Mortgage-backed securi-
 ties, net..............    2,279,534    2,240,790    4,723,457    5,363,779    4,044,744
Real estate held for
 sale or investment.....        8,689       12,072       13,303       16,995       48,040
Real estate acquired in
 settlement of loans....       61,500       78,249      105,730      146,835      194,187
Investment in capital
 stock of Federal Home
 Loan Bank, at cost.....      259,587      192,842      185,799      139,678      126,390
Mortgage servicing as-
 sets...................      284,472      127,399       99,122       68,719       83,217
Goodwill and other in-
 tangible assets........       99,533       59,216       63,538       47,781      385,754
Assets held for Florida
 disposition, net.......          --           --           --       257,363          --
Other assets............      434,495      412,602      475,977      519,524      592,281
                          -----------  -----------  -----------  -----------  -----------
                          $16,218,259  $14,456,564  $16,044,246  $16,803,031  $17,908,833
                          ===========  ===========  ===========  ===========  ===========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Deposits................  $ 9,356,909  $ 8,723,976  $ 8,734,880  $10,919,806  $11,615,529
Securities sold under
 agreements to repur-
 chase..................      768,682      758,050    2,695,176    2,306,274    3,064,995
Borrowings from the
 FHLB...................    4,788,000    3,838,000    3,495,000    2,443,428    2,192,272
Other borrowings........       10,782       10,599       28,883       96,890      141,971
Other liabilities.......      281,812      168,488      148,460      158,419      233,779
Stockholders' equity....    1,012,074      957,451      941,847      878,214      660,287
                          -----------  -----------  -----------  -----------  -----------
                          $16,218,259  $14,456,564  $16,044,246  $16,803,031  $17,908,833
                          ===========  ===========  ===========  ===========  ===========
Common shares outstand-
 ing....................   50,348,509   46,729,698   40,719,718   37,737,434          N/A
Book value per common
 share..................  $     17.81  $     17.37  $     18.19  $     17.24          N/A
Tangible book value per
 common share...........  $     15.83  $     16.11  $     16.63  $     10.89          N/A
Interest rate spread....         2.68%        2.41%        1.83%        2.13%        2.25%
Ratio of non-performing
 assets to total assets.         1.26%        1.90%        2.22%        3.94%        4.77%
Average equity to aver-
 age assets.............         6.45%        6.24%        5.52%        5.34%        3.70%
Regulatory capital ra-
 tios:
 Tangible capital.......         5.67%        6.29%        5.44%        4.28%        1.87%
 Core capital...........         5.67%        6.29%        5.44%        4.65%        2.65%
 Risk-based capital.....        11.17%       11.93%       11.15%        9.61%        5.77%
Number of full service
customer facilities.....          166          150          148          217          215

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                   OVERVIEW

EARNINGS PERFORMANCE

  The Bank recorded net earnings of $50.4 million, or $0.62 per fully diluted share, in fiscal 1997, compared to net earnings of $42.1 million, or $0.35 per fully diluted share, in fiscal 1996 and $75.1 million, or $1.19 per fully diluted share, in fiscal 1995.

  Net earnings for fiscal 1997 included a special assessment by the FDIC of $55.5 million ($31.9 million after-tax) to recapitalize the SAIF and legal expenses for the Bank's goodwill litigation of $24.1 million ($13.8 million after-tax). See "SAIF Special Assessment" below and "Results of Operations-- Legal Expenses--Goodwill Lawsuit" for additional information.

  Net earnings for fiscal 1996 included a loss of $28.2 million ($19.7 million after-tax) on the sale of $1.7 billion of CMOs. See "Sale of CMO Investment Portfolio" below for additional information. Also included in results of operations for fiscal 1996 is an after-tax loss of $1.7 million on the sale of the Bank's former headquarters facility and legal expenses for the goodwill litigation of $1.9 million ($1.3 million after-tax).

  Net earnings for fiscal 1995 included a gain of $50.7 million ($29.7 million after- tax) resulting from the sale of University Savings, a gain of $23.0 million ($2.3 million after-tax) resulting from the sale of the Bank's Florida franchise and an extraordinary after-tax gain of $1.8 million resulting from University Savings' early extinguishment of $42.1 million of borrowings from the FHLB and legal expenses for the goodwill litigation of $0.4 million ($0.2 million after-tax).

  During fiscal 1997 and 1996, the Bank exchanged 1.2 million shares and 2.2 million shares, respectively, of its Series E preferred stock for 3.1 million shares and 5.9 million shares, respectively, of Bank common stock. See Note 19 of the Notes to Consolidated Financial Statements for additional information on these transactions.

  Excluding the after-tax impact of the non-recurring items mentioned above and the effect of the preferred stock conversions, adjusted net earnings for fiscal 1997 were $96.2 million, or $1.39 per fully-diluted share compared to adjusted net earnings for fiscal 1996 of $64.8 million, or $0.99 per fully diluted share, and adjusted net earnings in fiscal 1995 of $41.5 million, or $0.57 per fully diluted share.

  The 48% improvement in adjusted net earnings in fiscal 1997 over fiscal 1996 reflects higher net interest income, lower credit-related costs, increases in loan servicing income and other fees and service charges and reduced FDIC insurance premiums, partially offset by an increase in the Bank's effective income tax rate and increases in certain general and administrative expenses due to expansion of the Bank's business lines and the acquisitions of TransWorld and OneCentral.

  The 56% improvement in adjusted net earnings in fiscal 1996 over fiscal 1995 reflects higher net interest income, lower credit-related costs and an increase in other fees and service charges, partially offset by reduced loan servicing income and an increase in general and administrative expenses. See "Results of Operations" for a further discussion of factors affecting the Bank's earnings performance.

  The Bank's interest rate spread was 2.68% at June 30, 1997, as compared with 2.41% and 1.83% at June 30, 1996 and 1995, respectively. The Bank's interest rate spread improved by 27 basis points in fiscal 1997 primarily due to a decline in the Bank's cost of funds and, to a lesser extent, due to an increase in the yield on its interest-earning assets. The decrease in the cost of funds reflects a lower interest rate environment, the replacement of maturing higher-cost FHLB advances with lower-cost advances and a decline in deposit costs due in part to a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts and to the addition of lower-costing deposits obtained in the TransWorld and OneCentral acquisitions.

  The Bank's interest rate spread significantly improved in fiscal 1996, as compared to fiscal 1995, primarily due to a decline in the Bank's cost of funds and, to a lesser extent, due to an increase in the yield on its interest-earning assets. The increase in the earning-asset yield was primarily due to increases in rates borne by adjustable-rate loans and mortgage-backed securities, the sale of the Bank's lower yielding fixed-rate CMO portfolio and the partial reinvestment of the proceeds from that sale into higher yielding adjustable-rate loans. The decrease in the cost of funds reflects the reduced level of higher-cost borrowings resulting from the repayment of such borrowings with a portion of the proceeds of the CMO sales, a decrease in overall interest rates and a decline in deposit costs.

  See "Results of Operations--Net Interest Income" for additional discussion of the Bank's interest rate spread and the impact possible future interest rate changes could have on the Bank's net interest income.

  See Note 1 of the Notes to Consolidated Financial Statements for information on current accounting pronouncements and their impact on the Bank's consolidated financial statements.

CENFED ACQUISITION

  On August 18, 1997, Golden State entered into an agreement to acquire CENFED Financial Corporation and its federal savings bank subsidiary, CenFed Bank. The agreement is subject to regulatory and other approvals and is expected to close in the first calendar quarter of 1998. The terms of the transaction provide for a tax-free exchange of 1.2 shares of Golden State common stock for each outstanding share of CENFED's common stock. This acquisition will be accounted for as a pooling-of-interests.

  At June 30, 1997, CENFED operated 18 branches and had $2.3 billion in assets, including $1.5 billion in gross loans receivable, and $1.5 billion in deposits, over 79% of which were in certificate of deposit accounts. On a pro-forma basis as of June 30, 1997, Golden State would have consolidated assets of $18.5 billion, total deposits of $10.9 billion, stockholders' equity of $1.1 billion and 184 banking offices.

  This acquisition will provide Glendale Federal entry into several markets in which it does not currently operate. With CENFED's servicing portfolio of SBA loans Glendale Federal, upon completion of the acquisition, will become the fourth largest servicer of SBA loans in the State of California.

SAIF SPECIAL ASSESSMENT

  On September 30, 1996, President Clinton signed legislation providing for a special assessment on thrift institutions whose customer deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Pursuant to the new law, a one-time fee was payable by all SAIF-insured institutions at the rate of $0.657 per $100 of deposits held by such institutions at March 31, 1995. In the quarter ended September 30, 1996, the Bank recorded a pre-tax accrual of $58.7 million for this assessment. In the fourth quarter ended June 30, 1997, the Bank reversed $3.2 million of this accrual to reflect the actual assessment for fiscal 1997 of $55.5 million. The recapitalization of the SAIF has resulted in lower deposit insurance premiums beginning with the third quarter of fiscal 1997.

SALE OF CMO INVESTMENT PORTFOLIO

  During fiscal 1996, the Bank sold $1.7 billion of its fixed-rate CMO investments (the "CMO Sale") and recorded a pre-tax loss of $28.2 million. The Bank's decision to sell most of its CMO portfolio was part of a strategic realignment of the Bank's mortgage-backed securities portfolio in which $2.8 billion of mortgage-backed securities were reclassified from "held to maturity" to "available for sale" during the quarter ended December 31, 1995, in compliance with the implementation guidance for SFAS 115. The reclassification included the Bank's $1.8 billion fixed-rate CMO portfolio and $1.0 billion of its adjustable-rate pass-through securities portfolio.

  The realignment of the Bank's mortgage-backed securities portfolio and the Bank's use of proceeds from the CMO Sale to reduce wholesale borrowings improved the Bank's funding mix of deposits and borrowings, increased its interest rate spread, reduced its interest-rate risk exposure and made additional capital available for merger and acquisition or other reinvestment strategies.

CAPITAL

  At June 30, 1997, the Bank's tangible book value was $15.83 per common share and $14.35 per fully diluted share, versus $16.11 per common share and $14.18 per fully diluted share at June 30, 1996. The Bank's core capital, Tier 1 risk-based capital and total risk-based capital ratios at June 30, 1997 were 5.67%, 10.02% and 11.17%, respectively, placing the Bank in the "well-capitalized" category as defined by federal regulations, which require 5% core, 6% Tier 1 risk-based and 10% total risk-based capital to assets ratios to qualify for that designation. At June 30, 1996, the Bank's core capital, Tier 1 risk-based capital and total risk-based capital ratios were 6.29%, 10.79% and 11.93%, respectively.

  The Bank's capital ratios decreased in the twelve months ended June 30, 1997 due to the completion of the OneCentral and TransWorld acquisitions and the $1.8 billion increase in assets during the period. The Bank's capital ratios could decrease in future periods due to, among other things, acquisition activity and further growth in assets, but the Bank nonetheless expects to continue to remain in the "well capitalized" category as defined by OTS.

                            BALANCE SHEET ANALYSIS

  The Bank's asset size and composition have been determined principally by seeking to balance regulatory capital requirements, liquidity, yield and risk. Consolidated assets of the Bank increased by $1.8 billion, to $16.2 billion, in the twelve months ended June 30, 1997, primarily through: (i) the purchase of single-family residential loans in the secondary market; (ii) the acquisition of TransWorld and OneCentral; (iii) the purchase of $187.4 million of mortgage servicing rights relating to $17.2 billion of residential loans receivable; (iv) increases of $199.0 million in federal funds sold and assets purchased under resale agreements; and (v) a $66.7 million increase in investment in FHLB capital stock, which was required in order to obtain additional FHLB advances.

  Consolidated liabilities of the Bank increased by $1.7 billion, to $15.2 billion, in the twelve months ended June 30, 1997. This was mainly attributable to net additional borrowings from the FHLB of $950.0 million and an increase of $632.9 million in deposits, which includes the purchase of $405.2 million of deposits relating to acquisitions of TransWorld and OneCentral.

MORTGAGE-BACKED AND OTHER DEBT AND EQUITY SECURITIES

  Mortgage-backed securities held to maturity decreased by $193.4 million in fiscal 1997 to $1.2 billion at June 30, 1997, primarily due to the principal payments received on mortgage-backed securities of $190.5 million.

  Mortgage-backed securities available for sale increased by $232.2 million in fiscal 1997 to $1.1 billion at June 30, 1997, due to purchases of $504.0 million, primarily consisting of $370.0 million and $74.6 million of adjustable-rate and fixed-rate securities, respectively, issued by GNMA, partially offset by principal payments received on mortgage-backed securities of $285.4 million.

  Other debt and equity securities held to maturity decreased by $8.1 million in fiscal 1997, primarily due to the reclassification of $7.1 million of U.S. Government debt securities from "held to maturity" to "available for sale" in the second quarter ending December 31, 1996, as well as maturities of $4.0 million, partially offset by purchases of $3.0 million during the entire fiscal year.

  Other debt and equity securities available for sale of $27.8 million at June 30, 1997 was primarily due to purchases of $181.5 million, of which $163.2 million and $16.1 million, respectively, relate to the TransWorld and OneCentral acquisitions and the $7.1 million reclassification from held to maturity noted above, offset by sales of $156.4 million in securities from the TransWorld and OneCentral acquisitions and maturities of $5.4 million.

LOANS RECEIVABLE

  Loans receivable held for investment increased by $1.2 billion, to $11.9 billion, in the twelve months ended June 30, 1997. The increase was primarily due to loans purchased for investment totaling $2.6 billion and loans originated for investment, net of refinances, of $651.0 million, partially offset by principal payments of $1.9 billion, and loans transferred to real estate acquired in settlement of loans ("REO") of $156.8 million. The loans purchased included $1.1 billion of single-family residential, adjustable-rate mortgage loans and $1.2 billion of single-family residential, fixed-rate mortgage loans, purchased in the secondary market. The loans purchased also included $35.6 million of agricultural loans and $173.8 million of loans acquired with the purchase of OneCentral and TransWorld, as previously discussed.

  Loans receivable held for sale decreased by $14.3 million, to $19.0 million, in the twelve months ended June 30, 1997, primarily due to securitization of loans for mortgage-backed securities in the amount of $42.2 million, and fixed-rate loan sales totaling $78.8 million, partially offset by term loan originations of $80.3 million and the net transfer of loans from held for investment totaling $26.7 million. See Note 2 of the Notes to Consolidated Financial Statements for additional information on the transfer of loans from held for investment.

  As of June 30, 1997, commitments of the Bank to purchase loans in the secondary market totaled $297.6 million and was comprised of $207.2 million fixed rate loans and $90.4 million adjustable rate loans. At that date, commitments of the Bank to originate loans and sell mortgage-backed securities totaled $43.8 million and $14.0 million, respectively. As of June 30, 1997, commitments on outstanding letters of credit totaled $1.4 million.

  New commitments under lines of credit that were purchased or generated through the Bank's consumer and commercial lending programs are summarized as follows (in thousands):

                                                                YEARS ENDED JUNE
                                                                       30
                                                                ----------------
                                                                  1997    1996
                                                                -------- -------
     Consumer loans............................................ $168,335 $70,718
     Commercial loans..........................................  251,749   7,560
                                                                -------- -------
                                                                $420,084 $78,278
                                                                ======== =======

  New commitments under consumer lines of credit during fiscal 1997 include $17.6 million related to the acquisition of TransWorld. New commitments under commercial lines of credit during fiscal 1997 include $92.9 million purchased in the TransWorld and OneCentral acquisitions, and $80 million of agricultural loan commitments, of which $50 million were purchased in December 1996.

  The following table summarizes the outstanding commitments and related outstanding principal balances on lines of credit under the Bank's consumer and commercial lending programs (in thousands):

                                                                   JUNE 30
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
     Consumer loans:
       Credit limit balance.................................. $309,013 $137,989
       Outstanding principal balance.........................   71,847   17,906
     Commercial loans:
       Credit limit balance..................................  213,332    7,564
       Outstanding principal balance.........................   88,927    2,291

  Term loan originations by property type (including the refinanced portion of the Bank's loans) and loans purchased in the secondary market are summarized as follows (dollars in millions):

                                          YEARS ENDED JUNE 30
                         -----------------------------------------------------
                               1997              1996              1995
                         ----------------- ----------------- -----------------
                         AMOUNT % OF TOTAL AMOUNT % OF TOTAL AMOUNT % OF TOTAL
                         ------ ---------- ------ ---------- ------ ----------
Originations:
  Permanent Loans:
    Single-family 1-4
     units.............. $  726    23.0%   $  778    26.9%   $  691    32.2%
    Multi-family 5-36
     units..............     22     0.7        26     0.9        65     3.0
    Multi-family 37 or
     more units.........      9     0.3         6     0.2        24     1.1
    Non-residential.....      8     0.3        13     0.4        42     2.0
    Land................    --      --          1     --          7     0.3
  Construction Loans:
    Single-family 1-4
     units..............      4     0.1        16     0.7        12     0.6
    Multi-family 5-36
     units..............      3     0.1         5     0.2         7     0.3
    Multi-family 37 or
     more units.........    --      --        --      --        --      --
    Non-residential.....    --      --        --      --        --      --
  Commercial loans......     30     1.0         1     --        --      --
  Consumer loans........     16     0.5        21     0.7        19     0.9
                         ------   -----    ------   -----    ------   -----
      Total Origina-
       tions............    818    26.0       867    30.0       867    40.4
                         ------   -----    ------   -----    ------   -----
Secondary Market Pur-
 chases (1-4 units):
  Adjustable............  1,136    36.0     2,024    70.0       374    17.5
  Fixed.................  1,198    38.0       --      --        904    42.1
                         ------   -----    ------   -----    ------   -----
      Total Purchases...  2,334    74.0     2,024    70.0     1,278    59.6
                         ------   -----    ------   -----    ------   -----
                         $3,152   100.0%   $2,891   100.0%   $2,145   100.0%
                         ======   =====    ======   =====    ======   =====

  Term loan originations for fiscal 1997 declined 6% from fiscal 1996 primarily due to a decline in refinancing activity. Loans refinanced totaled $86.6 million, or 11% of total originations, for the year ended June 30, 1997, compared to $153.4 million, or 18% of total originations, for the year ended June 30, 1996.

  Term loan originations for fiscal 1996 remained unchanged compared to fiscal 1995. Loan originations for the first six months of fiscal 1995 included originations by University Savings and the Florida franchise of $132 million and $18 million, respectively. Compensating for the loss of originations from the Bank's former Washington and Florida operations in fiscal 1996 was an increase in fixed-rate lending attributable to an overall decline in interest rates, partially offset by a decrease in loans to facilitate the sale of major REO properties.

  Multi-family residential and non-residential real estate loans have primarily been made to finance the disposition of REO and real estate held for sale or investment ("REI") or to refinance maturing loans. The single-family residential and multi-family residential construction loans originated in the current fiscal year represent outstanding commitments made before the Bank's construction lending program was terminated during fiscal 1997.

NON-PERFORMING ASSETS AND RESTRUCTURED LOANS

  The following table summarizes the Bank's NPAs and restructured loans at the dates indicated (dollars in thousands):

                                                             JUNE 30
                                                 -------------------------------
                                                      1997            1996
                                                 --------------- ---------------
                                                           % OF            % OF
                                                  DOLLAR  TOTAL   DOLLAR  TOTAL
                                                  AMOUNT  ASSETS  AMOUNT  ASSETS
                                                 -------- ------ -------- ------
Non-accrual loans............................... $140,295  0.86% $192,445  1.33%
REO and other assets............................   64,663  0.40    82,204  0.57
                                                 --------  ----  --------  ----
Total NPAs...................................... $204,958  1.26% $274,649  1.90%
                                                 ========  ====  ========  ====
Restructured loans.............................. $ 31,064  0.19% $  9,194  0.06%
                                                 ========  ====  ========  ====

  The following table summarizes NPA and restructured loan activity in fiscal 1997 (in thousands):

                         JUNE 30,                                    PAYOFFS/   JUNE 30,
                           1996                                       SALES/      1997
                         BALANCE  ADDITIONS FORECLOSURES WRITE-DOWNS   OTHER    BALANCE
                         -------- --------- ------------ ----------- ---------  --------
Non-Accrual Loans:
 Single-family 1-4
  units................. $119,978 $186,313   $(113,453)   $ (2,229)  $(107,620) $ 82,989
 Multi-family 5-36
  units.................   33,123   51,016     (27,670)     (2,521)    (32,861)   21,087
 Multi-family 37 or
  more units............   14,461    5,727      (5,653)     (3,074)     (8,340)    3,121
 Non-residential........   23,860   37,989      (9,973)     (1,614)    (19,590)   30,672
 Commercial.............       22    2,113         --          (28)     (1,248)      859
 Consumer...............    1,001    1,374         --          --         (808)    1,567
                         -------- --------   ---------    --------   ---------  --------
   Total................ $192,445 $284,532   $(156,749)   $ (9,466)  $(170,467) $140,295
                         ======== ========   =========    ========   =========  ========
REO and Other Assets:
 Single-family 1-4
  units................. $ 39,693 $  9,426   $  85,927    $ (1,826)  $ (99,104) $ 34,116
 Multi-family 5-36
  units.................   11,668    1,294      22,287      (1,349)    (25,486)    8,414
 Multi-family 37 or
  more units............    4,827    2,477       5,540        (295)    (10,616)    1,933
 Non-residential........   25,893       14       8,856        (875)    (13,719)   20,169
 Consumer...............      123      --          --          --          (92)       31
                         -------- --------   ---------    --------   ---------  --------
   Total................ $ 82,204 $ 13,211   $ 122,610    $ (4,345)  $(149,017) $ 64,663
                         ======== ========   =========    ========   =========  ========
Total NPAs:
 Single-family 1-4
  units................. $159,671 $195,739   $ (27,526)   $ (4,055)  $(206,724) $117,105
 Multi-family 5-36
  units.................   44,791   52,310      (5,383)     (3,870)    (58,347)   29,501
 Multi-family 37 or
  more units............   19,288    8,204        (113)     (3,369)    (18,956)    5,054
 Non-residential........   49,753   38,003      (1,117)     (2,489)    (33,309)   50,841
 Commercial.............       22    2,113         --          (28)     (1,248)      859
 Consumer...............    1,124    1,374         --          --         (900)    1,598
                         -------- --------   ---------    --------   ---------  --------
   Total................ $274,649 $297,743   $ (34,139)   $(13,811)  $(319,484) $204,958
                         ======== ========   =========    ========   =========  ========
Restructured Loans:
 Single-family 1-4
  units................. $  3,222 $  3,371   $     --     $    --    $  (4,425) $  2,168
 Multi-family 5-36
  units.................    2,197    1,637         --          --         (158)    3,676
 Multi-family 37 or
  more units............    2,251   16,244         --          --         (164)   18,331
 Non-residential........    1,524    5,010         --          --          355     6,889
                         -------- --------   ---------    --------   ---------  --------
   Total................ $  9,194 $ 26,262   $     --     $    --    $  (4,392) $ 31,064
                         ======== ========   =========    ========   =========  ========

  The $69.7 million, or 25%, decrease in NPAs for the twelve months ended June 30, 1997 reflects $149.0 million in sales of REO through the Bank's regular liquidation process, $92.2 million in non-accrual loans being sold or paid off and $78.3 million in non-accrual loans being reinstated to accrual status, partially offset by NPA additions of $297.7 million. For the twelve months ended June 30, 1997, 66% of NPA additions were loans and REO that were secured by single-family residences. Non- accrual non-residential loan additions during the period included one loan in the amount of $12.7 million secured by a shopping center.

  The $21.9 million increase in restructured loans for the twelve months ended June 30, 1997 was primarily due to the reclassification of a performing loan in the amount of $16.2 million that had been restructured by Union Federal Bank prior to the Bank's acquisition of the loan from that institution in June 1995 and a total of $10.0 million of new restructured loans transferred from non-accrual status, partially offset by $4.4 million of restructured loans being transferred to performing status.

  The following table further identifies the Bank's non-accrual loans by state and by property type as of June 30, 1997 (in thousands):

                                              CALIFORNIA FLORIDA OTHER   TOTAL
                                              ---------- ------- ------ --------
Single-family 1-4 units......................  $ 61,776  $13,815 $7,398 $ 82,989
Multi-family:
  5-36 units.................................    21,087      --     --    21,087
  37 or more units...........................     3,121      --     --     3,121
Non-residential:
  Office buildings...........................     5,014      314    --     5,328
  Shopping centers...........................    21,341      --     --    21,341
  Mobile home park...........................     1,503      --     --     1,503
  Commercial/industrial......................     2,323      177    --     2,500
                                               --------  ------- ------ --------
  Total non-residential......................    30,181      491    --    30,672
Commercial...................................       859      --     --       859
Consumer.....................................     1,567      --     --     1,567
                                               --------  ------- ------ --------
                                               $118,591  $14,306 $7,398 $140,295
                                               ========  ======= ====== ========

  The following table further identifies the Bank's REO and other repossessed assets by state and property type as of June 30, 1997 (in thousands):

                                               CALIFORNIA FLORIDA OTHER   TOTAL
                                               ---------- ------- ------ -------
Single-family 1-4 units.......................  $28,207   $ 4,170 $1,739 $34,116
Multi-family:
  5-36 units..................................    8,309       105    --    8,414
  37 or more units............................    1,933       --     --    1,933
Non-residential:
  Office buildings............................    1,625        60    --    1,685
  Shopping centers............................      298       --     --      298
  Hotels/motels...............................      102       --   3,468   3,570
  Land........................................      365    13,849    --   14,214
  Industrial park.............................      402       --     --      402
                                                -------   ------- ------ -------
  Total non-residential.......................    2,792    13,909  3,468  20,169
                                                -------   ------- ------ -------
    Total real estate.........................   41,241    18,184  5,207  64,632
Other repossessed assets......................       31       --     --       31
                                                -------   ------- ------ -------
                                                $41,272   $18,184 $5,207 $64,663
                                                =======   ======= ====== =======

  As of June 30, 1997, except for $516,000 of single family restructured loans in Florida, all of the Bank's restructured loans were in the state of California.

  Total delinquent loans decreased by $66.0 million, to $215.3 million, in the twelve months ended June 30, 1997. This decrease was attributable primarily to the single-family residential and multi-family residential portfolios, in which delinquent loans declined by $49.3 million and $28.3 million, to $146.2 million and $31.0 million, respectively. At June 30, 1997, single-family residential and multi-family residential loans comprised 68% and 14%, respectively, of total delinquent loans.

  If California and the states in which the Bank has significant loan concentrations experience an economic downturn, resulting in a significant decline in property values or a significant increase in unemployment, the level of NPAs and delinquent loans could increase. At June 30, 1997, the three states in which the Bank had its largest loan concentrations were California ($8.9 billion), Florida ($899.0 million) and New York ($245.0 million).

ALLOWANCE FOR LOAN LOSSES

  Glendale Federal uses an internal asset review system to identify problem assets. The Bank's asset classification process, in accordance with applicable regulations, provides for the classification of assets into the categories of satisfactory, special mention, substandard, doubtful or loss. The Bank's determination of the level and the allocation of the allowance for loan losses and, correspondingly, the provisions for such losses, is based on various judgments, assumptions and projections regarding a number of factors, including, but not limited to, asset classifications, current and forecasted economic and market conditions, loan portfolio composition, historical loan loss experience and industry experience. The allowance for loan losses is adjusted quarterly to reflect management's current assessment of the effect of these factors on estimated inherent loan losses. While management uses all information available to it to estimate losses on loans, future changes to the allowance may become necessary based on changes in economic and market conditions. Various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make changes to the allowance based on their judgments and the information available to them at the time of their examination.

  The following table sets forth the allocation of Glendale Federal's allowance for loan losses at June 30, 1997 and 1996 by property type (dollars in thousands):

                                   JUNE 30, 1997                   JUNE 30, 1996
                          ------------------------------- -------------------------------
                                                 PERCENT                         PERCENT
                                       GROSS       OF                  GROSS       OF
                                       LOAN     ALLOWANCE              LOAN     ALLOWANCE
                                     PORTFOLIO   TO LOAN             PORTFOLIO   TO LOAN
                          ALLOWANCE   BALANCE    BALANCE  ALLOWANCE   BALANCE    BALANCE
                          --------- ----------- --------- --------- ----------- ---------
Single-family 1-4 units.  $ 52,579  $ 8,821,828   0.60%   $ 56,833  $ 7,580,312    0.75%
Multi-family:
  5-36 units............    43,852    1,477,549   2.97      48,628    1,564,542    3.11
  37 or more units......    16,496      345,052   4.78      26,062      400,415    6.51
Non-residential.........    35,280    1,207,013   2.92      47,260    1,357,225    3.48
Commercial..............     7,552      160,061   4.72       4,699       10,391   45.22
Consumer................     8,000      120,685   6.63       3,274       73,158    4.48
                          --------  -----------           --------  -----------
                          $163,759  $12,132,188   1.35%   $186,756  $10,986,043    1.70%
                          ========  ===========           ========  ===========

  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

  Specific valuation allowances of $14.0 million and $26.5 million have been established for impaired loans and are included in the allowance for loan losses. Specific valuation allowances are provided when management determines that, for a specific loan, default appears probable and the amount of the expected loss is measurable. The balances of impaired loans with related specific valuation allowances at June 30, 1997 and 1996 totaled $78.7 million and $106.5 million, respectively. Those impaired loans without related specific valuation allowances at June 30, 1997 and 1996 totaled $64.1 million and $52.3 million, respectively.

  The allowance for loan losses declined by $23.0 million, to $163.8 million, in fiscal 1997. The decrease in the allowance during this period reflects improving NPA and delinquency trends, a reduced number of high-risk, large, and multiple loan borrower relationships and an overall improvement in the total loan portfolio. Credit quality continued to improve, reflecting the lowest level of NPAs since fiscal 1988, and the lowest level of charge-offs since March 1989. Loans secured by single-family residences have a lower historical loss experience than those loans secured by multi-family and non-residential properties, and generally result in lower charge-offs. The Bank, therefore, requires proportionally lower levels of allowance for loan losses against the single-family residential loan portfolio than it requires for the other loan portfolios. The increases in allowance allocations to consumer and commercial lending reflect growth in the respective loan portfolios and the Bank's limited experience to date in managing the credit performance of these new lines of business. The ratios of allowance to non-accrual loans and total gross loans at June 30, 1997 were 116.7% and 1.4%, respectively, compared to 97.0% and 1.7%, respectively, at June 30, 1996.

  A summary of activity in the allowance for loan losses by property type during fiscal 1997 is as follows (in thousands):

                          BALANCE                                    ADDITIONS   BALANCE
                          JUNE 30,                                     DUE TO    JUNE 30,
                            1996   ADDITIONS CHARGE-OFFS RECOVERIES ACQUISITIONS   1997
                          -------- --------- ----------- ---------- ------------ --------
Single-family 1-4 units.  $ 56,833  $21,352   $(25,773)    $  167      $  --     $ 52,579
Multi-family:
  5-36 units............    48,628    5,972    (10,756)         8         --       43,852
  37 or more units......    26,062   (3,954)    (5,860)       248         --       16,496
Non-residential.........    47,260     (362)   (12,996)     1,159         219      35,280
Commercial..............     4,699   (4,511)       (68)     3,575       3,857       7,552
Consumer................     3,274    6,707     (3,043)     1,062         --        8,000
                          --------  -------   --------     ------      ------    --------
                          $186,756  $25,204   $(58,496)    $6,219      $4,076    $163,759
                          ========  =======   ========     ======      ======    ========

  A summary of activity in the allowance for loan losses by property type during fiscal 1996 is as follows (in thousands):

                              BALANCE                                    BALANCE
                              JUNE 30,                                   JUNE 30,
                                1995   ADDITIONS  CHARGE-OFFS RECOVERIES   1996
                              -------- ---------  ----------- ---------- --------
Single-family 1-4 units...... $ 44,483 $ 45,818    $(33,617)   $   149   $ 56,833
Multi-family:
  5-36 units.................   41,736   19,779     (13,175)       288     48,628
  37 or more units...........   31,569    2,185      (7,923)       231     26,062
Non-residential..............   83,086  (24,265)    (14,490)     2,929     47,260
Commercial...................    4,176   (4,093)       (974)     5,590      4,699
Consumer.....................    4,092      926      (2,842)     1,098      3,274
                              -------- --------    --------    -------   --------
                              $209,142 $ 40,350    $(73,021)   $10,285   $186,756
                              ======== ========    ========    =======   ========

  Additions to the allowance for loan losses declined by $15.1 million, to $25.2 million, in fiscal 1997, compared to fiscal 1996, reflecting management's assessment that there is a decreased risk of loss inherent in the loan portfolio, as evidenced by decreases in NPAs and delinquent loans. The negative balances shown in the "Additions" column in the above tables represent the reallocation of the allowance among the different portfolios and reflects management's current assessment of the shifting of the relative risks of loss inherent in the different portfolios.

  If the recent economic improvements in the Bank's principal market areas do not continue, the Bank's loans could be adversely impacted resulting in increases in NPAs and higher charge-offs. Such increases could require a larger allowance for loan losses.

LIABILITY COMPOSITION

  The Bank's ratios of deposits and borrowings to total interest-earning liabilities were 63% and 37%, respectively, at June 30, 1997, compared to ratios of 65% and 35%, respectively, at June 30, 1996. The Bank continues to emphasize the attraction of retail deposits, especially low-cost demand deposits. The ratio of deposits to borrowings, however, is impacted by the Bank's ability to fund asset growth with growth in retail deposits. The Bank expects to replace borrowings with retail deposits over time through a combination of retail sales efforts and acquisitions of deposits. See the deposit composition table following for additional information.

DEPOSITS

  The Bank uses retail deposits as its core source of funds for lending and asset purchase purposes and as a customer base for providing additional financial services. The Bank's total deposits increased by $632.9 million, to $9.4 billion, in fiscal 1997. Included in the net deposit inflows in daily access and certificates were $62.6 million and $6.2 million, respectively, of deposits purchased in the OneCentral acquisition, and $259.5 million and $76.8 million, respectively, of deposits purchased in the TransWorld acquisition.

  Glendale Federal's deposit composition at June 30, 1997 and 1996 was as follows (dollars in thousands):

                                                          JUNE 30
                                             ----------------------------------
                                                   1997              1996
                                             ----------------  ----------------
                                                        % OF              % OF
                                              BALANCE   TOTAL   BALANCE   TOTAL
                                             ---------- -----  ---------- -----
Checking.................................... $1,198,011  12.8% $  778,980   8.9%
Savings.....................................    452,225   4.8     492,777   5.7
Money market................................  2,119,553  22.7   1,719,319  19.7
                                             ---------- -----  ---------- -----
  Total daily access........................  3,769,789  40.3   2,991,076  34.3
                                             ---------- -----  ---------- -----
Short-term certificates (1 year or less)....  2,703,538  28.9   3,047,207  34.9
Long-term certificates (over 1 year)........  2,700,906  28.9   2,437,991  27.9
Jumbo and brokered certificates.............    182,676   1.9     247,702   2.9
                                             ---------- -----  ---------- -----
  Total certificates........................  5,587,120  59.7   5,732,900  65.7
                                             ---------- -----  ---------- -----
  Total deposits............................ $9,356,909 100.0% $8,723,976 100.0%
                                             ========== =====  ========== =====

  During fiscal 1997, checking accounts increased by $419 million, or 53.8%, to $1.198 billion. The increase in checking accounts includes $173.4 million from the TransWorld and OneCentral acquisitions. Management believes that the overall increase in daily access deposits in fiscal 1997 reflects the Bank's aggressive branch marketing efforts and advertising campaign instituted throughout California. During fiscal 1997, the Bank's short-term certificates of deposit decreased $343 million, partially offset by a $263 million increase in long-term certificates. This shift reflects the Bank's strategy to offer promotional rates on its 15, 18 and 21 month certificate products in order to attract new customers and funds and to retain existing customers.

BORROWINGS

  Total borrowings increased by $960.8 million, to $5.6 billion, during the twelve months ended June 30, 1997 to support asset growth. Borrowings from the FHLB increased by $950.0 million to $4.8 billion. During fiscal 1997, adjustable-rate FHLB borrowings increased by $2.3 billion, to $2.9 billion, while fixed-rate FHLB borrowings decreased by $1.4 billion, to $1.9 billion. The Bank increased its adjustable-rate FHLB borrowings during fiscal 1997 because it was able to obtain favorable financing from the FHLB on this product and thus reduce its cost of borrowings. Total borrowings as of June 30, 1997 and 1996 included $4.2 billion and $2.1 billion, respectively, of borrowings due within one year. See "Liquidity and Asset and Liability Management--Asset and Liability Management" below for additional discussion of the Bank's borrowings.

STOCKHOLDERS' EQUITY

  Stockholders' equity increased by $54.6 million, to $1.0 billion, during fiscal 1997, primarily due to net earnings of $50.4 million, proceeds of $4.6 million received from the issuance of common stock related to the exercise of stock options and a $10.2 million decrease in the net unrealized loss recorded on the portfolio of debt and equity securities available for sale, partially offset by dividends declared of $10.8 million on the Bank's Series E preferred stock. See Note 19 of the Notes to Consolidated Financial Statements for additional information on the Bank's stockholders' equity.

  During the twelve months ended June 30, 1997, the Bank issued 3.1 million shares of common stock in exchange for 1.2 million shares of the Bank's Series E preferred stock. See Note 19 of the Notes to Consolidated Financial Statements for additional information regarding these transactions.

                 LIQUIDITY AND ASSET AND LIABILITY MANAGEMENT

LIQUIDITY

  The Bank's primary sources of funds consist of retail deposits, borrowings from the FHLB, principal repayments on loans and mortgage-backed securities and sales of securities under agreements to repurchase. The Bank also obtains funds from its operations. Each of the Bank's sources of liquidity is subject to various uncertainties beyond the control of the Bank. Scheduled loan payments are a relatively stable source of funds, while loan and mortgage-backed security prepayments and deposit flows may vary widely in reaction to market conditions, primarily prevailing interest rates. As a measure of protection against these uncertainties, the Bank generally has back-up sources of funds available to it. At June 30, 1997, funds estimated to be available from these sources totaled approximately $3.5 billion and consisted primarily of the repurchase agreement markets and FHLB advances.

  During the twelve months ended June 30, 1997, the Bank experienced a net cash outflow from investing activities of $1.3 billion, primarily due to the purchase of loans and mortgage-backed securities and to term loan originations, partially offset by principal payments on loans and mortgage-backed securities. The Bank experienced positive cash flows from operating activities during the period of $343.0 million. The Bank's financing activities during the period resulted in a net cash inflow of $1.2 billion, consisting principally of net increases in deposits and borrowings.

  During June 30, 1997, the Bank's average liquidity ratio was 5.75%. The current minimum regulatory requirement for this ratio is 5%.

ASSET AND LIABILITY MANAGEMENT

  Savings institutions are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting principally of deposits, FHLB advances and other borrowings, mature or reprice at different frequencies, or on different bases, than their interest-earning assets, which consist predominantly of intermediate or long-term real estate loans and mortgage-backed securities. Interest rate risk is increased by the difference in aggregate amounts of interest-earning assets and interest-bearing liabilities.

  One of the Bank's primary financial objectives is to manage the interest rate risk inherent in its business. The one-year GAP represents the estimated difference between the amounts of interest-earning assets and interest-bearing liabilities maturing or repricing within one year, based on assumptions as to the expected repayment of assets and liabilities. The interest rate sensitivity of the Bank's assets and liabilities could vary substantially if actual experience differs from the assumptions used. The Maturity and Rate Sensitivity Analysis table in Item 1. "Business--Asset and Liability Management" sets forth the projected maturities, based upon contractual maturities as adjusted for projected prepayments and "repricing mechanisms" (provisions for changes in the interest rates of assets and liabilities), of the Bank's major asset and liability categories as of June 30, 1997.

  The following table is a summary of Glendale Federal's one-year GAP at the dates indicated (dollars in millions):

                                                                   JUNE 30
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
Interest-earning assets maturing or repricing within one
 year........................................................  $11,640  $11,004
Interest-bearing liabilities maturing or repricing within one
 year........................................................    9,282    7,956
                                                               -------  -------
One-year maturity GAP........................................  $ 2,358  $ 3,048
                                                               =======  =======
One-year GAP as a percent of total assets....................     14.5%    21.1%
                                                               =======  =======

  The $690 million decrease in the one-year GAP during fiscal 1997 was primarily due to a $1.3 billion increase in liabilities maturing or repricing within one year, partially offset by a $636 million increase in assets maturing or repricing within one year. The growth in one-year liabilities was primarily due to an increase of $1.5 billion in FHLB borrowings that mature or reprice within one year, partially offset by a decrease of $329 million in certificates of deposits. The net growth in assets during fiscal 1997 was funded with short-term borrowings and deposit growth. The growth of one-year assets was principally due to increases of $345 million and $190 million in adjustable-rate single-family residential loans and commercial/consumer loans, respectively, that mature or reprice within one year, and an increase of $199 million in federal funds sold and assets purchased under resale agreements.

  The Bank is better protected against rising interest rates with a positive one-year GAP. However, the Bank remains subject to possible interest rate spread compression, which would adversely impact the Bank's net interest income if interest rates rise. This is primarily due to the lag in the repricing of the indices to which the Bank's adjustable-rate loans and mortgage-backed securities are tied, as well as the repricing frequencies and periodic interest rate caps on such adjustable-rate loans and mortgage-backed securities, and to an increase in the cost of the Bank's liabilities which are subject to monthly repricing. The amount of such interest rate spread compression would depend upon the frequency and severity of such interest rate fluctuations. The positive one-year GAP could decrease in future periods due to, among other things, the use of short-term adjustable-rate borrowings to purchase long-term fixed-rate loans in the secondary market.

  The Bank's Asset/Liability Management Committee ("ALCO") is responsible for implementing the interest rate risk management policy adopted by the Bank. Among other things, the Bank's policy statement sets forth the limits established by the Board of Directors on acceptable changes in net interest income and net portfolio value resulting from specified changes in interest rates. ALCO reviews, among other things, economic conditions, the interest rate outlook, the demand for loans, the availability of deposits and Glendale Federal's current operating results, liquidity, capital and interest rate risk exposure. Based on such reviews, ALCO formulates a strategy that is intended to implement the objectives set forth in Glendale Federal's business plan without exceeding the net interest income and net portfolio value limits set forth in the interest rate risk management policy statement.

  The following tables present the Bank's gross loan portfolio, including loans owned and serviced by the Bank and loans owned and serviced by others, and the Bank's gross mortgage-backed securities portfolio (before adjustment for the unrealized loss on mortgage-backed securities available for sale) by note type and the distribution of adjustable-rate loans and mortgage-backed securities among the major underlying indices at the dates indicated (dollars in millions):

                                                  JUNE 30, 1997
                                  ----------------------------------------------
                                    LOANS     LOANS
                                  OWNED AND OWNED AND MORTGAGE-          PERCENT
                                  SERVICED  SERVICED    BACKED             OF
                                   BY BANK  BY OTHERS SECURITIES  TOTAL   TOTAL
                                  --------- --------- ---------- ------- -------
Adjustable:
  6-month Treasury Bills.........  $  328    $   32     $  411   $   771     5%
  1-Year Treasury Bills..........   2,452     2,135      1,285     5,872    41
  11th District Cost of Funds....   3,551        71        131     3,753    26
  Prime..........................     288       --           8       296     2
  Other..........................     115         7        117       239     2
                                   ------    ------     ------   -------   ---
                                    6,734     2,245      1,952    10,931    76
Fixed............................   1,070     2,083        297     3,450    24
                                   ------    ------     ------   -------   ---
Total............................  $7,804    $4,328     $2,249   $14,381   100%
                                   ======    ======     ======   =======   ===
                                                  JUNE 30, 1996
                                  ----------------------------------------------
                                    LOANS     LOANS
                                  OWNED AND OWNED AND MORTGAGE-          PERCENT
                                  SERVICED  SERVICED    BACKED             OF
                                   BY BANK  BY OTHERS SECURITIES  TOTAL   TOTAL
                                  --------- --------- ---------- ------- -------
Adjustable:
  6-month Treasury Bills.........  $  384    $   44     $  433   $   861     7%
  1-Year Treasury Bills..........   2,445     1,905      1,241     5,591    42
  11th District Cost of Funds....   3,855        81        154     4,090    31
  Prime..........................      63       --          12        75     1
  Other..........................     167        45        154       366     3
                                   ------    ------     ------   -------   ---
                                    6,914     2,075      1,994    10,983    84
Fixed............................     928     1,069        227     2,224    16
                                   ------    ------     ------   -------   ---
Total............................  $7,842    $3,144     $2,221   $13,207   100%
                                   ======    ======     ======   =======   ===

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

  The following table provides information on net interest income for the past three fiscal years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the interest income earned and interest expense recorded thereon and the resulting average yield-cost ratios (dollars in thousands):

                            YEAR ENDED JUNE 30, 1997       YEAR ENDED JUNE 30, 1996       YEAR ENDED JUNE 30, 1995
                         ------------------------------ ------------------------------ ------------------------------
                           AVERAGE    INTEREST  AVERAGE   AVERAGE    INTEREST  AVERAGE   AVERAGE    INTEREST  AVERAGE
                          BALANCES    INCOME/   YIELD/   BALANCES    INCOME/   YIELD/   BALANCES    INCOME/   YIELD/
                             (1)      EXPENSE    COST       (1)      EXPENSE    COST       (1)      EXPENSE    COST
                         ----------- ---------- ------- ----------- ---------- ------- ----------- ---------- -------
Interest-earning As-
 sets:
 Loans receivable,
  net(2)...............  $11,341,678 $  861,858  7.60%  $10,268,121 $  803,432  7.82%  $ 9,713,502 $  721,003  7.42%
 Mortgage-backed
  securities, net(3)...    2,243,784    149,551  6.67     3,423,747    216,812  6.33     5,070,658    303,587  5.99
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total loans and
  mortgage-backed
  securities...........   13,585,462  1,011,409  7.44    13,691,868  1,020,244  7.45    14,784,160  1,024,590  6.93
 Federal funds sold and
  assets purchased
  under resale
  agreements...........      665,738     37,237  5.59       674,159     39,347  5.84       668,984     38,142  5.70
 Other investments(4)..      273,471     24,310  8.89       208,057     20,444  9.83       279,097     23,926  8.57
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total investments.....      939,209     61,547  6.55       882,216     59,791  6.78       948,081     62,068  6.55
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total interest-earning
  assets...............   14,524,671  1,072,956  7.39    14,574,084  1,080,035  7.41    15,732,241  1,086,658  6.91
                                     ----------                     ----------                     ----------
All other assets.......      677,837                        578,912                        717,954
                         -----------                    -----------                    -----------
 Total assets..........  $15,202,508                    $15,152,996                    $16,450,195
                         ===========                    ===========                    ===========
Interest-bearing
 Liabilities:
 Non-interest-bearing
  demand deposits......  $   551,196 $      --   0.00%  $   315,804 $      --   0.00%  $   221,993 $      --   0.00%
 Interest-bearing
  demand deposits(5)...    2,328,604     88,248  3.79     1,910,682     73,547  3.85     1,612,899     50,607  3.14
 Savings deposits......      458,070      9,848  2.15       520,129     11,381  2.19       824,067     18,525  2.25
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total daily access....    3,337,870     98,096  2.94     2,746,615     84,928  3.09     2,658,959     69,132  2.60
 Certificates..........    5,621,222    307,086  5.46     6,085,586    348,906  5.73     6,698,055    343,762  5.13
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total deposits........    8,959,092    405,182  4.52     8,832,201    433,834  4.91     9,357,014    412,894  4.41
 Securities sold under
  agreements to
  repurchase...........      335,809     18,642  5.55     1,869,194    108,839  5.82     2,927,313    165,681  5.66
 Borrowings from FHLB..    4,698,383    268,634  5.72     3,332,272    202,258  6.07     3,034,373    180,558  5.95
 Other borrowings......       40,119      1,514  3.77        43,784      2,039  4.66       104,529      9,806  9.38
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total borrowings......    5,074,311    288,790  5.69     5,245,250    313,136  5.97     6,066,215    356,045  5.87
                         ----------- ----------         ----------- ----------         ----------- ----------
 Total interest-bearing
  liabilities..........   14,033,403    693,972  4.95    14,077,451    746,970  5.31    15,423,229    768,939  4.99
                                     ----------                     ----------                     ----------
All other liabilities..      188,772                        130,297                        118,641
Stockholders' equity...      980,333                        945,248                        908,325
                         -----------                    -----------                    -----------
 Total liabilities and
  stockholders' equity.  $15,202,508                    $15,152,996                    $16,450,195
                         ===========                    ===========                    ===========
Difference between
 average interest-
 earning assets and
 interest- bearing
 liabilities...........  $   491,268                    $   496,633                    $   309,012
                         ===========                    ===========                    ===========
Net interest income....              $  378,984                     $  333,065                     $  317,719
                                     ==========                     ==========                     ==========
Yield-cost spread......                          2.44%                          2.10%                          1.92%
                                                 ====                           ====                           ====
Effective net
 spread(6).............                          2.61%                          2.29%                          2.02%
                                                 ====                           ====                           ====

--------
(1) Average balances are primarily computed on daily balances during the period. When such balances are not available, averages are computed on a monthly basis. Average balances include the effect of discounts and premiums on loans, investment securities, deposits and borrowings acquired in acquisitions, as well as deferred loan fees and the effects of hedging transactions.

(2) Non-accrual loans are included in the average balances for the periods; however, interest on such loans has been excluded in computing the average yields for the periods.

(3) The yields for available for sale securities included in this category are based upon historical amortized cost balances without the effects of fair value adjustments.

(4) Includes certificates of deposit, other debt and equity securities and investment in capital stock of FHLB.

(5) Includes money market and interest-bearing checking accounts.

(6) The effective net spread for a period is net interest income divided by average interest-earning assets.

  The following rate/volume analysis depicts the increase (decrease) in net interest income attributable to interest rate changes (change in rate multiplied by prior period average balance) and volume changes (change in average balance multiplied by prior period rate) when compared to the preceding year (in thousands):

                                          YEARS ENDED JUNE 30
                         ----------------------------------------------------------
                              1997 VERSUS 1996              1996 VERSUS 1995
                               CHANGES DUE TO                CHANGES DUE TO
                         ----------------------------  ----------------------------
                          VOLUME     RATE     TOTAL     VOLUME     RATE     TOTAL
                         --------  --------  --------  ---------  -------  --------
Interest income:
  Loans receivable, net. $ 81,639  $(23,213) $ 58,426  $  42,399  $40,030  $ 82,429
  Mortgage-backed secu-
   rities, net..........  (78,333)   11,072   (67,261)  (103,216)  16,441   (86,775)
                         --------  --------  --------  ---------  -------  --------
    Total loans and
     mortgage-backed
     securities.........    3,306   (12,141)   (8,835)   (60,817)  56,471    (4,346)
  Federal funds sold and
   assets purchased
   under resale
   agreement............     (476)   (1,634)   (2,110)       290      915     1,205
  Other investments.....    5,964    (2,098)    3,866     (6,676)   3,194    (3,482)
                         --------  --------  --------  ---------  -------  --------
    Total investments...    5,488    (3,732)    1,756     (6,386)   4,109    (2,277)
                         --------  --------  --------  ---------  -------  --------
    Total interest in-
     come...............    8,794   (15,873)   (7,079)   (67,203)  60,580    (6,623)
Interest expense:
  Deposits--daily ac-
   cess.................   17,469    (4,301)   13,168      2,351   13,445    15,796
  Deposits--certifi-
   cates................  (25,855)  (15,965)  (41,820)   (33,105)  38,249     5,144
                         --------  --------  --------  ---------  -------  --------
    Total deposits......   (8,386)  (20,266)  (28,652)   (30,754)  51,694    20,940
  Securities sold under
   agreements to
   repurchase...........  (85,370)   (4,827)  (90,197)   (61,430)   4,588   (56,842)
  Borrowings from FHLB..   78,641   (12,265)   66,376     18,002    3,698    21,700
  Other borrowings......     (160)     (365)     (525)    (4,163)  (3,604)   (7,767)
                         --------  --------  --------  ---------  -------  --------
    Total borrowings....   (6,889)  (17,457)  (24,346)   (47,591)   4,682   (42,909)
                         --------  --------  --------  ---------  -------  --------
    Total interest ex-
     pense..............  (15,275)  (37,723)  (52,998)   (78,345)  56,376   (21,969)
                         --------  --------  --------  ---------  -------  --------
Net interest income..... $ 24,069  $ 21,850  $ 45,919  $  11,142  $ 4,204  $ 15,346
                         ========  ========  ========  =========  =======  ========

--------
Note: Non-accrual loans are included in the average balances for the periods;
      however, interest on such loans has been excluded from interest income for the periods. The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

  Net interest income increased by $45.9 million to $379.0 million in fiscal 1997, compared to fiscal 1996, because of favorable volume changes and an improvement in the yield-cost spread. Volume changes, which contributed $24.1 million to the increase in net interest income, were primarily related to changes in the mixes of both deposits and borrowings which resulted in a reduction to interest expense of $15.3 million. On the asset side, an increase in the Bank's investment of FHLB stock and a shift in the mix from mortgage-backed securities to loans receivable increased interest income by $8.8 million.

  The yield-cost spread increased by 34 basis points, to 2.44%, in the twelve months ended June 30, 1997, compared to the same period last year, primarily due to a decrease in the Bank's cost of funds of 36 basis points to 4.95%. The decrease in the Bank's cost of funds during the year ended June 30, 1997, compared to last year, was primarily due to a change in the mix of deposits from higher-cost certificates of deposit to lower-cost daily access accounts, the replacement of maturing higher-cost FHLB advances with lower-cost advances and to lower interest rates prevailing during the period compared to last year.

  Interest income on loans receivable increased by $58.4 million, to $861.9 million, in fiscal 1997, compared to last year, primarily due to portfolio growth. The average balance of loans receivable, net, increased by $1.1 billion, to $11.3 billion, during the year ended June 30, 1997, contributing $81.6 million to the growth. This was due to the Bank's purchases, in the secondary market, of $2.3 billion of loans during fiscal 1997. The effect of growth in the loan portfolio was offset by a decrease in portfolio yield of 22 basis points. The decrease in portfolio yield was due to the effects of the aforementioned lower interest rate environment on the Bank's portfolio of adjustable-rate loans. The effect of declining interest rates was partially offset by the effect of a declining level of non-accrual loans as the Bank does not recognize income on these assets during the period they are non-accrual, while their balances are included in the asset base for yield calculation purposes. The average balance of non-accrual loans in fiscal 1997 and 1996 was $236.8 million and $302.3 million, respectively. The impact of non-accrual loans on the yield on loans and mortgage-backed securities was a reduction in yield of 7 basis points in fiscal 1997 versus a reduction of 12 basis points in fiscal 1996.

  Interest income on mortgage backed securities decreased by $67.3 million, to $149.6 million, in fiscal 1997, compared to fiscal 1996, primarily due to the sale of $1.7 billion of lower-yielding CMOs in the second and third quarters of fiscal 1996. Partially offsetting the effect of portfolio reductions, was an increase in the yield on mortgage-backed securities of 34 basis points to 6.67% in the remaining portfolio of mortgage-backed securities.

  Interest income on federal funds sold and assets purchased under resale agreements decreased by $2.1 million, to $37.2 million, in fiscal 1997, compared to last year, primarily due to the lower interest rate environment prevailing in fiscal 1997, compared to fiscal 1996. The yield on federal funds sold and securities purchased under resale agreements decreased by 25 basis points to 5.59% during the year ended June 30, 1997, compared to last year, reflecting a reduction by the Federal Reserve Board of the federal funds rates late in fiscal 1996.

  Interest income on other investments increased by $3.9 million to $24.3 million in fiscal 1997, compared to last year, primarily due to an increase in the average portfolio balance of $65.4 million. During the year, the Bank increased its investment in FHLB stock by $66.7 million to obtain additional borrowings from the FHLB in compliance with the FHLB's requirements. These purchases of FHLB stock contributed $5.0 million to the increased interest income.

  Interest expense on daily access deposits increased by $13.2 million, to $98.1 million, in fiscal 1997, compared to fiscal 1996, primarily due to a $591.3 million, or 22% increase in the average balance in daily access accounts during the year ended June 30, 1997, compared to the year ended June 30, 1996. This growth in average balance contributed $17.5 million to the increase in interest expense. The growth in average daily access account balances was due to the addition of $322.1 million of daily access accounts related to the acquisitions of TransWorld Bank and OneCentral Bank, and to internally-developed account growth. The increase in interest expense was offset by a 15 basis point reduction in the average cost of daily access accounts. The decrease in average cost was due to the low cost of deposits acquired from TransWorld and OneCentral, and to the lower interest rates prevailing during the year ended June 30, 1997, compared to last year.

  Interest expense on certificate accounts decreased by $41.8 million, to $307.1 million, in fiscal 1997, compared to fiscal 1996, due to the combined effects of decreasing average balances and to the lower interest rate environment prevailing during the year ended June 30, 1997 compared to last year. Average balances in certificate accounts decreased by $464.4 million, or 8%, due to management's efforts to change the mix of deposits toward daily access accounts. This decrease contributed $25.9 million to the reduction in interest expense on certificate accounts. The average cost of certificate accounts decreased by 27 basis points to 5.46% due to both the lower interest rate environment prevailing during the year ended June 30, 1997 compared to last year, and to growth in daily access deposits allowing management to price certificate accounts less aggressively, while maintaining approximately the same retail-wholesale funding mix.

  Interest expense on borrowings decreased by $24.3 million to $288.8 million in fiscal 1997, compared to fiscal 1996, primarily due to the replacement of maturing higher-cost FHLB borrowings with lower-cost FHLB borrowings, and to the decline in the interest rate environment. The cost of borrowings decreased 28 basis points to 5.69% during fiscal 1997 compared to fiscal 1996. Contributing to the decrease in interest expense was a $170.9 million decrease in the average balance of borrowings compared to last year.

  The Bank has, in the past, entered into interest rate exchange agreements ("swaps") to reduce the effect of rising interest rates on short-term deposits and FHLB advances, and the effect thereof on interest expense. The Bank predominantly paid fixed interest rates and received variable interest rates under its swap contracts. The impact of swaps for the years ended June 30, 1997 and 1996 was to increase the total cost of funds by 2 basis points. The impact of swaps for the year ended June 30, 1995 was to increase the total cost of funds by 3 basis points. At June 30 1997, no swaps were outstanding.

  During fiscal 1996, the Federal Reserve Board lowered the federal funds rate by a total of 0.75%, to 5.25%. This reduced the Bank's borrowing costs. Because adjustments to interest rates on adjustable-rate loans and mortgage-backed securities tend to follow changes in market rates, the impact of lower interest rates is experienced in yields for these assets more slowly than in the cost of the Bank's short-term borrowings. If current interest rates were to remain stable, the Bank would not expect its interest rate spread to change significantly. However, in March 1997, the Federal Reserve Board increased the federal funds rate by 0.25% to 5.5%. This increase, and any future increases in short-term interest rates could result in interest rate spread compression depending on the timing and magnitude of the increase.

  Net interest income before provision for loan losses increased by $15.3 million, to $333.1 million, in fiscal 1996, compared to fiscal 1995, primarily due to an improvement in the yield-cost spread and to an increase in the amount by which average interest-earning assets exceeded average interest-bearing liabilities. These factors were partially offset by a reduced level of interest-earning assets and the loss of $18.0 million of net interest income recorded by University Savings in the first six months of fiscal 1995 prior to being sold.

  The yield-cost spread increased by 18 basis points, to 2.10%, in fiscal 1996, compared to fiscal 1995. This improvement reflected the sale of $1.7 billion of lower yielding fixed-rate CMOs in the second and third quarters of fiscal 1996 (the "CMO Sale") and the purchase of higher yielding whole loans in the secondary market, consisting of $1.3 billion of predominantly fixed-rate loans yielding 8.89% that were purchased in fiscal 1995 and $2.0 billion of adjustable-rate loans that were purchased in fiscal 1996. Higher costing borrowings were incurred to replace the deposits sold in the sale of the Bank's Florida operations. A portion of these borrowings were replaced with lower costing deposits obtained through branch acquisitions at the end of the fourth quarter of fiscal 1995 and through repayment with proceeds from the CMO Sale in fiscal 1996. Approximately $500 million of higher costing certificates of deposit matured during fiscal 1996 and were replaced with lower costing daily access accounts.

  Interest income on loans receivable increased by $82.4 million, to $803.4 million, in fiscal 1996, compared to fiscal 1995. The increase was due to the combined effects of portfolio growth and increased yields on the portfolio. The average loan portfolio balance increased by $554.6 million, or 6 percent, due to purchases of $2.0 billion of adjustable rate loans during the year. The loan purchases were made to replace $1.7 billion of lower yielding CMOs sold during the year. The increase in the average loan portfolio balance contributed $42.4 million to the increase in interest income. The average yield of the loan portfolio increased by 40 basis points to 7.82% during fiscal 1996. This increase was primarily due to the purchase of higher yielding loans during fiscal 1996 and 1995. The improvement in average yield contributed $40.0 million to the increase in interest income.

  Interest income on mortgage-backed securities decreased by $86.8 million, to $216.8 million, during fiscal 1996, compared to fiscal 1995. This decrease was primarily due to a $1.65 billion decrease in the average balance of mortgage-backed securities during fiscal 1996 compared to fiscal 1995 arising from the previously mentioned sale of $1.7 billion of CMO's during fiscal 1996. The decline in the average balance of mortgage-backed securities reduced interest income by $103.2 million, offset by the $16.4 million impact of the increase in the mortgage-backed securities portfolio yield. The increase in portfolio yield was primarily due to the upward impact on portfolio yield resulting from the sale of lower-yielding CMO's.

  The declining level of non-accrual loans also had a positive impact on interest income. The average balance of non-accrual loans in fiscal 1996 and 1995 was $302.3 million and $472.5 million, respectively. The impact of non-accrual loans on the yield on loans and mortgage-backed securities was a decrease of 12 basis points in fiscal 1996 and 14 basis points in fiscal 1995.

  Interest income on federal funds sold and assets purchased under resale agreements increased by $1.2 million to $39.3 million during fiscal 1996, compared to the prior year, primarily due to a 14 basis point increase in the portfolio yield arising from a year-over-year increase in short-term interest rates.

  Interest income on other investments decreased by $3.5 million, to $20.4 million, in fiscal 1996, compared to fiscal 1995, primarily due to a decline of $71.0 million in the average portfolio balance arising from the sale of University Savings in January 1995 and its lower-yielding investments. The decline in the average portfolio contributed $6.7 million of the decline in interest income relating to this portfolio. This decline was partially offset by a 126 basis point improvement to 9.83% in the average portfolio yield, due to the increase in yield of the Bank's remaining securities after the University sale.

  Interest expense on daily access accounts increased by $15.8 million, to $84.9 million, in fiscal 1996, compared to fiscal 1995. This increase was due primarily to the higher level of interest rates prevailing during fiscal 1996, compared to 1995. The increase in interest rates accounted for $13.4 million of the increase. The average balance in daily access accounts increased by $87.7 million, or 3 percent, in fiscal 1996, compared to fiscal 1995. This increase was due to the impact of the purchase of the daily access deposits of Independence One and Union Federal Banks of $237.1 million, partially offset by net outflows of deposits to higher-interest bearing instruments in the higher interest-rate environment prevailing during fiscal 1996.

  Interest expense on certificate accounts increased by $5.1 million, to $348.9 million, in fiscal 1996, compared to fiscal 1995, due to the offsetting effects of increased interest rates and a reduced certificate deposit base. The increased cost of deposit certificates during fiscal 1996 reflects the higher interest rates prevailing during the year compared to fiscal 1995, and contributed $38.2 million to the increase in interest expense. The average deposit base decreased by $612.5 million during fiscal 1996 compared to 1995, and was due primarily to the sale during fiscal 1995, of $3.1 billion of certificate accounts through the sales of the Bank's Florida franchise and University Savings, partially offset by acquisitions of $769.9 million of certificate accounts from Union Federal Bank and Independence One Bank.

  Interest expense on securities sold under agreements to repurchase decreased by $56.8 million, to $108.8 million, in fiscal 1996, compared to fiscal 1995, primarily due to decreased short-term borrowings. Average short-term borrowings decreased by $1.1 billion during fiscal 1996, primarily due to reduced borrowing needs following the previously mentioned sale of $1.7 billion of CMO's. The decrease in average short-term borrowings contributed $61.4 million of the decrease in interest expense. This decrease was partially offset by a 16 basis point increase in the average cost of short term borrowings, due to the effect of the higher interest rate environment prevailing during fiscal 1996 compared to fiscal 1995.

  Interest expense on borrowings from the FHLB increased by $21.7 million, to $202.3 million, in fiscal 1996, compared to fiscal 1995, due to the combined effects of increased borrowings and of the higher interest rates prevailing in fiscal 1996 compared to fiscal 1995. Average borrowings from the FHLB increased by $297.9 million in fiscal 1996, compared to fiscal 1995. The increase in average borrowings from the FHLB was due to management's use of longer-term advances to extend a portion of the Bank's liability maturities. The increase in average borrowings increased interest expense by $18.0 million. The higher interest rates prevailing during fiscal 1996 compared with fiscal 1995, along with use of longer-term borrowings, increased the cost of FHLB borrowings by 12 basis points, contributing $3.7 million to the increase in interest expense on borrowings from the FHLB.

  Interest expense on other borrowings decreased by $7.8 million, to $2.0 million, during the year ended June 30, 1996, compared to the year ended June 30, 1995, due to decreases in both average borrowings and the average cost of borrowings. These decreases are both primarily due to repayments in the first quarter of fiscal 1996 of $3.4 million of subordinated debentures bearing interest at 14.9% and of $13.5 million of collateralized notes bearing interest at 11.6%.

PROVISION FOR LOAN LOSSES

  Provision for loan losses totaled $25.2 million in fiscal 1997, a decrease of $15.1 million or 38% compared to $40.4 million in fiscal 1996, and a decrease of $40.9 million or 62% compared to $66.2 million in fiscal 1995. The significant reduction in the provision was primarily due to steadily declining NPAs and delinquent loans, lower net charge-offs and management's assessment that there is a decreased risk of loss inherent in the Bank's loan portfolios. NPAs at June 30, 1997 totaled $205.0 million, which represents a 25% decline from the $274.6 million of NPAs recorded at June 30, 1996, and a 42% decline from the $355.5 million recorded at June 30, 1995. Net charge-offs to the allowance for loan losses totaled $52.3 million in fiscal 1997, compared to $62.7 million in fiscal 1996 and $188.7 million in fiscal 1995. The allowance for loan losses is determined based on, among other things, the application to the loan portfolios of factors used in the Bank's allowance for loan loss evaluation process. The application of these factors is discussed in "Balance Sheet Analysis--Allowance for Loan Losses".

LOAN SERVICING INCOME, NET

  Loan servicing income, net, increased by $9.6 million or 40%, to $33.8 million, in fiscal 1997, compared to fiscal 1996. This increase was attributable to increased servicing fees earned resulting from recent purchases of mortgage servicing assets ("MSA"), partially offset by the corresponding increase in the amortization of MSA. The valuation of mortgage servicing is significantly impacted by market prepayment expectations of the loans underlying the MSA. If prepayment expectations increase from the levels as of June 30, 1997, recognition of valuation allowances relating to the value of the Bank's MSA and increases in the rate of amortization of the asset may be necessary, depending upon the frequency and magnitude of such increases.

  Loan servicing income, net, decreased by $6.3 million or 21%, to $24.2 million, in fiscal 1996, compared to fiscal 1995, primarily due to adjustments made in the September 1995 quarter to the value of the Bank's MSA. In the September 1995 quarter, an adjustment totaling $5.9 million was made to reduce the carrying value of the Bank's MSA due to an increase in prepayment expectations and to changes in the underlying assumptions used to value those assets.

  During fiscal 1997, the Bank purchased servicing rights relating to $17.2 billion of loans for $187.3 million, which included servicing rights relating to $11.5 billion of predominantly fixed-rate mortgage loans purchased for $112.8 million in the fourth quarter of fiscal 1997. During fiscal 1996, the Bank purchased servicing rights relating to $3.7 billion of loans for $50.8 million.

  The Bank's portfolio of loans serviced for others totaled $29.6 billion at June 30, 1997 and included the above-mentioned $11.5 billion of loans sub-serviced by a third party which will be transferred to the Bank for servicing in the first quarter of fiscal 1998. Loans serviced for others at June 30, 1996 and 1995 totaled $14.1 billion and $11.7 billion, respectively.

OTHER FEES AND SERVICE CHARGES

  Other fees and service charges increased by $11.1 million or 24%, to $56.9 million, in fiscal 1997, compared to fiscal 1996. This increase was due primarily to increases in deposit fee income and ATM fees of $7.6 million and $1.7 million, respectively, related to growth in the number of transaction accounts, and an increase in commissions and brokerage fees of $1.9 million related to higher sales from the Bank's securities brokerage subsidiary.

  Other fees and service charges increased by $6.9 million or 18%, to $45.8 million, in fiscal 1996 compared to fiscal 1995, which included six months of the Bank's Florida and Washington operations. This increase primarily reflects an increase in deposit fee income of $4.4 million related to growth in the number of transaction accounts and an increase in commissions and broker fees of $2.3 million related to higher sales from the Bank's securities brokerage subsidiary.

LOSS ON SALE OF MORTGAGE-BACKED SECURITIES, NET

  The Bank recorded a loss on sale of mortgage-backed securities, net of $1.8 million in fiscal 1997, primarily due to provisions for loss related to loans sold in prior years subject to recourse obligations.

  Loss on sale of mortgage-backed securities, net of $34.2 million in fiscal 1996 primarily reflected the previously discussed $28.2 million loss on the CMO Sale and $6.6 million of recourse related losses, including fees for recourse removal transactions. See "Overview--Sale of CMO Investment Portfolio" for additional discussion regarding the CMO Sale.

  Loss on sale of mortgage-backed securities, net, of $11.7 million in fiscal 1995 consisted primarily of provisions for loss related to loans sold in prior years subject to recourse obligations and fees for recourse removal transactions.

GAIN ON SALE OF BANKING OPERATIONS

  The gain on sale of banking operations totaling $73.7 million in fiscal 1995, resulted from the sales of University Savings and the Bank's Florida franchise. The Bank recorded gains of $50.7 million and $23.0 million on the sales of University Savings and the Florida franchise, respectively. The recorded gains of $50.7 million and $23.0 million were offset by $21.0 million and $20.7 million, respectively, in income tax expense related to the sales.

GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses, excluding legal expenses for the goodwill litigation, increased by $16.3 million to $263.2 million in fiscal 1997, compared with $246.9 million in fiscal 1996. The increase primarily reflected costs associated with the Bank's new business lines, new branches and, to a lesser degree, the acquisitions of TransWorld and OneCentral, partially offset by reduced regulatory insurance premiums. General and administrative expenses may increase in future periods as the Bank continues to expand its business lines, enhance the value of its franchise and maintain a higher level of marketing activity. Management intends the new business lines to result in additional fee income, higher yielding loans and lower costing deposits.

  The Bank has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures due to processing errors arising from calculations using the year 2000 date. The Bank expects to incur $25 million to $30 million over the next three years on its program to redevelop, replace or repair its computer applications to try to make them "year 2000" compliant. While the Bank believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Bank is requiring its computer systems and software vendors to represent that the products provided are or will be year 2000 compliant and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Bank.

  As a result of the reduced assessment from the FDIC following the SAIF recapitalization, regulatory insurance in fiscal 1997 decreased by $11.2 million or 41%, to $16.3 million, compared to fiscal 1996. The decrease also reflected the $1.1 million refund from the FDIC for a portion of the second quarter assessment.

  General and administrative expenses increased by $3.5 million, to $246.9 million, in fiscal 1996 compared to fiscal 1995, due to costs associated with new business lines, increased advertising and legal expenses, and the operation of 18 banking offices acquired in the fourth quarter of fiscal 1995. The increase was partially offset by the sales of the Bank's Florida and Washington operations in fiscal 1995. General and administrative expenses attributable to the Bank's Washington operations were $6.6 million in fiscal 1995 prior to the sale of those operations.

LEGAL EXPENSE--GOODWILL LAWSUIT

  Legal expenses related to the Bank's trial in the Court of Federal Claims to determine damages in its breach of contract suit against the federal government were significantly higher in fiscal 1997 at $24.1 million compared to $1.9 million and $0.4 million, respectively, in fiscal 1996 and 1995. Management expects to incur legal expenses of up to approximately $6 million pretax per quarter for the duration of the damages trial, which is currently estimated to be completed sometime in the March 1998 quarter. See Item 3. "Legal Proceedings" for further discussion.

OPERATIONS OF REO

  Operations of REO resulted in losses of $6.6 million, $8.4 million and $15.0 million in fiscal 1997, 1996 and 1995, respectively. Losses in fiscal 1997 were primarily due to $7.5 million in provisions to adjust the REO portfolio to current fair value and $6.2 million of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $7.2 million. Losses in fiscal 1996 were primarily due to $12.1 million in provisions to adjust the REO portfolio to current fair value and $7.2 million of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $10.9 million, of which $2.1 million was recognized in the September 1995 quarter in connection with the August 1995 sale of underperforming loans and REO. Losses in fiscal 1995 were primarily due to $16.8 million in provisions to adjust the REO portfolio to current fair value, and $10.6 million of operating expenses. These expenses were partially offset by gains realized on the sale of REO (after market valuation adjustments) of $12.4 million, which included a $2.3 million gain recorded in December 1994 by University Savings.

  The declining trend in losses in REO operations mirrored the trend in the level of new REOs and a shift in the composition of the REO inventory from multi-family residential and non-residential properties to smaller balance single-family residential properties. Total REO decreased by $16.7 million, to $61.5 million as of June 30, 1997, compared to $78.2 million at June 30, 1996, while the percentage of single-family residential properties to total REO increased to 53% as of June 30, 1997, compared to 48% at June 30, 1996. Foreclosures of single-family residences represented 70% of the total dollar amount of foreclosures for fiscal 1997, compared to 61% for fiscal 1996 and 31% for fiscal 1995.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS

  Amortization of goodwill totaled $5.5 million, $5.1 million and $1.7 million in fiscal 1997, 1996 and 1995, respectively. The increase in fiscal 1997, as compared to fiscal 1996, reflected the impact of the amortization of the goodwill of $45.8 million relating to the acquisitions of TransWorld and OneCentral in the second half of fiscal 1997. The increase in fiscal 1996, as compared to fiscal 1995, reflected the impact of the amortization of $42.9 million in purchase premiums, together with an adjustment to record the assets acquired at fair value, relating to purchases of deposits in the fourth quarter of fiscal 1995, partially offset by the decrease in goodwill amortization resulting from the fiscal 1995 sale of the Bank's Washington operations. On an annual basis, the goodwill of $40.0 million relating to the acquisition of TransWorld in the fourth quarter of fiscal 1997, together with the goodwill relating to the OneCentral acquisition, will increase the Bank's amortization expense in future years by $3.1 million.

INCOME TAX PROVISION

  The Bank recorded income tax provisions before extraordinary items of $36.1 million, $21.3 million and $52.1 million in fiscal 1997, 1996 and 1995, respectively. The effective tax rates in those fiscal years were 41.7%, 33.7% and 41.6%, respectively. Changes in the effective rates are discussed in Note 15 of the Notes to Consolidated Financial Statements.

  The Bank utilized its remaining net operating loss carryforwards to offset the gains from the sales of the Florida franchise and University Savings in fiscal 1995. The goodwill associated with the Florida franchise was included in the book basis of the assets sold but was not included in the tax basis of these assets. The tax gain was greater than the book gain from the sale, primarily by the amount of the goodwill.

EXTRAORDINARY ITEM, NET

  Extraordinary item, net for fiscal 1995 consisted of a $1.8 million gain (net of income taxes of $1.3 million) resulting from University Savings' early extinguishment of $42.1 million of borrowings from the Federal Home Loan Bank of Seattle.

FORWARD-LOOKING INFORMATION

  The discussions contained above in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 1. "Business" are intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of Glendale Federal as reflected in the accompanying consolidated financial statements and footnotes and should be read and considered in conjunction therewith. These discussions include forward-looking statements within the meaning of Section 21E of the Exchange Act regarding management's beliefs, estimates, projections, and assumptions with respect to future operations. All forward-looking statements herein are subject to risks and uncertainties, including the risks and uncertainties detailed herein and from time to time in Glendale Federal's OTS reports and filings. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  See Index to Financial Statements on Page 80 and Financial Statements beginning on Page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  That portion of Golden State's definitive Proxy Statement filed with the Securities Exchange Commission pursuant to Regulation 14A for use in connection with Golden State's Annual Meeting of Stockholders to be held on October 28, 1997 ("Proxy Statement") appearing under the caption "Election of Directors" is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

  That portion of Golden State's Proxy Statement appearing under the caption "Executive Compensation and Other Information" is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  That portion of Golden State's Proxy Statement appearing under the caption "Beneficial Ownership of Golden State's Securities" is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  That portion of Golden State's Proxy Statement appearing under the caption "Executive Compensation and Other Information--Certain Relationships and Related Transactions" is incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

 EXHIBIT
 NUMBER
 -------
  3.1    Amended and Restated Charter of the Bank.
  3.2    Amended and Restated Bylaws of the Bank.
  4.1    Section 5 of the Amended and Restated Charter of the Bank. (Included
         in Exhibit 3.1)
  4.3    Supplementary Charter Section to Section 5(C) of the Amended and
         Restated Charter of the Bank dated July 24, 1997, regarding 1997-A
         Noncumulative Preferred Stock. (Included in Exhibit 3.1)
  4.4(a) Warrant Agreement dated as of February 23, 1993 between the Bank and
         Chemical Trust Company of California. (4.5)
  4.5(b) Warrant Agreement dated as of August 15, 1993 between the Bank and
         Chemical Trust Company of California. (4.5)
 10.4(c) Sheltered Pay Plan.(10.4)
 10.6    Board of Directors Retirement Plan, as amended.
 10.7    Amended Employment Agreement between Glendale Federal and Stephen J.
         Trafton dated January 1, 1997.
 10.8    Employment Agreement between Glendale Federal and Stephen J. Trafton dated July 23, 1997.
 10.9    Form of employment agreement. Executed agreements are with Vincent L.
         Beatty, William J. Birch, Howard C. Everakes, Richard A. Fink, Michael
         E. Goraleski, John E. Haynes, Terry D. Hess, Lelah L. Jenkins, Kathryn
         D. Snyder and Robert R. Trujillo.
 11.1    Statement Regarding Computation of Per Share Earnings (Loss).
 22.1(c) List of Subsidiaries.
 23.1    Consent of KPMG Peat Marwick LLP.

--------
(a) Exhibits previously filed with Glendale Federal Bank Form OC, dated June 15, 1993 under the Exhibit Numbers indicated in parentheses and incorporated herein by reference.

(b) Exhibits previously filed with Glendale Federal 10-K, dated June 30, 1994 under the Exhibit Numbers indicated.

(c) Exhibit previously filed with Glendale Federal 10-K, dated June 30, 1996 under the Exhibit Number indicated.

FINANCIAL STATEMENTS AND SCHEDULES

  See Index to Financial Statements on page 80, and Financial Statements commencing on page F-1. Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

REPORTS ON FORM 8-K FILED DURING THE QUARTER ENDED JUNE 30, 1997

  June 3, 1997--The following events were reported pursuant to Item 5 of Form 8-K: (i) the court in In Re GLENFED Inc. Securities Litigation, Civil No. 91-0818 WJR, a case in which a subsidiary of Glendale Federal is a defendant, granted the motion in intervention of new plaintiffs; and (ii) the new plaintiffs have filed a complaint seeking class certification.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                    GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

Date: September 22, 1997

                                                /s/ Stephen J. Trafton
                                          By: _________________________________
                                                   Stephen J. Trafton
                                              Chairman of The Board, Chief
                                             Executive Officer and President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND ON THE DATE INDICATED:


 /s/ Stephen J. Trafton                       Date: September 22, 1997
---------------------------------------
    Stephen J. Trafton
Chairman of The Board, Chief Executive
       Officer and President
   (Principal Executive Officer)

             /s/ John E. Haynes               Date: September 22, 1997
---------------------------------------
               John E. Haynes
Executive Vice President and Chief Financial
    Officer (Principal Financial Officer)

            /s/ Gregory L. Hendry             Date: September 22, 1997
---------------------------------------
               Gregory L. Hendry
 Senior Vice President and Chief Accounting
   Officer (Principal Accounting Officer)

---------------------------------------
      Diane C. Creel, Director


            /s/ Richard H. Daniel             Date: September 22, 1997
---------------------------------------
        Richard H. Daniel, Director

            /s/ Brian P. Dempsey              Date: September 22, 1997
---------------------------------------
        Brian P. Dempsey, Director

             /s/ Richard A. Fink              Date: September 22, 1997
---------------------------------------
        Richard A. Fink, Director

              /s/ John F. King                Date: September 22, 1997
---------------------------------------
       John F. King, Director

             /s/ John F. Kooken               Date: September 22, 1997
---------------------------------------
      John F. Kooken, Director


---------------------------------------
      Orin S. Kramer, Director

         /s/ Paul J. Orfalea                  Date: September 22, 1997
---------------------------------------
     Paul J. Orfalea, Director

       /s/ Gilbert R. Vasquez                 Date: September 22, 1997
---------------------------------------
    Gilbert R. Vasquez, Director

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Annual Financial Statements
  Report of Management.................................................... F-1
  Independent Auditors' Report............................................ F-2
  Consolidated Statements of Financial Condition as of June 30, 1997 and
   1996................................................................... F-3
  Consolidated Statements of Operations for years ended June 30, 1997,
   1996 and 1995.......................................................... F-4
  Consolidated Statements of Changes in Stockholders' Equity for years ended June 30, 1997, 1996 and 1995..................................... F-5
  Consolidated Statements of Cash Flows for years ended June 30, 1997,
   1996 and 1995.......................................................... F-6
  Notes to Consolidated Financial Statements.............................. F-8

                          GLENDALE FEDERAL BANK, FSB

                             REPORT OF MANAGEMENT

  The management of Glendale Federal Bank, Federal Savings Bank (the "Bank") has responsibility for the preparation, integrity, and reliability of the consolidated financial statements and related financial information of the Bank and its subsidiaries contained in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily included judgments and estimates by management.

  Management has established and is responsible for maintaining a system of internal controls designed to provide reasonable assurance as to the integrity and reliability of the financial statements and the protection of assets from unauthorized use or disposition. The system of internal controls includes: an effective financial accounting structure; a comprehensive internal audit function; an independent audit committee (the "Committee") of the Board of Directors; and financial and operating policies and procedures. The Bank's management also fosters standards of business ethics as documented by the Bank's employee handbook and management guide, appropriate levels of management authority and responsibility, an effective corporate organizational structure, and appropriate selection and training of personnel.

  The Board of Directors, primarily through the Committee, oversees the adequacy of the Bank's system of internal controls. The Committee, whose members are neither officers nor employees of the Bank, meets at least quarterly with management, internal auditors, and the independent auditors to review the functioning of each and to ensure that each is properly discharging its responsibilities.

  The Bank's consolidated financial statements are audited by KPMG Peat Marwick LLP, the Bank's independent auditors, whose audit is made in accordance with generally accepted auditing standards and includes such audit procedures as they consider necessary to express the opinion in their report that follows.

  Management recognizes and cautions that there are inherent limitations in the effectiveness of any internal control environment. However, management believes that, as of June 30, 1997, the Bank's system of internal controls, as described above, provided reasonable assurance as to the integrity and reliability of the financial statements and related financial information and the safeguarding of assets.

/s/ Stephen J. Trafton                                         August 28, 1997
-------------------------------                                ----------------
Stephen J. Trafton                                                   Date
Chairman of the Board,
Chief Executive Officer and President

/s/ John E. Haynes                                             August 28, 1997
-------------------------------                                ----------------
John E. Haynes                                                       Date
Executive Vice President and
Chief Financial Officer

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Glendale Federal Bank, Federal Savings Bank

  We have audited the accompanying consolidated statements of financial condition of Glendale Federal Bank, Federal Savings Bank and subsidiaries (the
Bank) as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glendale Federal Bank, Federal Savings Bank and subsidiaries as of June 30, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Los Angeles, California
July 23, 1997, except for Note 24
of the Notes to Consolidated Financial Statements which is as of August 18, 1997

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                               JUNE 30
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                       ASSETS
Cash and amounts due from banks......................  $   221,557  $   153,608
Federal funds sold and assets purchased under resale
 agreements..........................................      632,000      433,000
Certificates of deposit--substantially restricted....        4,005       10,786
Other debt and equity securities held to maturity, at
 amortized cost (fair value: $8,135 in 1996).........          --         8,091
Other debt and equity securities available for sale,
 at fair value.......................................       27,794          --
Mortgage-backed securities held to maturity, at
 amortized cost (fair value: $1,166,941 in 1997 and
 $1,351,344 in 1996).................................    1,162,825    1,356,235
Mortgage-backed securities available for sale, at
 fair value..........................................    1,116,709      884,555
Loans receivable, net of allowance for loan losses of
 $163,759 in 1997 and $186,756 in 1996...............   11,886,090   10,694,594
Loans held for sale, at lower of cost or market......       19,003       33,315
Real estate held for sale or investment..............        8,689       12,072
Real estate acquired in settlement of loans..........       61,500       78,249
Interest receivable..................................      102,940       89,237
Investment in capital stock of Federal Home Loan
 Bank, at cost.......................................      259,587      192,842
Premises and equipment, at cost, less accumulated de-
 preciation..........................................      134,936      126,368
Mortgage servicing assets............................      284,472      127,399
Goodwill and other intangible assets, less accumu-
 lated amortization ($22,110 in 1997 and $16,580 in
 1996)...............................................       99,533       59,216
Other assets.........................................      196,619      196,997
                                                       -----------  -----------
                                                       $16,218,259  $14,456,564
                                                       ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits.............................................  $ 9,356,909  $ 8,723,976
Securities sold under agreements to repurchase.......      768,682      758,050
Borrowings from the Federal Home Loan Bank...........    4,788,000    3,838,000
Other borrowings.....................................       10,782       10,599
Other liabilities and accrued expenses...............      221,540      131,224
Income taxes payable.................................       60,272       37,264
                                                       -----------  -----------
   Total liabilities.................................   15,206,185   13,499,113
                                                       -----------  -----------
STOCKHOLDERS' EQUITY:
Preferred stock, Series E, $1.00 par value per share
 and $25.00 liquidation preference per share
 (8,050,000 shares authorized; 4,621,982 shares
 issued and outstanding at June 30,1997; 5,823,882
 shares issued and outstanding at June 30, 1996).....        4,622        5,824
Common stock, $1.00 par value per share (100,000,000
 shares authorized; 50,348,509 shares issued and
 outstanding at June 30, 1997; 46,729,698 shares
 issued and outstanding at June 30, 1996)............       50,349       46,730
Additional paid-in capital...........................      793,111      790,724
Net unrealized holding loss on debt and equity secu-
 rities available for sale...........................       (1,154)     (11,391)
Retained earnings--substantially restricted..........      165,146      125,564
                                                       -----------  -----------
    Total stockholders' equity.......................    1,012,074      957,451
                                                       -----------  -----------
                                                       $16,218,259  $14,456,564
                                                       ===========  ===========

          See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   YEARS ENDED JUNE 30
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
Interest income:
 Loans receivable..........................  $  861,858  $  803,432  $  721,003
 Mortgage-backed securities................     149,551     216,812     303,587
 Investments...............................      61,547      59,791      62,068
                                             ----------  ----------  ----------
   Total interest income...................   1,072,956   1,080,035   1,086,658
                                             ----------  ----------  ----------
Interest expense:
 Deposits..................................     405,182     433,834     412,894
 Short-term borrowings.....................      18,642     108,839     165,681
 Other borrowings..........................     270,148     204,297     190,364
                                             ----------  ----------  ----------
   Total interest expense..................     693,972     746,970     768,939
                                             ----------  ----------  ----------
   Net interest income.....................     378,984     333,065     317,719
Provision for loan losses..................      25,204      40,350      66,150
                                             ----------  ----------  ----------
   Net interest income after provision for
    loan losses............................     353,780     292,715     251,569
Other income:
 Loan servicing income, net................      33,795      24,208      30,460
 Other fees and service charges............      56,901      45,769      38,851
 Gain (loss) on sale of loans, net.........        (291)       (690)        146
 Loss on sale of mortgage-backed securi-
  ties, net................................      (1,804)    (34,222)    (11,725)
 Gain on sale of banking operations........         --          --       73,713
 Other income (loss), net..................          62        (707)      3,001
                                             ----------  ----------  ----------
   Total other income......................      88,663      34,358     134,446
                                             ----------  ----------  ----------
Other expenses:
 Compensation and employee benefits........     114,270     101,502     105,218
 Occupancy expense, net....................      31,777      29,698      31,433
 Advertising and promotion.................      24,416      24,798      18,855
 Regulatory insurance......................      16,317      27,491      29,077
 Furniture, fixtures and equipment.........      12,585      11,605      14,559
 Stationery, supplies and postage..........      11,628      10,158       9,065
 Other general and administrative ex-
  penses...................................      52,231      41,683      35,265
                                             ----------  ----------  ----------
   Total general and administrative ex-
    penses.................................     263,224     246,935     243,472
 SAIF special assessment...................      55,519         --          --
 Legal expense--goodwill lawsuit...........      24,058       1,929         369
 Operations of real estate held for sale
  or investment............................         935       1,242         (31)
 Operations of real estate acquired in
  settlement of loans......................       6,623       8,426      15,034
 Amortization of goodwill and other intan-
  gible assets.............................       5,530       5,147       1,724
                                             ----------  ----------  ----------
   Total other expenses....................     355,889     263,679     260,568
                                             ----------  ----------  ----------
Earnings before income tax provision and
 extraordinary item........................      86,554      63,394     125,447
Income tax provision.......................      36,131      21,342      52,146
                                             ----------  ----------  ----------
Earnings before extraordinary item.........      50,423      42,052      73,301
Extraordinary item, net....................         --          --        1,755
                                             ----------  ----------  ----------
   Net earnings............................  $   50,423  $   42,052  $   75,056
                                             ==========  ==========  ==========
Earnings applicable to common shareholders:
 Net earnings..............................  $   50,423  $   42,052  $   75,056
 Dividends declared on preferred stock.....     (10,841)    (16,156)    (17,668)
 Premium on exchange of preferred stock
  for common stock.........................      (4,173)    ( 9,443)        --
                                             ----------  ----------  ----------
                                             $   35,409  $   16,453  $   57,388
                                             ==========  ==========  ==========
Earnings per share:
 Primary:
   Earnings before extraordinary item......  $     0.63  $     0.36  $     1.28
   Net earnings............................  $     0.63  $     0.36  $     1.32
 Fully diluted:
   Earnings before extraordinary item......  $     0.62  $     0.35  $     1.16
   Net earnings............................  $     0.62  $     0.35  $     1.19

          See accompanying Notes to Consolidated Financial Statements

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                            NET UNREALIZED
                                                                                             HOLDING GAIN
                   PREFERRED STOCK      PREFERRED STOCK                                     (LOSS) ON DEBT
                       SERIES D             SERIES E           COMMON STOCK    ADDITIONAL     AND EQUITY
                  -------------------  -------------------  ------------------  PAID-IN    DEBT SECURITIES   RETAINED
                    SHARES    AMOUNT     SHARES    AMOUNT     SHARES   AMOUNT   CAPITAL   AVAILABLE FOR SALE EARNINGS*
                  ----------  -------  ----------  -------  ---------- ------- ---------- ------------------ ---------
Balance, June
30, 1994........   2,927,653  $ 2,928   8,050,000  $ 8,050  37,737,434 $37,737  $792,946       $ (5,727)     $ 42,280
Conversion of
Series D
Preferred Stock
into common
stock ..........  (2,927,653)  (2,928)        --       --    2,927,653   2,928       --             --            --
Net unrealized
holding gain on
debt and equity
securities
available for
sale............         --       --          --       --          --      --        --           5,764           --
Stock options
exercised.......         --       --          --       --       52,500      53       426            --            --
5-year warrants
exercised.......         --       --          --       --        2,131       2       --             --            --
Dividends
declared on
preferred stock
($0.022 per
share, Series D
and $2.188 per
share, Series
E)..............         --       --          --       --          --      --        --             --        (17,668)
Net earnings....         --       --          --       --          --      --        --             --         75,056
                  ----------  -------  ----------  -------  ---------- -------  --------       --------      --------
Balance, June
30, 1995........         --       --    8,050,000    8,050  40,719,718  40,720   793,372             37        99,668
Exchange of
Series E
Preferred Stock
for common
stock...........         --       --   (2,226,118)  (2,226)  5,901,771   5,902    (3,676)           --            --
Net unrealized
holding loss on
debt and equity
securities
available for
sale............         --       --          --       --          --      --        --         (11,428)          --
Stock options
exercised.......                                               106,000     106     1,028            --            --
5-year warrants
exercised.......         --       --          --       --        2,209       2       --             --            --
Dividends de-
clared on Series
E preferred
stock ($2.188
per share)......         --       --          --       --          --      --        --             --        (16,156)
Net earnings....         --       --          --       --          --      --        --             --         42,052
                  ----------  -------  ----------  -------  ---------- -------  --------       --------      --------
Balance, June
30, 1996........         --       --    5,823,882    5,824  46,729,698  46,730   790,724        (11,391)      125,564
Exchange of
Series E
Preferred Stock
for common
stock...........         --       --   (1,201,900)  (1,202)  3,103,872   3,104    (1,902)           --            --
Net unrealized
holding gain on
debt and equity
securities
available for
sale............         --       --          --       --          --      --        --          10,237           --
Stock options
exercised.......         --       --          --       --      512,125     512     4,263            --            --
5-year warrants
exercised.......         --       --          --       --          414       1       --             --            --
7-year warrants
exercised.......         --       --          --       --        2,400       2        26            --            --
Dividends de-
clared on Series
E preferred
stock ($2.188
per share)......         --       --          --       --          --      --        --             --        (10,841)
Net earnings....         --       --          --       --          --      --        --             --         50,423
                  ----------  -------  ----------  -------  ---------- -------  --------       --------      --------
Balance, June
30, 1997........         --   $   --    4,621,982  $ 4,622  50,348,509 $50,349  $793,111       $ (1,154)     $165,146
                  ==========  =======  ==========  =======  ========== =======  ========       ========      ========
                      TOTAL
                  STOCKHOLDERS'
                     EQUITY
                  -------------
Balance, June
30, 1994........   $  878,214
Conversion of
Series D
Preferred Stock
into common
stock ..........          --
Net unrealized
holding gain on
debt and equity
securities
available for
sale............        5,764
Stock options
exercised.......          479
5-year warrants
exercised.......            2
Dividends
declared on
preferred stock
($0.022 per
share, Series D
and $2.188 per
share, Series
E)..............      (17,668)
Net earnings....       75,056
                  -------------
Balance, June
30, 1995........      941,847
Exchange of
Series E
Preferred Stock
for common
stock...........          --
Net unrealized
holding loss on
debt and equity
securities
available for
sale............      (11,428)
Stock options
exercised.......        1,134
5-year warrants
exercised.......            2
Dividends de-
clared on Series
E preferred
stock ($2.188
per share)......      (16,156)
Net earnings....       42,052
                  -------------
Balance, June
30, 1996........      957,451
Exchange of
Series E
Preferred Stock
for common
stock...........          --
Net unrealized
holding gain on
debt and equity
securities
available for
sale............       10,237
Stock options
exercised.......        4,775
5-year warrants
exercised.......            1
7-year warrants
exercised.......           28
Dividends de-
clared on Series
E preferred
stock ($2.188
per share)......      (10,841)
Net earnings....       50,423
                  -------------
Balance, June
30, 1997........   $1,012,074
                  =============

-----
*substantially restricted

          See accompanying Notes to Consolidated Financial Statements

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEARS ENDED JUNE 30
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings ...........................  $    50,423  $    42,052  $    75,056
Adjustments to reconcile net earnings to
 net cash provided by operating activi-
 ties:
 Amortization of discounts and accretion
  of premiums, net......................       11,064        8,054       13,709
 Accretion of deferred loan fees........       (4,355)      (5,546)      (9,740)
 Provision for loan losses..............       25,204       40,350       66,150
 Loss (gain) on sale of loans, net......          291          690         (146)
 Loss on sale of mortgage-backed securi-
  ties, net.............................        1,804       34,222       11,725
 Gain on sale of University Savings
  Bank..................................          --           --       (50,713)
 Gain on sale of Florida banking opera-
  tions.................................          --           --       (23,000)
 Depreciation...........................       15,065       16,115       16,867
 Amortization of mortgage servicing as-
  sets..................................       27,342       22,559       19,131
 Provision for impairment of mortgage
  servicing assets......................        4,047          --           --
 Provision for losses on real estate....        7,706       11,610       16,323
 Gain on sale of real estate............       (7,220)     (10,880)     (10,310)
 Amortization of goodwill and other in-
  tangible assets.......................        5,530        5,147        1,724
 Provision for deferred income taxes....       10,364       19,132       23,873
 Extraordinary item, net................          --           --        (1,755)
 Net change in loans originated or pur-
  chased for resale.....................       39,249       (2,649)     (10,232)
 (Increase) decrease in interest receiv-
  able..................................       (8,851)       7,158      (11,324)
 FHLB stock dividend received...........      (13,693)      (9,612)      (8,259)
 (Increase) decrease in other assets....          434       20,298       (6,881)
 Increase (decrease) in other liabili-
  ties..................................      177,937      (27,698)     (41,393)
 Other items............................          630      (24,286)       7,613
                                          -----------  -----------  -----------
 Total adjustments......................      292,548      104,664        3,362
                                          -----------  -----------  -----------
Net cash provided by operating activi-
 ties...................................      342,971      146,716       78,418
                                          -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in other debt and equity se-
 curities with original maturities of 3
 months or less.........................       (3,809)       9,268        7,826
Purchase of certificates of deposit.....     (125,476)     (26,264)     (15,466)
Proceeds from maturities of certificates
 of deposit.............................      132,257       25,537       14,123
Purchase of other debt and equity secu-
 rities held to maturity................       (3,000)      (5,000)     (11,507)
Proceeds from maturities of other debt
 and equity securities held to maturity.        7,800       20,045        6,685
Purchase of other debt and equity secu-
 rities available for sale..............       (2,113)         --           --
Proceeds from sales and maturities of
 other debt and equity securities avail-
 able for sale..........................      161,760          --        21,000
Purchase of mortgage-backed securities
 held to maturity.......................          --       (2,982)       (1,286)
Principal payments on mortgage-backed
 securities held to maturity............      190,545      495,999      697,046
Purchase of mortgage-backed securities
 available for sale.....................     (505,083)    (113,218)         --
Principal payments on mortgage-backed
 securities available for sale..........      285,404      355,975       14,835
Proceeds from sale of mortgage-backed
 securities available for sale..........          --     1,671,934          --
Loans originated for investment, net of
 refinances.............................     (590,924)    (364,471)    (631,545)
Loans purchased for investment..........   (2,430,461)  (2,107,509)  (1,549,955)
Net change in undisbursed loan funds....      (10,353)       7,507      (11,073)
Principal payments on loans held for in-
 vestment...............................    1,894,857    1,428,501      892,846
Proceeds from sale of loans held for in-
 vestment...............................          --       159,079      143,943
Cash invested in real estate............      (12,515)     (16,115)     (22,046)
Cash received from real estate invest-
 ments and sale of real estate acquired
 in settlement of loans.................      101,679      108,482      174,004
Purchase of FHLB stock..................      (53,052)     (17,187)     (52,603)
Redemption of FHLB stock................          --        19,756        2,882
Net (increase) decrease in premises and
 equipment..............................      (19,810)      20,559       52,251
Purchase of mortgage servicing assets...     (197,091)     (26,479)     (51,476)
Premiums paid on deposits purchased.....          --           --       (11,297)
Payment for purchase of TransWorld Bank.      (64,419)         --           --
Payment for purchase of OneCentral Bank.      (11,111)         --           --
Proceeds from sale of Florida banking
 operations.............................          --           --       243,005
Proceeds from sale of University Savings
 Bank...................................          --           --       205,147
                                          -----------  -----------  -----------
Net cash (used) provided by investing
 activities.............................   (1,254,915)   1,643,417      117,339
                                          -----------  -----------  -----------

                        Statement continued on next page

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                  YEARS ENDED JUNE 30
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits.....  $   227,776  $   (10,904) $(1,730,040)
Net change in short-term borrowings with
 original maturities of 3 months or
 less...................................       10,632   (1,937,126)   1,710,120
Proceeds from funding of securities sold
 under agreements to repurchase.........          --           --       815,902
Repayment of securities sold under
 agreement to repurchase................          --           --    (2,013,340)
Proceeds from fundings of FHLB advances.    2,300,000    2,988,000    2,300,000
Repayments of FHLB advances.............   (1,350,000)  (2,645,000)  (1,197,000)
Repayment of other borrowings...........       (2,492)     (18,284)     (69,917)
Sale of FHLB advances...................          --           --       (39,057)
Proceeds from issuance of common stock..        4,804        1,136          481
Payment of dividends on preferred stock.      (11,827)     (17,044)     (17,746)
                                          -----------  -----------  -----------
Net cash provided (used) by financing
 activities.............................    1,178,893   (1,639,222)    (240,597)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................      266,949      150,911      (44,840)
Cash and cash equivalents at beginning
 of year................................      586,608      435,697      480,537
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 year...................................  $   853,557  $   586,608  $   435,697
                                          ===========  ===========  ===========




          See accompanying Notes to Consolidated Financial Statements

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         JUNE 30, 1997, 1996 AND 1995

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

 PRINCIPLES OF CONSOLIDATION AND PRESENTATION

  The consolidated financial statements include the accounts of Glendale Federal Bank, Federal Savings Bank and its subsidiaries ("Glendale Federal" or the "Bank"). The Bank's business consists primarily of attracting deposits from the public and originating and purchasing loans secured by mortgages on residential real estate. The Bank's subsidiaries are engaged primarily in general insurance and securities brokerage services. All significant intercompany balances and transactions have been eliminated in consolidation, including 200,686 Bank common shares held by a subsidiary of the Bank at June 30, 1997. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the June 30, 1997 presentation.

  On July 23, 1997, shareholders of Glendale Federal approved the formation of a holding company for the Bank, named Golden State Bancorp Inc. ("Golden State"). The formation of the holding company became effective on July 24, 1997 and the Bank became a wholly-owned subsidiary of Golden State on that date. Shares of the Bank's common stock automatically became an equal number of shares of Golden State common stock and the Bank's Noncumulative Preferred Stock, Series E automatically became an equal number of shares of Golden State Noncumulative Convertible Preferred Stock, Series A. The Bank's two classes of warrants became exercisable solely to purchase common stock of Golden State. Glendale Federal will retain its name. The current board of directors of the Bank are also the board of directors of Golden State. Golden State was capitalized with a dividend of $14.9 million from Glendale Federal. Such dividend will be used for general working capital purposes and for payment of dividends on Golden State's preferred stock.

 RISKS AND UNCERTAINTIES

  In the normal course of its business, the Bank encounters two significant types of risk: economic and regulatory. There are four main components of economic risk: interest rate risk, credit risk, market risk and concentrations of credit risk. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, from its interest-earning assets. Credit risk is the risk of default on the Bank's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Bank, and the valuation of loans held for sale, mortgage-backed securities available for sale and mortgage servicing assets. The Bank's lending activities are concentrated in California. The largest concentration of the Bank's loan portfolio is located in Southern California. The ability of the Bank's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition.

  The Bank has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures due to processing errors arising from calculations using the year 2000 date. The Bank expects to incur $25 million to $30 million over the next three years on its program to redevelop, replace or repair its computer applications to try to make them "year 2000" compliant. While the Bank believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Bank is requiring its computer systems and software vendors to represent that the products provided are or will be year 2000 compliant and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Bank.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered, such as the allowance for loan losses, mortgage servicing assets and the realization of the deferred tax assets. Actual results could differ significantly from those estimates and assumptions.

 SHORT-TERM HIGHLY LIQUID INVESTMENTS

  The Bank's short-term highly liquid investments consist of federal funds sold and securities purchased under agreements to resell. The Bank invests in these assets to maximize its return on liquid funds.

  Glendale Federal is required by the Federal Reserve System to maintain non-interest earning cash reserves against certain of its transaction accounts and term deposit accounts. At June 30, 1997 and 1996, the required reserves totaled $61,892,000 and $60,944,000, respectively. Actual reserves totaled $62,454,000 and $63,491,000 at June 30, 1997 and 1996, respectively.

 INVESTMENTS IN DEBT AND EQUITY SECURITIES

  The Bank's investment in debt securities consists principally of U.S. Treasury securities and mortgage-backed securities purchased by the Bank or created when the Bank exchanges pools of loans for mortgage-backed securities ("securitized loans"). The Bank classifies its investment in debt and equity securities as held to maturity securities, trading securities and available for sale securities as applicable. The Bank did not hold any trading securities at June 30, 1997 or 1996.

  Securities are designated as held to maturity if the Bank has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost, adjusted for the amortization of any related deferred origination costs and premiums or the accretion of any related deferred origination fees and discounts into interest income using the interest method over the estimated remaining period until maturity. Unrealized losses on held to maturity securities, reflecting a decline in value judged by the Bank to be other than temporary, are charged to income and reported under the caption "Gain (loss) on sale of mortgage-backed securities, net" in the Consolidated Statements of Operations.

  The Bank classifies securities as available for sale when at the time of purchase it determines that such securities may be sold at a future date or if the Bank does not have the positive intent or ability to hold such securities to maturity. Securities designated as available for sale are recorded at fair value. Changes in the fair value of debt and equity securities available for sale are included in shareholders' equity as unrealized holding gains or losses net of the related tax effect. Unrealized losses on available for sale securities reflecting a decline in value judged to be other than temporary, are charged to income in the Consolidated Statement of Operations. Realized gains or losses on available for sale securities are computed on the specific identification basis. Deferred origination costs and fees, and purchased premiums and discounts, are amortized and accreted to interest income using the interest method over the estimated remaining period until maturity.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The Bank classifies securities it intends to sell presently as trading securities. Such securities are generally comprised of securities created by the Bank to facilitate the sale of loans originated and held for sale. Trading securities are recorded at fair value, determined by the lesser of quoted market prices for similar securities or commitment prices for those securities under mandatory commitments to sell. Changes in fair value are recognized in earnings in the period in which the change occurs under the caption "Gain
(loss) on sale of mortgage-backed securities". The Bank held no trading securities at June 30, 1997 or 1996.

  In November 1995, the Financial Accounting Standards Board (the "FASB") issued implementation guidance for Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The guidance caused the Bank to reassess the appropriateness of the classifications of its securities and account for resulting reclassifications at fair value in accordance with SFAS 115. During the second quarter of fiscal 1996, the Bank, in accordance with the implementation guidance, reclassified $2.8 billion of mortgage-backed securities from held to maturity to available for sale. Pursuant to the transfer to available for sale and the subsequent sale of $1.7 billion of CMOs, the Bank recorded a pre-tax loss of $28.2 million during fiscal 1996. See Note 7--Mortgage-Backed Securities for additional information.

 LOANS RECEIVABLE HELD FOR SALE

  The Bank may designate certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Bank considers whether such loans would be sold in response to liquidity needs, asset/liability management requirements, regulatory capital needs and other factors. The Bank originates and/or purchases loans that meet certain yield and other guidelines for its own portfolio. Such loans are designated as held for investment at the time of origination or purchase based on a specific identification method. Loans that do not meet such guidelines are designated as held for sale.

  Loans held for sale are recorded at the lower of aggregate cost or market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "Gain (loss) on sale of loans, net" in the Consolidated Statement of Operations. Realized gains and losses from the sale of loans receivable are computed under the specific identification method.

 GAINS AND LOSSES FROM SALE OF LOANS

  The Bank sells whole mortgage loans and participations in mortgage loans to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific identification method and reflect the extent that the sales proceeds exceed or are less than the Bank's investment in the loans (which includes the unpaid principal balance of the loans, unearned discounts, premiums and deferred fees and costs at the time of sale). To the extent sales of loans involve the sale of part of a loan or a pool of loans with disproportionate credit and prepayment risks, the cost basis is allocated based upon the relative fair market value of the portion sold to the portion retained on the date of sale.

  In most cases, the Bank sells loans and continues to service such loans for the investor. In these cases, the Bank includes in its recognition of gain or loss on the loan sale an amount measured by an allocation of the carrying amount of the loans sold between the value of the loans sold and the value of the servicing rights and any other interests retained, if any, based on their relative fair values at the

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

date of sale. The resulting mortgage servicing asset ("MSA") or liability is amortized in proportion to and over the period of estimated net servicing income or loss. The Bank evaluates the MSA for impairment or increased obligation based on the MSA's fair value.

  The Bank estimates fair values by discounting servicing asset cashflows using discount and prepayment rates that it believes market participants would use. The assets are summarized by risk attribute strata and a valuation allowance is recorded as the sum in all strata with impairment. For purposes of defining impairment strata, the Bank groups loans by interest rate, by whether the loan is government-insured, and by whether the loan has a fixed or adjustable interest rate.

  If loans are sold with recourse, the estimated liability under the recourse provision is provided for in the computation of the gain or loss. For loan sales after December 31, 1996, in accordance with the requirements of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"), (described under the caption "Current Accounting Pronouncements", following), the liability for loans sold with recourse is recorded at the fair value of the liability. For loan sales through December 31, 1996, the liability is recorded at the present value of the future recourse obligation, discounted at a risk-free rate of return as of the date of the sale. There were no loan sales with recourse between December 31, 1996 and June 30, 1997.

 ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is maintained at an amount management deems adequate to cover estimated inherent losses. In determining the allowance for loan losses to be maintained, management evaluates many factors, including management's judgment as to appropriate asset classifications, prevailing and forecasted economic and market conditions, industry experience, historical loss experience, loan portfolio composition, management's assessment of the borrowers' ability to repay and repayment performance, and the fair value of the underlying collateral.

  The determination of the allowance for loan losses is based on estimates that are particularly susceptible to changes in the economic environment and market conditions. Management believes that, as of June 30, 1997 and 1996, the allowance for loan losses is adequate based on information currently available to it. Deterioration in the economies of the Bank's principal market areas could adversely impact the Bank's loan portfolios and higher charge-offs and increases in non-performing assets could result. Such an adverse impact could also require a larger allowance for loan losses.

  The Bank considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Bank will be unable to timely collect all amounts due according to the contractual terms of the loan agreement. Non-accrual income property loans, non-accrual single-family loans or borrowing relationships with unpaid balances greater than $500,000, non-accrual business banking loans with unpaid balances of greater than $100,000, troubled debt restructurings, and certain performing loans are measured individually for impairment. Loans not included in the preceding categories are collectively measured for impairment. Specific valuation allowances are established for impaired collateralized loans at the difference between the loan amount and the fair value of collateral reduced by estimated selling costs, and for unsecured loans at either the present value or the expected future cash flows from the loan, discounted at the loan's effective interest rate, or at the loan's observable market price. Impaired loans may be left on accrual status during the period the Bank is

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

pursuing repayment of the loan. Such loans are placed on non-accrual status at the point that either: (1) they become 90 days delinquent; or (2) the Bank determines the borrower is incapable of, or has ceased efforts toward, continuing performance under the terms of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of the collateral properties for impaired loans are included in the provision for loan losses. When an impaired loan is either sold, transferred to REO or written down, any related valuation allowance is charged off.

  Increases to the general allowance are charged to the provision for loan losses. Specific valuation allowances are provided for when management identifies a loan or a portion thereof as to which default is deemed probable. Charge-offs to the allowance are made when all, or a portion, of the loan is confirmed as a loss based upon management's review of the loan or through repossession of the underlying security or through a troubled debt restructuring transaction. Recoveries are credited to the allowance.

 TROUBLED DEBT RESTRUCTURINGS

  Loans whose terms are modified due to borrower difficulties in repaying amounts owed under the loan's original terms are classified as Troubled Debt Restructurings ("TDRs"). During fiscal 1995, the Bank adopted Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118"). SFAS 118 requires that TDRs be reported as such based on whether the restructuring was made at an interest rate equal to or greater than the rate that the Bank was willing to accept at the time of the restructuring for a loan of comparable risk and whether the loan is impaired based on the terms of the restructuring agreement. Loans that are restructured at rates greater than or equal to the rate the Bank was willing to accept at the time of restructuring and that are not impaired based on the terms of the restructuring are reported as TDRs only in the year of the restructuring. All other TDRs are reported in years following the restructuring until repaid.

 INTEREST INCOME RECOGNITION--LOANS RECEIVABLE

  Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent more than 90 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received and if no portion of the loan's balance is classified "Doubtful". Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of current interest is no longer in doubt. Interest income on impaired loans is recognized based on the loan's accrual and classification status as discussed above.

  Loan origination fees and direct origination costs are deferred at origination and the net amounts deferred are accreted or amortized to interest income over the contractual lives of the loans, using the interest method. Accretion of discounts and amortization of premiums and deferred origination fees and costs is discontinued when loans are placed on non-accrual status.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


 LOAN SERVICING AND MORTGAGE SERVICING RIGHTS

  The Bank services mortgage loans for investors. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are due. Accrued servicing fees relating to loans past due more than 90 days are reversed. Loan servicing costs are charged to expense as incurred. These loans are not included with loans receivable or any other asset in the accompanying consolidated statements of financial condition.

  The Bank from time-to-time enters into transactions to acquire the rights to service pools of loans for others and collect the servicing and related fees. The amount paid by the Bank for these rights is capitalized as Mortgage Servicing Assets ("MSA"). The Bank also sells loans and retains the right to service the loans for the investors. During fiscal 1997, the Bank adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 was superseded, for transactions recorded after December 31, 1996, by SFAS 125. Both SFAS 122 and SFAS 125 require, and the Bank recorded, the recognition of a servicing asset or liability and other retained interests as an allocation of the carrying amount of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. SFAS 125 also requires that MSA be evaluated for impairment based on the asset's fair value. The Bank estimates fair values by discounting servicing asset cash flows using discount and prepayment rates that it believes market participants would use. For purposes of measuring impairment, MSA is stratified by the Bank based upon whether the loans are fixed-rate or adjustable-rate, and whether the loans are government-insured.

  MSA is amortized in proportion to, and over the period that the servicing rights generate net servicing fee income.

 ACCOUNTING FOR REAL ESTATE

  Real estate acquired in settlement of loans ("REO") is recorded at the lower of fair value reduced by estimated selling costs, or the recorded investment in the loan at the time of foreclosure generally as determined by recent appraisals. Thereafter, the property is carried at the lower of acquisition cost or fair value reduced by estimated selling costs, as reflected by subsequent appraisals or sales agreements. Specific valuation allowances on REO are recorded through a charge to operations for estimated costs to sell and if there is a further deterioration in fair value. The Bank also provides a general allowance for inherent losses on REO recorded through a charge to operations.

  Real estate held for sale or investment ("REI") is carried at the lower of cost or fair value less estimated costs to sell.

  Changes in estimated selling and disposal costs, and declines in fair values are provided through a valuation allowance. Net gains or losses on disposal of REO and REI are charged to operations as incurred.

  Gains on real estate sales financed by the Bank are recognized only when the transactions meet the down-payment and continuing investment criteria of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate." Losses are recognized when identified.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


 PREMISES AND EQUIPMENT AND DEPRECIATION

  Depreciation and amortization of premises is included in "Occupancy expense, net" and depreciation and amortization of equipment is included in "Other general and administrative expenses" in the Consolidated Statements of Operations. Depreciation and amortization of premises and equipment is computed using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the life of the asset or the remaining term of the related lease. Maintenance and repairs on premises and equipment are charged to expense as incurred. Renewals and material improvements are capitalized.

 GOODWILL AND OTHER INTANGIBLE ASSETS

  Assets acquired and liabilities assumed in acquisitions accounted for under the purchase method of accounting were recorded at their fair value as of the date of the acquisition and the excess cost over fair value of the net assets acquired was classified as goodwill and is being amortized over periods ranging from 10 to 40 years on a straight-line basis. The purchase accounting discount or premium resulting from the acquisition is accreted or amortized into interest income using the interest method over the loans' remaining contractual lives, adjusted for actual principal prepayments. At June 30, 1997, goodwill totaled $64.5 million and had a weighted average remaining life of 17 years.

  In fiscal 1995, the Bank acquired $194 million in deposits of Independence One Bank of California, Federal Savings Bank ("Independence One") and $812 million in deposits of Union Federal Bank ("Union Federal"). The Bank paid a purchase premium of $4.4 million for the Independence One deposits and a purchase premium of $6.9 million for the Union Federal deposits. The Bank accepted as part of the consideration for assuming Union Federal's deposit liabilities certain of Union Federal's assets at their existing gross book values. These purchase premiums, together with an adjustment to record the assets acquired from Union Federal at fair value, totaled $42.9 million, and are reflected under the caption "Goodwill and other intangible assets" in the Consolidated Statements of Financial Condition. These intangible assets are being amortized over 10 years using the straight-line method. At June 30, 1997, these intangible assets totaled $35.0 million with a remaining life of eight years.

  In fiscal 1997, the Bank acquired OneCentral Bank ("OneCentral") with total assets of $74.3 million for $11.1 million in cash which includes out-of-pocket expenses and TransWorld Bancorp ("TransWorld") with total assets of $372.4 million for $64.4 million in cash which includes out-of-pocket expenses. The Bank recorded goodwill of $5.8 million and $40.0 million, respectively, in the OneCentral and TransWorld transactions, which is being amortized over 15 years using the straight-line method. The goodwill relating to these acquisitions had a remaining balance of $45.4 million at June 30, 1997.

  Periodically, the Bank evaluates the recoverability of its deposit purchase premium assets based upon the rate of attrition of deposit relationships acquired. Goodwill is evaluated for impairment on the basis of the estimated undiscounted cash flows of the acquired franchise.

 DERIVATIVE FINANCIAL INSTRUMENTS

  The Bank has in the past used various strategies to minimize interest rate risk, including interest rate futures contracts and interest rate exchange agreements ("swaps"). The Bank's accounting policy relating to interest rate futures contracts is to amortize deferred gains and losses on futures contracts into interest income or expense over the expected remaining life of the hedged asset or liability. The

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

conditions for obtaining and maintaining hedge accounting treatment require identification of asset or liability to be hedged and linking the swap to the asset or liability being hedged. The notional amounts of interest rate swaps are not reflected in the Consolidated Statements of Financial Condition, but are disclosed in the Notes to Consolidated Financial Statements. Any gains or losses from selling the swaps simultaneously with the underlying assets or liabilities are currently recognized. Any gains or losses from selling only the swap, without the assets or liabilities, are deferred and amortized over the life of the assets or liabilities. Net interest income (expense) resulting from the differential between exchanging floating rate and fixed rate interest payments is recorded on a current basis and is included with the interest income or expense of the related asset or liability in the Consolidated Statements of Operations. The Bank does not hold any derivative financial instruments for trading purposes.

 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  The Bank enters into sales of securities under agreements to repurchase ("reverse repurchase agreements") only with selected primary dealers. These reverse repurchase agreements are treated as financings: the dollar amount of securities underlying the agreements remains in the asset accounts, and the obligations to repurchase securities sold are reflected as liabilities in the Consolidated Statements of Financial Condition.

 INCOME TAXES

  The Bank and its subsidiaries file a consolidated Federal income tax return.

  The Bank uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 NET INCOME PER SHARE

  Net income per share of common stock is based on the weighted-average number of common and common equivalent shares outstanding during the year.

 CURRENT ACCOUNTING PRONOUNCEMENTS

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which defines a fair value based method of accounting for employee stock options or similar equity instruments granted after December 31, 1994. SFAS 123 is effective for the Bank beginning with the fiscal year ending June 30, 1997. However, SFAS 123 also allows an entity to continue to account for these plans according to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided pro forma disclosures of net income and earnings per share are made as if the fair value based method of accounting defined by SFAS 123 had been applied. The Bank elects to continue measuring compensation cost related to employee stock purchase options using APB 25, and provides pro forma disclosures as required by SFAS 123 in Note 22 of the Notes to Consolidated Financial Statements.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  In June 1996, the FASB issued SFAS 125, which superseded SFAS 122 and established the accounting for transfers and servicing of financial assets and extinguishment of liabilities. This statement specifies when financial assets and liabilities are to be removed from an entity's financial statements, specifies the accounting for servicing assets and liabilities, and specifies the accounting for assets that can be contractually prepaid in such a way that the holder would not recover substantially all of its recorded investment.

  Under SFAS 125, an entity recognizes only assets it controls and liabilities it has incurred, derecognizes assets only when control has been surrendered, and derecognizes liabilities only when they have been paid, or the entity is legally released from being the primary obligor under the liability judicially or by the creditor. SFAS 125 requires that the selling entity continue to carry retained interests, including servicing assets, relating to assets it has derecognized. Such retained interests are recorded based on the relative fair values of the retained interests and derecognized assets at the date of transfer. Transfers not meeting the criteria for sale recognition are accounted for as a secured borrowing with pledge of collateral. Under SFAS 125 certain collateralized borrowings may result in asset derecognition when the assets provided as collateral may be derecognized based on whether the secured party takes control over the collateral and whether the secured party is: (1) permitted to repledge or sell the collateral; and (2) the debtor does not have the right to redeem the collateral on short notice. Extinguishments of liabilities are recognized only when the debtor pays the creditor and is relieved of its obligation for the liability or when the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor.

  SFAS 125 requires an entity to recognize its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset or liability. The servicing asset or liability is to be amortized in proportion to and over the period of net servicing income or loss. Servicing assets and liabilities are to be assessed for impairment based on their fair value.

  SFAS 125 modifies the accounting for interest-only strips or retained interests in securitizations, such as capitalized servicing fees receivable, that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, to require their classification as available for sale or as trading securities. Interest-only strips and retained interests are to be recorded at market value. Changes in market value are included in operations if strips or retained interests are classified as trading securities, or in shareholders' equity as unrealized holding gains or losses, net of the related tax effect, if they are classified as available for sale.

  SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is required to be applied prospectively. As a result of loans sold with servicing rights retained, the Bank recorded $1.1 million in mortgage servicing assets and $70,000 in related amortization during fiscal 1997, pursuant to SFAS 125 and Statement of Financial Accounting Standards No. 122, "Mortgage Servicing Rights" ("SFAS 122"), an accounting pronouncement with substantially the same requirements. SFAS 122 was applicable to the Bank during the six-month period July 1, 1996 through December 31, 1996.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and Statement of Financial Accounting Standards No. 129, "Disclosure of Financial Information About Capital Structure" ("SFAS 129"). SFAS 128 simplifies the standards found in Accounting Principles Board Opinion No. 15 ("APB 15") for computing earnings per share ("EPS"), and makes them comparable to international standards.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

  Under SFAS 128, the Bank is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period.

  SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997 and earlier application is not permitted. Upon adoption of SFAS 128, all prior-period EPS data will be restated. The Bank will adopt SFAS 128 effective December 31, 1997. The Bank is evaluating the impact of this pronouncement on its consolidated financial statements.

  SFAS 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS 129 makes no changes to previous accounting pronouncements as those pronouncements applied to the Bank, adoption of SFAS 129 will have no impact on the Bank's results of operations and financial condition.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-purpose financial statements.

  Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS 130 requires that comprehensive income is to be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

  SFAS 130 is effective for the Bank's fiscal year beginning July 1, 1998. SFAS 130 requires the presentation of information already contained in the Bank's financial statements and therefore is not expected to have an impact on the Bank's financial position or results of operation.

  In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim financial reports issued to shareholders.

  SFAS 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

  SFAS 131 is effective for the Bank's financial statements for periods beginning after December 15, 1997. SFAS 131 is a disclosure requirement and therefore is not expected to have an effect on the Bank's financial position or results of operations.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 2: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  For the purpose of the statement of cash flows, cash and cash equivalents include "Cash and amounts due from banks" and "Federal funds sold and assets purchased under resale agreements".

  Supplemental disclosure of cash flow information is as follows (in thousands):

                                                      YEARS ENDED JUNE 30
                                                  -----------------------------
                                                    1997      1996       1995
                                                  --------  ---------  --------
Cash paid for:
  Interest....................................... $707,087  $ 738,407  $777,914
  Income taxes...................................   24,672     12,623    16,018
Non-cash investing and financing activities:
  Net assets acquired for Union Federal deposits.      --         --    463,240
  Principal reductions to loans due to foreclo-
   sure..........................................  156,820    186,157   294,822
  Loans exchanged for mortgage-backed securities.   42,222    145,826   268,436
  Loans made to facilitate the sale of real
   estate held for investment and real estate
   acquired in settlement of loans...............   60,118     85,157   139,522
  Conversion of Series D preferred stock into
   common stock..................................      --         --      2,928
  Exchange of Series E preferred stock for common
   stock.........................................    1,202      2,226       --
  Issuance of common stock in exchange for Series
   E preferred stock.............................    3,104      5,902       --
  Transfer of mortgage-backed and other debt and
   equity securities to available for sale.......    7,935  2,818,831       --
  Transfers of loans from held for investment to
   held for sale:
    Liquidation of troubled credits..............   28,846     24,344   263,334
    Loans originated for investment, subsequently
     identified to sale portfolio................    1,596        --        --
  Transfers of loans from held for sale to held
   for investment:
    Troubled credits previously transferred to
     held for sale, but deemed non-salable.......   (3,768)    (3,064)      --
    Loans originated for sale, subsequently
     identified to investment portfolio..........      --      (1,275)      --
    Other........................................      --         (73)      --
  Fair value of TransWorld net assets acquired...   24,377        --        --
  Fair value of OneCentral net assets acquired...    5,306        --        --

  The transfers from held for investment loans were primarily of troubled loans which the Bank sold to remove the credit and/or collateral risk arising from the credit. The transfer in fiscal 1996 of troubled credits back to held for investment represents a single loan that was deemed unsalable in fiscal 1996.

  During fiscal 1997, 1996 and 1995, the Bank received income tax refunds of $8,383,000, $6,630,000 and $323,000, respectively.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 3: NET EARNINGS PER SHARE INFORMATION

  For the purpose of calculating net earnings per share, the Bank used the following numbers of shares for the periods presented (in thousands):

                                                            YEARS ENDED JUNE 30
                                                            --------------------
                                                             1997   1996   1995
                                                            ------ ------ ------
   Primary net earnings per share.......................... 56,029 47,593 46,038
   Fully diluted net earnings per share.................... 57,524 47,593 65,389

  The weighted average number of common shares outstanding for fiscal 1997, 1996 and 1995 excludes 200,686 shares held by a subsidiary of the Bank. Such shares are eliminated in consolidation.

NOTE 4: ACQUISITIONS AND DISPOSITIONS

  On May 16, 1997, the Bank completed its acquisition of TransWorld Bancorp ("TransWorld") and its principal subsidiary TransWorld Bank, which added nine bank offices to the Bank's retail network. At that date, TransWorld had $372.4 million in assets, including $163.2 million of U.S. Government and federal agency debt securities and $135.8 million in gross real estate, commercial and consumer loans, and $336.3 million in deposits. The Bank paid $64.4 million which includes out-of-pocket expenses, for the transaction and, under the purchase method of accounting, recognized goodwill of $40.0 million after recording the net assets acquired from TransWorld at fair value.

  On January 31, 1997, the Bank completed its acquisition of OneCentral Bank ("OneCentral"). At that date, OneCentral had $74.3 million in assets, including $38.0 million in gross real estate, commercial and consumer loans, and $68.8 million in deposits. The Bank paid $11.1 million which includes out-of-pocket expenses, for the transaction and, under the purchase method of accounting, recognized goodwill of $5.8 million after recording the net assets acquired from OneCentral at fair value.

  The following table summarizes, as of the date of each respective acquisition, the composition of loans purchased from TransWorld and OneCentral (in thousands):

                                       TRANSWORLD ONECENTRAL  TOTAL   % OF TOTAL
                                       ---------- ---------- -------- ----------
   Consumer:
     Term loans.......................  $  6,727   $   --    $  6,727      4%
     Lines of credit..................     6,155     3,699      9,854      6
                                        --------   -------   --------    ---
                                          12,882     3,699     16,581     10
                                        --------   -------   --------    ---
   Commercial:
     Real estate loans................    62,028    16,741     78,769     45
     Term loans.......................    51,929    16,356     68,285     39
     SBA loans........................     7,894       --       7,894      5
     Lines of credit..................     1,033     1,196      2,229      1
                                        --------   -------   --------    ---
                                         122,884    34,293    157,177     90
                                        --------   -------   --------    ---
                                        $135,766   $37,992   $173,758    100%
                                        ========   =======   ========    ===

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The following table summarizes, as of the date of each respective acquisition, the composition of deposits purchased from TransWorld and OneCentral (in thousands):

                                       TRANSWORLD ONECENTRAL  TOTAL   % OF TOTAL
                                       ---------- ---------- -------- ----------
   Checking..........................   $139,428   $33,969   $173,397     43%
   Savings...........................     11,919     1,697     13,616      3
   Money Market......................    108,127    26,964    135,091     33
                                        --------   -------   --------    ---
       Total daily access............    259,474    62,630    322,104     79
                                        --------   -------   --------    ---
   Short-term certificates (1 year or
    less)............................     52,830     3,356     56,186     14
   Long-term certificates (over 1
    year)............................      7,631     2,823     10,454      3
   Jumbo and brokered certificates...     16,413       --      16,413      4
                                        --------   -------   --------    ---
       Total certificates............     76,874     6,179     83,053     21
                                        --------   -------   --------    ---
                                        $336,348   $68,809   $405,157    100%
                                        ========   =======   ========    ===

  In June 1995, the Bank purchased 13 of the 14 branch offices of Union Federal, including deposits totaling approximately $812 million and with a weighted average cost of 4.9%. The Bank paid a purchase premium of $6.9 million and accepted certain of Union Federal's assets as part of the consideration for assuming Union Federal's deposit liabilities. The assets included Union Federal's entire portfolio of single-family residential loans with unpaid principal amounts totaling approximately $181 million, a $220 million portfolio of performing multi-family residential and commercial real estate loans, $3 million of REO and $24 million of mortgage-backed securities. The purchase premium paid by the Bank, net of an adjustment to record the assets acquired from Union Federal at fair value, totaled $42.9 million and is reflected under the caption "Goodwill and other intangible assets" in the Consolidated Statements of Financial Condition.

  In May 1995, the Bank purchased $194 million in deposits of Independence One. The Bank paid a purchase premium of 2.27% of deposits, or $4.4 million. The acquisition added three bank offices to the Bank's franchise network.

  On January 6, 1995, the Bank sold University Savings to First Interstate Bank of Washington N.A. for $205.1 million in cash, which equaled 1.42 times University Savings' book value at December 31, 1994 and 1.72 times its tangible book value at that date. The Bank received cash in exchange for all of the stock of University Savings, which had $1.2 billion in assets as of December 31, 1994. Included in the sale of University Savings as of January 6, 1995 were deposit liabilities totaling $918.1 million and a gross loan portfolio totaling $826.7 million. The Bank recorded a gain of $29.7 million, net of $21.0 million in income tax expense associated with the sale. University Savings' net earnings totaled $11.7 million in fiscal 1995 through January 6, 1995. University Savings' net earnings totaled $13.5 million in fiscal 1994.

  On December 15, 1994, the Bank sold its 60-branch Florida franchise, including deposits, banking offices, furniture and equipment, to Barnett Banks, Inc. ("Barnett") for $243 million, or 7.40% of the $3.3 billion in deposits transferred to Barnett. The Bank funded the sale at the time of closing with FHLB advances and reverse repurchase agreements totaling $3.0 billion, substantially all of which repriced monthly. The Bank's use of borrowings from the FHLB and reverse repurchase agreements to fund the Florida franchise sale transaction was part of an overall strategy which included the sale of non-performing and underperforming loans and the sale of securities, the proceeds of which were

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

used, along with excess liquidity, to retire then outstanding reverse repurchase agreements, which released the encumbrances on the assets subject to these agreements. These assets, along with additional loans and mortgage-backed securities, were used as collateral for the $3.0 billion of reverse repurchase agreements and FHLB borrowings used to fund the transaction at the time of closing. The Bank recorded a gain at the time of closing of $2.3 million, net of $20.7 million in income tax expense associated with the sale. In connection with this sale, the Bank wrote off in March 1994, $136.2 million of unamortized goodwill and other assets associated with the Florida franchise and eliminated the remaining $192 million of such goodwill at the closing of the sale in December 1994.

NOTE 5: FEDERAL FUNDS SOLD AND ASSETS PURCHASED UNDER RESALE AGREEMENTS

  Federal funds sold and assets purchased under resale agreements at the dates indicated are summarized below at cost, which approximates market (in thousands):

                                                                   JUNE 30
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
      Federal funds sold..................................... $    --  $ 33,000
      Securities purchased under resale agreements...........  482,000  375,000
      Whole loans purchased under resale agreements..........  150,000   25,000
                                                              -------- --------
                                                              $632,000 $433,000
                                                              ======== ========

  The following table further summarizes information with respect to assets purchased under resale agreements at June 30, 1997 (in thousands):

                                                                       JUNE 30,
                                                                         1997
                                                                       --------
      Balance at year end............................................. $632,000
      Average amount outstanding during the year......................  600,318
      Maximum amount outstanding at any month-end.....................  765,000

  Amounts outstanding with individual brokers at June 30, 1997 which exceeded ten percent of stockholders' equity were (in thousands):

                                                     BOOK
                                                     VALUE              MARKET
                                                   INCLUDING WEIGHTED  VALUE OF
                                                    ACCRUED  AVERAGE  UNDERLYING
                         BROKER                    INTEREST  MATURITY SECURITIES
                         ------                    --------- -------- ----------
      Credit Suisse First Boston.................. $150,027   1 day    $153,011
                                                   ========   =====    ========

  The weighted average interest rate on federal funds sold and assets purchased under resale agreements was 6.49% and 5.69% at June 30, 1997 and 1996, respectively. Accrued interest receivable on these securities was $115,000 and $205,000 at June 30, 1997 and 1996, respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition.

  Assets purchased under resale agreements are collateralized by certain mortgage-backed securities and whole loans at June 30, 1997 and 1996. At June 30, 1997 and 1996, the Bank held only assets purchased under agreements to resell identical assets. The assets underlying the agreements are held in the custodial accounts of a third party trustee for the Bank until the maturities of the agreements.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 6: OTHER DEBT AND EQUITY SECURITIES

  The following tables summarize the Bank's other debt and equity securities held to maturity and available for sale with related remaining maturity data as of the dates indicated (in thousands):

                                                     JUNE 30, 1997
                                        ---------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- -------
Available for sale:
  U.S. Government and Federal Agency
   obligations:
    Maturing within 1 year.............  $14,807     $  6       $--     $14,813
    Maturing in 1-5 years..............    4,976        3         (5)     4,974
    Maturing in 5-10 years.............    5,924      --         (21)     5,903
  Equity securities....................    1,758      346        --       2,104
                                         -------     ----       ----    -------
      Total............................  $27,465     $355       $(26)   $27,794
                                         =======     ====       ====    =======

                                                     JUNE 30, 1996
                                         --------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
Held to maturity:
  U.S. Government and Federal Agency ob-
   ligations: Maturing within 1 year....  $8,086      $--        $--     $8,086
  Equity securities.....................       5        44        --         49
                                          ------      ----       ----    ------
                                          $8,091      $ 44       $--     $8,135
                                          ======      ====       ====    ======

  Fair values at June 30, 1997 and 1996 were based upon quotations for similar or identical securities.

  The weighted average interest rate on other debt and equity securities was 5.32% and 4.80% at June 30, 1997 and 1996, respectively. Interest receivable on these securities was $259,000 at June 30, 1997, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition. There was no Interest receivable on these securities at June 30, 1996.

  During fiscal 1997, the Bank sold $156,357,000 in securities from the TransWorld and OneCentral acquisitions at a gross realized loss of $2,000. These securities were all classified as available for sale at the dates of the acquisitions.

  There were no sales of other debt and equity securities during fiscal 1996 and 1995.

  Other debt securities include net discounts amounting to $91,000 at June 30, 1997. There were no discounts or premiums on other debt securities at June 30, 1996.

  There were no other debt securities pledged as collateral for securities sold under agreements to repurchase or other borrowings at June 30, 1997 and 1996.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 7: MORTGAGE-BACKED SECURITIES

  The following tables summarize the Bank's mortgage-backed securities held to maturity and available for sale as of the dates indicated (in thousands):

                                                   JUNE 30, 1997
                                    -------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED
                                       COST      GAINS      LOSSES   FAIR VALUE
                                    ---------- ---------- ---------- ----------
Held to maturity:
  FNMA............................. $  423,111  $10,462    $   (898) $  432,675
  FHLMC............................    264,946    1,631        (413)    266,164
  GNMA.............................    238,862      931      (1,774)    238,019
  Pass-through securities..........    214,188    2,338      (5,080)    211,446
  Other............................     21,718      --       (3,081)     18,637
                                    ----------  -------    --------  ----------
                                    $1,162,825  $15,362    $(11,246) $1,166,941
                                    ==========  =======    ========  ==========
Available for sale:
  Pass-through securities.......... $  512,983  $   606    $ (8,202) $  505,387
  Collateralized mortgage obliga-
   tions...........................     24,823        6         (62)     24,767
  GNMA.............................    521,586    5,500         --      527,086
  FHLMC............................     44,837      130         (58)     44,909
  FNMA.............................     14,066       41         (39)     14,068
  Residual collateralized mortgage
   obligations.....................        100      --         (100)        --
  Other............................        634       88        (230)        492
                                    ----------  -------    --------  ----------
                                    $1,119,029  $ 6,371    $ (8,691) $1,116,709
                                    ==========  =======    ========  ==========

                                                   JUNE 30, 1996
                                    -------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED
                                       COST      GAINS      LOSSES   FAIR VALUE
                                    ---------- ---------- ---------- ----------
Held to maturity:
  FNMA............................. $  490,138  $ 7,857    $ (2,730) $  495,265
  FHLMC............................    296,641    1,151      (2,012)    295,780
  GNMA.............................    284,023      480      (3,711)    280,792
  Pass-through securities..........    258,796    2,168      (3,967)    256,997
  Residual collateralized mortgage
   obligations.....................        277      --         (277)        --
  Other............................     26,360      121      (3,971)     22,510
                                    ----------  -------    --------  ----------
                                    $1,356,235  $11,777    $(16,668) $1,351,344
                                    ==========  =======    ========  ==========
Available for sale:
  Pass-through securities.......... $  728,438  $   292    $(16,447) $  712,283
  Collateralized mortgage obliga-
   tions...........................     58,095      208        (143)     58,160
  GNMA.............................    113,928       13         --      113,941
  FHLMC............................        142        1         --          143
  FNMA.............................         28      --          --           28
                                    ----------  -------    --------  ----------
                                    $  900,631  $   514    $(16,590) $  884,555
                                    ==========  =======    ========  ==========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  Amounts outstanding with individual issuers at June 30, 1997 which exceeded ten percent of stockholders' equity were (in thousands):

                                                                        MARKET
                                                                       VALUE OF
                                                             CARRYING UNDERLYING
      ISSUER                                                  AMOUNT  SECURITIES
      ------                                                 -------- ----------
      FHLMC................................................. $309,855  $311,073
      FNMA..................................................  437,179   446,743
      GNMA..................................................  765,948   765,105
      Prudential Home Securities............................  288,179   288,179
      Residential Funding Corp..............................  241,556   242,025

  During fiscal 1996, the Bank sold $1.7 billion of its collateralized mortgage obligations ("CMOs"). The Bank's decision to sell most of its CMO portfolio was part of a strategic realignment of the Bank's mortgage-backed securities portfolio in which $2.8 billion of mortgage-backed securities were reclassified from "held to maturity" to "available for sale" during the quarter ended December 31, 1995, in compliance with implementation guidance for SFAS 115. The reclassification included the Bank's $1.8 billion fixed-rate CMO portfolio and $1.0 billion of its adjustable-rate pass-through securities portfolio.

  The bank recorded a pre-tax loss of $28.2 million on the sale of CMOs during fiscal 1996. As of June 30, 1997, CMOs totaling $24.8 million were classified as available for sale. The Bank recorded in its stockholders' equity accounts an unrealized loss at June 30, 1997 of $1.2 million, net of tax, on the available for sale portfolio. The Bank has no immediate plans to sell the remaining CMOs or the pass-through portfolio.

  The carrying values of mortgage-backed securities as of June 30, 1997 and 1996 were net of unamortized premiums of $35,558,000, and $39,001,000, respectively, and deferred loan origination fees, net of deferred loan origination costs, on securitized loans of the Bank of $2,636,000 and $3,041,000 at June 30, 1997 and 1996, respectively.

  The weighted average interest rates of mortgage-backed securities were 6.78% and 6.26% at June 30, 1997 and 1996, respectively. Interest receivable related to mortgage-backed securities outstanding at June 30, 1997 and 1996 totaled $15,276,000 and $15,147,000, respectively. The Bank uses mortgage-backed securities as collateral for various borrowings. At June 30, 1997 and 1996, $786,976,000 and $784,259,000, respectively, of mortgage-backed securities were pledged as collateral for various borrowings.

  The following table presents proceeds from the sale of mortgage-backed securities and gross realized gains and losses for the periods indicated (in thousands):

                                                    YEARS ENDED JUNE 30
                                              -----------------------------
                                               1997       1996       1995
                                              -------  ----------  --------
      Proceeds from sales.................... $41,602  $1,816,876  $ 12,006
                                              =======  ==========  ========
      Gross realized gains................... $   638  $    7,821  $    151
      Gross realized losses..................  (2,442)    (42,043)  (11,876)
                                              -------  ----------  --------
      Net gain (loss)........................ $(1,804) $  (34,222) $(11,725)
                                              =======  ==========  ========

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                          JUNE 30, 1997, 1996 AND 1995


  The net gain (loss) on sale of mortgage-backed securities includes the following components for the periods indicated (in thousands):

                                                     YEARS ENDED JUNE 30
                                                ---------------------------
                                                 1997      1996      1995
                                                -------  --------  --------
Cash gain (loss)............................... $  (620) $(29,095) $    (93)
Deferred fees recognized on sale...............     469     1,402       142
Recourse provision and fees....................  (1,499)   (6,568)  (11,679)
Other items....................................    (154)       39       (95)
                                                -------  --------  --------
                                                $(1,804) $(34,222) $(11,725)
                                                =======  ========  ========

  See Note 8--"Loans Receivable" for a discussion of loans sold with recourse.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 8: LOANS RECEIVABLE

 COMPOSITION

  Loans receivable held for investment at the dates indicated are summarized as follows (in thousands):

                                                               JUNE 30
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
Residential loans:
  Existing structures:
    1-4 units......................................... $ 8,766,536  $ 7,501,733
    5-36 units........................................   1,472,654    1,559,097
    37 or more units..................................     345,052      400,415
  Construction:
    1-4 units.........................................       7,726       16,794
    5-36 units........................................       4,895        5,445
Land loans............................................       9,779       18,250
Non-residential loans:
    Existing structures...............................   1,196,703    1,338,975
    Construction......................................         531          --
Home equity and improvement loans.....................      28,563       28,470
                                                       -----------  -----------
      Total real estate loans.........................  11,832,439   10,869,179
                                                       -----------  -----------
Commercial loans......................................     160,061       10,391
Consumer loans:
  Equity..............................................      45,709       10,079
  Unsecured...........................................      39,712       21,788
  Deposit accounts....................................      15,702       17,113
  Auto and recreational vehicle.......................      13,838       17,588
  Mobile homes........................................       5,724        6,590
                                                       -----------  -----------
      Total consumer loans............................     120,685       73,158
                                                       -----------  -----------
      Total gross loans receivable....................  12,113,185   10,952,728
Less:
  Unearned discounts (net of premium).................     (38,824)     (34,772)
  Undisbursed loan funds..............................      (1,807)     (12,160)
  Deferred loan fees..................................     (22,705)     (24,446)
  Allowance for loan losses...........................    (163,759)    (186,756)
                                                       -----------  -----------
      Loans receivable, net........................... $11,886,090  $10,694,594
                                                       ===========  ===========

  The Bank had residential real estate loans held for sale totaling $19.0 million as of June 30, 1997, compared with $33.3 million as of June 30, 1996.

  The weighted average interest rate of loans receivable (including those classified as held for sale), giving effect to accretion of discounts and deferred loan fees, was 7.73% and 7.74% at June 30, 1997 and 1996, respectively. These rates were reduced by the effect of non-accrual loans, which resulted in a decrease of the weighted average interest rate on loans of 0.9% and 0.15% at June 30, 1997 and

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

1996, respectively. Interest receivable on loans receivable (including interest on loans classified as held for sale) was $82,680,000 and $70,539,000 at June 30, 1997 and 1996, respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition.

  The carrying value of loans pledged to secure certain deposits and borrowings was $5.4 billion and $4.4 billion at June 30, 1997 and 1996, respectively.

 CREDIT RISK AND CONCENTRATION

  A summary of activity in the allowance for loan losses during fiscal 1997, 1996 and 1995 is as follows (dollars in thousands):

                                     REAL ESTATE CONSUMER  COMMERCIAL
                                        LOANS     LOANS       LOANS     TOTAL
                                     ----------- --------  ---------- ---------
Balance--June 30, 1994..............  $ 310,187  $ 4,475    $ 6,052   $ 320,714
Provision for loan losses...........     67,872    2,562     (4,284)     66,150
Charge-offs.........................   (199,042)  (4,595)    (2,340)   (205,977)
Recoveries..........................     10,706    1,840      4,748      17,294
Acquisition of Union Federal loans..     17,350      --         --       17,350
Sale of University Savings..........     (6,199)    (190)       --       (6,389)
                                      ---------  -------    -------   ---------
Balance--June 30, 1995..............    200,874    4,092      4,176     209,142
Provision for loan losses...........     43,517      926     (4,093)     40,350
Charge-offs.........................    (69,205)  (2,842)      (974)    (73,021)
Recoveries..........................      3,597    1,098      5,590      10,285
                                      ---------  -------    -------   ---------
Balance--June 30, 1996..............    178,783    3,274      4,699     186,756
Provision for loan losses...........     23,008    6,707     (4,511)     25,204
Charge-offs.........................    (55,385)  (3,043)       (68)    (58,496)
Recoveries..........................      1,582    1,062      3,575       6,219
Acquisition of OneCentral Bank......        --       --       1,030       1,030
Acquisition of TransWorld Bank......        219      --       2,827       3,046
                                      ---------  -------    -------   ---------
Balance--June 30, 1997..............  $ 148,207  $ 8,000    $ 7,552   $ 163,759
                                      =========  =======    =======   =========
Percent of type of gross loans re-
 ceivable...........................       1.25%    6.63%      4.72%       1.35%
                                      =========  =======    =======   =========

  Included in the allowance for loan losses activity for fiscal 1995 is the reversal of University Savings' allowance for loan losses which totaled $6.4 million as of January 6, 1995, the effective date of the sale, and the establishment of an allowance for loan losses which totaled $17.4 million related to the loans purchased in the Union Federal transaction. Included in total charge-offs for fiscal 1995 are charge-offs of $34.0 million and $18.8 million on loans secured by multi-family residential properties and non-residential properties, respectively, related to the $166 million loan sale completed in October 1994 and charge-offs of $17.0 million and $20.3 million on such loans, respectively, related to the August 1995 $176 million loan sale.

  Included in the allowance for loan losses activity for fiscal 1997 are the recognition of commercial loan loss allowances of $1.0 million and $2.8 million pursuant to the recording of the acquisitions of OneCentral and TransWorld, respectively.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

  The following is a summary of non-accrual loans, troubled debt restructurings and other impaired loans (in thousands):

                                                              JUNE 30
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
Non-accrual loans................................... $140,295 $192,445 $244,242
Troubled debt restructurings........................   31,064    9,194   38,542
Recorded investment in other impaired loans.........   51,846   70,289   83,137
                                                     -------- -------- --------
                                                     $223,205 $271,928 $365,921
                                                     ======== ======== ========

  At June 30, 1997 and 1996, impaired loans and the related specific loan loss allowances were as follows (in thousands):

                                                     JUNE 30
                         ---------------------------------------------------------------
                                      1997                            1996
                         ------------------------------- -------------------------------
                                    ALLOWANCE                       ALLOWANCE
                          RECORDED     FOR       NET      RECORDED     FOR       NET
                         INVESTMENT  LOSSES   INVESTMENT INVESTMENT  LOSSES   INVESTMENT
                         ---------- --------- ---------- ---------- --------- ----------
Non-accrual loans:
  With specific allow-
   ances................  $ 20,036   $ 4,550   $ 15,486   $ 42,575   $11,344   $ 31,231
  Without specific
   allowances...........    39,845       --      39,845     36,782       --      36,782
                          --------   -------   --------   --------   -------   --------
                            59,881     4,550     55,331     79,357    11,344     68,013
                          --------   -------   --------   --------   -------   --------
TDRs:
  With specific allow-
   ances................    16,648       323     16,325        --        --         --
  Without specific
   allowances...........    14,416       --      14,416      9,194       --       9,194
                          --------   -------   --------   --------   -------   --------
                            31,064       323     30,741      9,194       --       9,194
                          --------   -------   --------   --------   -------   --------
Other impaired loans:
  With specific allow-
   ances................    42,046     9,078     32,968     63,987    15,118     48,869
  Without specific
   allowances...........     9,800       --       9,800      6,302       --       6,302
                          --------   -------   --------   --------   -------   --------
                            51,846     9,078     42,768     70,289    15,118     55,171
                          --------   -------   --------   --------   -------   --------
                          $142,791   $13,951   $128,840   $158,840   $26,462   $132,378
                          ========   =======   ========   ========   =======   ========

  Other impaired loans without specific allowances totaling $9.8 million and $6.3 million as of June 30, 1997 and 1996, respectively, in the table above, include loans for which a portion of the loan balance has been charged-off.

  The average net recorded investment in impaired loans for the years ended June 30, 1997, 1996 and 1995 was $164 million, $175 million and $353 million, respectively. Interest income of $7.4 million, $7.8 million and $11.0 million for fiscal 1997, 1996 and 1995, respectively, was recognized on impaired loans during the period of impairment.

  Loans in non-accrual status as of June 30, 1997, 1996 and 1995 had interest due but not recognized of approximately $7.1 million, $10.5 million and $13.6 million, respectively. The amount of

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

interest income on these loans that was included in net earnings in fiscal 1997, 1996 and 1995 was $5.3 million, $5.8 million and $5.5 million, respectively. Net interest forgone related to troubled debt restructurings totaled $0.5 million, $0.2 million and $0.7 million in 1997, 1996 and 1995, respectively. Interest income recorded on troubled debt restructurings for fiscal 1997, 1996 and 1995 was $2.4 million, $0.7 million and $2.6 million, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as non-performing or troubled debt restructurings.

  The following table further identifies the Bank's non-accrual loans by state and by property type as of June 30, 1997 (in thousands):

                                              CALIFORNIA FLORIDA OTHER   TOTAL
                                              ---------- ------- ------ --------
Single-family 1-4 units......................  $ 61,776  $13,815 $7,398 $ 82,989
Multi-family:
  5-36 units.................................    21,087      --     --    21,087
  37 or more units...........................     3,121      --     --     3,121
Non-residential:
  Office buildings...........................     5,014      314    --     5,328
  Shopping centers...........................    21,341      --     --    21,341
  Mobile home park...........................     1,503      --     --     1,503
  Commercial/industrial......................     2,323      177    --     2,500
                                               --------  ------- ------ --------
    Total non-residential....................    30,181      491    --    30,672
Commercial...................................       859      --     --       859
Consumer.....................................     1,567      --     --     1,567
                                               --------  ------- ------ --------
                                               $118,591  $14,306 $7,398 $140,295
                                               ========  ======= ====== ========

  The following table further identifies the Bank's non-accrual loans by state and by property type as of June 30, 1996 (in thousands):

                                              CALIFORNIA FLORIDA OTHER   TOTAL
                                              ---------- ------- ------ --------
Single-family 1-4 units......................  $100,515  $13,305 $6,158 $119,978
Multi-family:
  5-36 units.................................    33,123      --     --    33,123
  37 or more units...........................    13,943      518    --    14,461
Non-residential:
  Office buildings...........................     8,230      --     --     8,230
  Shopping centers...........................     6,635    1,330    --     7,965
  Industrial park............................     1,886      --     --     1,886
  Land.......................................     2,709      --     --     2,709
  Commercial/industrial......................     1,501      --   1,569    3,070
                                               --------  ------- ------ --------
    Total non-residential....................    20,961    1,330  1,569   23,860
Commercial...................................        22      --     --        22
Consumer.....................................     1,001      --     --     1,001
                                               --------  ------- ------ --------
                                               $169,565  $15,153 $7,727 $192,445
                                               ========  ======= ====== ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  At June 30, 1997 and 1996, outstanding commitments to originate loans totaled $39 million and $44 million, respectively.

  In previous years, the Bank sold certain loans with limited recourse requirements. These provisions require the Bank to repurchase loans on which the borrower has defaulted. The present value of all future estimated loan losses are provided for at the time of such sales. Subsequent adjustments to estimates of future losses are charged to gain or loss on sale of mortgage-backed securities. In fiscal 1991, the Bank entered into certain transactions whereby its recourse obligations were reduced to reduce risk-based capital requirements (the "recourse reduction transactions"). In each transaction, the Bank retained the risk of first loss up to a specified level for which the Bank maintains a liability for recourse obligations. The remainder of the Bank's recourse obligations were transferred to an independent third party. In fiscal 1996, for certain recourse reduction transactions, the recourse reduction agreements expired or were cancelled by the Bank and the full amount of the recourse obligations reverted back to the Bank from the independent third party. There were no sales of loans and mortgage-backed securities with recourse provisions in fiscal 1997 or 1996. The Bank had recourse obligations for approximately $1.1 billion of loans sold with recourse at June 30, 1997 for which the Bank is contingently liable for up to $561 million in future losses. The Bank's recorded liability under these obligations was $13.7 million and $14.2 million at June 30, 1997 and 1996, respectively, and is included in "Other liabilities and accrued expenses" in the accompanying Consolidated Statements of Financial Condition.

  A summary of the balance of loans sold with recourse at the dates indicated is as follows (in thousands):

                                                                JUNE 30
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
      Loans with original loan-to-value ("LTV") ratios
       less than or equal to 80%........................ $  713,078 $  781,943
      Loans with original LTV ratios greater than 80%:
        With Private Mortgage Insurance ("PMI").........     84,675    106,191
        Without PMI.....................................     46,660     83,698
                                                         ---------- ----------
                                                            844,413    971,832
      Recourse reduction transactions...................    246,282    285,848
                                                         ---------- ----------
                                                         $1,090,695 $1,257,680
                                                         ========== ==========
      Recorded liability for recourse................... $   13,724 $   14,238
                                                         ========== ==========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The following table summarizes the Bank's gross loan portfolio, including loans held for sale, by state and by property type as of June 30, 1997 (in thousands):

                                      CALIFORNIA FLORIDA   OTHER(1)     TOTAL
                                      ---------- -------- ---------- -----------
Single-family 1-4 units.............. $5,898,034 $657,266 $2,266,528 $ 8,821,828
Multi-family:
  5-36 units.........................  1,431,089   46,189        271   1,477,549
  37 or more units...................    282,970   59,566      2,516     345,052
Non-residential:
  Office buildings...................    359,341   33,437      6,934     399,712
  Shopping centers...................    299,034   32,558      8,981     340,573
  Warehouse/storage..................     69,626   17,574        --       87,200
  Hotels/motels......................     10,487    8,987      7,245      26,719
  Industrial parks...................     90,563    2,124        --       92,687
  Land...............................      6,825    2,745        207       9,777
  Mobile home parks..................     21,771    7,296      2,240      31,307
  Commercial/industrial..............    190,331   28,707        --      219,038
                                      ---------- -------- ---------- -----------
    Total non-residential............  1,047,978  133,428     25,607   1,207,013
Commercial...........................    156,966      --       3,095     160,061
Consumer.............................    118,480    2,174         31     120,685
                                      ---------- -------- ---------- -----------
                                      $8,935,517 $898,623 $2,298,048 $12,132,188
                                      ========== ======== ========== ===========

--------
(1) The state with the largest loan balance in this category is New York with $245 million, substantially all of which is single-family.

  The following table summarizes the Bank's gross loan portfolio, including loans held for sale, by state and by property type as of June 30, 1996 (in thousands):

                                      CALIFORNIA FLORIDA   OTHER(1)     TOTAL
                                      ---------- -------- ---------- -----------
Single-family 1-4 units.............. $5,298,058 $642,447 $1,639,807 $ 7,580,312
Multi-family:
  5-36 units.........................  1,530,080   34,175        287   1,564,542
  37 or more units...................    308,501   82,068      9,846     400,415
Non-residential:
  Office buildings...................    407,582   46,232      7,002     460,816
  Shopping centers...................    347,200   36,640     11,127     394,967
  Warehouse/storage..................     89,677   18,554        --      108,231
  Hotels/motels......................     10,764   14,082     20,300      45,146
  Industrial parks...................     99,268    2,503        --      101,771
  Land...............................     14,573    3,469        208      18,250
  Mobile home parks..................     22,119   10,384      5,013      37,516
  Commercial/industrial..............    135,946   52,061      2,521     190,528
                                      ---------- -------- ---------- -----------
    Total non-residential............  1,127,129  183,925     46,171   1,357,225
Commercial...........................      4,959      --       5,432      10,391
Consumer.............................     69,185    3,929         44      73,158
                                      ---------- -------- ---------- -----------
                                      $8,337,912 $946,544 $1,701,587 $10,986,043
                                      ========== ======== ========== ===========

--------
(1) The state with the largest loan balance in this category is New York with $236 million, substantially all of which is single-family.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The Bank's collateral requirements are the same, regardless of the region in which the loans are originated. Loans originated and purchased are secured by real estate with a principal amount of generally no more than 80% of the appraised value. Loans with LTV ratios in excess of 80% require private mortgage insurance ("PMI"), or if they meet certain criteria, can be made at higher interest rates and fees at the option of the loan applicant. These loans are priced higher in rate, fee and margin than those for which mortgage insurance is obtained to recognize the increased credit risk assumed by the Bank. This option is available only on loans with a maximum loan amount of $300,000 and an LTV ratio of no more than 90% without negative amortization features, where the purpose of the loan is to purchase, or to refinance an existing Glendale Federal loan secured by, a one-unit, single-family residence.

  The following table summarizes the Bank's first trust deed real estate loan portfolio by original loan-to-value ratio, including those classified as held for sale, at the dates indicated (dollars in thousands):

                                                         JUNE 30
                                         ---------------------------------------
                                                1997                1996
                                         ------------------- -------------------
                                           AMOUNT    PERCENT   AMOUNT    PERCENT
                                         ----------- ------- ----------- -------
Loans with LTV ratio less than or equal
 to 80%................................  $10,107,249    86%  $ 9,196,477    85%
Loans with LTV ratio greater than 80%:
  With PMI.............................      715,165     6       694,365     6
  Without PMI..........................      964,844     8       957,255     9
                                         -----------   ---   -----------   ---
                                         $11,787,258   100%  $10,848,097   100%
                                         ===========   ===   ===========   ===

NOTE 9: REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS, NET

  A summary of REO, net of specific valuation allowances, by property type is as follows (in thousands):

                                                                   JUNE 30
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
      Single-family........................................... $34,116  $39,693
      Multi-family............................................  10,347   16,495
      Non-residential.........................................   5,955   10,835
      Land....................................................  14,214   15,058
                                                               -------  -------
                                                                64,632   82,081
      General allowance.......................................  (3,132)  (3,832)
                                                               -------  -------
                                                               $61,500  $78,249
                                                               =======  =======

  A summary of the activity in the allowance for losses on REO, including specific and general allowances, is as follows (in thousands):

                                                      YEARS ENDED JUNE 30
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
      Beginning balance........................... $ 26,688  $ 30,719  $ 35,227
      Provision for losses........................    7,539    12,110    16,846
      Charge-offs.................................  (11,321)  (16,141)  (21,354)
                                                   --------  --------  --------
      Ending balance.............................. $ 22,906  $ 26,688  $ 30,719
                                                   ========  ========  ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

  The following table further identifies the Bank's REO by state and property type as of June 30, 1997 (in thousands):

                                              CALIFORNIA FLORIDA OTHER   TOTAL
                                              ---------- ------- ------ -------
      Single-family 1-4 units................  $28,207   $ 4,170 $1,739 $34,116
      Multi-family:
        5-36 units...........................    8,309       105    --    8,414
        37 or more units.....................    1,933       --     --    1,933
      Non-residential:
        Office buildings.....................    1,625        60    --    1,685
        Shopping centers.....................      298       --     --      298
        Hotels/motels........................      102       --   3,468   3,570
        Land.................................      365    13,849    --   14,214
        Industrial park......................      402       --     --      402
                                               -------   ------- ------ -------
        Total non-residential................    2,792    13,909  3,468  20,169
                                               -------   ------- ------ -------
          Total real estate..................  $41,241   $18,184 $5,207 $64,632
                                               =======   ======= ======
      General allowance......................                            (3,132)
                                                                        -------
                                                                        $61,500
                                                                        =======

  The following table further identifies the Bank's REO by state and property type as of June 30, 1996 (in thousands):

                                              CALIFORNIA FLORIDA OTHER   TOTAL
                                              ---------- ------- ------ -------
      Single-family 1-4 units................  $34,461   $ 5,232 $  --  $39,693
      Multi-family:
        5-36 units...........................   11,668       --     --   11,668
        37 or more units.....................    4,827       --     --    4,827
      Non-residential:
        Office buildings.....................    8,165        59    --    8,224
        Shopping centers.....................      786       --     --      786
        Land.................................      573    14,052    433  15,058
        Commercial/Industrial................    1,183       --     642   1,825
                                               -------   ------- ------ -------
        Total non-residential................   10,707    14,111  1,075  25,893
                                               -------   ------- ------ -------
          Total real estate..................  $61,663   $19,343 $1,075 $82,081
                                               =======   ======= ======
      General allowance......................                            (3,832)
                                                                        -------
                                                                        $78,249
                                                                        =======

  Operations of REO are summarized as follows (in thousands):

                                                       YEARS ENDED JUNE 30
                                                    ---------------------------
                                                     1997      1996      1995
                                                    -------  --------  --------
      Gain on sale of REO.......................... $ 7,164  $ 10,880  $ 12,376
      Provision for losses.........................  (7,539)  (12,110)  (16,846)
      Net operating expenses.......................  (6,248)   (7,196)  (10,564)
                                                    -------  --------  --------
                                                    $(6,623) $ (8,426) $(15,034)
                                                    =======  ========  ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 10: INVESTMENT IN CAPITAL STOCK OF FEDERAL HOME LOAN BANK ("FHLB")

  The Bank's investment in capital stock of FHLB, at cost, totaled $259,587,000 and $192,842,000 at June 30, 1997 and 1996, respectively. The
Bank earned 6.3%, 5.4% and 5.3% from dividends received during fiscal 1997, 1996 and 1995, respectively. Dividends receivable on FHLB stock totaled $3,870,800 and $2,498,300 at June 30, 1997 and 1996, respectively, and is included in "Interest receivable" in the accompanying Consolidated Statements of Financial Condition. As a member of the FHLB system, the Bank is required to maintain an investment in the capital stock of the FHLB in an amount at least equal to the greater of 1% of residential mortgage assets, or 5% of outstanding borrowings (advances) from the FHLB, or 0.3% of total assets. FHLB capital stock is pledged to secure FHLB advances.

NOTE 11: PREMISES AND EQUIPMENT

  Premises and equipment at the dates indicated are summarized as follows (in thousands):

                                                                 JUNE 30
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
      Buildings and leasehold improvements................ $ 163,780  $ 155,227
      Furniture, fixtures and equipment...................   105,062     88,205
      Land................................................    22,726     22,171
                                                           ---------  ---------
                                                             291,568    265,603
      Less accumulated depreciation and amortization......  (156,632)  (139,235)
                                                           ---------  ---------
                                                           $ 134,936  $ 126,368
                                                           =========  =========

  In fiscal 1996, the Bank sold its former headquarters facility for approximately $30 million. The Bank recorded a pre-tax loss on this sale of $2.5 million during fiscal 1996, which is included in "Other income (loss), net" in the Consolidated Statements of Operations.

  Operating expenses include provisions for depreciation and amortization of $14,849,000, $15,755,000 and $16,854,000 for fiscal 1997, 1996 and 1995, respectively.

  The Bank leases certain of its office buildings and branch offices, as well as certain equipment, under non-cancelable operating leases. Rental expense incurred in fiscal 1997, 1996 and 1995 was $16,093,000, $15,140,000, and
$20,126,000, respectively. Minimum future lease payments on building and equipment leases at June 30, 1997, were as follows (in thousands):

      Due in one year.................................................. $ 17,654
      Due in two years.................................................   14,888
      Due in three years...............................................   12,705
      Due in four years................................................   11,406
      Due in five years................................................    9,257
      Due thereafter...................................................   50,300
                                                                        --------
                                                                        $116,210
                                                                        ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 12: MORTGAGE SERVICING ASSETS

  The Bank's portfolio of loans serviced for others totaled $29.6 billion at June 30, 1997 and included $11.5 billion of loans sub-serviced by a third party which will be transferred to the Bank in September 1997. Loans serviced for others at June 30, 1996 and 1995 totaled $14.2 billion and $11.7 billion, respectively.

  The following table summarizes activity in the portfolio of loans serviced for others (in millions):

                                                      YEARS ENDED JUNE 30
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
      Beginning portfolio of loans serviced for
       others.....................................  $14,168  $11,678  $10,085
      Add:  Servicing purchased...................   17,184    3,696    2,803
         Servicing retained on loans sold.........       92      --       --
      Less: Amortization, prepayments and
          foreclosures............................   (1,846)  (1,206)  (1,210)
                                                    -------  -------  -------
      Ending portfolio of loans serviced for
       others.....................................  $29,598  $14,168  $11,678
                                                    =======  =======  =======

  In accordance with SFAS 125, the Bank has combined its mortgage servicing rights and capitalized servicing fees during the year ended June 30, 1997. The following table summarizes the activity in mortgage servicing assets and related valuation allowance for the periods indicated (in thousands):

                                                      YEARS ENDED JUNE 30
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
MORTGAGE SERVICING ASSETS ACTIVITY:
Beginning balance................................. $127,399  $ 99,122  $ 68,719
Purchases.........................................  187,343    50,836    51,537
Originated servicing rights.......................    1,119       --        --
Amortization......................................  (27,342)  (22,559)  (19,131)
Decrease due to sale of University Savings........      --        --     (2,003)
                                                   --------  --------  --------
Ending balance.................................... $288,519  $127,399  $ 99,122
                                                   ========  ========  ========
VALUATION ALLOWANCE ACTIVITY:
Beginning balance................................. $    --
Additions charged to loan servicing income........   (4,047)
                                                   --------
Ending balance.................................... $ (4,047)
                                                   ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 13: DEPOSITS

  Deposits at the dates indicated are summarized as follows (dollars in thousands):

                                                  JUNE 30
                         ---------------------------------------------------------
                                     1997                         1996
                         ---------------------------- ----------------------------
                         WEIGHTED            PERCENT  WEIGHTED            PERCENT
                         AVERAGE             OF TOTAL AVERAGE             OF TOTAL
                           RATE     AMOUNT   DEPOSITS   RATE     AMOUNT   DEPOSITS
                         -------- ---------- -------- -------- ---------- --------
Checking................   0.37%  $1,198,011   12.8%    0.56%  $  778,980    8.9%
Savings.................   2.15      452,225    4.8     2.15      492,777    5.7
Money market............   4.25    2,119,553   22.7     4.37    1,719,319   19.7
Certificates:
 5.00% and lower........   4.83    1,046,824   11.2     4.79    1,790,616   20.5
 5.01%--6.00%...........   5.56    4,277,651   45.7     5.48    3,085,829   35.4
 6.01%--7.00%...........   6.24      227,948    2.4     6.43      638,282    7.3
 7.01%--8.00%...........   7.24       32,839    0.4     7.28      182,292    2.1
 8.01%--9.00%...........   8.27        1,595    0.0     8.23        2,396    0.0
 9.01%--10.00%..........   9.45          263    0.0     9.45          259    0.0
 10.01% and over........   0.00          --     0.0    11.55       33,226    0.4
                                  ----------  -----            ----------  -----
  Total certificates....   5.46    5,587,120   59.7     5.46    5,732,900   65.7
                                  ----------  -----            ----------  -----
                           4.37%  $9,356,909  100.0%    4.62%  $8,723,976  100.0%
                                  ==========  =====            ==========  =====

  The average interest rate is based upon stated interest rates without giving consideration to daily compounding of interest or forfeiture of interest because of premature withdrawal.

  Accrued interest payable on deposits at June 30, 1997 and 1996 was $3,186,000 and $3,092,000, respectively, which is included in "Other liabilities and accrued expenses" in the Consolidated Statements of Financial Condition.

  The aggregate remaining maturities of deposits at June 30, 1997 are as follows (in thousands):

      No stated maturity............................................ $3,769,789
      Maturing within one year:
        1st quarter.................................................  1,702,209
        2nd quarter.................................................    849,236
        3rd quarter.................................................    410,486
        4th quarter.................................................  1,217,896
      Maturing within two years.....................................  1,242,220
      Maturing within three years...................................     94,176
      Maturing within four years....................................     43,954
      Maturing within five years....................................     25,846
      Maturing thereafter...........................................      1,097
                                                                     ----------
                                                                     $9,356,909
                                                                     ==========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  Deposits of $100,000 or more included in the above tables had the following remaining maturities at June 30, 1997 (in thousands):

      3 months and under............................................ $1,391,674
      Over 3 months to 6 months.....................................    164,321
      Over 6 months to 12 months....................................    315,134
      Over 12 months................................................    262,825
                                                                     ----------
                                                                     $2,133,954
                                                                     ==========

  Interest expense on deposits by type is summarized as follows (in thousands):

                                                         YEARS ENDED JUNE 30
                                                      --------------------------
                                                        1997     1996     1995
                                                      -------- -------- --------
      Checking....................................... $  4,322 $  4,115 $  5,867
      Savings........................................    9,848   11,381   18,525
      Money market...................................   83,926   69,432   44,740
      Certificates...................................  307,086  348,906  343,762
                                                      -------- -------- --------
                                                      $405,182 $433,834 $412,894
                                                      ======== ======== ========

  At June 30, 1997 and 1996, approximately $113,564,000 and $76,524,000, respectively, of the Bank's real estate loans and mortgage-backed securities were pledged as collateral for certain public deposits.

NOTE 14: BORROWINGS

 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Securities sold under agreements to repurchase are summarized as follows (dollars in thousands):

                                                    YEARS ENDED JUNE 30
                                               -------------------------------
                                                 1997      1996        1995
                                               --------  ---------  ----------
Balance at year end........................... $768,682  $ 758,050  $2,695,176
Average amount outstanding during the year....  335,809  1,869,194   2,927,313
Maximum amount outstanding at any month-end...  776,302  2,987,948   4,172,953
Weighted average interest rate during the
 year.........................................     5.55%      5.82%       5.66%
Weighted average interest rate on year-end
 balances.....................................     5.66%      5.50%       6.15%

  The Bank incurred interest expense on securities sold under agreements to repurchase of $18.6 million, $109 million, and $166 million for fiscal 1997, 1996 and 1995, respectively.

  Mortgage-backed securities were sold under agreements to repurchase at June 30, 1997 and are contractually due July 1997. These agreements require the Bank to repurchase identical securities to those which were sold. The securities underlying the agreements were delivered to the dealers who arranged the transactions.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  Amounts outstanding with individual brokers at June 30, 1997 which exceeded ten percent of stockholders' equity were (dollars in thousands):

                                                BOOK VALUE
                                                INCLUDING  WEIGHTED MARKET VALUE
                                                 ACCRUED   AVERAGE   OF PLEDGED
      BROKER                                     INTEREST  MATURITY  SECURITIES
      ------                                    ---------- -------- ------------
      Goldman Sachs & Co. .....................  $279,377  21 days    $288,051
      Credit Suisse First Boston...............   184,600  30 days     190,259
      Nomura Securities International..........   164,124  30 days     167,456
      Salomon Brothers Inc. ...................   141,680   2 days     142,872

  Securities sold under agreements to repurchase are collateralized as follows (in thousands):

                                                   JUNE 30
                               -----------------------------------------------
                                        1997                    1996
                               ----------------------- -----------------------
                               BOOK VALUE              BOOK VALUE
                               INCLUDING               INCLUDING
                                ACCRUED                 ACCRUED
                                INTEREST  MARKET VALUE  INTEREST  MARKET VALUE
                               ---------- ------------ ---------- ------------
Mortgage-backed securities;
 book value
 includes accrued interest of
 $5,167 in 1997
 and $5,827 in 1996...........  $788,516    $788,638    $790,086    $772,755

 FEDERAL HOME LOAN BANK

  The Bank has a line of credit with the Federal Home Loan Bank of San Francisco in the amount of $5,650,000,000 at June 30, 1997 and 1996. All advances under this FHLB line of credit are collateralized with mortgages and FHLB stock.

  FHLB advances are summarized as follows (dollars in thousands):

                                                 WEIGHTED               WEIGHTED
                                    BALANCE AT   AVERAGE   BALANCE AT   AVERAGE
                                   JUNE 30, 1997   RATE   JUNE 30, 1996   RATE
                                   ------------- -------- ------------- --------
Fixed-rate, fixed-term............  $1,900,000     5.75%   $3,250,000     6.03%
Variable-rate, fixed-term.........   2,888,000     5.70       588,000     5.46
                                    ----------             ----------
                                    $4,788,000     5.72%   $3,838,000     5.94%
                                    ==========             ==========

  The Bank incurred interest expense on FHLB advances of $269 million, $202 million, and $181 million for fiscal 1997, 1996, and 1995, respectively.

  These advances are secured by the investment in stock of the FHLB totaling $259.6 million and $192.8 million at June 30, 1997 and 1996, respectively, as well as certain mortgage loans and mortgage-backed and other debt securities aggregating $5.3 billion and $4.3 billion at June 30, 1997 and 1996, respectively.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The maturities of FHLB advances with corresponding weighted average interest rates at June 30, 1997 are as follows (dollars in thousands):

                                                                        WEIGHTED
                                                                        AVERAGE
                                                               AMOUNT     RATE
                                                             ---------- --------
      Maturing in one year.................................. $3,388,000   5.72%
      Maturing in two years.................................    500,000   5.64
      Maturing in four years................................    900,000   5.77
                                                             ----------
        Total............................................... $4,788,000   5.72%
                                                             ==========

  At June 30, 1997, interest rates, both fixed and variable, ranged from 5.39% to 5.98%. At June 30, 1996, the range was 5.37% to 8.08%.

 OTHER BORROWINGS

  Other borrowings are summarized as follows (dollars in thousands):

                                                                    JUNE 30
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
Convertible subordinated debentures due March 2001 with inter-
 est at 7.75%.................................................  $10,506 $10,506
Notes payable with weighted average interest rates of 7.82%
 and 8.75% at June 30, 1997 and 1996, respectively............      276      93
                                                                ------- -------
                                                                $10,782 $10,599
                                                                ======= =======

 Convertible Subordinated Debentures

  In March 1986, the former holding company of the Bank, GLENFED, Inc. ("GLENFED") issued $75,000,000 of 7.75% Convertible Subordinated Debentures in the European market. In fiscal 1989, GLENFED repurchased $15,064,000 of the debentures. During fiscal 1994, $49,065,000 of the debentures were exchanged for common stock of Glendale Federal as part of a comprehensive recapitalization of the Bank and the payment obligations with respect to the remaining debentures were assumed by a wholly-owned subsidiary of the Bank. The balances outstanding at June 30, 1997 and 1996 were $10,506,000. The debentures, which mature on March 15, 2001, became convertible at the option of the holder into common stock of the Bank at the rate of $706.25 per share subsequent to the recapitalization. Prior to the recapitalization, the debentures were convertible into common stock of GLENFED at the rate of $28.25 per share.

  The Bank incurred interest expense on other borrowings of $1.5 million, $2 million and $10 million for fiscal 1997, 1996 and 1995, respectively.

  No collateral was pledged for other borrowings at June 30, 1997 or 1996.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The aggregate contractual maturities for other borrowings at June 30, 1997 are as follows (in thousands):

      Maturing within five years....................................... $10,506
      Maturing thereafter..............................................     276
                                                                        -------
                                                                        $10,782
                                                                        =======

NOTE 15: INCOME TAXES

                                                          YEARS ENDED JUNE 30
                                                        ------------------------
                                                         1997     1996    1995
                                                        -------  ------- -------
Current taxes:
  Federal.............................................. $14,481  $ 2,210 $28,273
  State................................................  11,286      --      --
                                                        -------  ------- -------
                                                        $25,767  $ 2,210 $28,273
                                                        -------  ------- -------
Deferred taxes:
  Federal..............................................  12,153   12,755  13,285
  State................................................  (1,789)   6,377  10,588
                                                        -------  ------- -------
                                                         10,364   19,132  23,873
                                                        -------  ------- -------
Income tax provision before extraordinary items........  36,131   21,342  52,146
Income tax expense on extraordinary items..............     --       --    1,289
                                                        -------  ------- -------
                                                        $36,131  $21,342 $53,435
                                                        =======  ======= =======

  The following is a summary of the income tax liability (in thousands):

                                                                     JUNE 30
                                                                 ---------------
                                                                  1997    1996
                                                                 ------- -------
      Current taxes............................................. $15,150 $ 6,352
      Deferred taxes............................................  45,122  30,912
                                                                 ------- -------
                                                                 $60,272 $37,264
                                                                 ======= =======

  A reconciliation from the statutory Federal income tax provision rate to the consolidated effective income tax provision rate follows:

                                                            YEARS ENDED JUNE
                                                                   30
                                                            ------------------
                                                            1997  1996   1995
                                                            ----  -----  -----
Statutory Federal income tax rate.......................... 35.0%  35.0%  35.0%
Increases (reductions) in taxes resulting from:
  State franchise tax rate, net of Federal income tax
   effect..................................................  7.2    6.6    5.6
  Valuation allowance on deferred tax assets............... (0.1) (12.5) (60.6)
  Excess of book over tax basis of assets sold.............   --     --   54.3
  Other.................................................... (0.4)   4.6    7.3
                                                            ----  -----  -----
Consolidated effective income tax rate..................... 41.7%  33.7%  41.6%
                                                            ====  =====  =====

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The components of the net deferred tax liability are as follows (in thousands):

                                                                   JUNE 30
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
Deferred tax liabilities:
  Loan fees.................................................. $ 50,367 $ 51,765
  Income recognized for tax purposes on the cash basis.......    2,202    3,331
  Capitalized interest.......................................    2,200    2,249
  Settlement of pension obligations..........................    8,204    7,890
  FHLB stock dividends.......................................   35,109   28,485
  Gains on sales of loans....................................    7,253    8,298
  Other......................................................    4,744    4,947
                                                              -------- --------
Gross deferred tax liabilities...............................  110,079  106,965
                                                              -------- --------
Deferred tax assets:
  State franchise tax........................................    5,432    6,058
  Net operating loss and tax credit carryovers...............    9,764   17,556
  Provision for losses on real estate........................    1,828    5,225
  Provision for losses on loans..............................   28,169   27,545
  Accretion of discount on notes.............................    1,159    1,602
  Earnings from partnerships and joint ventures..............    1,830      995
  Mortgage servicing assets..................................    6,285    3,466
  Net unrealized holding loss................................      839    4,685
  Other......................................................    9,651    9,022
                                                              -------- --------
Gross deferred tax assets....................................   64,957   76,154
Valuation allowance..........................................      --      (101)
                                                              -------- --------
Net deferred tax assets......................................   64,957   76,053
                                                              -------- --------
Net deferred tax liability................................... $ 45,122 $ 30,912
                                                              ======== ========

  Management has assessed the realizability of the Bank's deferred tax assets and has concluded that it is more likely than not that all deferred tax assets will be realized.

  For taxable years beginning prior to January 1, 1996, a savings institution that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts, and make annual additions thereto under the experience method. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the percentage of taxable income method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally loans secured by an interest in improved real estate). The applicable percentage was 8% for tax periods after 1987. The Bank utilized the experience method in these years.

  On August 20, 1996, the President signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repealed the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995. The Bank, therefore, is required to use the specific charge-off method on its 1996 and subsequent federal income tax returns. The Bank is required to recapture its "applicable excess reserves", which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank will include one-sixth of its applicable excess reserves in taxable income in each year from 1996 through 2001.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

As of December 31, 1995, the Bank had approximately $72 million of applicable excess reserves. As of June 30, 1996, the Bank had fully provided for the tax related to this recapture. The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if:
(1) the Bank fails to qualify as a "bank" for federal income tax purposes; (2) certain distributions are made with respect to the stock of the Bank; (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; or (4) there is a change in federal tax law. The enactment of this legislation is expected to have no material impact on the Bank's operations or financial position.

  In accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987 reduced proportionately for reductions in the Bank's loan portfolio since that date. At June 30, 1997, the amount of those reserves was approximately $153 million. The amount of the unrecognized deferred tax liability at June 30, 1997 was approximately $54 million. This deferred tax liability could be recognized in the future under the conditions described in the preceding paragraph.

  In August 1993 the Internal Revenue Service completed its examination of the Bank's federal income tax returns through 1988. In April 1995, the Bank resolved all disputed issues related to the examination and paid a deficiency of $562,000 plus interest.

  In July 1993 the Bank received notices from the California Franchise Tax Board proposing to assess taxes for the years 1988, 1989 and 1990 in the amount of $5.3 million. The Bank protested the proposed taxes and, in September 1996, made a payment to the Franchise Tax Board in settlement of the disputed amount. The payment was charged to existing reserves.

NOTE 16: FINANCIAL INSTRUMENTS

 RISK MANAGEMENT

  Derivative financial instruments are utilized by the Bank to minimize the effect of future fluctuations in the interest rates of specifically identified assets or liabilities. The Bank has entered into interest rate swaps with other financial institutions under terms that provide mutual payment of interest on the notional amount of the swap. In accordance with these arrangements, one party pays interest at a fixed rate and the other party pays interest at rates that vary according to a specified index. The Bank has not entered into any swaps as an intermediary. The Bank had an interest rate swap with a notional amount of $200 million at June 30, 1996, which constituted the Bank's only involvement in these agreements. The swap matured in April of 1997. As of June 30, 1997, the Bank had no interest rate swaps outstanding.

  The Bank generally is not required to give collateral or other securities to support the interest rate exchange agreements. However, collateral totaling $10.0 million of mortgage-backed securities was given for certain agreements as of June 30, 1996.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

  The following table presents the Bank's interest rate exchange agreements at June 30, 1996 (dollars in thousands):

                                                  JUNE 30, 1996
                                   ---------------------------------------------
                                   NOTIONAL   WEIGHTED AVERAGE
   TYPE                             AMOUNT     INTEREST RATE   TERMS TO MATURITY
   ----                            ---------  ---------------- -----------------
Paid--Fixed....................... $(200,000)       7.23%         April 1997
Received--Variable................   200,000        5.46

  Futures contracts provide another means of managing the risks of changing interest rates. These contracts primarily represent commitments to purchase or sell securities at a future date and at a specified price or yield. As of June 30, 1997 and 1996, the Bank had no futures positions outstanding.

  At June 30, 1996, $6,776,000 of call options were outstanding to hedge the Bank's market indexed certificates of deposit product against market fluctuations. The balance of market indexed certificates of deposits was $617,000 and $6,555,000 at June 30, 1997 and 1996, respectively. At June 30,
1997 and 1996 there were no put options outstanding.

 FAIR VALUE

  Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

 Short-Term Investments and Debt and Equity Securities

  The fair value of short-term investments and debt and equity securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

  The following table represents the carrying value and fair value of investments and mortgage-backed securities at June 30, 1997 and 1996 (in thousands):

                                        JUNE 30, 1997         JUNE 30, 1996
                                    --------------------- ---------------------
                                     CARRYING              CARRYING
                                      AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                    ---------- ---------- ---------- ----------
Short-term investments............. $  636,005 $  651,254 $  443,786 $  446,787
                                    ========== ========== ========== ==========
Debt securities:
  Maturing within 1 year........... $   14,813 $   14,813 $    8,086 $    8,086
  Maturing in 1-5 years............      4,974      4,974        --         --
  Maturing in 5-10 years...........      5,903      5,903        --         --
Equity securities..................      2,104      2,104          5         49
                                    ---------- ---------- ---------- ----------
                                    $   27,794 $   27,794 $    8,091 $    8,135
                                    ========== ========== ========== ==========
Mortgage-backed securities:
  Adjustable....................... $1,975,116 $1,977,454 $2,006,840 $2,001,375
  Fixed............................    304,418    306,196    233,950    234,524
                                    ---------- ---------- ---------- ----------
                                    $2,279,534 $2,283,650 $2,240,790 $2,235,899
                                    ========== ========== ========== ==========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


 Loans

  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single-family residential mortgage, multi-family, non-residential, commercial and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

  The fair value of performing loans is calculated by discounting cash flows through their estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, adjusted to reflect differences in servicing costs. The estimate of maturity is based on market prepayment estimates for each loan classification.

  Fair value for non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined by using available market information.

  The following table presents information for loans, including loans held for sale and net of allowance for loan losses as of June 30, 1997 and 1996 (in thousands):

                                    JUNE 30, 1997           JUNE 30, 1996
                               ----------------------- ------------------------
                                CARRYING                CARRYING
                                 AMOUNT    FAIR VALUE    AMOUNT     FAIR VALUE
                               ----------- ----------- -----------  -----------
Single-family 1-4 units:...... $ 8,769,249 $ 8,821,167 $ 7,523,479  $ 7,546,118
Multi-family:
  5-36 units..................   1,433,697   1,354,117   1,515,914    1,429,324
  37 or more units............     328,556     313,512     374,353      353,177
Non-residential...............   1,171,733   1,127,805   1,309,965    1,246,136
Consumer......................     112,685     112,262      69,884       69,562
Commercial....................     152,509     153,585       5,692        5,687
                               ----------- ----------- -----------  -----------
                                11,968,429  11,882,448  10,799,287   10,650,004
Less unearned discounts,
 undisbursed loan funds and
 deferred loan fees...........     (63,336)         --     (71,378)          --
                               ----------- ----------- -----------  -----------
                               $11,905,093 $11,882,448 $10,727,909  $10,650,004
                               =========== =========== ===========  ===========

 Deposit Liabilities

  The fair value of deposits with no stated maturity, such as savings accounts, checking and NOW accounts, and money market checking/savings accounts, is equal to the amount payable on demand as of June 30, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using estimated market rates that reflect certificates of deposit with similar terms and maturities.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The following table presents information for deposit liabilities (in thousands):

                                       JUNE 30, 1997         JUNE 30, 1996
                                   --------------------- ---------------------
                                    CARRYING              CARRYING
                                     AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                   ---------- ---------- ---------- ----------
Checking.......................... $1,198,011 $1,198,011 $  778,980 $  778,980
Savings...........................    452,225    452,225    492,777    492,777
Money market......................  2,119,553  2,119,553  1,719,319  1,719,319
Certificates with remaining
 maturities:
  In six months or less...........  2,551,447  2,552,549  3,422,891  3,422,446
  Between six months and one year.  1,628,382  1,629,630  1,085,110  1,083,607
  Between one and three years.....  1,336,395  1,337,201  1,100,419  1,091,786
  Beyond three years..............     70,896     69,330    124,480    122,731
                                   ---------- ---------- ---------- ----------
                                   $9,356,909 $9,358,499 $8,723,976 $8,711,646
                                   ========== ========== ========== ==========


 Borrowings

  The estimate of the fair value of the Bank's borrowings was based on the discounted value of the future cash flows expected to be paid on such borrowings using estimated market discount rates that reflect borrowings with similar terms and maturities.

  The following table represents the carrying value and fair value of the Bank's borrowings at June 30, 1997 and 1996 (in thousands):

                                         JUNE 30, 1997         JUNE 30, 1996
                                     --------------------- ---------------------
                                      CARRYING              CARRYING
                                       AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                     ---------- ---------- ---------- ----------
Securities sold under agreements to
 repurchase........................  $  768,682 $  766,068 $  758,050 $  756,995
Borrowings from the FHLB...........   4,788,000  4,765,643  3,838,000  3,780,378
Subordinated debt..................      10,506     10,506     10,506     11,880
Notes payable......................         276        276         93         93
                                     ---------- ---------- ---------- ----------
                                     $5,567,464 $5,542,493 $4,606,649 $4,549,346
                                     ========== ========== ========== ==========

 Other Financial Instruments

  Financial instruments of the Bank, as included in the Consolidated Statements of Financial Condition, for which fair value approximates the carrying amount at June 30, 1997 and 1996 include "Cash and amounts due from banks", "Interest receivable", "Investment in capital stock of Federal Home Loan Bank", recourse liability, and accounts payable and accrued expenses.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


 Interest Rate Swap Agreements

  As of June 30, 1997, the Bank had no interest rate swaps outstanding.

  As of June 30, 1996, the Bank had entered into interest rate swap agreements with certain financial institutions having a notional principal amount totaling $200,000,000. At June 30, 1996 the estimated fair value of the interest rate swap agreement was a net payable of $2,740,000.

  The fair value of interest rate swap agreements was obtained from dealer quotes. This value represents the estimated amount the Bank would pay to terminate the agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

 Commitments

  As discussed further in Note 17, the Bank had various commitments outstanding as of June 30, 1997 and 1996 which are not reflected in the accompanying consolidated financial statements. The fair value of the commitments is estimated to approximate the fees currently charged or paid to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The uncertainty involving the attempt to determine the likelihood, as well as the timing of a commitment being drawn upon, coupled with the lack of established markets and the diversity of fee structures that exist, would not result in what the Bank believes to be a meaningful estimate of fair value.

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment, mortgage servicing assets and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 17: COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business there are outstanding various commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material loss as a result of these transactions. The following is a summary of commitments and contingent liabilities (in thousands):

                                                                      JUNE 30
                                                                 -----------------
                                                                   1997     1996
                                                                 -------- --------
Commitments to sell loans and mortgage-backed securities........ $ 14,000 $ 17,880
Standby and commercial letters of credit .......................    1,432    8,995
Unused lines of credit..........................................  363,203  125,504
Commitments to originate loans receivable:
  Variable......................................................   18,961   33,962
  Fixed.........................................................   24,884    9,939
Commitments to purchase loans receivable:
  Variable......................................................   90,419  135,396
  Fixed.........................................................  207,162  172,000

  Agreements to sell loans and mortgage-backed securities contain representations and warranties regarding the underwriting and documentation of the underlying loans. To the extent the Bank is deemed to have breached any of these representations and warranties, the sales agreement allows the purchaser to demand repurchase of the loans causing the breach. The Bank does not anticipate it will be required to make material repurchases or incur material losses related to loans and mortgage-backed securities it has sold or committed to sell at June 30, 1997.

  As more fully discussed in Note 8 of the Notes to Consolidated Financial Statements, in the past, the Bank sold loans and mortgage-backed securities with recourse for credit losses. The Bank provided for the estimated recourse losses at the time of sale, and evaluates, on a quarterly basis, the adequacy of the liability for recourse losses. However, significant changes in future losses may require additions to the recourse liability recorded in the caption "Other liabilities and accrued expenses in the Consolidated Statements of Financial Condition."

  Commitments to sell residential mortgage loans for a fixed price are generally entered into between the date the application is taken and the date the loans are sold into the secondary market. Risks arise from the possible inability of counter-parties to meet the terms of commitments and movement in interest rates and related prices.

  The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. The Bank applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' credit worthiness through ongoing credit reviews. Additional risks associated with providing these commitments arise when these commitments are drawn upon, such as the demands on liquidity that the Bank would experience if a significant portion were drawn down at once. However, this is considered unlikely, as many commitments expire without having been drawn upon.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  Upon approval of a loan application, the Bank normally gives the applicant a commitment that the Bank will make the approved loan within a specified time period, normally 10 to 45 days, at a rate of interest and on other terms determined on the basis of market conditions as of the date of the commitment.

  The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable; inventory, property, plant and equipment; income-producing commercial properties; and agricultural products. For single-family lending, collateral consists of trust-deeds on one-to four-unit residential real estate. The Bank does not anticipate any significant loss as a result of these transactions.

  On February 1, 1994, the Bank entered into a five year contract for the outsourcing of its data processing and item processing operations. The contract is based on certain volume levels. If the contract is terminated prior to its expiration, a termination charge would be incurred, the amount of which would be dependent upon the nature of the termination and the time remaining on the contract.

  The Bank and certain of its subsidiaries are involved in litigation arising in the normal course of business. Although the legal responsibility and financial impact with respect to such litigation cannot presently be ascertained, the Bank does not anticipate that the final resolution of these matters will result in the payment of monetary damages that would be material in relation to the consolidated financial condition or results of operations of the Bank.

NOTE 18: REGULATORY CAPITAL

  FIRREA and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to Office of Thrift Supervision ("OTS") supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1997, the minimum regulatory capital requirements were:

 . Tangible and core capital, consisting principally of stockholders' equity, but excluding most intangible assets such as goodwill and any net unrealized holding gains or losses on debt securities available for sale.

 . Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8 percent of the amount of risk-weighted assets.

  At June 30, 1997, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized", the Bank must maintain minimum core capital, Tier I risk-based capital and risk-based capital ratios as set forth in the table below. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since June 30, 1997 that management believes have changed the institution's category.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The following table summarizes the Bank's actual capital and required capital as of June 30, 1997 and 1996 (dollars in thousands):

                                                          TIER 1
                                    TANGIBLE    CORE    RISK-BASED RISK-BASED
                                    CAPITAL   CAPITAL    CAPITAL    CAPITAL
                                    --------  --------  ---------- ----------
JUNE 30, 1997
-------------
Actual capital:
  Amount........................... $913,333  $913,333   $913,333  $1,017,226
  Ratio............................     5.67%     5.67%     10.02%      11.17%
FIRREA minimum required capital:
  Amount........................... $241,781  $483,562        N/A  $  731,890
  Ratio............................     1.50%     3.00%       N/A        8.00%
FDICIA well capitalized required
 capital:
  Amount...........................      N/A  $805,936   $551,818  $  911,963
  Ratio............................      N/A      5.00%      6.00%      10.00%
JUNE 30, 1996
-------------
Actual capital:
  Amount........................... $906,796  $906,796   $906,796  $1,001,666
  Ratio............................     6.29%     6.29%     10.79%      11.93%
FIRREA minimum required capital:
  Amount........................... $216,154  $432,307        N/A  $  675,515
  Ratio............................     1.50%     3.00%       N/A        8.00%
FDICIA well capitalized required
 capital:
  Amount...........................      N/A  $720,512   $509,692  $  841,338
  Ratio............................      N/A      5.00%      6.00%      10.00%

  The following table reconciles the Bank's capital in accordance with generally accepted accounting principles ("GAAP") to the Bank's tangible, core and risk-based capital as of June 30, 1997 and 1996 (in thousands):

                                                               JUNE 30
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
Capital in accordance with GAAP........................ $1,012,074  $  957,451
Adjustments for tangible and core capital:
  Goodwill and other intangible assets.................    (99,533)    (59,216)
  Investments in and advances to non-permissible
   subsidiaries........................................       (362)     (2,830)
  Net unrealized holding loss (gain) on debt securities
   available for sale..................................      1,154      11,391
                                                        ----------  ----------
Total tangible capital.................................    913,333     906,796
Adjustments for core capital...........................        --          --
                                                        ----------  ----------
Total core capital.....................................    913,333     906,796
Adjustments for risk-based capital:
  Allowance for general loan losses(1).................    113,006     104,339
  Equity risk investments required to be deducted......     (9,113)     (9,469)
                                                        ----------  ----------
Total risk-based capital............................... $1,017,226  $1,001,666
                                                        ==========  ==========

--------
(1) Limited to 1.25% of risk-weighted assets.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 19: STOCKHOLDERS' EQUITY

  On September 17, 1993, the Bank completed a comprehensive recapitalization (the "Recapitalization") which included, among other things, the merger of the Bank's former holding company, GLENFED, into a subsidiary of the Bank, the exchange of common stock of the Bank and rights to purchase Bank common stock for $49,065,000 in principal amount of GLENFED's 7.75% convertible subordinated debentures, the reclassification of the previously outstanding Series B and Series C Preferred Stock of the Bank into a new Noncumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock") all of which was subsequently converted to common stock of the Bank, the issuance of $201 million of a new Noncumulative Preferred Stock, Series E (the "Series E Preferred Stock") and the issuance of $250 million of Bank common stock through a rights offering to the former holders of GLENFED common stock, GLENFED convertible subordinated debentures, the Series B and Series C Preferred Stock of the Bank and certain standby purchasers.

 DESCRIPTION OF BANK SECURITIES

 Common Stock

  The Bank's Charter authorizes the issuance of 100 million shares of common stock with a par value of $1.00 per share. Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Bank out of assets of the Bank legally available for payment, subject to the superior rights of the holders of any series of preferred stock that may be issued.

 Preferred Stock

  Two series of preferred stock have been issued: 8.9 million shares of Noncumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock") and 8.0 million shares of Noncumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). All of the Series D Preferred Stock remaining outstanding at August 27, 1994 were mandatorily converted into common stock in accordance with their original terms on a share-for-share basis on that date.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The Series E Preferred Stock has a par value of $1.00 per share and a liquidation preference of $25 per share. The Series E Preferred Stock provides for noncumulative dividends, when, as and if declared, at an annual rate of 8.75% of its liquidation preference and is convertible, at the option of the holders thereof, into common stock at any time at a conversion price of $10.40 per share, and will be subject to adjustment in certain events. Subject to applicable laws and regulations, the Series E Preferred Stock will be redeemable, in whole or in part, at the option of the Bank, on 20 to 45 days notice, from time to time at any time after October 1, 1998 at the following per share redemption prices, plus in each case an amount equal to any dividends that have been declared thereon but remain unpaid as of the date of redemption, if redeemed during the twelve-month period beginning October 1 of each of the following years:

                                                             REDEMPTION PRICE
                                                           PER SHARE OF SERIES E
                                                           CONVERTIBLE PREFERRED
      YEAR                                                         STOCK
      ----                                                 ---------------------
      1998................................................       $26.09375
      1999................................................        25.87500
      2000................................................        25.65625
      2001................................................        25.43750
      2002................................................        25.21875
      2003 and thereafter.................................        25.00000

The redemption of Series E Preferred Stock will be subject to certain limitations imposed by OTS regulations of general application.

  During fiscal 1997 and 1996, the Bank entered into separately negotiated agreements with certain holders of its Series E preferred stock providing, in the aggregate, for exchanges of 1,201,900 shares and 2,226,118 shares, respectively, of the Series E preferred stock for 3,103,872 shares and 5,901,771 shares, respectively, of Bank common stock. The exchanges were made at premiums above the stated conversion rate of 2.404 shares of Bank common stock for each share of the Series E preferred stock. In accordance with applicable accounting guidance for calculating net earnings per share, the excess of the fair value of Bank common stock transferred by the Bank to the holders of the Series E preferred stock over the fair value of Bank common stock issuable pursuant to the original conversion terms has been subtracted from net earnings to arrive at the earnings applicable to common shareholders in the calculation of earnings per share.

 Warrants

  The Bank has a class of common stock purchase warrants outstanding (the "Warrants") totaling 15,549 at June 30, 1997 that were issued in March 1993 in connection with an exchange of preferred stock for outstanding subordinated debentures and capital notes. Each Warrant entitles the registered holder thereof to receive from the Bank one share of common stock for ten Warrants for no additional consideration at any time until the expiration of the Warrants on March 10, 1999. The number of shares of common stock for which a Warrant may be exercised is subject to adjustment from time to time upon the occurrence of certain events. Registered holders exercised a total of 4,140 Warrants in fiscal 1997.

  The Bank has also issued transferable Standby Warrants of which 10.85 million were outstanding at June 30, 1997. Registered holders exercised a total of 2,400 Standby Warrants in fiscal 1997. Each Standby Warrant entitles the holder thereof to purchase one share of common stock for a purchase price of $12.00 per share. The Standby Warrants are exercisable at any time through August 21, 2000.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


 RESTRICTION ON STOCKHOLDERS' EQUITY AND DIVIDENDS

  Dividends on the Bank's common stock may not be paid unless full cash dividends on the Bank's Series E Preferred Stock have been declared and paid or set aside for payment for the immediately preceding dividend period. OTS regulations limit a savings institution's ability to make capital distributions, which include the payment of dividends, based on the institution's capital position. The rule establishes "safe-harbor" amounts of capital distributions that institutions can make after providing notice to the OTS, but without needing prior approval. Institutions can distribute amounts in excess of the safe harbor only with the prior approval of the OTS.

  An institution that exceeds its minimum capital requirements is permitted to make capital distributions in specified amounts based on its regulatory capital levels without prior OTS approval unless it is deemed to be "in need of more than normal supervision," in which case OTS approval of the distribution may be required. The OTS retains the authority in all cases, however, to prohibit any capital distribution that would otherwise be authorized under its regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice and in each case requires prior notification of any proposed dividend or other capital distribution. The Bank does not currently expect to pay cash dividends on its common stock or make other capital distributions, other than preferred stock dividends, in the foreseeable future.

  Retained earnings at June 30, 1997 and 1996 include approximately $48 million, for which no provision for Federal income tax has been made. These amounts represent allocations of earnings to bad debt reserves for tax purposes and are a restriction upon retained earnings. If, in the future, this portion of retained earnings and an additional approximately $105 million of similar tax basis reserves from acquired associations are reduced for any purpose other than tax bad debt losses, Federal income taxes may be imposed at the then applicable rates.

NOTE 20: EMPLOYEE BENEFIT PLAN

  The Bank has several pension plans (collectively, the "Plan") covering substantially all of its employees. The benefits are based on years of service and the employees' average earnings in the five highest consecutive Plan years for the last 10 years of employment.

  The Bank uses, for financial reporting purposes, the projected unit credit method and continues to base its funding policy on the individual entry age normal method.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The following table sets forth the Plan's funded status as of March 31, 1997 and 1996 and amounts recognized in the Bank's statements of financial condition at June 30, 1997 and 1996 (in thousands):

                                                                   JUNE 30
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
Actuarial present value of benefit obligations:
  Vested accumulated benefits................................  $46,896  $44,159
  Non-vested accumulated benefits............................    1,780    1,543
                                                               -------  -------
    Total accumulated benefits...............................  $48,676  $45,702
                                                               =======  =======
Projected benefit obligation for service rendered to date....  $57,902  $54,292
Plan assets at fair value; primarily listed stocks, U.S. Gov-
 ernment obligations and savings certificates of the Bank....   80,129   79,873
                                                               -------  -------
Funded status--Plan assets in excess of projected benefit
 obligation..................................................   22,227   25,581
Items not yet recognized in earnings:
  Unrecognized net gain......................................   (4,724)  (8,613)
  Prior service cost not yet recognized in net periodic pen-
   sion cost.................................................      193      210
  Unrecognized net asset at June 30, 1997 and 1996 being rec-
   ognized over approximately 12 years.......................      --      (339)
                                                               -------  -------
Prepaid pension cost included in "Other assets" at end of
 period......................................................  $17,696  $16,839
                                                               =======  =======

  Net periodic pension income for fiscal 1997, 1996 and 1995 included the following components (in thousands):

                                                       YEARS ENDED JUNE 30
                                                     --------------------------
                                                      1997      1996     1995
                                                     -------  --------  -------
Service cost-benefits earned during the period...... $ 2,376  $  2,246  $ 2,950
Interest cost on projected benefit obligation.......   4,483     4,306    3,932
Actual return on Plan assets........................  (2,621)  (11,566)  (4,494)
Net amortization and deferral.......................  (5,095)    3,732   (2,477)
                                                     -------  --------  -------
Net periodic pension income......................... $  (857) $ (1,282) $   (89)
                                                     =======  ========  =======

  The following table presents certain significant assumptions used in determining plan obligations and net pension expense at the dates indicated:

                                                        YEARS ENDED JUNE 30
                                                        ----------------------
                                                         1997    1996    1995
                                                        ------  ------  ------
Weighted average discount rate used to calculate bene-
 fit obligations.......................................   8.25%   8.00%   8.50%
Assumed rate of increase in future compensation........   4.50%   4.50%   4.50%
Expected long-term rate of return on plan assets.......   9.50%   9.50%   9.50%

  The Bank has established a Savings Plan for its employees which allows participants to make contributions by salary deduction equal to 15% or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Employees' contributions vest immediately; the Bank's partial matching contributions vest over five years. The Bank's contributions to the plan in fiscal 1997, 1996 and 1995 were $1,713,000, $739,000 and $851,000, respectively.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


 KEY EXECUTIVE RETIREMENT SUPPLEMENT PLANS

  During fiscal 1992, GLENFED substantially terminated two non-qualified post-retirement pension supplement plans previously maintained for certain senior executive officers of GLENFED, as well as one other such plan assumed by the Bank in its acquisition of another association. Participants fully vested at the time of such substantial termination (as well as one officer scheduled to vest within four months of such date) were offered the opportunity to receive a lump-sum settlement in lieu of the contractual benefits under the plans. Three non-vested participants will receive no benefits under the plans. During fiscal 1997, five vested participants were receiving benefits under the plans.

 DIRECTORS' RETIREMENT PLANS

  The Bank maintains directors' retirement plans for non-employee directors who serve on its Board of Directors (the "Directors' Plan"). The Directors' Plan provides that a non-employee director shall, after termination of Board membership, be entitled to receive a monthly payment equal to: (1) the monthly Board retainer in effect at the time of termination; plus (2) the fee paid at such time for attending a Board meeting, for the number of years equal to the number of years of Board service, but not to exceed twenty years. Payments of such amounts normally commence at the later of the director's termination date or the director's attainment of age 65.

NOTE 21: EXTRAORDINARY ITEMS, NET

  Extraordinary items, net for fiscal 1995 consisted of a $1.8 million gain (net of income taxes of $1.3 million) resulting from University Savings' early extinguishment of $42.1 million of borrowings from the Federal Home Loan Bank of Seattle.

NOTE 22: STOCK OPTION PLAN

  The Bank has a stock option plan (the "Plan") that provides for the granting of options to employees and directors. The Plan has a term of five years and allows for awards totaling up to 7.2 million shares of common stock. Options granted generally have terms of ten years each. All options granted will become exercisable upon a change in control of the Bank.

  In October 1994, the Bank's shareholders approved amendments to the Plan which, among other things: (1) provide for annual grants of options to acquire 5,000 shares to each non-employee Director; and (2) provides for equitable adjustments of the exercise or purchase price and the number or class of shares covered by outstanding awards to preserve the benefit of such awards in the event of payment of a dividend or distribution to shareholders of the Bank in property or cash in an amount in excess of the Bank's normal dividend or distribution policy in effect at the time. Grants to directors are made on the first day following each annual meeting of the Bank's shareholders with an exercise price equal to the closing price on the New York Stock Exchange of the Bank's common stock on such date and vest on the date of the next succeeding annual meeting.

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995

The following is a summary of the transactions under the Bank's stock option plan:

                                      NUMBER OF    RANGE OF    WEIGHTED AVERAGE
                                       SHARES    OPTION PRICES  EXERCISE PRICE
                                      ---------  ------------- ----------------
      Outstanding at June 30, 1994... 1,610,000  $6.375-$ 9.00      $ 8.02
      Granted........................ 1,825,000    9.75-12.625       11.70
      Cancelled or expired...........   (66,250)   9.00-12.625       10.16
      Exercised......................   (52,500)   9.00-12.625        9.17
                                      ---------
      Outstanding at June 30, 1995... 3,316,250   6.375-12.625        9.99
      Granted........................   742,000   14.50-16.125       14.58
      Cancelled or expired...........   (73,750)    9.00-14.50       13.16
      Exercised......................  (106,000)   6.375-14.50       10.71
                                      ---------
      Outstanding at June 30, 1996... 3,878,500   6.375-16.125       10.79
      Granted........................ 1,830,000    17.50-17.75       17.57
      Cancelled or expired...........   (51,250)  12.625-17.75       14.11
      Exercised......................  (512,125)  6.375-16.125        9.00
                                      ---------
      Outstanding at June 30, 1997... 5,145,125  $6.375-$17.75      $13.34
                                      =========

  The number of options exercisable at June 30, 1997, 1996 and 1995 was 2,869,750, 2,244,293 and 1,030,834, respectively, and the weighted average exercise price of those exercisable options was $10.57, $9.76 and $8.69, respectively.

  The number of options available for future grants at June 30, 1997, 1996 and 1995 was 1,382,375, 661,125 and 1,329,375, respectively.

  Information about stock options outstanding at June 30, 1997 was as follows:

                                    OUTSTANDING                EXERCISABLE
               WEIGHTED      -------------------------- --------------------------
 EXERCISE  AVERAGE REMAINING               WEIGHTED                   WEIGHTED
  PRICE    CONTRACTUAL LIFE            AVERAGE EXERCISE           AVERAGE EXERCISE
  RANGE         (YEARS)       NUMBER        PRICE        NUMBER        PRICE
 --------  ----------------- --------- ---------------- --------- ----------------
 $6.375-
   $9.00          6.3        1,095,750      $ 8.19      1,095,750      $ 8.19
  $9.75-
  $14.50          7.6        2,171,875       12.34      1,729,000       11.95
 $15.50-
  $17.75          9.1        1,877,500       17.52         45,000       15.50
                             ---------                  ---------
 $6.375-
  $17.75          8.1        5,145,125      $13.34      2,869,750      $10.57
                             =========                  =========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


  The Bank applies APB Opinion 25 in accounting for its stock-based compensation plan. Accordingly, no compensation cost has been recognized for its stock options. Had the Bank determined compensation cost based on the fair value at the grant dates of its stock options consistent with SFAS 123, the Bank's net earnings and earnings per share would have been reduced to the pro forma amounts as follows:

                                                             YEARS ENDED JUNE 30
                                                             -------------------
                                                               1997      1996
                                                             --------- ---------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                    DATA)
      Net earnings:
        As reported.........................................   $50,423   $42,052
        Pro forma...........................................    41,418    38,115
      Earnings per share:
        Primary:
          As reported.......................................   $  0.63   $  0.36
          Pro forma.........................................   $  0.47   $  0.28
        Fully diluted:
          As reported.......................................   $  0.62   $  0.35
          Pro forma.........................................   $  0.46   $  0.27

  The weighted average grant-date fair value of stock options granted during fiscal 1997 and 1996 was $9.41 and $8.06, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                           YEARS ENDED JUNE 30
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
      Dividend yield......................................         0%         0%
      Expected volatility.................................      38.6%      42.1%
      Risk-free interest rate.............................       6.8%       6.5%
      Expected life of option.............................   7 years    7 years

  During the initial phase-in period, the effects of applying SFAS 123 for these pro forma disclosures are not likely to be representative of the effects on reported income for future years as options vest over several years and additional awards are generally made each year.

                     GLENDALE FEDERAL BANK AND SUBSIDIARIES

                          JUNE 30, 1997, 1996 AND 1995


NOTE 23: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                    QUARTERS ENDED
                                          --------------------------------------
                                          JUNE 30,  MARCH 31, DEC. 31,  SEPT. 30,
                                            1997      1997      1996      1996
                                          --------  --------  --------  --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.......................... $276,347  $268,355  $267,585  $260,669
Interest expense.........................  176,479   171,834   174,353   171,306
                                          --------  --------  --------  --------
Net interest income......................   99,868    96,521    93,232    89,363
Provision for loan losses................    3,878     6,143     7,829     7,354
                                          --------  --------  --------  --------
Net interest income after provision for
 loan losses.............................   95,990    90,378    85,403    82,009
Other income.............................   23,685    22,717    21,199    21,062
General and administrative expenses......  (67,811)  (63,370)  (63,469)  (68,574)
SAIF special assessment..................    3,153       --        --    (58,672)
Legal expense--goodwill lawsuit..........  (10,338)   (8,202)   (4,931)     (587)
Other expenses...........................   (2,542)   (3,541)   (4,080)   (2,925)
                                          --------  --------  --------  --------
Earnings (loss) before income tax provi-
 sion (benefit)..........................   42,137    37,982    34,122   (27,687)
Income tax provision (benefit)...........   17,843    15,090    10,900    (7,702)
                                          --------  --------  --------  --------
Net earnings (loss)...................... $ 24,294  $ 22,892  $ 23,222  $(19,985)
                                          ========  ========  ========  ========
Earnings (loss) per share:
  Primary................................ $   0.37  $   0.34  $   0.31  $  (0.50)
  Fully diluted.......................... $   0.35  $   0.33  $   0.29  $  (0.50)
Dividends per common share declared and
 paid....................................      --        --        --        --
Common stock price range:
  High................................... $     27  $ 28 1/8  $ 23 7/8  $     20
  Low.................................... $ 22 1/4  $ 22 1/2  $ 17 3/8  $ 15 7/8
                                                    QUARTERS ENDED
                                          --------------------------------------
                                          JUNE 30,  MARCH 31, DEC. 31,  SEPT. 30,
                                            1996      1996      1995      1995
                                          --------  --------  --------  --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.......................... $256,367  $260,666  $276,569  $286,433
Interest expense.........................  168,908   173,944   195,622   208,496
                                          --------  --------  --------  --------
Net interest income......................   87,459    86,722    80,947    77,937
Provision for loan losses................   10,411    10,376    10,394     9,169
                                          --------  --------  --------  --------
Net interest income after provision for
 loan losses.............................   77,048    76,346    70,553    68,768
Gain (loss) on sale of CMOs..............      --      5,722   (33,933)      --
Other income.............................   19,133    17,336    14,901    11,199
General and administrative expenses......  (65,509)  (63,550)  (60,020)  (57,856)
Legal expense--goodwill lawsuit..........   (1,005)     (702)     (176)      (46)
Other expense............................   (3,164)   (5,707)   (4,006)   (1,938)
                                          --------  --------  --------  --------
Earnings (loss) before income tax provi-
 sion (benefit)..........................   26,503    29,445   (12,681)   20,127
Income tax provision (benefit)...........    8,007     9,047    (2,028)    6,316
                                          --------  --------  --------  --------
Net earnings (loss)...................... $ 18,496  $ 20,398  $(10,653) $ 13,811
                                          ========  ========  ========  ========
Earnings (loss) per share:
  Primary................................ $   0.22  $   0.24  $  (0.37) $   0.21
  Fully diluted.......................... $   0.22  $   0.23  $  (0.37) $   0.21
Dividends per common share declared and
 paid....................................      --        --        --        --
Common stock price range:
  High................................... $ 19 1/8  $ 19 1/8  $     18  $     17
  Low.................................... $     16  $ 15 1/2  $ 14 5/8  $ 12 1/8

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES

                         JUNE 30, 1997, 1996 AND 1995


NOTE 24: SUBSEQUENT EVENT

  On August 18, 1997, Golden State entered into an agreement to acquire CENFED Financial Corporation and its principal subsidiary, CenFed Bank. The agreement is subject to regulatory and other approvals and is expected to close in the first calendar quarter of 1998. The terms of the transaction provide for a tax-free exchange of 1.2 shares of Golden State common stock for each outstanding share of CENFED's common stock. This acquisition will be accounted for as a pooling-of-interests.

  At June 30, 1997, CENFED operated 18 branches and had assets, deposits, stockholders' equity and common shares outstanding of $2.3 billion, $1.5 billion, $119.4 million and 5,728,607 shares respectively. For the twelve months ended June 30, 1997, CENFED reported net earnings of $11.3 million. These amounts are unaudited.

                                                                     EXHIBIT 3.1
                                                                Charter No. 5855


                         AMENDED AND RESTATED CHARTER
                         ----------------------------

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

                             FEDERAL STOCK CHARTER


     Section 1. Corporate Title. The full corporate title of the savings bank is "Glendale Federal Bank, Federal Savings Bank".

     Section 2. Office. The home office shall be located in the County of Los Angeles, State of California.

     Section 3.  Duration.  The duration of the savings bank is perpetual.

     Section 4. Purpose and Powers. The purpose of the savings bank is to pursue any or all of the lawful objectives of a Federal savings bank chartered under
Section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the "Office"). In addition, the savings bank may make any investment and engage in any activity as may be specifically authorized by action of the Office, including authorization by delegated authority, in connection with action approving the issuance of this charter.

     Section 5. Capital Stock. The total number of shares of all classes of the capital stock which the savings bank has the authority to issue is one hundred and fifty million (150,000,000), of which one hundred million (100,000,000) shall be common stock of par value of $1.00 per share and of which fifty million (50,000,000) shall be serial preferred stock of par value of $1.00 per share. Upon the effectiveness of the amendment to this Section 5 set forth in this sentence, the outstanding shares of common stock then outstanding shall be deemed combined into the number of whole outstanding shares most nearly equal to one-tenth of the number of shares of common stock outstanding immediately prior thereto, and all other formerly outstanding shares shall be returned to the status of authorized but unissued shares of stock. The shares may be issued from time to time as authorized by the board of directors without further approval of shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the savings bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for the savings bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the savings bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the savings bank which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

      Except for shares issuable in connection with the conversion of the savings bank from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the savings bank other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

      Nothing contained in this Section 5 (or in any supplementary charter sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors, subject to the limitation in Section 8 hereof; provided, that this restriction on voting
                                    --------
separately by class or series shall not apply:

      (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock or to remove any such director so elected;

      (ii) To any provision which would require the holders of preferred stock, voting as a class or series to approve the merger or consolidation of the savings bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the savings bank if the preferred stock is exchanged for securities of such other corporation; provided, that no provision may require such approval for
                   --------
      transactions undertaken with the assistance or pursuant to the direction of the Office, the Federal Deposit Insurance Corporation or the Resolution Trust Corporation; or

      (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary charter sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto or on parity therewith in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving savings bank in a merger or consolidation for the savings bank, shall not be considered to be such an adverse change.

      A description of the different classes and series (if any) of the savings bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

      A. Common Stock. Except as provided in this Section 5 (or in any supplementary charter sections thereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors, subject to the limitation in Section 8 hereof.

      Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

      In the event of any liquidation, dissolution, or winding up of the savings bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the savings bank available for distribution remaining after:
      (i) payment or provision for payment of the savings bank's debts and liabilities; (ii) distributions or provisions for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the savings bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

      B. Preferred Stock. The savings bank may provide in supplementary charter sections hereto for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary charter section to this charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

            (a) The distinctive serial designation and the number of shares constituting such series;

            (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

            (c) The voting powers, full or limited, if any, of shares of such series;

            (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

            (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the savings bank;

            (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

      (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the savings bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

      (h) The price or other consideration for which the shares of such series shall be issued; and

      (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this Subsection 5(B) and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the savings bank shall file with the Secretary of the Office a dated copy of such supplementary charter section establishing and designating the series and fixing and determining the relative rights and preferences thereof.

C. Reclassification of Outstanding Preferred Stock. Upon the effectiveness of this Subsection 5(C), the then outstanding shares of the 12% Noncumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock") and the 12% Noncumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") of the savings bank shall, thereby and without necessity of any further action or occurrence, be converted into Noncumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock") of the savings bank on the following basis and with the following effects:

      (a) Each outstanding share of Series B Preferred Stock and Series C Preferred Stock shall be reclassified and converted into 0.6421 of one share of Series D Preferred Stock; provided,
                                                                     --------
     that no fractional shares of Series D Preferred Stock shall be issued in connection therewith and Series D Preferred Stock share entitlements of all former holders of the Series B Preferred Stock and the Series C Preferred Stock shall be rounded to the nearest whole share of Series D Preferred Stock;

           (b) All provisions of this charter, including supplementary charter sections hereto, heretofore pertaining to the Series B Preferred Stock or the Series C Preferred Stock are hereby rescinded and deleted; and

           (c) The savings bank shall have no obligation to pay any cash or stock dividends on or with respect to the Series B Preferred Stock or the Series C Preferred Stock for any period prior to the effectiveness of this Subsection 5(C) and no such dividends or amounts in lieu thereof will be declared or paid.

     The powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series D Preferred Stock and of a separate series of preferred stock designated "Noncumulative Preferred Stock, Series E" are set forth in the duly authorized supplementary charter sections hereto that are identified by reference to, and that became effective upon the effectiveness of, this Subsection 5(C).

     The provisions set forth in this Subsection 5(C) shall become effective upon the effectiveness of the merger of GLENFED, Inc. with and into Glendale Investment Corporation, a wholly-owned subsidiary of the savings bank.

     Section 6. Preemptive Rights. Holders of the capital stock of the savings bank shall not be entitled to preemptive rights with respect to any shares of the savings bank which may be issued.

     Section 7. Liquidation Account. Pursuant to the requirements of the rules and regulations of the Office, the savings bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of January 31, 1983 (the "Eligible Savers"). In the event of a complete liquidation of the savings bank, it shall comply with such rules and regulations with respect to the amount and the priorities on liquidation of each of the savings bank's Eligible Saver's" inchoate interest in the liquidation account, to the extent it is still in existence. Provided, however, that an Eligible Saver's inchoate interest in the liquidation account shall not entitle such Eligible Saver to any voting rights at meetings of the savings bank's shareholders.

     Section 8. Directors. The savings bank shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than fifteen (i) subject to the terms of any supplementary charter section hereto and (ii) except when a greater number is approved by the Office. Except as may be required in connection with the election of directors under the terms of any supplementary charter section hereto, the exact number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors.

     A. Election of Directors. The directors shall be divided into three classes, as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

     B. Newly Created Directorships and Vacancies. The provisions of this Subsection 8(B) are subject to the terms of any supplementary charter section hereto. Any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director or by the shareholders at the next election of directors. Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships shall be elected by a majority vote of the directors then in office, although less than a quorum of the board of directors, to serve until the next election of the class for which such director shall have been chosen; provided, that if the
                                                     --------
     holders of any class or classes of stock or series thereof of the savings bank, voting separately, are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible. If, consistent with the preceding requirement, the increase or decrease may be allocated to more than one class, the increase or decrease may be allocated to any such class the board of directors selects in its discretion. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

      C. Removal. The provisions of this Subsection 8(C) are subject to the terms of any supplementary charter section hereto. At a meeting of shareholders called expressly for that purpose, any director may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board of directors is to be removed and at the time of the shareholders' meeting cumulative voting would be in effect for the election of directors, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the savings bank and such adjudication is no longer subject to direct appeal.

      Section 9. Amendment of Charter. Except as provided in Section 5 hereof, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is first proposed by the board of directors of the savings bank, then preliminarily approved by the Office, which preliminary approval may be granted by the Office pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Office in accordance with regulatory procedures or on such other date as the Office may specify in its preliminary approval.

      Section 10. Certain Business Combinations.

      A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote of holders of a class or series of capital stock of the savings bank required by law or this charter and except as otherwise expressly provided in Subsection B of this Section 10, a Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require the affirmative vote of the holders of at least two-thirds of the Voting Stock (as hereinafter defined) of the savings bank voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or the Office.

      B. When Higher Vote Is Not Required. The provisions of Subsection A of this Section 10 shall not be applicable to any particular Business Combination and such Business Combination shall require only such affirmative vote as is required by law, regulation and any other provision of this charter, if all of the conditions specified in any one of the following Paragraphs (i), (ii) or
(iii) are met:

      (i) Approval by Directors. The Business Combination has been approved by a vote of a majority of all of the Continuing Directors (as hereinafter defined);

      (ii) Combination With Subsidiary. The Business Combination is solely between the savings bank and a subsidiary of the savings bank and such Business Combination does not have the direct or indirect effect set forth in Subsection C(ii) (e) of this Section 10; or

      (iii) Price and Procedural Conditions. The proposed Business Combination will be consummated within three years after the date the Related Person became a Related Person (the "Determination Date") and all of the following conditions have been met:

            (a) The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of common stock in such Business Combination by holders thereof shall be at least equal to the highest of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fees (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person for any shares of common stock acquired by it including those shares acquired by the Related Party before the Determination Date; or (y) the fair market value of the common stock of the savings bank (as determined by the Continuing Directors) on the date the Business Combination is first proposed (the "Announcement Date");

            (b) The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of any class or series of preferred stock in such Business Combination by holders thereof shall be at least equal to the highest of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fee (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person for any shares of such class or series of preferred stock acquired by it including those shares acquired by the Related Person before the Determination Date; (u) the fair market value of such class or series of preferred stock of the savings bank (as determined by the Continuing Directors) on the Announcement Date; and (z) the highest preferential amount per share of such class or series of preferred stock to which the holders thereof would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the savings bank (regardless of whether the Business Combination to be consummated constitutes such an event);

      (c) The consideration to be received by holders of a particular class or series of outstanding common or preferred stock shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of stock. If the Related Person has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it;

      (d) No Extraordinary Event (as hereinafter defined) occurs after the Related Person has become a Related Person and prior to the consummation of the Business Combination; and

      (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) (the "Act"), is mailed to public shareholders of the savings bank at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions although such proxy or information statement will only be filed with the Office if a filing is required by such Act or subsequent provisions) and shall contain at the front thereof in a prominent place a recommendation, if any, of the Continuing Directors of the advisability or inadvisability of the Business

     Combination and of any investment banking firm selected by a majority of the Continuing Directors, as to the fairness of the Business Combination from the point of view of the shareholders of the savings bank other than the Related Person.

C.   Certain Definitions.  For purposes of this Section 10:

(i) A "person" shall mean any individual, corporation, partnership, bank, association, joint stock company, trust, unincorporated organization or similar company, or a group of "persons" acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Act, as in effect on January 1, 1993.


(ii) "Business Combination" shall mean any of the following transactions, when entered into by the savings bank or a subsidiary of the savings bank with, or upon a proposal by, a Related Person:

      (a) the merger or consolidation of the savings bank or any subsidiary of the savings bank;

      (b) the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of the savings bank or any subsidiary of the savings bank having an aggregate fair market value of $25 million or more;

      (c) the issuance or transfer by the savings bank or any subsidiary of the savings bank (in one or a series of transactions) of securities of the savings bank or subsidiary having an aggregate fair market value of $25 million or more;

      (d) the adoption of a plan or proposal for the liquidation or dissolution of the savings bank;

      (e) the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the savings bank or any subsidiary of the savings bank; or

      (f) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

     (iii) "Related Person" shall mean any person (other than the savings bank, a subsidiary of the savings bank, or any profit sharing, employee stock ownership or other employee benefit plan of the savings bank or a subsidiary of the savings bank or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Act, as in effect on January 1, 1993) of more than ten percent (10%) of the outstanding Voting Stock of the savings bank, and any Affiliate or Associate of any such person.

     (iv) "Continuing Director" shall mean any member of the board of directors of the savings bank who is not affiliated with a Related Person and who was a member of the board of directors of the savings bank immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the board of directors of the savings bank.

     (v) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act, as in effect on January 1, 1993.

     (vi) "Extraordinary Event" shall mean, as to any Business Combination and Related Person, any of the following events that is not approved by a majority of all Continuing Directors:

           (a) any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding preferred stock;

           (b) any reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock);

           (c) any failure to increase the annual rate of dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the common stock; or

           (d) the receipt by the Related Person, after the Determination Date, of a direct or indirect benefit (except proportionately as a shareholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the savings bank or any subsidiary of the savings bank, whether in anticipation of or in connection with the Business Combination or otherwise.

     (vii) A majority of all Continuing Directors shall have the power to make all determinations with respect to this Section 10, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such Continuing Directors shall be conclusive and binding.

     (viii) "Voting Stock" shall mean all outstanding shares of the common or preferred stock of the savings bank entitled to vote generally in the election of directors and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast, excluding all shares beneficially owned or controlled by the Related Person.

     (ix) In the event of any Business Combination in which the savings bank survives, the phrase "consideration other than cash" as used in Subsections B(iii) (a) and B(iii) (b) of this Section 10 shall include the shares of common stock and/or the shares of any other class or series of preferred stock retained by the holders of such shares.

     D. No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Section 10 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

     Section 11. Higher Vote Requirements for Certain Amendments.
Notwithstanding Section 9 hereof, the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting shall be required to amend, repeal or adopt any provisions inconsistent with Section 8, 10 hereof and this Section 11.

                                      GENDALE FEDERAL BANK,
                                      FEDERAL SAVINGS BANK



                                      By: /s/ Stephen J. Trafton
                                          ------------------------------
                                          Chairman of the Board, Chief
                                          Executive Officer and President


Attest: /s/ James R. Eller, Jr.
        ------------------------------
        Secretary


                                      OFFICE OF THRIFT SUPERVISION


                                      By: /s/ Jonathan L. Fiechter
                                          ------------------------------
                                          Acting Director


Attest: /s/ Nadine Y. Washington
        ------------------------------
        Corporate Secretary

Declared effective this 23rd day of August, 1993.

                         SUPPLEMENTARY CHARTER SECTION

                                      TO

                   SECTION 5(C) OF THE FEDERAL STOCK CHARTER

                                      OF

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

                             Dated: July 24, 1997

       Establishing the Series and Fixing the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations and Restrictions, of the Noncumulative Preferred Stock, Series 1997-A.

1.     Designation and Rank.
       --------------------

              There is hereby established a series of shares of preferred stock, which series of preferred stock shall be designated as the "Noncumulative Preferred Stock, Series 1997-A" (the "Series 1997-A Preferred Stock"). The
                                      -----------------------------
authorized number of shares of Series 1997-A Preferred Stock shall be 5,000,000. Each share of Series 1997-A Preferred Stock shall have a par value of $1.00 per share and a liquidation preference of $25.00 per share as hereinafter provided.

              The Series 1997-A Preferred Stock shall be superior and prior in rank to all classes of common stock of the savings bank (collectively, the "Common Stock") and to all other classes and series of equity securities of the
 ------------
savings bank now or hereafter authorized, issued or outstanding other than the Series 1997-A Preferred Stock and any other class or series of equity securities of the savings bank that is expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series
                  ------------                      ------------
1997-A Preferred Stock as to either or both of dividend rights and rights upon liquidation, winding up or dissolution of the savings bank. The Series 1997-A Preferred Stock shall be junior to all creditors of the savings bank, including savings bank depositors. The Common Stock and all other classes and series of equity securities of the savings bank that do not constitute Parity Stock or Senior Stock are collectively referred to herein as "Junior Stock." There shall
                                                     ------------
be no limitation on the number of shares, series or classes of Parity Stock and Junior Stock that may be created or established.

              The number of shares of Series 1997-A Preferred Stock may be increased or decreased from time to time by action of not less than a majority of the members of the board of directors then in office; provided, that no
                                                         --------
decrease effected solely through such action of the board of directors shall reduce the number of shares of Series 1997-A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series 1997-A Preferred Stock, or upon the conversion of any outstanding securities issued by the savings bank that are convertible into shares of Series 1997-A Preferred Stock.

2.   Dividends.
     ---------

              (a) Payment of Dividends. Holders of shares of Series 1997-A
                  --------------------
Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors or a duly authorized committee thereof, out of funds legally available therefor, noncumulative cash dividends at an annual rate (the "Annual
                                                                         ------
Dividend Rate") of 8.75% of the amount of the per share liquidation preference
-------------
of the Series 1997-A Preferred Stock. Such noncumulative cash dividends shall be payable, if declared, quarterly on January 1, April 1, July 1 and October 1 in each year, or, if such day is not a business day, then on the next business day (each such date being referred to herein as a "Dividend Payment Date"). The
                                               ---------------------
first Dividend Payment Date shall be October 1, 1997. Each declared dividend shall be payable to the holders of Series 1997-A Preferred Stock of record whose names appear on the stock books of the savings bank at the close of business on such record dates, not more than 60 calendar days nor less than 30 calendar days preceding the related Dividend Payment Date, as determined by the board of directors or a duly authorized committee thereof (each such date being referred to herein as a "Record Date"). Quarterly dividend periods (each a
                         -----------
"Dividend Period") shall commence on and include December 1, March 1, June 1 and
 ---------------
September 1 of each year and end on and include the day next preceding the commencement of the next following Dividend Period; provided, that the first
                                                   --------
Dividend Period shall commence on the day of the commencement of the Dividend Period in which shares of Series 1997-A Preferred Stock first shall be issued and outstanding (the "Original Issue Date") and shall end on and include
                      -------------------
the last day of such Dividend Period.

              The amount of dividends per share for each full Dividend Period shall be computed by dividing by four an amount equal to (i) the Annual Dividend Rate, (ii) multiplied by the amount of the liquidation preference of such share. Dividends for any period of less than a full three months shall be computed on the basis of a 360-day year composed of twelve 30 day months and the actual number of days elapsed in such period.

              (b) Dividends Noncumulative. The right of holders of Series 1997-A
                  -----------------------
Preferred Stock to receive dividends shall be noncumulative. Accordingly, if the board of directors or a duly authorized committee thereof does not declare a dividend to be payable in respect of any Dividend Period, the holders of shares of Series 1997-A Preferred Stock shall have no right to receive a dividend in respect of such Dividend Period, and the savings bank shall have no obligation to pay a dividend in respect of such Dividend Period, at any time thereafter, whether or not dividends are declared and payable in respect of any future Dividend Period.

     (c) Priority as to Dividends. No full dividends shall be declared or paid
         ------------------------
or set apart for payment on any class or series of equity securities ranking, as to dividends, on a parity with the Series 1997-A Preferred Stock for any Dividend Period (in whole or in part) unless full dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series 1997-A Preferred Stock for such Dividend Period. If dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) in any Dividend Period upon the Series 1997-A Preferred Stock and any other equity security ranking on a parity with the Series 1997-A Preferred Stock as to dividends, dividends declared upon shares of Series 1997-A Preferred Stock and such other equity security shall be declared pro rata based upon the respective amounts that would have been paid on the Series 1997-A Preferred Stock and such other equity security had dividends been paid thereon in full.

     The savings bank shall not declare, pay or set apart funds for the payment of any dividend or other distribution (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the savings bank, or purchase or redeem, or set apart funds for the purchase or redemption of, any such Common Stock or other Junior Stock through a sinking fund or otherwise, (i) unless and until the savings bank shall have paid full dividends on the Series 1997-A Preferred Stock in respect of the four most recent Dividend Periods (or such lesser number of Dividend Periods as shares of Series 1997-A Preferred Stock have been outstanding), or funds have been paid over to the dividend disbursing agent of the savings bank for payment of such dividends (or set apart for such purpose if the savings bank then has no separate dividend disbursing agent), and (ii) the savings bank has declared a cash dividend on the Series 1997-A Preferred Stock at the Annual Dividend Rate for the current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the savings bank for the payment of such cash dividend for such current Dividend Period (or set apart for such purpose if the savings bank then has no separate dividend disbursing agent).

     No dividend shall be paid or set aside for holders of Series 1997-A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities of the savings bank, if any, ranking prior to the Series 1997-A Preferred Stock as to dividends for such Dividend Period.

3.  Redemption.
    ----------

      (a)  General.  The shares of Series 1997-A Preferred Stock are not subject
           -------
to mandatory redemption, and shall not be redeemable prior to October 1, 1998. On or after October 1, 1998, the savings bank may, at its option, redeem the shares of Series 1997-A Preferred stock at any time or from time to time, in whole or in part, upon notice as provided in paragraph 3(b) below, by resolution of the board of directors, at the following redemption prices per share: If redeemed during the twelve-month period beginning on October 1 of the years indicated below,



                        Redemption                          Redemption
         Year             Price              Year             Price
         ----           ----------           ----           ----------
         1998           $ 26.09375           2001           $ 25.43750
         1999           $ 25.87500           2002           $ 25.21875
         2000           $ 25.65625           2003           $ 25.00000

and thereafter at a redemption price equal to the $25.00 liquidation preference per share of Series 1997-A Preferred Stock plus, in each case, an amount equal to any declared but unpaid dividend, without interest. The holders of shares of the Series 1997-A Preferred Stock shall not have the option or right to compel the savings bank to redeem any shares of Series 1997-A Preferred Stock.

     If less than all of the outstanding shares of Series 1997-A Preferred Stock are to be redeemed, the savings bank shall select the shares that are to be redeemed pro rata, by lot or by substantially equivalent method. On and after the date selected for redemption, dividends shall cease to accrue on the shares of Series 1997-A Preferred Stock called for redemption, and such shares shall be deemed no longer to be outstanding; provided, that the redemption price
                                       --------
(including any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for. If a notice to convert shares of Series 1997-A Preferred Stock as provided in paragraph 4(b) below relating to shares of Series 1997-A Preferred Stock that are to be redeemed shall be received by the savings bank, and the certificates representing such shares shall be surrendered to the savings bank, on or prior to the fifth day immediately preceding the redemption date specified in the Notice of Redemption relating to such shares, then such shares may not be redeemed.

     (b)  Notice of Redemption. Notice of any redemption, setting forth (i) the
          --------------------
date and place fixed for redemption, (ii) the redemption price and (iii) a statement that dividends on the shares of Series 1997-A Preferred Stock to be redeemed will cease to accrue on the stated date fixed for redemption, shall be mailed, postage prepaid, at least 20 days but not more than 45 days prior to such redemption date to each holder of record of Series 1997-A Preferred Stock to be redeemed at his or her address as the same shall appear on the stock books of the savings bank. If less than all of the shares of Series 1997-A Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares.

     If such notice of redemption shall have been so mailed, and if on or immediately preceding the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the savings bank separate and apart from its other funds in trust for the account of the holders of the shares of Series 1997-A Preferred Stock to be redeemed so as to be and continue to be available therefor, then, on and immediately following such redemption date, notwithstanding that any certificate for shares of Series 1997-A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of Series 1997-A Preferred Stock so called for redemption shall be deemed no longer to be outstanding and all rights with respect to such shares of Series 1997-A Preferred Stock so called for redemption shall forthwith cease and terminate, except for the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the savings bank) of the certificates for such shares of Series 1997-A Preferred Stock.

     In the event that holders of shares of Series 1997-A Preferred Stock that shall have been redeemed shall not within two years (or any longer period if required by law) immediately following the redemption date therefor claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the savings bank any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the savings bank for payment of the redemption price thereof, but without interest from the date of redemption.

     (c) Status of Shares Redeemed. Shares of Series 1997-A Preferred Stock
         -------------------------
redeemed, purchased or otherwise acquired for value by the savings bank shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the savings bank at any time as shares of any series of preferred stock other than as shares of Series 1997-A Preferred Stock.

4.  Conversion.
    ----------

     (a)  General. Holders of Series 1997-A Preferred Stock shall be entitled to
          -------
convert any or all of their shares of Series 1997-A Preferred Stock into fully paid and nonassessable shares of Common Stock. Shares of Series 1997-A Preferred Stock may initially be converted into shares of Common Stock at a conversion price per share of Common Stock (the "Conversion Price") as set forth in
                                      ----------------
subparagraph

4(c)(1) below, and subject to adjustment as provided herein. The number of shares of Common Stock issuable upon conversion of each share of Series 1997-A Preferred Stock shall be equal to $25.00 divided by the Conversion Price then in effect; provided, that no fractional shares shall be issued upon conversion of
        --------
any shares of Series 1997-A Preferred Stock. If the calculation of the number of shares of Common Stock issuable upon such conversion in accordance with the preceding sentence results in a fraction, an amount shall be paid by the savings bank in cash to the holder of the shares of Series 1997-A Preferred Stock being converted of record as of the date of such conversion based upon the Current Market Price of the Common Stock (determined as provided in subparagraph 4(c)(6) hereof) as of the date of conversion.

     (b)  Surrender of Certificates.  Each conversion of shares of Series 1997-A
          -------------------------
Preferred Stock shall be effected by the surrender of the certificate representing the shares of Series 1997-A Preferred Stock to be converted at the office of the savings bank or of the trust company appointed by the savings bank for such purpose (or at such other location or locations in the continental United States as may from time to time be designated by the Secretary of the savings bank in a notice to the registered holders of shares of Series 1997-A Preferred Stock), together with any required stock transfer tax stamps and a written notice by the holder of such Series 1997-A Preferred Stock stating such holder's desire to convert such shares into Common Stock, the number (in whole shares) of shares to be converted, and the name or names (with addresses) in which such holder wishes the certificate or certificates for the shares of Common Stock to be issued and shall include instructions for delivery thereof. Promptly after such surrender and the receipt by the savings bank of such written notice, each person named in the prescribed notice shall be entitled to become, and shall be registered in the original stock books of the savings bank as, the record holder of the number of shares of Common Stock issuable upon such conversion. In the event less than all of the shares of Series 1997-A Preferred Stock represented by a certificate are to be converted by a holder, upon such conversion the savings bank shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the shares of Series 1997-A Preferred Stock not so converted. If the savings bank calls for the redemption of any shares of Series 1997-A Preferred Stock, the rights of conversion provided for herein shall cease and terminate, as to the shares designated for such redemption, at the close of business on the fifth day immediately preceding the redemption date specified in the notice provided in paragraph 3(b), unless the savings bank defaults in the payment of the redemption price therefor.

     (c)  Conversion Price Determination and Adjustment.
          ---------------------------------------------

          (1)  The Conversion Price shall be equal to $10.40.

          (2) In the event the savings bank shall, at any time or from time to time while any shares of Series 1997-A Preferred Stock are outstanding, (i) declare and pay a dividend on its Common Stock that is payable in shares of Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of or capital reorganization relating to its Common Stock any shares of capital stock of the savings bank, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of Series 1997-A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the savings bank that such holder would have owned immediately following, and as a result of, such action had such shares of Series 1997-A Preferred Stock been converted immediately prior to the record date for such action (or if no record date is established in connection with such event, the effective date for such action). An adjustment made pursuant to this subparagraph (c)(2) shall become effective immediately following the record date in the event of a stock dividend and shall become effective immediately following the effective date in the event of any subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph (c)(2), the holder of any shares of Series 1997-A Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the savings bank, the board or directors (whose determination with respect to the matter shall be conclusive and shall be described in a resolution adopted with respect thereto) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock.

          (3) In the event that the savings bank shall, at any time or from time to time while any shares of the Series 1997-A Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of reclassification, recapitalization, merger or otherwise, any right or warrant to purchase shares of Common Stock at a purchase price per share that is less than the Current Market Price of a share of Common Stock on the record date for such dividend or distribution or if, upon the occurrence of some event, holders of then outstanding rights or warrants become entitled by the terms of such rights or warrants to purchase shares of Common Stock at such a purchase price, then the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the day immediately preceding such record date or event plus the number of shares of Common Stock that could be purchased at the Current Market Price of a share of Common Stock on such record date or event for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding on the day immediately preceding such record date or event plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights or warrants, such adjustment to become effective immediately prior to the opening of business on the day immediately following such record date or event.

          (4) In the event that the savings bank shall, at any time or from time to time while any shares of the Series 1997-A Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of reclassification, recapitalization, merger or otherwise, any evidence of indebtedness or assets (including rights or warrants to purchase capital stock or other securities, but excluding any rights or warrants referred to in subparagraph (c)(3) hereof, any dividend or distribution paid in cash out of the surplus or retained earnings of the savings bank and any dividend or distribution referred to in subparagraph (c)(2) hereof), then the Conversion Price in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the Current Market Price of a share of Common Stock on the record date for such issuance, less the fair market value (as determined by the board of directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed allocable to one share of Common Stock, and the denominator of which shall be the Current Market Price of a share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day immediately following such record date.

          (5) In the event the savings bank shall, at any time or from time to time while any shares of the Series 1997-A Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any right or warrant to purchase or acquire shares of Common Stock referred to in subparagraph (c)(3) hereof and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement of the savings bank or any subsidiary of the savings bank heretofore or hereafter adopted) for consideration having a fair market value (as determined by the board of directors, whose determination of the matter shall be conclusive) on the date of such issuance, sale or exchange less than the Current Market Price of such shares on the date of such issuance, sale or exchange, then the Conversion Price in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the Current Market Price of the shares of Common Stock outstanding on the day the first public announcement of such issuance, sale or exchange plus (ii) the fair market value of the consideration received by the savings bank in respect of such issuance, sale or exchange of shares of Common Stock (including any amount received by the savings bank in connection with the issuance of a right or warrant), and the denominator of which shall be the product of (A) the Current Market Price of a share of Common Stock on the day the first public announcement of such issuance, sale or exchange, multiplied by (B) the sum of the number of shares of Common Stock outstanding on such day and the number of shares of Common Stock so issued, sold or exchanged by the savings bank, such adjustment to become effective immediately prior to the opening of business on the day immediately following the date of such issuance.

     (6) For all purposes relating to the series 1997-A Preferred Stock: the "Current Market Price" of a security on any day shall mean the average of the
 --------------------
Closing Prices (as hereinafter defined) of such security for the ten consecutive Trading Days (as hereinafter defined) ending on the Trading Day immediately preceding the day in question; the "Closing Price" of a security shall mean the
                                    -------------
last sale price for such security as shown on the New York Stock Exchange Composite Transactions Tape, or if no such sale has taken place on such day, then the average of the closing bid and ask prices for such security on the New York Stock Exchange, or, if such security is not listed or admitted to trading on the New York Stock Exchange, then on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange, then on the National Association of Securities Dealers Automated Quotations National Market System, or, if such security is not quoted on such National Market System, then the average of the closing bid and ask prices as furnished by any New York Stock Exchange member firm selected from time to time by the board of directors of the savings bank for such purposes (other than the savings bank or any affiliate thereof); provided, that, if such security is not
                                        --------  ----
listed, admitted to trading or quoted on any securities exchange or interdealer quotation system the "Current Market Price" of such security shall be the fair market value thereof as determined in good faith by the board of directors of the savings bank; and "Trading Day" shall mean a day on which the New York Stock
                       -----------
Exchange or, if such security is not listed or admitted to trading thereon, the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not so listed or admitted, then any day that is not a Saturday, Sunday or other day on which depositary institutions in the City of Los Angeles or the City of New York are authorized obligated by law to close.

     (7) Whenever the Conversion Price is adjusted as provided herein, the savings bank shall (i) compute the adjusted Conversion Price and cause to be prepared a certificate signed by the chief financial or accounting officer of the savings bank setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof, (ii) file such certificate with the transfer agent for the Series 1997-A Preferred Stock, and (iii) notify the registered holder of the Series 1997-A Preferred Stock of such adjustment and the adjusted Conversion Price.

     (8) Notwithstanding the provisions of this paragraph 4(c), no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made) would require an increase or decrease of at least one percent (1%) in the Conversion Price; provided, that any adjustments
                                                --------
which by reason of this subparagraph 4(c)(8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding any other provision of this paragraph 4(c), the savings bank shall not be required to make any adjustment to the Conversion Price for the issuance of any shares of Common

Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the savings bank and the investment of additional optional accounts in shares of Common Stock under such plan. The savings bank may make such adjustments in the Conversion Price, in addition to those required by this paragraph 4(c), as it considers to be advisable in order to avoid or diminish any income tax to holders of the Series 1997-A Preferred Stock resulting from any dividend or distribution or other reason. The savings bank shall have the power to resolve any ambiguity or correct any error in this paragraph 4(c) and its actions in doing so shall be final and conclusive.

     (d)  Consolidation, Merger or Certain Other Actions.  In the event of
          ----------------------------------------------
a consolidation or merger or similar transaction (however named) pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for, or changed, reclassified or converted into other stock or securities, or cash or other property, or any combination thereof ("Consideration"), there
                                                     -------------
shall be no adjustment to the Conversion Price by virtue thereof, but the outstanding shares of Series 1997-A Preferred Stock shall be assumed by and shall become preferred stock of any successor or resulting entity (including the savings bank and any entity that directly or indirectly owns all or any part of the outstanding capital stock of such successor or resulting entity), having in respect of such entity insofar as possible the same powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, that the Series 1997-A Preferred Stock had immediately prior to such transaction, except that after such transaction each share of Series 1997-A Preferred Stock shall be convertible, otherwise on the terms and conditions provided hereby, into the Consideration so receivable by a holder of the number of shares of Common Stock into which such shares of Series 1997-A Preferred Stock could have been converted immediately prior to such transaction if such holder failed to exercise any rights of election to receive any kind or amount of Consideration receivable upon such transaction. If the savings bank shall enter into any agreement providing for any such transaction, then the savings bank shall as soon as practicable thereafter give notice of such agreement and the material terms thereof to each holder of Series 1997-A Preferred Stock.

     (e)  Reserved Shares. The savings bank shall reserve out of the authorized
          ---------------
but unissued shares of its Common Stock, sufficient shares of such Common Stock to provide for the conversion of shares of Series 1997-A Preferred Stock from time to time as such shares of Series 1997-A Preferred Stock are presented for conversion. The savings bank shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series 1997-A Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

             (f)     Repayment of Certain Dividends to the Savings Bank.  Any
                     --------------------------------------------------
funds that at any time shall have been deposited by the savings bank or on its behalf with a paying or disbursing agent for the purpose of paying dividends on any shares of Series 1997-A Preferred Stock which shall not be required for such purpose because of the conversion of such shares of Series 1997-A Preferred Stock shall forthwith after such conversion be repaid to the savings bank by such paying or disbursing agent.

5.     Liquidation Preference.
       ----------------------


             (a)     Liquidating Distributions.  In the event of any
                     -------------------------
liquidation, dissolution or winding up of the savings bank, whether voluntary or involuntary, the holders of shares of Series 1997-A Preferred Stock shall be entitled to receive for each share thereof, out of the assets of the savings bank legally available for distribution to shareholders under applicable law, or the proceeds thereof, before any payment or distribution of such assets or proceeds shall be made to holders of shares of Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the savings bank's general creditors, including its depositors), liquidating distributions in the amount of $25.00 per share, plus an amount per share equal to any dividends theretofore declared but unpaid, without interest.

             If the amounts available for distribution in respect of shares of Series 1997-A Preferred Stock and any other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding shares of Series 1997-A Preferred Stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

             After payment of the full amount of the liquidating distribution to which they are entitled pursuant to this paragraph 5(a), the holders of shares of Series 1997-A Preferred Stock will not be entitled to any further participation in any liquidation distribution of assets by the savings bank.
All distributions made in respect of Series 1997-A Preferred Stock in connection with such a liquidation, dissolution or winding up of the savings bank shall be made pro rata to the holders entitled thereto.

             (b)     Consolidation, Merger or Certain Other Actions.  Neither
                     ----------------------------------------------
the merger or other business combination of the savings bank with or into any other person, nor the sale of all or substantially all of the assets of the savings bank, shall be deemed to be a liquidation, dissolution or winding up of the savings bank for purposes of this paragraph 5.

6.     Voting Rights.
       -------------

             (a)     General.  The holders of Series 1997-A Preferred Stock
                     -------
shall not be entitled to any voting rights, except to the extent, if any, required by applicable law or as set forth below in this paragraph 6.

             (b)     Right to Elect Directors.  If dividends on the shares of
                     ------------------------
Series 1997-A Preferred Stock shall not have been paid for six Dividend Periods the authorized number of directors of the savings bank shall thereupon be increased by two. Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of shares of Series 1997-A Preferred Stock, voting together as a class with the holders of any other stock constituting Parity Stock as to dividends and upon which the same voting rights as those of the Series 1997-A Preferred Stock have been conferred and are irrevocable, shall have the exclusive right, but shall not be obligated, to elect the two additional directors at the savings bank's next annual meeting of shareholders and at each subsequent annual meeting until dividends have been paid or declared on the Series 1997-A Preferred Stock and set apart for payment for four consecutive Dividend Periods. Such directors shall be deemed to be in a class separate from the classes of directors established by Section 8 of the charter of the savings bank. The term of such directors elected thereby shall terminate upon the payment or the declaration and setting aside for payment of full dividends on the Series 1997-A Preferred Stock for four consecutive Dividend Periods.

             (c)     Certain Voting Rights.  So long as any shares of Series
                     ---------------------
1997-A Preferred Stock are outstanding, the savings bank shall not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of Series 1997-A Preferred Stock, voting separately as a class, (i) amend, alter or repeal or otherwise change any provision of the charter of the savings bank or this Supplementary Charter Section if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series 1997-A Preferred Stock, or (ii) authorize, create, issue or increase the authorized or issued amount of any class or series of any equity securities of the savings bank, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the savings bank, ranking prior to the Series 1997-A Preferred Stock, either as to dividend rights or rights on liquidation, dissolution or winding up of the savings bank.

             The creation or issuance of stock that is Parity Stock or Junior Stock in respect of the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the savings bank, or a merger, consolidation, reorganization or other business combination in which the savings bank is not the surviving or successor entity, or an amendment that increases the number of authorized shares of Series 1997-A Preferred Stock or substitutes the surviving entity in a merger or consolidation for the savings bank, shall not be deemed to be a material and adverse change requiring a vote of the holders of shares of Series 1997-A Preferred Stock pursuant to this paragraph 6(c).

7.   No Sinking Fund.
     ---------------

          No sinking fund shall be established for the retirement or redemption of shares of Series 1997-A Preferred Stock.

8.   Preemptive Rights.
     -----------------

          No holder of shares of Series 1997-A Preferred Stock shall have any preemptive rights in respect of any shares of the savings bank that may be issued.

9.   No Other Rights.
     ---------------

          The shares of Series 1997-A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional and other special rights except as set forth in the charter, including this Supplementary Charter Section or as otherwise required by law.

10.  Compliance with Applicable Law.
     ------------------------------

          Payments by the savings bank to holders of Series 1997-A Preferred Stock in respect of dividends or the redemption of shares of Series 1997-A Preferred Stock shall be subject to any restrictions and limitations placed on capital distributions by the savings bank under applicable law and regulations.

                                                                     EXHIBIT 3.2

                    [LETTERHEAD OF GLENDALE FEDERAL BANK]
                                                                          [SEAL]

VIA FEDERAL EXPRESS
-------------------

Kenneth P. Slosser
Assistant Regional Director
Office of Thrift Supervision
18300 Von Karmen Avenue, Suite 800
Irvine, California 92715

Dear Mr. Slosser:

Pursuant to Section 552.5(b)(2) of the OTS regulations for federal stock associations, enclosed on behalf of Glendale Federal Bank, Federal Savings Bank (the "Bank"), are three (3) copies of two proposed amendments to the Bank's bylaws. I hereby certify that the proposed amendments are permissible under all applicable laws, rules and regulations. The effect of both amendments is to conform the provisions being amended to the parallel OTS model bylaw provisions. Thus, the amendment to the first sentence of Article II, Section 7, of the Bank's bylaws conforms that sentence to the first sentence of Article II,
Section 7, of the model bylaws and the amendment to the first sentence of Article III, Section 6, of the Bank's bylaws conforms that sentence to the first sentence of Article III, Section 6, of the model bylaws.

On December 20, 1994 the Bank's Board of Directors adopted such amendments, effective upon completion of the notice and waiting period requirements of
Section 552.5(b)(2), and authorized this submission.

                                   Very truly yours,


                                   /s/ James R. Eller, Jr.
                                   ------------------------------

                                   James R. Eller, Jr.
Enclosure

                          AMENDED AND RESTATED BYLAWS
                          ---------------------------


                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK


                            ARTICLE I - HOME OFFICE

      The home office of the bank shall be at Glendale in the County of Los Angeles, in the State of California.


                           ARTICLE II - SHAREHOLDERS

      Section 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the bank or at such other place in the State in which the principal place of business of the bank is located as the board of directors may determine.

      Section 2. Annual Meeting. A meeting of the shareholders of the bank for the election of directors and for the transaction of any other business of the bank shall be held annually within 120 days after the end of the bank's fiscal year on the fourth Tuesday of October if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 10:00 a.m., or at such other date and time within such 120-day period as the board of directors may determine.

      Section 3. Special Meetings. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplementary charter section, notwithstanding anything to the contrary herein. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Thrift Supervision (the "OTS"), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president or the secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the bank addressed to the chairman of the board, the president or the secretary.

      Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with applicable regulations of the OTS and these bylaws. The chairman of the board shall be the presiding officer at such meetings. If the chairman is not able to preside, he shall designate a vice chairman to be the presiding officer. If the chairman is unable to make such a designation, a majority of the executive committee of the board of directors shall designate the presiding officer. The business of the meetings need not be conducted in accordance with any particular rules of procedure but shall be conducted in such manner as the presiding officer shall determine will result in the orderly disposition of the business to be conducted.

      Section 5. NOTICE OF MEETINGS. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplementary charter section, notwithstanding anything to the contrary herein. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the bank as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

      Section 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.

      Section 7. Voting Lists. At least 10 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the bank shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the bank and shall be subject to inspection by any shareholder at any time during usual business hours for a period of 10 days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the entire time of the meeting. The original stock transfer books shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

      In lieu of making the shareholder list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may elect to follow the procedures prescribed in (S) 552.6(d) of the OTS's regulations as now or hereafter in effect.

      Section 8. Quorum. A majority of the outstanding shares of the bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

      Section 9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

      Section 10. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written directions to the bank to the contrary, at any meeting of the shareholders of the bank any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

     Section 11. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

     A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     Neither treasury shares of its own stock held by the bank nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     Section 12. Cumulative Voting. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplementary charter section, notwithstanding anything to the contrary herein. Every shareholder entitled to vote at an election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares shall equal or by distributing such votes on the same principle among any number of candidates.

      Section 13. Inspectors of Election. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

      Unless otherwise prescribed by regulations of the OTS, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

      Section 14. Nominating Committee. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplementary charter section, notwithstanding anything to the contrary herein. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the bank. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the bank at least five days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the bank. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

     Section 15. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the bank at least five days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place
30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

     Section 16. Informal Action by Shareholders. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplementary charter section, notwithstanding anything to the contrary herein. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.


                       ARTICLE III - BOARD OF DIRECTORS

     Section 1. General Powers. The business and affairs of the bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

     Section 2. Number and Term. The authorized number of directors shall not be fewer than five nor more than fifteen (i) subject to the terms of any supplementary charter section and (ii) except when a greater number is approved by the OTS. Except as may be required in connection with the election of directors as provided under the terms of any supplementary charter section, the exact number of directors shall be fixed from time to time by the board of directors pursuant to the resolution adopted by a majority of the entire board of directors.

     The directors shall be divided into three classes, as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

     Section 3. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this by law immediately after, and at the same place as the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, within the bank's normal lending territory, for the holding of additional regular meetings without other notice than such resolution.

     Section 4. Qualifications. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the bank unless the bank is a wholly-owned subsidiary of a holding company.

     Section 5. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the bank's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

     Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other.

    Section 6. Notice. Written notice of any special meeting shall be given to each director at least two days prior thereto when delivered personally or by telegram or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

     Section 7.  Quorum. A majority of the number of directors fixed pursuant to
Section 2 of this Article III or by resolution adopted by a majority of the entire board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

     Section 8. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the OTS or by these bylaws.

     Section 9. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

     Section 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the bank addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

     Section 11. Newly Created Directorships and Vacancies. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplemental charter section, notwithstanding anything to the contrary herein. Any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director or by the shareholders at the next election of directors. Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of the increase in the number of directorships shall be elected by a majority vote of the directors then in office, although less than a quorum of the board of directors, to serve until the next election of directors by shareholders. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

     Section 12. Compensation. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors.
Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board of directors may determine.

     Section 13. Presumption of Assent. A director of the bank who is present at a meeting of the board of directors at which action on any bank matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the bank within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

     Section 14. Removal of Directors. To the extent any supplementary charter section addresses any matter addressed in this section, the specific provisions of the supplementary charter section shall govern the holders of any class or series of preferred stock then outstanding by reason of such supplementary charter section, notwithstanding anything to the contrary herein. At a meeting of shareholders called expressly for that purpose, any director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged to be liable for gross negligence or misconduct in the performance of such director's duty to the bank and such adjudication is no longer subject to direct appeal. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of this charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.


                  ARTICLE IV - EXECUTIVE AND OTHER COMMITTEES

     Section 1. Appointment. The board of directors, by resolution adopted by a majority of the full board, may designated the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

     Section 2. Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the bank, or recommending to the stockholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the bank otherwise than in the usual and regular course of its business; a voluntary dissolution of the bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

     Section 3. Tenure. Subject to the provisions of Section 8 of this Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

     Section 4. Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

      Section 5. Quorum. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

      Section 6. Action Without a Meeting. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

      Section 7. Vacancies. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

      Section 8. Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the bank. Unless otherwise specified, such resignation shall take effect upon its receipt. The acceptance of such resignation shall not be necessary to make it effective.

      Section 9. Procedure. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

      Section 10. Other Committees. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the bank and may prescribe the duties, constitution, and procedures thereof.


                             ARTICLE V - OFFICERS

      Section 1. Positions. The officers of the bank shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be the chief executive officer, unless the board of directors designates the chairman of the board as chief executive officer. The president shall be a director of the bank. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

      Section 2. Election and Term of Office. The officers of the bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation or removal in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The board of directors may authorize the bank to enter into an employment contract with any officer in accordance with regulations of the OTS; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

      Section 3. Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of the bank will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

      Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the board of directors for the unexpired portion of the term.

      Section 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.


              ARTICLE VI - CONTRACTS, LOANS, CHECKS, AND DEPOSITS

      Section 1. Contracts. To the extent permitted by regulations of the OTS, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee or agent of the bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the bank. Such authority may be general or confined to specific instances.

      Section 2. Loans. No loans shall be contracted on behalf of the bank and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

      Section 3. Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the bank shall be signed by one or more officers, employees or agents of the bank in such manner as shall from time to time be determined by the board of directors.

      Section 4. Deposits. All funds of the bank not otherwise employed shall be deposited from time to time to the credit of the bank in any duly authorized depositories as the board of directors may select.


           ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER

      Section 1. Certificates for Shares. Certificates representing shares of capital stock of the bank shall be in such form as shall be determined by the board of directors and, to the extent required by regulations of the OTS, approved by the OTS. Such certificates shall be signed by the chief executive officer or by any other officer of the bank authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the bank. All certificates surrendered to the bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the bank as the board of directors may prescribe.

      Section 2. Transfer of Shares. Transfer of shares of capital stock of the bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney authorized by a duly executed power of attorney and filed with the bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the bank shall be deemed by the bank to be the owner for all purposes.

                   ARTICLE VIII - FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the bank shall end on the 30th day of June each year. The bank shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

                            ARTICLE IX - DIVIDENDS

     Subject to the terms of the bank's charter and the regulations and orders of the OTS, the board of directors may, from time to time, declare, and the bank may pay, dividends on its outstanding shares of capital stock.

                          ARTICLE X - CORPORATE SEAL

     The board of directors shall provide a bank seal which shall be two concentric circles between which shall be the name of the bank. The center may contain any or all of the following: the year or incorporation, the word "incorporated" followed by the year of incorporation, the word "seal", the words "United States" or "United States of America" (or the initials "U.S." or "U.S.A.") and an appropriate scroll or emblem.

                            ARTICLE XI - AMENDMENTS

     These bylaws may be amended in a manner consistent with the regulations of the OTS at any time by a majority vote of the full board of directors or by a majority vote of the votes cast by the shareholders of the bank at any legal meeting.

                     ARTICLE XII - EMERGENCY PREPAREDNESS

     Section 1. Emergency Operations by Surviving Staff. In the event of an emergency declared by the President of the United States or the person performing his functions, the officers and employees of this bank will continue to conduct the affairs of the bank under such guidance from the directors as may be available except as to matters which by statute require specific approval of the board of directors and subject to conformance with any governmental directives during the emergency.

      Section 2. Emergency Operations by Directors or Members of the Executive Committee. The board of directors shall have the power, in the absence or disability of any officer, or upon the refusal of any officer to act, to delegate and prescribe such officer's powers and duties to any other officer, or to any director, for the time being. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the bank by its directors and officers as contemplated by these bylaws, any two or more available members of the then incumbent executive committee shall constitute a quorum of that committee for the full conduct and management of the affairs and business of the bank in accordance with the provisions of Article III of these bylaws. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent executive committee, any three available directors shall constitute the executive committee for the full conduct and management of the affairs and business of the bank in accordance with the foregoing provisions of this section. This bylaw shall be subject to implementation by resolutions of the board of directors passed from time to time for that purpose, and any provisions of these bylaws (other than this section) and any resolutions which are contrary to the provisions of this section or to the provisions of any such supplementary resolutions shall be suspended until it shall be determined by any interim executive committee acting under this section that it shall be to the advantage of this bank to resume the conduct and management of its affairs and business under all of the other provisions of these bylaws.

      Section 3. Officer Succession. If consequent upon war or warlike damage or disaster, the president of this bank cannot be located by the then acting home office or is unable to assume or to continue normal executive duties, then the authority and duties of the president shall, without further action of the board of directors, be automatically assumed by one of the following persons in the order designated: (list of names in order of succession is shown in the official minutes of the bank and in the certified copies which are under seal in various depositories).

      Any one of the above persons who in accordance with this resolution assumes the authority and duties of the president shall continue to serve until he resigns or until five-sixths of the other officers who are attached to the then acting home office decide in writing he is unable to perform said duties or until the elected president of this bank, or a person higher on the above list, shall become available to perform the duties of president of the bank. If consequent upon war or warlike damage or disaster, the treasurer of this bank cannot be located by the then acting home office or is unable to assume or to continue normal executive duties, then the authority and duties of the treasurer shall, without further action by the board of directors, be automatically assumed by one of the following persons in the order designed:
(list of names in order of succession is shown in the official minutes of the bank and in the certified copies which are under seal in various depositories).

      The persons assuming the authority and duties of treasurer in accordance with this resolution shall serve until (1) the elected treasurer or person whose name is higher on the above list shall be able to function as treasurer, or (2) until he resigns or is unable as determined by the acting president to perform the duties of his office. In the case of subparagraph (2) of this paragraph, the next eligible and available person on the above list shall assume the authority and duties of the treasurer. Anyone dealing with this bank may accept a certification by any three officers that a specified individual is acting as president or that a specified individual is acting as treasurer in accordance with this bylaw; and anyone accepting such certification may continue to consider it in force until notified in writing of a change, said notice of change to carry the signatures of three officers of the bank.

      Section 4. Providing for Alternate Locations. The offices of the bank at which its business shall be conducted shall be the home office thereof located at 700 North Brand Boulevard, Glendale, California 91203 (and branches, if any), and any other legally authorized location which may be leased or acquired by this bank to carry on its business. During an emergency resulting in any authorized place of business of this bank being unable to function, the business ordinarily conducted at such location shall be relocated elsewhere in suitable quarters, in addition to or in lieu of the locations heretofore mentioned, as may be designated by the board of directors or by the executive committee or by such persons as are then, in accordance with resolutions adopted from time to time by the board of directors dealing with the exercise of authority in the time of such emergency, conducting the affairs of this bank.

      Any temporarily relocated place of business of this bank shall be returned to its legally authorized location as soon as practicable and such temporary place of business shall then be discontinued.

      Section 5. Providing for Acting Home Offices. In case of, and provided that, because of war or warlike damage or disaster, the home office of this bank is unable temporarily to continue its functions, the Montrose Branch, located at 2350 Honolulu Avenue, Montrose, California 91020, shall automatically and without further action of the board of directors, become the "acting home office of this bank"; if by reason of said war or warlike damage or disaster both the home office of this bank and the said Montrose Branch of this bank are unable to carry on their functions, then and in such case, the Sherman Oaks Branch of this bank, located at 13730 Riverside Drive, Sherman Oaks, California 91413, shall without further action of the board of directors, become the "acting home office of this bank"; and if neither the Montrose Branch nor the Sherman Oaks Branch can carry on its functions, then the Beverly Hills Branch of this bank, located at 9450 Wilshire Boulevard, Beverly Hills, California 90212, shall without further action of the board of directors, become the "acting home office of this bank"; and if neither the Montrose Branch, the Sherman Oaks Branch nor the Beverly Hills Branch can carry on its functions, then the Newport Beach Branch of this bank, located at 100 Newport Center Drive, Newport Beach, California 92660, shall without further action of the board of directors, become the "acting home office of this bank"; and if neither the Montrose Branch, the Sherman Oaks Branch, the Beverly Hills Branch nor the Newport Beach Branch can carry on its functions, then the Ventura
Branch of this bank, located at 472 South Mill Road, Ventura, California 93006, shall without further action of the board of directors, become the "acting home office of this bank"; and if neither the Montrose Branch, the Sherman Oaks Branch, the Beverly Hills Branch, the Newport Beach Branch nor the Ventura Branch can carry on its functions, then the San Mateo Branch of this bank located at 444 South El Camino Real, San Mateo, California 94402, shall without further action of the board of directors, become the "acting home office of this bank"; and if neither the Montrose Branch, the Sherman Oaks Branch, the Beverly Hills Branch, the Newport Center Branch, the Ventura Branch nor the San Mateo Branch can carry on its functions, then the East Las Olas Branch of this bank located at 301 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, shall without further action of the board of directors, become the "acting home office of this bank"; and if neither the Montrose Branch, the Sherman Oaks Branch, the Beverly Hills Branch, the Newport Center Branch, the Ventura Branch, the San Mateo Branch nor the East Las Olas Branch can carry on its functions, then the Fresno Branch located at 1177 Fulton Mall, Fresno, California 93721, shall without further action of the board of directors, become the "acting home office of this bank." The home office shall resume its functions at its legally authorized location as soon as practicable.

                           CERTIFICATE OF SECRETARY
                                      OF
                            GLENDALE FEDERAL BANK,
                             FEDERAL SAVINGS BANK

     I, James R. Eller, Jr., do hereby certify that:

     1.  I am the duly elected and acting Secretary of Glendale Federal Bank,

Federal Savings Bank, a federally chartered stock savings bank (the "Bank").

     2.  The foregoing Amended and Restated Bylaws were validly authorized and approved by resolutions of the Board of Directors of the Bank duly adopted on

July 27, 1993, true and complete copies of which are attached hereto as Exhibit
-------------

A, and such resolutions are in full force and effect on the date hereof and have not been amended, modified or repealed.

     IN WITNESS THEREOF, I have executed this Certificate as Secretary of the

Bank this 17th day of August, 1993.
          ----



                              /s/ James R. Eller, Jr.
                              --------------------------------------
                              James R. Eller, Jr.
                              Secretary

                                   EXHIBIT A

                 RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS

                                      OF

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

      WHEREAS, the Bank has entered into a plan of reorganization (the "Plan of Reorganization"), dated as of June 30, 1993, to which Plan of Reorganization GLENFED, Inc., a Delaware corporation, which is currently the holding company for the Bank ("GLENFED"), and Glendale Investment Corporation, a California corporation, which is a wholly-owned subsidiary of the Bank ("Glendale Investment"), are also parties, for the purpose of assisting the Bank in complying with the regulatory capital requirements imposed on the Bank pursuant to a prompt corrective action directive issued by the Office of Thrift Supervision (the "OTS"); and

      WHEREAS, the Plan of Reorganization provides for certain adjustments to the authorized and outstanding securities of the Bank, including a reduction in the number of shares of common stock of the Bank outstanding prior to completion of the transactions provided for in the Plan of Reorganization by means of a reverse stock split (the "Reverse Stock Split") in which each ten outstanding shares of common stock shall be combined into one such outstanding share, and a reclassification (the "Reclassification") of the outstanding shares of 12% Noncumulative Perpetual Preferred Stock, Series B, and 12% Noncumulative Perpetual Preferred Stock, Series C, of the Bank into a new series of preferred stock of the Bank to be designated "Noncumulative Preferred Stock, Series D" (the "Series D Preferred Stock") and the concurrent creation of an additional new series of preferred stock of the Bank to be designated "Noncumulative Preferred Stock, Series E" (the "Series E Preferred Stock"); and

      WHEREAS, proposed forms of amendment to the federal charter (the "Charter") and bylaws (the "Bylaws") of the Bank, including proposed forms of supplementary charter sections providing for the Series D Preferred Stock and the Series E Preferred Stock, have been presented to and discussed with the Board of Directors at this meeting, which forms have been prepared for the purposes of effecting the Reverse Stock Split and the Reclassification, making certain other amendments to the Charter and Bylaws for the purpose of conforming the provisions thereof to the current regulations of the OTS, deleting certain provisions thereof which are no longer effective and restating the Charter and the Bylaws, including all amendments thereto, in full.

      NOW, THEREFORE, BE IT RESOLVED, that the forms of amended and restated Charter and Bylaws of the Bank presented at this meeting, including the supplementary charter sections referred to above, are hereby approved; and

      RESOLVED FURTHER, that the chief executive officer of the Bank, and such other officers of the Bank as he shall designate, are hereby authorized and empowered to take all such action and file all such applications, notices or other documents as they may deem necessary or appropriate in order to cause such amendments to the Charter and the Bylaws, with any such further amendments or other modifications thereto as such officers shall with the advice of legal counsel deem necessary or appropriate as a result of suggestions of the OTS or otherwise and not contrary to the general intents and purposes of the Plan of Reorganization and these resolutions, to become effective concurrently with the completion of the other transactions provided for in the Plan of Reorganization, all as contemplated and provided for therein; and

      RESOLVED FURTHER, that such amendments to the Charter and Bylaws shall be submitted to GLENFED as the sole shareholder of the Bank for its approval and adoption, as required by the Charter, with the recommendation of this Board of Directors that such amendments be approved by such shareholder; and

      RESOLVED FURTHER, that the amended and restated Charter and Bylaws of the Bank in the forms filed with the OTS shall be placed in the minute books of the Bank and thereby made a part of the permanent record of the Bank.

                               BYLAW AMENDMENTS

EXCERPT FROM THE MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS OF GLENDALE FEDERAL BANK, FSB, HELD DECEMBER 20, 1994.















BYLAW AMENDMENTS
----------------

Mr. Eller stated that management proposed that the Bank's Bylaws be amended to
(i) require that the list of the Bank's shareholders that is prepared before each shareholders, meeting be prepared at least twenty days, instead of ten days, prior to such meeting and (ii) reduce from two days to 24 hours the minimum period for written notice of special meetings of the Board of Directors given personally or by telegram. He stated that the proposed Bylaw amendments would conform the Bank's Bylaws to parallel provisions in the OTS's model bylaws. He explained that notice of the proposed Bylaw amendments must be submitted to the OTS at least thirty days prior to their effective date.

Upon motion duly made and seconded, the Board of Directors unanimously adopted the following resolution:

      RESOLVED, that, effective upon completion of the notice and waiting period requirements of Section 552.5(b)(2) of the regulations of the Office of Thrift Supervision for Federally Chartered Institutions, the Bylaws of the Bank are hereby amended as follows:

1. The first sentence of Article II, Section 7, of the Bylaws is hereby amended in its entirety to read as follows:

     "At least 20 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the bank shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each."

2. The first sentence of Article III, Section 6, of the Bylaws is hereby amended in its entirety to read as follows:

     "Written notice of any special meeting shall be given to each director at least 24 hours prior thereto when delivered personally or by telegram and at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached."

RESOLVED FURTHER, that the Chief Executive Officer, the Senior Executive Vice President and the Secretary of the Bank, and any of them, are hereby authorized and directed to submit to the Office of Thrift Supervision the amendments to the Bylaws of the Bank so adopted, together with the certification required by such
Section 552.5(b) (2).

Bylaw Amendment
---------------

Mr. Fink stated that the OTS had indicated that it has no objection to the proposed amendment to the Bank's Bylaws previously presented to the Directors that would set a mandatory retirement age for Directors.

Upon motion duly made and seconded, the Board of Directors unanimously adopted the following resolution:

     RESOLVED, that Section 4 of Article III of the Bylaws is hereby amended in its entirety to read as follows:

     Section 4. Qualifications. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the bank unless the bank is a wholly-owned subsidiary of a holding company. No person of an age 70 years or older shall be eligible for election, reelection, appointment, or reappointment to the board of directors of the bank. No director shall serve as such beyond the annual meeting of the bank immediately following the attainment of age 70.










Excerpt from the Minutes of the Meeting of the Board of Directors of Glendale Federal Bank, FSB, held February 23, 1994, Pages 1 and 2.

                                                                    EXHIBIT 10.6

                             GLENDALE FEDERAL BANK

                          DIRECTORS' RETIREMENT PLAN
                          --------------------------
                           As Amended July 26, 1994
                        [As Amended November 28, 1995]
                        [As Amended December 17, 1996]
                          [As Amended June 23, 1997]

     GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK hereby adopts the Glendale Federal Bank Directors' Retirement Plan for certain members of the Board of Directors of the Bank and for certain former members of the Board of Directors of GLENFED who are not employees of the Bank, GLENFED or any of their respective subsidiaries. The purpose of the Plan is to recognize and reward the service devoted to the Bank and GLENFED by Directors, to revise and confirm in plan form the benefits the Bank is obligated to provide to Directors pursuant to resolutions of the Board of Directors of the Bank adopted on August 19, 1980 and August 21, 1984, and to assume the obligations outstanding under the GLENFED Amended and Restated Directors' Retirement Plan.

ARTICLE I
---------

Definitions
-----------

     1.01 "Bank" means Glendale Federal Bank, Federal Savings Bank, and its predecessor Glendale Federal Savings and Loan Association.

     1.02 "Board" means the Board of Directors of the Bank and the Board of Directors of GLENFED.

     1.03  "Board Service" means the number of months of service on the Board.

     1.04 "Change of Control" means the occurrence of any of the following events:

          (i) any "person" (as such term as used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") and the regulations of the Securities and Exchange Commission (the "SEC") thereunder, each as in effect on December 21, 1993, and including any such persons that may be deemed to be acting in concert with respect to the Bank or the acquisition, ownership or voting of Bank securities) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and the regulations of the SEC thereunder, each as in effect on December 21, 1993) of outstanding securities of the Bank representing 20% or more of the combined voting power of the Bank's then outstanding securities;

      (ii) at any time during the three-year period after December 21, 1993, the composition of the Board of Directors of the Bank is changed such that persons who were directors of the Bank, or of GLENFED, at the beginning of such three-year period, or persons nominated or elected by a majority of such persons, do not continue to comprise a majority of the members of such Board of Directors of the Bank;

      (iii) the stockholders of the Bank approve a merger or consolidation of the Bank with, or a reorganization transaction involving the Bank and, any other entity, other than a merger, consolidation or reorganization which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation;

      (iv) the stockholders of the Bank approve a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of more than 50% of its consolidated assets; or

      (v) any other event, transaction or series of events or transactions occurs as a result of which any person may be deemed to "acquire control" of the Bank (as such terms are defined in the regulations of the Office of Thrift Supervision set forth at 12 C.F.R. Part 574 as in effect on December 21, 1993.

   1.05 "Director" means a member of the Board.

   1.06 "Fee" means the monthly base retainer fee received by a Director for service on the Board plus the fee paid for attending one Board meeting per month, excluding any additional payments for service on, or chairing meetings of Committees of the Board.

   1.07 "GLENFED" means GLENFED, Inc., which was the parent holding company of the Bank from January 1986 until August 26, 1993.

   1.08 "GLENFED Plan" means the Directors' Retirement Plan as adopted by Resolution of the Board of Directors of the Bank dated December 17, 1985, amended by resolutions of the Board of Directors of GLENFED dated July 22, 1986 and September 23, 1986, put in plan format by Resolution of the Board of Directors of GLENFED dated April 26, 1988, amended by Resolutions of the Board of Directors of GLENFED dated January 24, 1989, June 26, 1990, September 25, 1990, November 27, 1990, June 23, 1992, and as amended and restated on March 25, 1993.

      1.09 "Grantor" means the Bank.

      1.10 "Monthly Retirement Benefit" means: (i) in the case of a Retired Director, the monthly Retirement Benefit payable in the amount and for the period specified on Schedule A attached hereto, and (ii) in the case of a Director whose Retirement occurs on or after June 23, 1997, a monthly benefit equal to the Fee received by such Director immediately prior to Retirement, payable for a period following such Director's Retirement equal to the Director's Board Service, up to a maximum of 240 months.

      1.11 "Plan" means this Directors' Retirement Plan, as it may be amended from time to time by the Board.

      1.12 "Retired Director" means the members or the Board listed as retired directors on Schedule A attached.

      1.13 "Retirement" means the resignation, decision not to run for re-election or failure of a Director to be re-elected, or death while a Director, after five (5) years of Board Service or termination of Board Service without regard to length of Board Service at the annual meeting of the Bank immediately following attainment of age 70, but shall not include the removal of a Director for cause; provided, however, that if a Change of Control shall have occurred, Retirement shall mean any termination of Board Service within two years thereafter, other than removal for cause, without regard to the length of Board Service. For purposes of this Plan, removal "for cause" shall mean removal on the grounds of the Director's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform the Director's duties of office, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, provided that a Director shall not be deemed to have been removed for cause unless and until a Director has been notified in writing that such Director has been found guilty of misconduct of the type described in this Section 1.13 and specifying the particulars thereof in detail, and in the case of misconduct that can be cured, the Director shall have failed to cure the same within a reasonable period of time thereafter.

      1.14 "Trust Agreement" means the document through which the Grantor and Trustee have agreed upon the terms under which the Trustee will hold funds to secure payments under the Plan.

      1.15 "Trustee" means the entity which has entered into a Trust Agreement with the Bank to, inter alia, receive, safeguard, invest, administer and
                  ----- ----
distribute assets transmitted by the Grantor to secure payments under the Plan.

      1.16 "Vested Benefit" means the amount and duration of payment of the Monthly Retirement Benefit which any Retired Director or any Director whose Retirement has occurred is entitled to receive under this Plan as in effect on the later of December 21, 1993 or the date of such Director's Retirement.

ARTICLE II
----------

Plan Participation
------------------

      2.01 All Directors who are not participants in the Glendale Federal Retirement Plan are participants in the Plan.

      2.02 A Director who is or has been a participant in the Glendale Federal Retirement Plan shall accrue Board Service under the Plan during any period during which such Director is not a participant in the Glendale Federal Retirement Plan.

ARTICLE III
-----------

Retirement Payments
-------------------

      3.01 A Director, other than a Director removed for cause as defined in
Section 1.13 above, shall be entitled to receive a Monthly Retirement Benefit payable in accordance with Article IV. The Monthly Retirement Benefit shall be payable by the Trustee or, in the event the Trustee fails to make any payment required hereunder within 180 days after notice and demand therefor, by the Bank.

      3.02 There shall be no adjustment to the amount of the Monthly Retirement Benefit resulting from changes in the amount of monthly Board remuneration subsequent to Retirement.

      3.03 Payments will be made by the Trustee, or by the Bank, if applicable, to the Director or, in the event of such Director's death prior to the full distribution of benefits hereunder, to the beneficiary designated by the Director, and, in the event of the death of such beneficiary prior to the full distribution of benefits hereunder, to the estate of the survivor of the Director or such beneficiary, provided that in the case of a Retired Director entitled to receive a Monthly Retirement Benefit for life, as specified on Schedule A attached, no Monthly Retirement Benefit shall be payable to any beneficiary of such Retired Director following such Retired Director's death.

      3.04 If a Change of Control shall have occurred, any Director, upon Retirement thereafter, and any Director or Retired Director whose Retirement occurred prior to the occurrence of such Change of Control, shall receive the retirement benefits due under this Plan in a lump sum without discount for early payment of the benefit due.

ARTICLE IV
----------

Commencement of Payments
------------------------

      4.01 The Monthly Retirement Benefit will commence on the first day of the month following the effective date of Retirement.

      4.02 If a Director dies prior to Retirement, but after five years of service, payment of the Monthly Retirement Benefit to Director's Beneficiary will commence the first day of the month following such Director's death.

      4.03 If a Change of Control shall have occurred the lump sum payment to the retiring or Retired Director shall be payable within 30 days after such Change of Control or subsequent retirement, whichever shall last occur.


ARTICLE V
---------

Trust
-----

      5.01 An irrevocable Grantor's Trust (i.e., "Rabbi Trust") has been or will be established under which the Trustee will hold, invest and manage assets of the Bank transmitted to the Trustee to secure the payment of benefits hereunder, and will distribute Monthly Retirement Benefits to Directors or their designated beneficiaries, if applicable, under the Plan.

      5.02 Assets of the Bank have been or will be transferred to the Trustee from time-to-time in an amount or amounts sufficient to satisfy all estimated payment obligations accrued under the Plan.

      5.03 A Trust Management Committee of the Grantor, consisting of the Chief Executive Officer, Chief Financial Officer and such other corporate officer as shall be designated by the Board or a duly designated committee thereof, shall be responsible to direct investment actions of the Trustee, monitor reporting by the Trustee and resolve any problems arising under the Trust or the Plan.

ARTICLE VI
----------

Plan Amendment/Termination
--------------------------

      6.01 The Plan may be amended or terminated at any time by the Board so long as Vested Benefits under the Plan are not decreased for any participant.


ARTICLE VII
-----------

Resumption of Benefits/Assumption of GLENFED Plan
-------------------------------------------------

      7.01 As originally adopted in plan form on March 25, 1993, the Plan provided a fixed schedule of benefits earned by service on the Board of Directors of the Bank through and including June 30, 1992. As amended hereby, it is intended that Board Service from and after June 30, 1992 shall be included in determining the Monthly Retirement Benefit of any Director under the Plan.

      7.02 On August 26, 1993 GLENFED was merged with and into a whollyowned subsidiary of the Bank, which subsidiary became by operation of law the obligor for each and all of the obligations of GLENFED under the GLENFED Plan. As amended hereby, it is intended that the obligation to pay the "Retirement benefit" provided under the GLENFED Plan shall be and is hereby assumed by the Bank with the effect that service on the Board of Directors of GLENFED shall be deemed to have been Board Service under this Plan. By accepting Monthly Retirement Benefits hereunder, any Director or Retired Director shall waive and relinquish any right to receive any separate or additional payment from any person under the GLENFED Plan.

                          DIRECTORS' RETIREMENT PLAN
                                  SCHEDULE A

      Retired Director          Monthly Benefit         Duration
      W. Bratton                   1,833.33          Through 10/1995
      R. Breitbard                 2,333.33          Through 4/1999
      M. Daley                     3,083.33          Through 8/2007
      M. D'Anjou                   1,833.34          Through 6/1997
      R. Kearns                    3,083.33          Through 10/2002
      W. Ketcham                   3,083.33          Through 12/2004
      R. Langdon                   1,833.33          Through 5/1998
      R. Ray                       2,333.33          Through 7/1999
      R. Bachman                   1,083.33          Life
      C. Dunn                      1,083.33          Life
      G. Klett                       583.45          Life
      R. Springer                    733.33          Life


                                                                    EXHIBIT 10.7


                                    AMENDED
                                    -------

                             EMPLOYMENT AGREEMENT
                             --------------------

                                    BETWEEN
                                    -------

                  GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK
                  -------------------------------------------

                                      AND
                                      ---

                              STEPHEN J. TRAFTON
                              ------------------

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
1.   Position and Duties............................................   1

2.   Executive's Acceptance of Employment...........................   1

3.   Term...........................................................   1

4.   Confidentiality................................................   2

5.   Compensation...................................................   2

6.   Termination of Employment......................................   4

7.   Compensation Upon Termination, Etc.............................   9

8.   Arbitration....................................................  14

9.   Notices........................................................  15

10.  Miscellaneous..................................................  15

          THIS AMENDED EMPLOYMENT AGREEMENT (this "Agreement") dated as of the 1st day of January, 1997, is made by and between GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK, a federally-chartered stock form savings bank, with its principal executive offices at 414 North Central Avenue, Glendale, California (the "Bank"), and STEPHEN J. TRAFTON, resident of 5022 Hook Tree Road, La Canada, California (the "Executive").

          WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Bank on a full-time basis for said period upon the terms and conditions hereinafter provided; and

          WHEREAS, the Board of Directors of the Bank (the "Board") has determined that the best interests of the Bank would be served by providing for the terms and conditions of Executive's employment as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the Bank and the Executive hereby agree as follows:

          1.   Position and Duties.  The Bank hereby agrees to, and hereby does,
               -------------------
employ the Executive, for the term of this Agreement, to render services to the Bank (and its subsidiaries or affiliates) as its President, Chief Executive Officer and Chairman of the Board ("President, CEO and COB") and in connection therewith to perform such duties, not inconsistent with the terms of this Agreement, as the Executive may reasonably be directed to perform by the Board. In addition to his duties as President, CEO and COB, the Executive is a member of the Board and he shall serve as a member of the Board until such time as the shareholders of the Bank may decline to re-elect him or he is ordered to be suspended as described in Subsection 6(f) hereof. The Executive shall have the right to devote a reasonable amount of time and effort to industry, community or charity organizations, and, subject to the provisions of Section 4 hereof, the Executive may serve as a director of other companies subject to the prior approval by the Board, except that Executive may not serve as a director of any financial institution (other than the Bank or a subsidiary thereof).

          2.   Executive's Acceptance of Employment.
               ------------------------------------
The Executive hereby accepts such employment and agrees faithfully to perform to the best of his ability the duties described in Section 1.

          3.   Term.  Subject to Section 6 hereof, the term of the employment of
               ----
the Executive under this Agreement shall commence on January 1, 1997 (the "Effective Date") and shall terminate on December 31, 1999 (the "Expiration Date"). The term of this Agreement may be extended for one (1) year by a vote of the Board prior to the end of each calendar year. This Agreement will be deemed amended by a certification attached to the contract of a resolution by the Board, extending the term.

          4.   Confidentiality.  The Executive agrees:
               ---------------

               (a) To keep secret all confidential matters of the Bank, specifically indicated to be such by the Bank or established as such by written Bank policy, and not to disclose them to anyone outside the Bank, either during or after his employment with the Bank, except with the prior written consent of the Bank or as required by law; and

               (b) To deliver promptly to the Bank on termination of employment of the Executive all memoranda, notes, records, reports and other documents (and all copies thereof) with respect to any such confidential matters and other proprietary information (such as customer lists, supplier lists, etc.) which the Executive may then possess or have under his control.

          5.   Compensation.  In consideration of the Executive's agreements
               ------------
contained herein and as compensation to the Executive for the performance of the services required hereunder, the Bank shall pay or grant to him the following salary and other compensation and benefits:

               (a) A base salary, not less than $735,000.00 per year, as is determined from time to time by the Board or an appropriate committee thereof, payable in equal installments not less frequently than monthly in accordance with the Bank's payroll practices; provided, however, that the Executive's base salary shall be reviewed by the Board no less frequently than annually on the basis of the types of factors it generally takes into account in evaluating the salaries of executive officers of the Bank;

               (b) Participation in and the right to receive awards under the terms and conditions of the 1993 Stock Option and Long-Term Performance Incentive Plan (the "Incentive Plan");

               (c) Participation under any other compensation plan, program or arrangement, now existing or hereafter adopted by the Bank, as applicable to executive officers of the Bank, but only if and/or to the extent the Board, or an appropriate committee thereof administering such plan, program or arrangement, may determine is appropriate;

               (d) Participation on the same terms and conditions as all other employees in all employee benefit plans, programs or arrangements, pension plans (including any supplemental pension plan), whether or not qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or welfare plans, including, but not limited to, the defined benefit plan maintained for the benefit of employees of the Bank (the "Qualified Pension Plan"), the Sheltered Pay Plan (the "401(k) Plan"), and any Employee Stock Ownership Plan (the "ESOP"), and any health, life, disability or other welfare plans, as may be now or hereafter sponsored or maintained for all employees of the Bank;

               (e) Reimbursement for reasonable travel and other expenses incurred by the Executive in performing his obligations hereunder, pursuant to the terms and conditions of the applicable policy of the Bank in respect thereto;

               (f) Reasonable vacations, absences on account of temporary illness, corporate perquisites and fringe benefits customarily enjoyed by employees or officers of the Bank, each under the terms and conditions of the policy of the Bank in respect thereto;

               (g) Indemnification and protection from liability under 12 C.F.R. Section 545.121; and

               (h) An amount not to exceed Five Thousand Dollars ($5,000.00) per annum for personal financial planning services.

          Nothing contained in this Agreement shall prevent the Board from amending or otherwise altering any plan, program or arrangement, so long as such amendment or alteration (i) is accomplished pursuant to the terms thereof as in effect on the Effective Date or on the date such plan or arrangement is adopted, if adopted after the Effective Date, and (ii) equitably affects all employees, executive or otherwise, of the Bank previously covered thereunder.

          6.   Termination of Employment.  This Agreement shall terminate upon
               -------------------------
the Expiration Date or upon the death of the Executive; provided, however, those
                                                        --------  -------
obligations which are contemplated to be performed after the termination of this Agreement shall survive such termination. The Bank may terminate this Agreement and the Executive's employment hereunder prior to the Expiration Date for "Disability" or "Cause", as such terms are herein defined. The Executive may terminate this Agreement and his employment hereunder prior to the Expiration Date by his "Resignation for Good Reason", as such terms are hereinafter defined. Termination of this Agreement, for any reason not set forth above, shall not be deemed a permitted termination and shall be deemed a breach of this Agreement. In the event of any termination of this Agreement and/or the Executive's employment hereunder prior to the Expiration Date, whether a permitted termination or otherwise, the provisions of Section 7 of this Agreement shall determine the amount, if any, of any compensation thereafter due the Executive in respect to such termination.

               As used in this Agreement, the following terms shall have the meanings set forth:

               (a)  Disability.  The Executive shall be entitled to leaves of
                    ----------
absence from the Bank in accordance with the policy of the Bank, for illness or other temporary disabilities for a period or periods not exceeding an aggregate of six (6) months in any calendar year, and his compensation and status as an employee hereunder shall continue during any such period or periods. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of termination is given by the Bank, the Executive shall not have returned to the full-time performance of his duties, the Executive shall be deemed to have experienced a Disability and the Bank may terminate the Executive's employment.

               (b)  Cause.  Termination by the Bank of Executive's employment
                    -----
for "Cause" shall mean termination for reason of the Executive's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the total number of outside directors of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good-faith opinion of the Board the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail, which resolution shall constitute, with respect to a termination for Cause by the Bank, a Notice of Termination for purposes of Subsections 6(h) and 6(i) of this Agreement.

               (c)  Resignation for Good Reason.  For purposes of this
                    ---------------------------
Agreement, "Resignation for Good Reason" shall mean the Executive's election to resign as a result of the occurrence of one of the events referred to in Subsection (d) below.

               (d)  Good Reason.  For purposes of this Agreement, "Good Reason",
                    -----------
absent the Executive's express written consent to the contrary, means the occurrence of any one of the following events:

                    (i) removal of the Executive as President and/or CEO and/or COB of the Bank (by reason other than death, Disability or Cause), or any other material breach by the Bank of its obligations contained in this Agreement;

                    (ii) without the prior written consent of the Executive, the assignment to the Executive of any duties inconsistent with his status as President, CEO and COB of the Bank or a substantial alteration in the nature or status of the Executive's duties and responsibilities which renders the Executive's position to be of less dignity, responsibility or scope, provided, however, it
                                                      --------  -------
               shall not be an event of Good Reason if the Executive is assigned additional duties for the Bank or any affiliate or subsidiary of the Bank which are not inconsistent with the duties described in
               Section 1 hereof, so long as the aggregate of all duties assigned to the Executive in connection with his service with the Bank, its affiliates or subsidiaries do not require the Executive to devote, on a consistent and sustained basis, substantially more time than other senior level executives of the Bank are required to devote to their duties;

                    (iii) the failure of the Bank to continue in effect any compensation plan, program or arrangement in which the Executive then participates specifically set forth in Section 5 hereof or the failure by the Bank to continue the Executive's participation therein, except for across-the-board reductions or discontinuance similarly affecting all Executives of the Bank, unless an equitable arrangement reasonably acceptable to the Executive (embodied in an ongoing substitute or alternative plan, program or arrangement) has been made with respect to such plan;

                    (iv) the failure of the Bank to obtain an agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10(b)(ii) hereof;

                    (v) the failure of the Bank to nominate the Executive to stand for election as a director of the Bank;

                    (vi) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (h) below and, if applicable, Subsection (b) above, and for purposes of this Agreement, no such purported termination shall be effective; or

                    (vii) a Change in Control as hereinafter defined, followed by any one or more of the events described in Subsections d(i) through d(vi), inclusive, set forth above that occur within one
               (1) year of the Change in Control.

               (e)  Change in Control.  For purposes of this Agreement, a
                    -----------------
"Change in Control" of the Bank shall mean the occurrence of any of the following events:

                    (i) any "person" (as such term as used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") and the regulations of the Securities and Exchange Commission (the "SEC") thereunder, each as in effect on the Effective Date of this Agreement and including any such persons that may be deemed to be acting in concert with respect to the Bank or the acquisition, ownership or voting of Bank securities) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and the regulations of the SEC thereunder, each as in effect on the Effective Date of this Agreement of outstanding securities of the Bank representing 20% or more of the combined voting power of the Bank's then outstanding securities;

                    (ii) at any time during the term of this Agreement the composition of the Board is changed such that persons who were directors of the Bank, as of the Effective Date, or persons nominated or elected by a majority of such persons, do not continue to comprise a majority of the members of such Board;

                    (iii) at any time during the term of this Agreement the stockholders of the Bank approve a merger or consolidation of the Bank with, or a reorganization transaction involving the Bank and any other entity other than a merger, consolidation or reorganization which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 55% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation;

                    (iv) at any time during the term of this Agreement the stockholders of the Bank approve a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of more than 50% of its consolidated assets; or

                    (v) at any time during the term of this Agreement any other event, transaction or series of events or transactions occurs as a result of which any person may be deemed to "acquire control" of the Bank (as such terms are defined in the regulations of the Office of Thrift Supervision set forth at 12 C.F.R. Part 574 as in effect on the Effective Date.

          Notwithstanding the provisions of Subsections (i) through (v) of this Subsection 6(e), it is expressly agreed by the parties, from and after the Effective Date, that (1) no transaction by which the Bank acquires assets or stock of a savings institution, through a merger conversion or otherwise, and (2) no appointment of a conservator or receiver for the Bank and/or no assisted transaction pursuant to Section 13(c) of the FDI Act (12 USC 1823(c)), shall be deemed to constitute a CHANGE IN CONTROL for purposes of this Agreement.

               (f)  Suspension and Special Regulatory Rules.
                    ---------------------------------------

                    (i) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Sections 8(e)(3) or 8(g)(1) of the FDI Act (12 U.S.C. 1818(e)(3) or 1818(g)(1), the Bank's
               obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (x) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (y) reinstate (in whole or in part) any of its obligations which were suspended.

                    (ii) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDI Act (12 U.S.C. 1818(e)(4) or 1818(g)(1), the Bank's
               obligations under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                    (iii) All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of such employment is necessary for the continued operation of the Bank, (x) by the Director of OTS (the "Director") or his or her designee at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, or (y) by the

               Director or his or her designee at any time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in unsafe or unsound condition, but in any of the above-described events, the vested rights of the Executive shall not be affected.

                    (iv) If the Bank is in default (as defined in Section 3(x)(1) of the FDI Act) or in the event of receipt of any notice or order of a default, an agreement to provide assistance or an approval of a supervisory merger, the suspension or termination of the Bank's obligations hereunder shall be (x) automatic and shall not be conditioned upon any further action by the Bank or delivery of any notice to the Executive and (y) deemed a suspension or termination of employment jointly and severally by the Bank and the regulatory body providing assistance or delivery of such document; provided, however, that (i) such suspension or termination shall not prejudice the Executive's vested rights under this Agreement and (2) notwithstanding the foregoing, the Bank's obligations hereunder shall not be suspended or terminated to the extent deemed necessary by the Director or his or her designee for the continued operation of the Bank as provided in Subsection 6(g)(iii) and 12 C.F.R. Section 563.39(b)(4) and (5).

               (g) Notwithstanding other provisions in this Agreement, the Bank may terminate the Executive's employment at any time, but termination pursuant to this Subparagraph (g) shall not prejudice the Executive's right to compensation or benefits as provided in this Agreement.

               (h)  Notice of Termination.  Any purported termination by the
                    ---------------------
Bank or Resignation for Good Reason by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 9 hereof.

For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination, resignation or retirement provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, resignation or retirement under the provision so indicated.

               (i)  Date of Termination, Etc.  "Date of Termination" shall mean
                    ------------------------
(i) if the Executive's employment is terminated for Cause, the date the Notice of Termination is given; (ii) if the Executive's employment is terminated for Disability, thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time daily basis during such thirty-day period); or (iii) if the Executive's employment is terminated for any reason other than Cause or Disability, the date specified in the Notice of Termination (which shall not be less than thirty days nor more than sixty days, from the date such Notice of Termination is given).

          7.   Compensation Upon Termination
               -----------------------------

               (a)  Death.  If the Executive's employment hereunder terminates
                    -----
by reason of his death, the Executive's surviving spouse and/or beneficiary or estate (as designated in accordance with any applicable plan) shall be entitled to receive base salary for the month in which such death occurred together with a payment representing a pro rata portion of any incentive compensation under
                         --------
Subsection 5(c) determined to be due for the portion of the incentive period then completed and any benefits to which the Executive is entitled (i) under any insurance policies on the life of the Executive which by their respective terms are payable to the Executive's beneficiary, estate or personal representative,
(ii) under the insurance programs and other employee benefit plans, programs and arrangements then in effect of the Bank, and (iii) under the 401(k) Plan and the Bank shall have no further obligation under this Agreement with respect to the Executive.

               (b)  Disability.  If the Executive's employment hereunder
                    ----------
terminates by reason of his Disability, the Executive shall be entitled to receive base salary for the month in which such Disability termination occurred together with a payment representing a pro
                                                                            ---
rata portion of any incentive compensation under Subsection 5(c) determined to
----
be due for the portion of the incentive period then completed and any benefits provided under such plans and programs then maintained for the benefit of the Executive or in which he then participates.

               (c)  Cause.  If the Executive's employment hereunder is
                    -----
terminated by the Bank for Cause, the Bank shall pay to the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Bank shall have no further obligations to the Executive under this Agreement, and the Executive shall have no right to receive compensation or other benefits for any period after the Date of Termination, except as provided in Section 8 of this Agreement.

               (d)  Voluntary Resignation.  In the event the Executive resigns
                    ---------------------
other than pursuant to his Resignation for Good Reason, the Bank shall pay to the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Bank shall have no further obligations to the Executive under this Agreement.

               (e)  Suspension and Special Regulatory Rules.  In the event the
                    ---------------------------------------
Bank's obligations hereunder are terminated by the Bank and/or a regulatory body pursuant to the Suspension and Special Regulatory Rules for reasons that do not constitute Cause, the Bank shall (i) pay to the Executive his full base salary through the Date of Termination at the rate then in effect, (ii) honor any other rights of the Executive that shall have vested through the Date of Termination, and (iii) have no further obligations to the Executive under this Agreement.

               (f)  Other.  If, prior to the Expiration Date and for reasons
                    -----
other than the death of the Executive, the Executive's employment hereunder is terminated (A) by the Bank pursuant to Subsection 6(g), in breach of this Agreement or otherwise (other than for Cause or Disability), or (B) by the Executive pursuant to his Resignation for Good Reason, then the Executive shall be entitled to liquidated damages, and not as severance, in the amounts, property or rights determined as follows:

                    (i) the Bank shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                    (ii) with respect to regular base salary for the period specified herein, such regular base salary shall be determined at the rate in effect on the date a Notice of Termination is delivered (unless a reduction in compensation has preceded the Executive's Resignation for Good Reason in which case the rate of base salary shall be the rate in effect prior to such reduction). In the case of a termination by the Bank (other than for Cause or Disability) or a termination by the Executive pursuant to his Resignation for Good Reason under Subsections 6(d) (i), 6(d)(ii), 6(d)(iii), 6(d)(iv), 6(d)(v), or 6(d)(vi), the Executive shall be entitled to receive his regular base salary for a period of thirty-six (36) months if the termination occurs at a time when two (2) years or more remain on the term of the original or extended contract; twenty-four (24) months if the termination occurs at a time when two (2) years or less but more than one (1) year remains on the original or extended term of the contract; and twelve (12) months if the termination occurs at a time when one (1) year or less remains on the original or extended term of the contract. By January 15th of each calendar year prior to a change in control, the Executive shall elect to receive his base salary as aforesaid either (A) at the times and in installments consistent with the Bank's payroll practices then in effect, or
               (B) in lieu of any further payments of regular base salary, a lump sum payment payable not later than the fifteenth day following the Date of Termination, equal to the amount due hereunder discounted to present value at a per annum discount rate equal to the weekly average auction rate for the sale of fifty-two (52) week notes of the United States Treasury as published in the Western Edition of the Wall Street Journal for the auction most recently held as of the Date of Termination applied to each future payment from the time it would have become payable ("Discount"). If Executive fails to exercise his election hereunder, then he shall be deemed to have elected payment by installments pursuant to the Bank's regular payroll practices. Regardless of the option exercised by Executive hereunder, the Bank may, at its option, pay a lump sum to Executive but at no greater Discount than that specified herein.

               In the case of a termination by the Executive pursuant to his Resignation for Good Reason under Subsection 6(d)(vii), the Executive shall be entitled to receive a lump sum payment payable not later than the fifteenth day following the Date of Termination and equal to his regular base salary for a period of thirty-six (36) months. This payment shall not be subject to the Discount specified above.

                    (iii) upon entry of judgment favorable to the Executive in a court of competent jurisdiction or by an arbitration pursuant to Section 8 hereof or, if earlier, upon settlement of claims brought by the Executive in arbitration or a court of competent jurisdiction.

                    (iv) the Executive shall be deemed to have elected continuation coverage within the meaning of Section 4980B of the Internal Revenue Code of 1986 as amended ("Code") and the Bank shall bear the cost of such coverage until the earliest of (i) the date continuation coverage need no longer be provided under
               Section 4980B of the Code, (ii) the date which is eighteen (18) months from the Date of Termination, or (iii) the date the Executive is covered under the plan of another employer. In addition, the Bank shall pay for the continuation of life and long-term disability insurance in an amount equal to the coverage in force at the time of termination for the same period specified above.

                    (v)    a payment representing a pro rata portion of any
                                                    --------
               incentive compensation under Subsection 5(c) determined to be due for the portion of the incentive period then completed.

                    (vi) the payments provided for in this Subsection (f) shall be made not later than the applicable date set forth above for such payment, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Bank shall pay to the Executive on such day an estimated amount, as determined in good faith by the Bank, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date upon which such estimated amount shall have been paid. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank to the Executive payable on the fifth day after demand by the Bank (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                    (vii) all options that have not yet vested at the time of termination under this provision shall immediately vest. This provision shall constitute an amendment to the Stock Option Agreements between the Executive and the Bank.

Notwithstanding the foregoing provisions of this Subsection 7(f), and pursuant to RB 27a, the total amount of any payment to Executive provided for in this Subsection 7(f) in connection with a termination, regardless of the reason, shall not exceed three times the Executive's average annual compensation. The term "compensation" as used in the preceding sentence means "compensation" as that term is defined in RB 27a, and the Executive's average annual compensation shall be based on the most recent five taxable years as of the Date of Termination, or the Executive's tenure with the Bank as of the Date of Termination in the event such tenure is less than five years.

               (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, or otherwise.

               (h) In addition to all other amounts payable to the Executive under this Section 7, the Executive shall be entitled to receive all benefits vested and payable to him as of the Date of Termination under (1) the Qualified Pension Plan, the 401(k) Plan and any other plan, program or arrangement relating to retirement, profit sharing, or other benefits including, without limitation, any employee stock ownership plan, or any plan established as a supplement to any of the aforenamed plans; (2) the Incentive Plan; and (3) any health, life, disability or other welfare plan; provided, however,
                                                --------  -------
notwithstanding the foregoing, the Executive shall not be entitled to receive any benefit otherwise payable to him under any severance plan or policy of the Bank as of the Date of Termination. No amount payable to the Executive under Subsection 7(f) shall be considered for any benefit calculation or other purpose under the Qualified Pension Plan.

               (i) Notwithstanding the foregoing provisions of this Section 7, the amounts payable under this Agreement (i) are subject to and conditioned upon their compliance with 12 U.S.C. (S)1828(k) and any regulations promulgated thereunder, and (ii) shall be reduced to the extent necessary to cause the aggregate of all payments which must be taken into account for purposes of
Section 280G of the Code and any regulations thereunder to be $100.00 less than the amount which would be deemed an excess parachute payment as defined in
Section 280G(b)(1) of the Code. If, after a reduction to comply with Subsection
(ii) above, the
aggregate of payments will comply with Subsection (i), said condition shall then be deemed met and the payments may then be made, as reduced.

          8.   Arbitration.  Any disputes hereunder shall be settled by
               -----------
arbitration in Los Angeles, California, under the auspices of, and in accordance with the rules of, the American Arbitration Association, and the decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. A party wishing to initiate an arbitration proceeding with respect to a dispute regarding a termination shall give the other party written notice to that effect within thirty (30) days from the Date of Termination. In any arbitration initiated hereunder, whether by the Bank or the Executive, in which the issue of whether a valid basis exists for a termination of the Executive by the Bank for Cause under Subsections 6(b) and 6(f) above is in dispute, the Bank shall continue to pay to the Executive his regular base salary for a period of nine
(9) months from the date of the written notification from the party initiating the proceedings and during the pendency of such arbitration, or until such time as a final order has been entered in the arbitration proceeding to the effect that a valid termination for Cause by the Bank occurred, whichever occurs first; provided, however, that the Bank's obligation to continue making such payments
--------  -------
of regular base salary, as aforesaid, shall be conditioned on receipt from the Executive of a written undertaking to repay all such payments, together with interest thereon at a rate equal to the Bank's average cost of funds for the period during which such payments are made, in the event that the final judgment rendered in connection with such arbitration proceeding is that the Bank had a valid basis for termination of the Executive for Cause.

          9.   Notices.  All notices and other communications which are required
               -------
or may be given under this Agreement shall be in writing and shall be delivered personally or by registered or certified mail addressed to the party concerned at the following addresses:


               If to the Bank:
               --------------

               Chairman, Compensation Committee
               of the Board of Directors
               Glendale Federal Bank,
               Federal Savings Bank
               414 North Central Avenue
               Glendale, California  91203

               Attention:

               If to the Executive:
               -------------------

               Stephen J. Trafton
               5022 Hook Tree Road
               La Canada, California  91011

or to such other address as shall be designated by notice in writing to the other party in accordance herewith. Notices and other communications hereunder shall be deemed effectively given when personally delivered, or, if mailed, 72 hours after deposit in the United States mail.

          10.  Miscellaneous
               -------------

               (a) The terms of this Agreement are intended by the parties as a final expression of its terms and may not be contradicted by evidence of any prior or contemporaneous agreement, and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceedings involving this Agreement. This Agreement supersedes all prior agreements, arrangements (including, but not limited to, severance arrangements) and undertakings, written or oral, relating to the subject matter hereof and shall provide for the sole remedies of the Executive upon termination of employment.

               (b)  (i)    This Agreement shall inure to the benefit of and be
               binding upon the Executive, the Executive's heirs, representatives or estate.

                    (ii) This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. As used in this Agreement, "Bank" shall mean (A) the Bank as defined in the preamble to this Agreement, and (B) any successor to the business or any of the assets of the Bank which executes and delivers the agreement provided for in this Subsection 10(b)(ii) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (c) Except as provided in Paragraph 3, this Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce such provisions thereafter. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach, preceding or succeeding, of any other term or covenant contained in this Agreement.

               (d) In the event any one or more of the covenants, terms or provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, terms and provisions contained herein shall be in no way affected, prejudiced or disturbed thereby.

               (e) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Paragraph 10(b) above. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Subsection 10(e), the Bank shall have no liability to pay any amount so attempted to be assigned or transferred.

               (f) This Agreement shall be governed by and construed in accordance with the laws of the State of California regardless of its principles of conflict of laws, except as such laws of the State of California may be preempted by the laws of the United States.

               (g) All payments required hereunder shall be made from the general assets of the Bank and the Executive shall have no rights greater than the rights of a general creditor of the Bank.

               (h) The Bank may withhold from any payment required hereunder such amounts for federal, state and local income tax as the Bank, in good faith, determines to be required by applicable laws, provided, however, the Bank shall provide the Executive with notice of the amount so withheld and shall promptly pay over such amounts to the appropriate taxing body.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

ATTEST:                                GLENDALE FEDERAL BANK,
                                       FEDERAL SAVINGS BANK



/s/ James R. Eller, Jr.                By:  /s/ Diane C. Creel
-----------------------------              -------------------------------------
Secretary                                  Diane C. Creel, Chairperson
James R. Eller, Jr.                        Officer Compensation and
                                           Personnel Committee




WITNESS:                               EXECUTIVE:


/s/ Sharon K. Winston                  /s/ Stephen J. Trafton
-----------------------------          -----------------------------------------
Sharon K. Winston                      Stephen J. Trafton

                                   ELECTION
                                   --------

          PURSUANT TO THE AMENDED EMPLOYMENT AGREEMENT ("Agreement") between myself and Glendale Federal Bank, Federal Savings Bank, I hereby elect that, in the event compensation is due me pursuant to Paragraph 7(f) of the Agreement, I hereby elect to receive the sums due thereunder in a lump sum in lieu of regular installments pursuant to the terms of said Agreement.

          Dated:  ________________________




                                       -----------------------------------------
                                       STEPHEN J. TRAFTON

                                 AMENDMENT TO
                                 ------------
                     AMENDED EMPLOYMENT AGREEMENT BETWEEN
                     ------------------------------------
                GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK AND
                -----------------------------------------------
                              STEPHEN J. TRAFTON
                              ------------------

      WHEREAS, on or about January 1, 1997, GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK ("Bank"), which is now a wholly-owned subsidiary of Golden State Bancorp Inc. ("Holding Company"), and STEPHEN J. TRAFTON ("Executive") entered into an Amended Employment Agreement ("Employment Agreement"); and

      WHEREAS, on or about July 23, 1997, Bank and Executive entered into an
                           -------
Employment Agreement that would take effect upon change of control as designated in the agreement ("Change of Control Agreement"); and

      WHEREAS, Section 6(d) (vii) of the Employment Agreement defines Good Reason for termination as a Change in Control; and

      WHEREAS, Section 6(e) of the Employment Agreement defines when a Change of Control shall be deemed to occur; and

      WHEREAS, the Change of Control Agreement is intended to specifically define the rights and duties of the parties with regard to a change of control of Bank and/or Holding Company and specifically provides in Paragraph 12(f) that the Change of Control Agreement ... "shall supersede any other agreement between the parties with respect to the subject matter hereof".

      NOW, THEREFORE, it is hereby agreed as follows:

      1. Sections 6(d) (vii) and 6(e) of the Employment Agreement are hereby deleted.

      2. All rights and duties of the parties with respect to a change of control of Bank or Holding Company shall be governed exclusively by the provisions of the Change of Control Agreement.

      3. Except as herein provided, all terms and conditions of the Employment Agreement and Change of Control Agreement shall remain in full force and effect.

      Dated:  July 23, 1997
              -------

"Bank":              GLENDALE FEDERAL BANK,
                     FEDERAL SAVINGS BANK

                By:
                     -------------------------------------------------------
                     /s/ Stephen J. Trafton
"Executive":         -------------------------------------------------------
                     STEPHEN J. TRAFTON

                                                                    EXHIBIT 10.8

                             EMPLOYMENT AGREEMENT
                             --------------------



    AGREEMENT by and between GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK (the "Company"), and STEPHEN J. TRAFTON (the "Executive"), dated as of the 23rd day
                                                                      ----
of July 1997.
   ----

    The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below).
The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

    1.  Certain Definitions.   (a)  The "Effective Date" shall mean the first
        -------------------
date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or
(ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

    (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

    2.  Change of Control.   For purposes of this Section 2, "Company" shall
        -----------------
include within its definition Glendale Federal Bank, Federal Savings Bank, and its holding company, Golden State Bancorp Inc. (the "Holding Company"). For the purpose of this Agreement, a "Change of Control" shall mean:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition of its shares directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

    (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    3.  Employment Period.  The Company hereby agrees to continue the Executive
        -----------------
in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

    4.  Terms of Employment.
        -------------------

   (a)  Position and Duties.
        -------------------

       (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities with the Company and the Holding Company shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

       (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

   (b)  Compensation.
        ------------

       (i)  Base Salary.  During the Employment Period, the Executive shall
            -----------
receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

        (ii)   Annual Target Bonus.  In addition to Annual Base Salary, the
               -------------------
Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Target Bonus") in cash at least equal to the Executive's highest target bonus under the Company's Executive Incentive Plans], or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Target Bonus"). Each such Annual Target Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Target Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Target Bonus.

        (iii)  Incentive, Savings and Retirement Plans. During the Employment
               ---------------------------------------
Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

        (iv)   Welfare Benefit Plans. During the Employment Period, the
               ---------------------
Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

        (v)    Expenses.  During the Employment Period, the Executive shall be
               --------
entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

        (vi)   Fringe Benefits. During the Employment Period, the Executive
               ---------------
shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

        (vii)  Office and Support Staff.  During the Employment Period, the
               ------------------------
Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

        (viii) Vacation.  During the Employment Period, the Executive shall be
               --------
entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

    5.  Termination of Employment.   (a)  Death or Disability.  The Executive's
        -------------------------         -------------------
employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

    (b)  Cause.  The Company may terminate the Executive's employment during the
         -----
Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

    (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

    (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

    (c)  Good Reason.  The Executive's employment may be terminated by the
         -----------
Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

    (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company or the Holding Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

    (ii)  any failure by the Company to comply with any of the provisions of
Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

    (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

    (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

    (v) any failure by the Company to comply with and satisfy Section ll(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

    (d)  Notice of Termination.  Any termination by the Company for Cause, or by
         ---------------------
the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

    (e)  Date of Termination.  "Date of Termination" means (i) if the
         -------------------
Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     6.  Obligations of the Company upon Termination. (a)  Good Reason; Other
         -------------------------------------------       ------------------
Than for Cause, Death or Disability. If, during the Employment Period, the
-----------------------------------
Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

          (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

     A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Recent Annual Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

     B. the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Recent Annual Target Bonus; and

     C. an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company's Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

     (ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

     (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion;

     (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

     (v)    all stock awards shall immediately vest.

        (b)  Death.  If the Executive's employment is terminated by reason of
             -----
the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the

Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

        (c)  Disability. If the Executive's employment is terminated by reason
             ----------
of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6 (c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

        (d)  Cause; Other than for Good Reason.  If the Executive's employment
             ---------------------------------
shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

         7.  Non-exclusivity of Rights.  Nothing in this Agreement shall
             -------------------------
prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      8.  Full Settlement.  The Company's obligation to make the payments
          ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

      9.  Certain Additional Payments by the Company.
          ------------------------------------------

      (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

      (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up

Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

      (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an aftertax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      10.  Confidential Information.  The Executive shall hold in a fiduciary
           ------------------------
capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

      11.  Successors.   (a)  This Agreement is personal to the Executive and
           ----------
without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      12.  Miscellaneous.   (a)  This Agreement shall be governed by and
           -------------
construed in accordance with the laws of the State of California, without reference to principles of conflict of laws and to the extent not preempted by the laws of the United States of America. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


      If to the Executive:  To his last known address in the Company's records.
      -------------------
All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.


      If to the Company:   To the Bank at:
      -----------------

                            Glendale Federal Bank,
                            Federal Savings Bank
                            401 North Brand Boulevard
                            Glendale, California 91203

                            Attention:  General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section l(a) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time with or without cause prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

      (g) All prior agreements between the parties relating to this Agreement are incorporated in this Agreement which constitutes the final expression of intent of the parties. The terms of this Agreement may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. No extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceedings, if any, involving this Agreement. This Agreement may not be modified except in writing signed by an authorized officer of Glendale Federal and by the Executive.

           IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


ATTEST:                                  GLENDALE FEDERAL BANK,
                                         FEDERAL SAVINGS BANK



/s/ James R. Eller, Jr.             By:  /s/ Diane C. Creel
--------------------------------         ----------------------------------
Secretary                                Diane C. Creel, Chairperson
James R. Eller, Jr.                      Officer Compensation and
                                         Personnel Committee



WITNESS:                                 EXECUTIVE:

/s/ Sharon K. Winston                    /s/ Stephen J. Trafton
--------------------------------         ----------------------------------
Sharon K. Winston                        Stephen J. Trafton

                                                                    EXHIBIT 10.9

                             EMPLOYMENT AGREEMENT
                             --------------------


    AGREEMENT by and between GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK (the "Company"), and _________________ (the "Executive"), dated as of the __________
day of ____________________,1997.

    The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

    1.  Certain Definitions.   (a)  The "Effective Date" shall mean the first
        -------------------
date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or
(ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

    (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

    2.  Change of Control.  For purposes of this Section 2, "Company" shall
        -----------------
include within its definition Glendale Federal Bank, Federal Savings Bank, and its holding company, Golden State Bancorp Inc. (the "Holding Company"). For the purpose of this Agreement, a "Change of Control" shall mean:

    (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition of its shares directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

    (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    3.  Employment Period.  The Company hereby agrees to continue the Executive
        -----------------
in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and continuing for thirty (30) months following the Effective Date (the "Employment Period").

    4.  Terms of Employment.
        -------------------

    (a) Position and Duties.
        ------------ ------

        (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities with the Company and the Holding Company shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

       (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

    (b)  Compensation.
         ------------

        (i)    Base Salary.  During the Employment Period, the Executive shall
               -----------
receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this

Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

        (ii)   Annual Target Bonus.  In addition to Annual Base Salary, the
               -------------------
Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Target Bonus") in cash at least equal to the Executive's highest bonus under the Company's [Executive Incentive Plans], or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Target Bonus"). Each such Annual Target Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Target Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Target Bonus.

       (iii)   Incentive, Savings and Retirement Plans. During the Employment
               ---------------------------------------
Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

       (iv)    Welfare Benefit Plans. During the Employment Period, the
               ---------------------
Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

       (v)     Expenses.  During the Employment Period, the Executive shall be
               --------
entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

       (vi)    Fringe Benefits. During the Employment Period, the Executive
               ---------------
shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

       (vii)   Office and Support Staff.  During the Employment Period, the
               ------------------------
Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

       (viii)  Vacation.  During the Employment Period, the Executive shall be
               --------
entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

    5.   Termination of Employment.   (a)  Death or Disability.  The Executive's
         -------------------------         -------------------
employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

    (b)  Cause.  The Company may terminate the Executive's employment during the
         -----
Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

    (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

    (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

    (c)  Good Reason.  The Executive's employment may be terminated by the
         -----------
Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

    (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company or the Holding Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

    (ii)   any failure by the Company to comply with any of the provisions of
Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

    (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

    (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

    (v) any failure by the Company to comply with and satisfy Section ll(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

    (d)  Notice of Termination.  Any termination by the Company for Cause, or by
         ---------------------
the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

    (e)  Date of Termination. "Date of Termination" means (i) if the Executive's
         -------------------
employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

    6.   Obligations of the Company upon Termination. (a)  Good Reason; Other
         -------------------------------------------       ------------------
Than for Cause, Death or Disability. If, during the Employment Period, the
-----------------------------------
Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

         (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

     A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Recent Annual Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

     B. the amount equal to the product of (1) two and one-half (2.5) and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Recent Annual Target Bonus; and

     C. an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company's Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

     (ii) for 30 months after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until 30 months after the Date of Termination and to have retired on the last day of such period;

     (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion;

     (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

     (v)   all stock awards shall immediately vest.

       (b)  Death.  If the Executive's employment is terminated by reason of the
            -----
Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the

Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

       (c)  Disability. If the Executive's employment is terminated by reason of
            ----------
the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6 (c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

       (d)  Cause; Other than for Good Reason.  If the Executive's employment
            ---------------------------------
shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          7.   Non-exclusivity of Rights.  Nothing in this Agreement shall
               -------------------------
prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          8.   Full Settlement.  The Company's obligation to make the payments
               ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          9.   Confidential Information. The Executive shall hold in a fiduciary
               ------------------------
capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          10.  Successors. (a) This Agreement is personal to the Executive and
               ----------
without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          11.  Miscellaneous.   (a)  This Agreement shall be governed by and
               -------------
construed in accordance with the laws of the State of California, without reference to principles of conflict of laws and to the extent not preempted by the laws of the United States of America. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:  To him or her at the last known address in the
          -------------------
Company's records. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.


      If to the Company:   To the Bank at:
      -----------------

                                  Glendale Federal Bank,
                                  Federal Savings Bank
                                  401 North Brand Boulevard
                                  Glendale, California 91203

                                  Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section l(a) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time with or without cause prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

          (g) All prior agreements between the parties relating to this Agreement are incorporated in this Agreement which constitutes the final expression of intent of the parties. The terms of this Agreement may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. No extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceedings, if any, involving this Agreement. This Agreement may not be modified except in writing signed by an authorized officer of Glendale Federal and by the Executive.

               IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                               GLENDALE FEDERAL BANK,
                               FEDERAL SAVINGS BANK




                            By:
                               ----------------------------------
                               Stephen J. Trafton
                               President


                               "Executive"





                               ----------------------------------

                               Name:    _______________________________

                               Address: _______________________________

                                        _______________________________

                                                                    EXHIBIT 11.1
                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEARS ENDED JUNE 30
                                                                                 --------------------------------
PRIMARY EARNINGS PER SHARE                                                         1997        1996        1995
                                                                                 --------    --------    --------
COMPUTATION FOR STATEMENT OF OPERATIONS
Net earnings per statement of operations used in
 primary earnings per share computation:
    Earnings before extraordinary item.......................................... $ 50,423    $ 42,052    $ 73,301
    Dividends on Preferred Stock................................................  (10,841)    (16,156)    (17,609)
    Premium on conversion of Series E Preferred Stock...........................   (4,173)     (9,443)          -
    Interest on borrowings and investments, net of tax effect, on application of assumed proceeds from exercise of warrants and options in excess
      of 20% limitation (a).....................................................        -         871       3,178
                                                                                 --------    --------    --------
                                                                                   35,409      17,324      58,870
    Extraordinary item, net.....................................................        -           -       1,755
                                                                                 --------    --------    --------
    Net earnings, as adjusted................................................... $ 35,409    $ 17,324    $ 60,625
                                                                                 ========    ========    ========

Weighted average number of shares outstanding used in
 primary earnings per share computation:
    Weighted average number of shares...........................................   49,095      42,185      40,243
    Shares issuable from assumed conversion of Series D Preferred Stock.........        -           -         445
    Net shares issuable from assumed exercise of warrants and options, as
      determined by the application of the Modified Treasury Stock Method.......    6,934       5,408       5,350
                                                                                 --------    --------    --------
                                                                                   56,029      47,593      46,038
                                                                                 ========    ========    ========

Primary earnings per share (b):
    Earnings before extraordinary item.......................................... $   0.63    $   0.36    $   1.28
    Extraordinary item, net.....................................................        -           -        0.04
                                                                                 --------    --------    --------
    Net earnings................................................................ $   0.63    $   0.36    $   1.32
                                                                                 ========    ========    ========

                    GLENDALE FEDERAL BANK AND SUBSIDIARIES
       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEARS ENDED JUNE 30
                                                                                 --------------------------------
FULLY DILUTED EARNINGS PER SHARE                                                   1997        1996        1995
                                                                                 --------    --------    --------
COMPUTATION FOR STATEMENT OF OPERATIONS
Net earnings per statement of operations used in
 fully diluted earnings per share computation:
    Earnings before extraordinary item.........................................  $ 50,423    $ 42,052    $ 73,301
    Dividends on Preferred Stock...............................................   (10,841)    (16,156)          -
    Premium on conversion of Series E Preferred Stock..........................    (4,173)     (9,443)          -
    Interest on borrowings and investments, net of tax effect, on application of assumed proceeds from exercise of warrants and options in excess
      of 20% limitation (a)....................................................         -         195       2,572
                                                                                 --------    --------    --------
                                                                                   35,409      16,648      75,873
    Extraordinary item, net....................................................         -           -       1,755
                                                                                 --------    --------    --------
    Net earnings, as adjusted..................................................  $ 35,409    $ 16,648    $ 77,628
                                                                                 ========    ========    ========

Weighted average number of shares outstanding used in
 fully diluted earnings per share computation:
    Weighted average number of shares..........................................    49,095      42,185      40,243
    Shares issuable from assumed conversion of Series E Preferred Stock........         -           -      19,351
    Shares issuable from assumed conversion of Series D Preferred Stock........         -           -         445
    Net shares issuable from assumed exercise of warrants and options, as
      determined by the application of the Modified Treasury Stock Method......     8,429       5,408       5,350
                                                                                 --------    --------    --------
                                                                                   57,524      47,593      65,389
                                                                                 ========    ========    ========

Fully diluted earnings per share (b):
    Earnings before extraordinary item.........................................  $   0.62    $   0.35    $   1.16
    Extraordinary item, net....................................................         -           -        0.03
                                                                                 --------    --------    --------
    Net earnings...............................................................  $   0.62    $   0.35    $   1.19
                                                                                 ========    ========    ========

ADDITIONAL FULLY DILUTED EARNINGS PER SHARE COMPUTATION (c)

Earnings before extraordinary item, as per
 fully diluted computation above:..............................................  $ 35,409    $ 16,648    $ 75,873
    Dividends on Series E Preferred Stock......................................    10,841      16,156           -
    Interest on convertible subordinated debentures, net of tax effect (a).....       468         576         589
                                                                                 --------    --------    --------
    Earnings before extraordinary item, as adjusted............................    46,718      33,380      76,462
    Extraordinary item, net....................................................         -           -       1,755
                                                                                 --------    --------    --------
    Net earnings, as adjusted..................................................  $ 46,718    $ 33,380    $ 78,217
                                                                                 ========    ========    ========

Weighted average number of shares outstanding,
 as per fully diluted computation above........................................    57,524      47,593      65,389
    Shares issuable from assumed conversion of Series E Preferred Stock........    12,098      18,482           -
    Shares issuable from assumed exercise of convertible subordinated debentures       15          15          15
                                                                                 --------    --------    --------
    Weighted average number of shares outstanding, as adjusted.................    69,637      66,090      65,404
                                                                                 ========    ========    ========

Fully diluted earnings per share, as adjusted (c)
    Earnings before extraordinary item.........................................  $   0.67    $   0.51    $   1.17
    Extraordinary item, net....................................................         -           -        0.03
                                                                                 --------    --------    --------
    Net earnings (c)...........................................................  $   0.67    $   0.51    $   1.20
                                                                                 ========    ========    ========

-----
(a) Adjustments to earnings before extraordinary item have been shown net of tax effects which were calculated at the Bank's effective tax rates.
(b) These figures agree with the related amounts in the statement of operations.
(c) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive effect.

                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Glendale Federal Bank, Federal Savings Bank:

  We consent to the incorporation by reference in the registration statement (No. 333-28037) on Form S-3 of Golden State Bancorp Inc. of our report dated July 23, 1997, except for Note 24 of notes to the consolidated financial statements which is as of August 18, 1997, with respect to the consolidated financial statements of Glendale Federal Bank, Federal Savings Bank and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Glendale Federal Bank, Federal Savings Bank.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
September 23, 1997